Exhibit 10.1

CREDIT AGREEMENT

dated as of

September 26, 2019

among

FOSSIL GROUP, INC.,
as a U.S. Borrower and the Borrower Representative,

FOSSIL PARTNERS, L.P.,
as a U.S. Borrower,

certain Subsidiaries from time to time party hereto,
as Borrowers,

the other Loan Parties from time to time party hereto,

the Lenders from time to time party hereto,

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent,

JPMORGAN CHASE BANK, N.A.,
CITIZENS BANK, N.A. and
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Joint Bookrunners and Joint Lead Arrangers,

CITIZENS BANK, N.A. and
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Co-Syndication Agents

TABLE OF CONTENTS

-i-

-ii-

-iii-

-iv-

-v-

SCHEDULES:

Schedule 1.01	—	Existing Letters of Credit
Schedule 2.01	—	Revolving Commitments and LC Commitments
Schedule 3.10	—	Canadian Pension Plans
Schedule 3.12	—	Subsidiaries and Joint Ventures
Schedule 3.13	—	Insurance
Schedule 3.18	—	Credit Card Agreements
Schedule 5.25	—	Post-Closing Requirements
Schedule 6.01	—	Existing Indebtedness
Schedule 6.02	—	Existing Liens
Schedule 6.04	—	Existing Investments
Schedule 6.09	—	Transactions with Affiliates
Schedule 6.10	—	Existing Restrictions

EXHIBITS:

Exhibit A	—	Form of Assignment and Assumption
Exhibit B	—	Form of Borrowing Base Certificate

-vi-

Exhibit C	—	Form of Borrowing Request
Exhibit D	—	Form of Compliance Certificate
Exhibit E	—	Form of Intercreditor Agreement
Exhibit F	—	Form of Interest Election Request
Exhibit G	—	[Reserved]
Exhibit H	—	Form of Joinder Agreement
Exhibit I-1	—	Form of U.S. Tax Certificate for Non-U.S. Lenders that are not Partnerships for U.S. Federal Income Tax Purposes
Exhibit I-2	—	Form of U.S. Tax Certificate for Non-U.S. Lenders that are Partnerships for U.S. Federal Income Tax Purposes
Exhibit I-3	—	Form of U.S. Tax Certificate for Non-U.S. Participants that are not Partnerships for U.S. Federal Income Tax Purposes
Exhibit I-4	—	Form of U.S. Tax Certificate for Non-U.S. Participants that are Partnerships for U.S. Federal Income Tax Purposes
Exhibit J	—	Form of Solvency Certificate
Exhibit K	—	Form of Perfection Certificate
Exhibit L	—	Form of French Joinder
Exhibit M	—	Form of Intercompany Subordination Agreement

-vii-

CREDIT AGREEMENT, dated as of September 26, 2019, among FOSSIL GROUP, INC., a Delaware corporation (the “Company”), FOSSIL PARTNERS, L.P., a Texas limited partnership (“Fossil Partners”), each of the other U.S. Subsidiary Borrowers from time to time party hereto (together with the Company, the “U.S. Borrowers”), FOSSIL GROUP EUROPE GMBH, a limited liability company organized under the law of Switzerland (“Fossil Switzerland”), FOSSIL ASIA PACIFIC LIMITED, a private limited liability company organized under the laws of Hong Kong (“Fossil Asia”), FOSSIL (EUROPE) GMBH, a limited liability company organized under the laws of Germany (“Fossil Germany”), FOSSIL (UK) LIMITED, a private limited liability company organized under the laws of England and Wales (the “Fossil UK”) and FOSSIL CANADA INC., a corporation organized under the laws of New Brunswick (“Fossil Canada” and, together with the U.S. Borrowers, Fossil Switzerland, Fossil Asia, Fossil Germany, Fossil UK, and any other Subsidiary designated as a Borrower pursuant to the terms of this Agreement, the “Borrowers,” and each individually, a “Borrower”), the Guarantors from time to time party hereto, the Lenders from time to time party hereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent, and J.P. MORGAN AG, as French Collateral Agent.

R E C I T A L S:

WHEREAS, the Lenders have agreed to extend certain U.S. and non-U.S. credit facilities to the U.S. Borrowers and certain non-U.S. credit facilities to the other Borrowers consisting of $275,000,000 in an aggregate principal amount of Revolving Commitments.

NOW, THEREFORE, the parties hereto hereby agree as follows:

ARTICLE I

Definitions

SECTION 1.01          Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR,” when used in reference to (a) a rate of interest, refers to the Alternate Base Rate, and (b) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Alternate Base Rate.

“Account” means “accounts” as defined in the UCC.

“Account Debtor” means any Person obligated on an Account.

“Acquired Entity or Business” shall mean either (x) the assets constituting a business, division, product line, manufacturing facility or distribution facility of any Person not already a Subsidiary of the Company, which assets shall, as a result of the respective acquisition, become assets of the Company or a Restricted Subsidiary of the Company (or assets of a Person who shall be merged or amalgamated with and into the Company or a Restricted Subsidiary of the Company) or (y) a majority of the Equity Interests of any such Person, which Person shall, as a result of the respective acquisition, become a Restricted Subsidiary of the Company (or shall be merged or amalgamated with and into the Company or a Restricted Subsidiary of the Company).

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period or for any ABR Borrowing, an interest rate per annum equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMCB, in its capacity as administrative agent, security trustee and collateral agent for the Lenders hereunder and under the other Loan Documents, or as applicable, such branches or affiliates of JPMCB as it shall from time to time designate for the purpose of performing its obligations hereunder and under the other Loan Documents in such capacities, and in each case such person’s successors in such capacities as provided in Article VIII.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly Controls or is Controlled by or is under common Control with the Person specified.

“Agent Indemnitee” has the meaning assigned to it in Section 9.03(c).

“Agents” means, individually and collectively as the context may require, the Administrative Agent, the Arrangers and the Co-Syndication Agents.

“Aggregate Borrowing Base” means (i) the U.S. Borrowing Base plus (ii) the Canadian Borrowing Base plus (iii) each French Borrowing Base plus (iv) each German Borrowing Base plus (v) the Hong Kong Borrowing Base plus (vi) each Swiss Borrowing Base plus (vii) the UK Borrowing Base; provided that not more than 60% of the Aggregate Borrowing Base shall consist of the Borrowing Bases referenced in the foregoing clause (i) (solely with respect to Eligible Finished Goods Inventory located in Germany, Hong Kong and Singapore) and the foregoing clauses (ii) through (vii) in the aggregate.

“Agreement” means this Credit Agreement, as modified, amended or restated from time to time.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the purpose of this definition, the Adjusted LIBO Rate for any day shall be based on the LIBO Screen Rate (or if the LIBO Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 hereof, then the Alternate Base Rate shall be the greater of clause (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.

“Alternate Rate” means, for any day and for any Alternative Currency, the sum of (i) a rate per annum selected by the Administrative Agent, in its reasonable discretion based on market conditions and in no event greater than the rate per annum generally charged by the Administrative Agent to similarly situated borrowers in similar circumstances at such time, reflecting the cost to the Lenders under the applicable Facility of obtaining funds, plus (ii) the Applicable Rate for LIBO Rate Loans; provided, that if any the above rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. When used in reference to any Loan or Borrowing, “Alternate Rate” refers to whether such Loan, or the Loans comprising such Borrowing are bearing interest at a rate determined by reference to the Alternate Rate.

“Alternative Currency” means, (i) with respect to the Canadian Facility, Canadian Dollars, (ii) with respect to the French Facility, Euros, (iii) with respect to the Hong Kong Facility, Hong Kong Dollars, (iv) with respect to the European Facility, Euros and Pounds Sterling and (v) with respect to Letters of Credit issued hereunder, Canadian Dollars, Euros, Hong Kong Dollars, and Pounds Sterling.

“AML Legislation” has the meaning set forth in Section 9.20.

“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to the Borrowers or their respective Affiliates from time to time concerning or relating to bribery, anti-money laundering or corruption.

“Applicable Commitment Fee Rate” the applicable rate per annum set forth in the grid below, based upon the Average Availability:

Level	Average Availability	Applicable Commitment Fee Rate
I	≥ 50% of the Line Cap	0.375%
II	< 50% of the Line Cap	0.250%

For purposes of the foregoing, the Applicable Commitment Fee Rate shall be determined (a) from and after the Effective Date and until any change thereto pursuant to clause (b) below, by reference to Category I in the table above and (b) as of the end of each Fiscal Quarter of the Company beginning with the first Fiscal Quarter ending after the date that is six months after the Effective Date, based upon the Borrowing Base Certificate that is delivered from time to time pursuant to Section 5.01(f) as of the last day of such Fiscal Quarter, with any changes to the Applicable Commitment Fee Rate resulting from a change in Average Availability to be effective on the first day of the first Fiscal Month following delivery of such Borrowing Base Certificate. Notwithstanding the foregoing provisions of this definition, if the Borrowers shall fail to deliver any Borrowing Base Certificate as of the last day of any Fiscal Quarter of the Company by the time required under Section 5.01(f), then the Applicable Commitment Fee Rate shall be determined by reference to Category I in the table above from and including the day next following the date on which such Borrowing Base Certificate shall have been due to but excluding the sixth day after the date on which such Borrowing Base Certificate shall have been delivered.

“Applicable Parties” has the meaning assigned to it in Section 9.01(f).

“Applicable Percentage” means, for any Revolving Lender:

(a)           with respect to payments, computations and other matters relating to the U.S. Commitments or U.S. Revolving Loans, LC Exposure, U.S. Protective Advances or U.S. Overadvances, a percentage equal to a fraction (i) the numerator of which is the U.S. Commitment of such Revolving Lender and (ii) the denominator of which is the aggregate U.S. Commitments of all the U.S. Revolving Lenders (or, if the aggregate U.S. Commitments have terminated or expired, the Applicable Percentage shall be determined based upon such Revolving Lender’s share of the aggregate U.S. Revolving Exposure);

(b)           with respect to payments, computations and other matters relating to the Canadian Commitment or Canadian Revolving Loans, Canadian Protective Advances or Canadian Overadvances, a percentage equal to a fraction (i) the numerator of which is the Canadian Commitment of such Revolving Lender and (ii) the denominator of which is the aggregate Canadian Commitments of all the Canadian Revolving Lenders (or, if the aggregate Canadian Commitments have terminated or expired, the Applicable Percentage shall be determined based upon such Revolving Lender’s share of the aggregate Canadian Revolving Exposure);

(c)           with respect to payments, computations and other matters relating to the French Commitment or French Revolving Loans, French Protective Advances, French Overadvances or French Swingline Loans, a percentage equal to a fraction (i) the numerator of which is the French Commitment of such Revolving Lender and (ii) the denominator of which is the aggregate French Commitments of all the French Revolving Lenders (or, if the aggregate French Commitments have terminated or expired, the Applicable Percentage shall be determined based upon such Revolving Lender’s share of the aggregate French Revolving Exposure);

(d)           with respect to payments, computations and other matters relating to the European Commitment or European Revolving Loans, European Protective Advances, European Overadvances or European Swingline Loans, a percentage equal to a fraction (i) the numerator of which is the European Commitment of such Revolving Lender and (ii) the denominator of which is the aggregate European Commitments of all the European Revolving Lenders (or, if the aggregate European Commitments have terminated or expired, the Applicable Percentage shall be determined based upon such Revolving Lender’s share of the aggregate European Revolving Exposure);

(e)           with respect to payments, computations and other matters relating to the Hong Kong Commitment or Hong Kong Revolving Loans, Hong Kong Protective Advances or Hong Kong Overadvances, a percentage equal to a fraction (i) the numerator of which is the Hong Kong Commitment of such Revolving Lender and (ii) the denominator of which is the aggregate Hong Kong Commitments of all the Hong Kong Revolving Lenders (or, if the aggregate Hong Kong Commitments have terminated or expired, the Applicable Percentage shall be determined based upon such Revolving Lender’s share of the aggregate Hong Kong Revolving Exposure); and

(f)            with respect to payments, computations and other matters relating to the Revolving Commitments generally, a percentage equal to a fraction, the numerator of which is (i) the aggregate Revolving Commitment of such Revolving Lender and (ii) the denominator of which is the aggregate Revolving Commitments of all the Revolving Lenders (or, if the aggregate Revolving Commitments have terminated or expired, the Applicable Percentage shall be determined based upon such Revolving Lender’s share of the aggregate Revolving Exposure);

provided that for purposes of Section 2.20 when a Defaulting Lender shall exist, any such Defaulting Lender’s Revolving Commitments shall be disregarded in the calculations set forth above.

“Applicable Rate” means, for any day, with respect to any Loan, as the case may be, the applicable rate per annum set forth in the pricing grid below under the caption “Adjusted LIBO Rate/LIBO Rate/Overnight LIBO Rate/CDOR Rate/HIBOR Rate Loans” or “ABR/Canadian Prime Rate Loans,” as the case may be, based upon the Average Availability for the most recent Fiscal Quarter of the Company:

Level	Average Availability	Adjusted LIBO Rate/LIBO Rate/Overnight LIBO Rate/CDOR Rate/HIBOR Rate Loans	ABR/Canadian Prime Rate Loans
I	> 66.666% of the Line Cap	1.25%	0.25%
II	≤ 66.666% of the Line Cap but ≥ 33.333% of the Line Cap	1.50%	0.50%
III	< 33.333% of the Line Cap	1.75%	0.75%

For purposes of the foregoing, the Applicable Rate shall be determined (a) initially and until the date that is six months after the Effective Date, by reference to Category II in the table above and (b) thereafter, based upon the Borrowing Base Certificate that is delivered from time to time pursuant to Section 5.01(f) as of the last day of such Fiscal Quarter, with any changes to the Applicable Rate resulting from a change in Average Availability to be effective on the first day of the first Fiscal Month following delivery of such Borrowing Base Certificate. Notwithstanding the foregoing provisions of this definition, if the Borrowers shall fail to deliver any Borrowing Base Certificate as of the last day of any Fiscal Quarter of the Company by the time required under Section 5.01(f), then the Applicable Rate shall be determined by reference to Category III in the table above from and including the day next following the date on which such Borrowing Base Certificate shall have been due to but excluding the sixth day after the date on which such Borrowing Base Certificate shall have been delivered.

“Applicable Share” has the meaning set forth in Section 10.10.

“Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the applicable Issuing Bank, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment and, in the case of borrowing requests and payments by Borrowers, notified in writing to the Borrower Representative.

“Approved Electronic Platform” has the meaning set forth in Section 9.01(d).

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course of its activities and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender; provided that, if such Person is not a French Authorized Lender, such Person shall not be required to extend any French Revolving Loan to the French Borrowers and any transfer of the French Commitment thereto shall not occur in France.

“Arrangers” means, JPMCB, Citizens Bank, N.A. and Wells Fargo Bank, National Association, in each case in their capacities as joint bookrunners and joint lead arrangers for the credit facility established hereby.

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form (including electronic records generated by the use of an Approved Electronic Platform) approved by the Administrative Agent, which shall, in the case of any assignment of Commitments or Loans under the French Facility, (i) specify whether the assignee is incorporated, domiciled, established or acting through an office in a Non-Cooperative Jurisdiction and (ii) include a representation by the proposed assignee that it is a French Authorized Lender.

“Auditor’s Determination” has the meaning set forth in Section 9.24(c).

“Availability” means, at any time, an amount equal to (a) the Line Cap at such time minus (b) the total Credit Exposure of all Lenders at such time.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the aggregate Revolving Commitments; provided that the French Revolving Loans and French Swingline Loans shall not be available to the French Borrowers until the French Effective Date.

“Average Availability” means, for any Fiscal Quarter of the Company, an amount equal to the average daily Availability during such Fiscal Quarter, as determined by the Administrative Agent’s system of records; provided, that in order to determine Availability on any day for purposes of this definition, the Aggregate Borrowing Base for such day shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 5.01(f) as of such day.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Banking Services” means each and any of the following bank services provided to any Loan Party or any Subsidiary by any Lender, the Administrative Agent or any Affiliates of a Lender or the Administrative Agent: (a) credit cards for commercial customers (including, without limitation, “commercial credit cards” and purchasing cards), (b) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services) and (c) bank guarantees and foreign exchange services.

“Banking Services Obligations” means any and all obligations of the Loan Parties, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), in connection with Banking Services.

“Banking Services Reserves” means all Reserves that the Administrative Agent from time to time establishes in its Permitted Discretion for Banking Services then provided or Banking Services Obligations then outstanding.

“Bankruptcy Code” means title 11 of the United States Code, as amended.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a voluntary or involuntary bankruptcy or insolvency case or proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business or assets appointed for it (including any corporate law or other law permitting a Person to obtain a stay of proceedings or compromise of claims of its creditors against it), or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such case or proceeding or appointment or has had an order for relief in such case or proceeding entered in respect thereof, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States, Canada, France, Germany, Hong Kong, Switzerland, England or Wales or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Basel III” means (a) the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems,” “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated; (b) the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and (c) any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III.”

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Blocking Regulation” has the meaning assigned to it in Section 3.07(b).

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” or “Borrowers” has the meaning set forth in the introductory paragraph of this Agreement.

“Borrower DTTP Filing” means, in respect of a UK Payer, an HM Revenue & Customs' Form DTTP2 duly completed and filed by the relevant UK Payer in a timely fashion which contains the scheme reference number and jurisdiction of tax residence provided by the Lender to the Borrower Representative and the Administrative Agent pursuant to Section 584 2.17(e)(ii)(G).

“Borrower Representative” has the meaning set forth in Section 17.01.

“Borrowing” means (a) Revolving Loans under the same Facility of the same Type and currency, made, converted or continued on the same date and, in the case of Eurodollar Loans, CDOR Rate Loans or HIBOR Rate Loans, as to which a single Interest Period is in effect, (b) a Swingline Loan, (c) a Protective Advance or (d) an Overadvance.

“Borrowing Base” means, individually and collectively as the context may require, the U.S. Borrowing Base, the Canadian Borrowing Base, each Swiss Borrowing Base, each German Borrowing Base, each French Borrowing Base, the UK Borrowing Base and the Hong Kong Borrowing Base.

“Borrowing Base Certificate” means a certificate, signed and certified as accurate and complete by a Financial Officer of the Borrower Representative, in substantially the form of Exhibit B (with such changes thereto as may be required by the Administrative Agent in its Permitted Discretion from time to time to reflect the components of and reserves against the Borrowing Base as provided for hereunder) or another form that is acceptable to the Administrative Agent in its Permitted Discretion.

“Borrowing Base Reporting Date” means the last day of each Fiscal Month of the Company; provided that during any Weekly Reporting Period, the last day of each week will also be a Borrowing Base Reporting Date.

“Borrowing Request” means a request by the Borrower Representative for a Borrowing of Revolving Loans in accordance with Section 2.03, which shall be, in the case of any such written request, in the form of Exhibit C or any other form approved by the Administrative Agent.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that the term “Business Day” shall also exclude (a) when used in connection with any Eurodollar Loan, any day on which banks are not open for dealings in the London interbank market, (b) when used in connection with any Canadian Loan, any day which shall be in Toronto, Ontario a legal holiday or a day on which commercial banks in Toronto, Canada are authorized or required by law to remain closed, (c) when used in connection with any French Loan, any day which shall be in London or Paris a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close in London or Paris, as applicable, (d) when used in connection with any German Loan, any day which shall be in London or Frankfurt a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close in London or Frankfurt, as applicable, (e) when used in connection with any Hong Kong Loan, any day which shall be in London or Hong Kong a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close in London or Hong Kong, as applicable, (f) when used in connection with any Swiss Loan, any day on which shall be in London or Zurich a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close in London or Zurich, as applicable, (g) when used in connection with any UK Loan, any day which shall be in London a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close in London, (h) if such day relates to (x) any Loans denominated in Euros or (y) payment or purchase of Euros, any day on which TARGET2 payment system is open for the settlement of payments in Euro, (i) if such day relates to (x) any Loans denominated in Pounds Sterling or (y) payment or purchase of Pounds Sterling, any day on which banks are open for general business in London, (j) if such day relates to (x) any Loans denominated in Hong Kong Dollars or (y) payment or purchase of Hong Kong Dollars, any day on which banks are open for general business in Hong Kong and London, (k) if such day relates to (x) any Loans made to a Canadian Borrower or denominated in Canadian Dollars or (y) payment or purchase of Canadian Dollars, any day except Saturday, Sunday and any day which shall be in Toronto, Ontario a legal holiday or a day on which commercial banks are authorized or required by law or other government action to close in Toronto and (l) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day which is also a day for trading by and between banks in the New York or London interbank market or the principal financial center of the relevant Alternative Currency in which such Eurodollar Loan is denominated.

“CAM” has the meaning set forth in Section 9.19(a).

“CAM Exchange” has the meaning set forth in Section 9.19(a).

“CAM Exchange Date” has the meaning set forth in Section 9.19(a).

“CAM Percentage” has the meaning set forth in Section 9.19(a).

“Canada” means the country of Canada and any province or territory thereof.

“Canadian Blocked Person” means any Person whose property or interests in property are blocked or subject to blocking pursuant to, or as described in, any Canadian Economic Sanctions and Export Control Laws.

“Canadian Borrower Outstandings” means, at any time, the sum of (i) the Dollar Equivalent of the Canadian Revolving Loans to the Canadian Borrowers outstanding at such time plus (ii) the Dollar Equivalent of the Canadian Protective Advances to the Canadian Borrowers outstanding at such time.

“Canadian Borrowers” means Fossil Canada and each other Canadian Subsidiary that becomes party to this Agreement as a Canadian Borrower after the Effective Date pursuant to Section 5.03(b).

“Canadian Borrowing Base” means, at any time (without duplication):

(a)           the lesser of (x) the product of (i) 90% multiplied by (ii) the NOLV Percentage of Eligible Finished Goods Inventory of the Canadian Borrowers at such time and (y) the product of (i) 65% multiplied by (ii) the lower of cost or market value of Eligible Finished Goods Inventory of the Canadian Borrowers, plus

(b)           the product of (i) 85% multiplied by (ii) the Eligible Accounts of the Canadian Borrowers at such time, minus

(c)           without duplication, Reserves established by the Administrative Agent in its Permitted Discretion.

The Administrative Agent may, in its Permitted Discretion and with no less than two (2) Business Days’ prior written notice to the Borrower Representative (other than during a Dominion Period in which case notice shall not be required), adjust Reserves used in computing the Canadian Borrowing Base. Subject to the immediately preceding sentence and the other provisions hereof expressly permitting the Administrative Agent to adjust Reserves, the Canadian Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 5.01(f) (or, prior to the first such delivery, delivered to the Administrative Agent pursuant to Section 4.01(o)); provided that if any Borrowing Base Certificate delivered under Section 5.01(f) shall prove to have been materially inaccurate (regardless of whether any Revolving Commitments are in effect or any amounts are outstanding hereunder when such inaccuracy is discovered), and such inaccuracy shall have resulted in the payment of any interest or fees at rates lower than those that were in fact applicable for any period (based on the actual Canadian Borrowing Base), the applicable Borrowers shall pay to the Administrative Agent, for distribution to the Lenders (or former Lenders) as their interests may appear, the accrued interest or fees that should have been paid but were not paid as a result of such inaccuracy.

“Canadian Collateral” means any and all property of any Canadian Loan Party covered by the Collateral Documents and any and all other property of any Canadian Loan Party, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of the Administrative Agent to secure the Canadian Secured Obligations.

“Canadian Commitment” means, with respect to each Canadian Revolving Lender, the commitment, if any, of such Canadian Revolving Lender to make Canadian Revolving Loans hereunder, expressed as an amount representing the maximum possible aggregate amount of such Canadian Revolving Lender’s Canadian Revolving Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to (a) Section 2.09 and (b) assignments by or to such Canadian Revolving Lender pursuant to Section 9.04. The amount of each Canadian Revolving Lender’s Canadian Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption or other documentation or record (as such term is defined in Section 9-102(a)(70) of the New York Uniform Commercial Code) as provided in Section 9.04(b)(ii)(C) pursuant to which such Canadian Revolving Lender shall have assumed its Canadian Commitment, as applicable. As of the Effective Date, the aggregate amount of the Canadian Commitments is $5,000,000.

“Canadian Credit Exposure” means, as to any Canadian Revolving Lender at any time, the sum of (a) such Canadian Revolving Lender’s Canadian Revolving Exposure plus (b) a Dollar Equivalent equal to such Lender’s Applicable Percentage of the aggregate amount of Canadian Overadvances and Canadian Protective Advances outstanding.

“Canadian Defined Benefit Plan” means a Canadian Pension Plan, which contains a “defined benefit provision,” as defined in subsection 147.1(1) of the ITA.

“Canadian Dollars” and “Cdn.$” means dollars in the lawful currency of Canada.

“Canadian Economic Sanctions and Export Control Laws” means any Canadian laws, regulations or orders governing transactions in controlled goods or technologies or dealings with countries, entities, organizations, or individuals subject to economic sanctions and similar measures.

“Canadian Facility” means, collectively, the Canadian Commitments and the extensions of credit made thereunder.

“Canadian Guarantee” means Article XI of this Agreement.

“Canadian Guaranteed Obligations” has the meaning set forth in Section 11.01.

“Canadian Guarantor” means each Canadian Borrower (solely with respect to its Obligations arising pursuant to Section 11.01 hereof) and each Canadian Subsidiary of a Canadian Borrower that is listed on the signature pages hereto as a Canadian Guarantor or that becomes a party hereto as a Canadian Guarantor pursuant to Section 5.03, in each case, until such Subsidiary’s Canadian Guarantee is released in accordance herewith.

“Canadian Line Cap” means, as of any date of determination thereof by the Administrative Agent, an amount equal to the lesser of (i) the total Canadian Commitments then in effect and (ii) the Canadian Borrowing Base.

“Canadian Loan Parties” means, individually and collectively as the context may require, the Canadian Borrowers and each Canadian Guarantor.

“Canadian Loans” means, individually and collectively as the context may require, the Canadian Revolving Loans, the Canadian Protective Advances and the Canadian Overadvances.

“Canadian Obligated Party” has the meaning set forth in Section 11.02.

“Canadian Obligations” means all unpaid principal of and accrued and unpaid interest on the Canadian Loans to the Canadian Borrowers, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Canadian Loan Parties to the Lenders or to any Lender, the Administrative Agent or any indemnified party arising under the Loan Documents (including interest, costs, fees, expenses and other amounts accruing during the pendency of any case or proceeding under any Insolvency Laws, regardless of whether allowed or allowable in such case or proceeding).

“Canadian Overadvance” has the meaning set forth in Section 2.05(c).

“Canadian Overadvance Exposure” means, at any time, the sum of the aggregate principal amount of all outstanding Canadian Overadvances at such time. The Canadian Overadvance Exposure of any Lender at any time shall be its Applicable Percentage of the total Canadian Overadvance Exposure at such time.

“Canadian Pension Plans” means any “registered pension plan” as defined under Section 248(l) of the ITA or which is registered under Canadian federal or provincial pension legislation and which is sponsored, maintained, funded, contributed to or required to be contributed to, or administered for the Canadian employees or former Canadian employees of any Loan Party or any Subsidiary thereof, other than plans established by statute, including the Canada Pension Plan maintained by the government of Canada and the Quebec Pension Plan maintained by the Province of Quebec.

“Canadian Prime Rate” means, for any period, the rate per annum determined by the Administrative Agent to be the higher of (i) the rate equal to the PRIMCAN Index rate that appears on the Bloomberg screen at 10:15 a.m. Toronto time on such day (or, in the event that the PRIMCAN Index is not published by Bloomberg, any other information services that publishes such index from time to time, as selected by the Administrative Agent in its reasonable discretion) and (ii) the average rate for thirty (30) day Canadian Dollar bankers’ acceptances that appears on the Reuters Screen CDOR Page (or, in the event such rate does not appear on such page or screen, on any successor or substitute page or screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time, as selected by the Administrative Agent in its reasonable discretion) at 10:15 a.m. Toronto time on such day, plus 1.00% per annum; provided that if any the above rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. Any change in the Canadian Prime Rate due to a change in the PRIMCAN Index or the CDOR Rate shall be effective from and including the effective date of such change in the PRIMCAN Index or CDOR Rate, respectively.

“Canadian Prime Rate Loan” means a Loan denominated in Canadian Dollars the rate of interest applicable to which is based upon the Canadian Prime Rate.

“Canadian Protective Advance” has the meaning set forth in Section 2.04(a).

“Canadian Protective Advance Exposure” means, at any time, the sum of the aggregate principal amount of all outstanding Canadian Protective Advances at such time. The Canadian Protective Advance Exposure of any Lender at any time shall be its Applicable Percentage of the total Canadian Protective Advance Exposure at such time.

“Canadian Revolving Exposure” means, with respect to any Canadian Revolving Lender at any time, the outstanding principal amount of Canadian Revolving Loans of such Canadian Revolving Lender at such time.

“Canadian Revolving Lenders” means the Persons listed on Schedule 2.01 (or an Affiliate or branch of any such Person that is acting on behalf of such Person, in which case the term “Canadian Revolving Lenders” shall include any such Affiliate or branch with respect to the Canadian Revolving Loans made by such Affiliate or branch) as having a Canadian Commitment and any other Person that shall acquire a Canadian Commitment, other than any such Person that ceases to be a Canadian Revolving Lender pursuant to an Assignment and Assumption.

“Canadian Revolving Loan” means a Revolving Loan made by the Canadian Revolving Lenders to the Canadian Borrowers or U.S. Borrowers pursuant to the Canadian Commitment.

“Canadian Secured Obligations” means all Canadian Obligations together with all (a) Banking Services Obligations of the Canadian Loan Parties or any other Canadian Restricted Subsidiary of the Company and (b) Swap Obligations of the Canadian Loan Parties or any other Canadian Restricted Subsidiary of the Company owing to one or more Qualified Counterparties; provided that Excluded Swap Obligations with respect to any Loan Party shall not be Canadian Secured Obligations of such Loan Party.

“Canadian Security Agreements” means, collectively, that certain Canadian Pledge and Security Agreement, dated as of the Effective Date, among the Canadian Loan Parties and the Administrative Agent, the Quebec Security Documents, and, as the context requires, any other pledge or security agreement entered into, after the Effective Date by any other Canadian Loan Party (as required by this Agreement or any other Loan Document), as the same may be amended, restated or otherwise modified from time to time.

“Canadian Subsidiary” means any subsidiary of the Company that has been formed or is organized under the laws of Canada or any province or territory thereof.

“Capital Expenditures” means, for any period, the additions to property, plant and equipment and other capital expenditures of the Company and the Subsidiaries that are (or would be) set forth in a consolidated statement of cash flows of the Company for such period prepared in accordance with GAAP; provided that the term “Capital Expenditures” shall not include (i) expenditures made in connection with the replacement, substitution, restoration or repair of assets to the extent financed with (x) insurance proceeds paid on account of the loss of or damage to the assets being replaced, restored or repaired or (y) awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, (ii) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time, (iii) the purchase of plant, property or equipment or software to the extent financed with the net proceeds of any Disposition (including pursuant to a Sale/Leaseback Transaction or by way of merger or consolidation) of any asset of the Company or any Restricted Subsidiary, including any sale or issuance to a Person other than the Company or any Restricted Subsidiary of Equity Interests in any Subsidiary, but excluding sales of Inventory in the ordinary course of business, (iv) expenditures that constitute rental expenses under operating leases of real or personal property, (v) expenditures that are accounted for as capital expenditures by the Company or any Restricted Subsidiary and that actually are paid for by a Person other than the Company or any Restricted Subsidiary and for which neither the Company nor any Restricted Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such Person or any other Person (whether before, during or after such period), (vi) the book value of any asset owned by the Company or any Restricted Subsidiary prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such Person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period; provided that (x) any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period in which such expenditure actually is made and (y) such book value shall have been included in Capital Expenditures when such asset was originally acquired, or (vii) expenditures that constitute Permitted Acquisitions.

“Capital Impairment” has the meaning set forth in Section 9.24(a).

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases or financing leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents” means:

(a)           marketable direct obligations issued or unconditionally guaranteed by the United States Government, the Government of Canada, the UK government, the French government or the Hong Kong government or issued by an agency thereof and backed by the full faith and credit of the United States Government, the Government of Canada, the UK government, the French government or the Hong Kong government, as the case may be, in each case maturing within two years after the date of acquisition thereof;

(b)           marketable direct obligations issued by any state of the United States of America, or any political subdivision of any such state or any public instrumentality thereof, by the Canadian federal government, by the UK government, by the French government or by the Hong Kong government, in each case, maturing within two years after the date of acquisition thereof and, at the time of acquisition, having the highest rating obtainable from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then from such other nationally recognized rating agency acceptable to the Administrative Agent).

(c)           commercial paper maturing no more than nine months after the date of creation thereof and, at the time of acquisition, having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then the highest rating from such other nationally recognized rating services acceptable to the Administrative Agent);

(d)           certificates of deposit or bankers acceptances denominated in US Dollars, Canadian Dollars, Pounds Sterling, Euro or Hong Kong Dollars and maturing within ninety (90) days after the date of acquisition thereof issued by any Lender or any other commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia, Canada, the UK, France or Hong Kong, in each case having combined capital and surplus of not less than $250,000,000 (or the foreign currency equivalent thereof);

(e)           repurchase agreements of the Administrative Agent, any Lender or any other commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia, Canada, the UK, France or Hong Kong, in each case having combined capital and surplus of not less than $250,000,000 (or the foreign currency equivalent thereof);

(f)            overnight investments with the Administrative Agent, any Lender or any other commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia, Canada, the UK, France or Hong Kong, in each case having combined capital and surplus of not less than $250,000,000 (or the foreign currency equivalent thereof);

(g)           other readily marketable instruments issued or sold by the Administrative Agent, any Lender or any other commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia, Canada, the UK, France or Hong Kong, in each case having combined capital and surplus of not less than $250,000,000 (or the foreign currency equivalent thereof); and

(h)           funds invested in brokerage accounts with nationally recognized brokerage houses or money market accounts, in each case for less than thirty (30) days.

“Cash Pool” means the that certain Cash Pooling Agreement dated June 27, 2007 by and among the Company, Bank Mendes Gans N.V., and each of the Foreign Subsidiaries party thereto, as the same may be amended, restated, amended and restated, extended or otherwise modified from time to time, or any such similar cash pooling structure that may be utilized by the Company and/or such Foreign Subsidiaries from time to time.

“CDOR Rate” means, for the relevant Interest Period, the Canadian dollar offered rate which, in turn means on any day the sum of (a) the annual rate of interest determined with reference to the arithmetic average rate of the discount rate quotations of all institutions listed in respect of the relevant Interest Period for Canadian Dollar denominated bankers’ acceptances displayed and identified as such on the “CDOR Page” (or any display substituted therefore) of Reuters Monitor Money Rate Service Reuters Screen or, in the event such rate does not appear on such page or screen, on any successor or substitute page or screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time, as selected by the Administrative Agent in its reasonable discretion (the “CDOR Screen Rate,” at or about 10:15 a.m. Toronto local time on the first day of the applicable Interest Period and, if such day is not a Business Day, then on the immediately preceding Business Day (as adjusted by the Administrative Agent after 10:15 a.m. Toronto local time to reflect any error in the posted rate of interest or in the posted average annual rate of interest); provided that (x) if the CDOR Screen Rate shall be less than zero, such rate shall be deemed to be zero for purposes and (y) if the CDOR Screen Rate is not available on the Reuters Screen CDOR Page on any particular day, then the Canadian dollar offered rate component of such rate on that day shall be calculated as the applicable Interpolated Rate as of such time on such day; or if such day is not a Business Day, then as so determined on the immediately preceding Business Day. “CDOR Rate,” when used with respect to a Loan or a Borrowing, shall refer to whether such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the CDOR Rate.

“CDOR Screen Rate” has the meaning set forth in the definition of “CDOR Rate.”

“CFC” means each Person that is a “controlled foreign corporation” within the meaning of Section 957(a) of the Code.

“CFC Holdco” means a Domestic Subsidiary with no material assets other than equity interests of one or more Foreign Subsidiaries that are CFCs.

“Change in Control” means an event or series of events by which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a “person” or “group” shall be deemed to have “beneficial ownership” of all securities that such “person” or “group” has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of more than forty percent (40%) of the equity securities of the Company entitled to vote in the election of members of the board of directors (or equivalent governing body) of the Company.

“Change in Law” means the occurrence, after the Effective Date, of any of the following: (a) the adoption of or taking effect of any rule, regulation, treaty or other law, (b) any change in any rule, regulation, treaty or other law or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act or any European equivalent regulations (such as the European Market and Infrastructure Regulations and other regulations related thereto), and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted, promulgated or issued.

“Charges” has the meaning set forth in Section 9.16.

“Co-Syndication Agents” means Citizens Bank, N.A. and Wells Fargo Bank, National Association.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means the Canadian Collateral, the European Collateral, the Hong Kong Collateral, the U.S. Collateral and from and after the French Effective Date, the French Collateral, and any and all other property of any Loan Party, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of the Administrative Agent to secure any of the Obligations.

“Collateral Access Agreement” means an agreement reasonably satisfactory in form and substance to the Administrative Agent executed by a lessor, bailee, warehouseman or other Person in possession of Collateral, or any lessor (and any mortgagee, if applicable) of real estate leased by any Loan Party.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a)           the Administrative Agent shall have received from the Company and each Subsidiary that is a Designated Subsidiary or that the Borrower Representative elects to become a Borrower pursuant to Section 5.03, either (i) (A) in the case of the Company and each such Subsidiary that is a Domestic Subsidiary, a counterpart of this Agreement, the Intercompany Subordination Agreement, the U.S. Security Agreement and, solely to the extent such Inventory is intended to constitute Eligible Finished Goods Inventory, the applicable Hong Kong Security Agreement with respect to its Inventory located in Hong Kong and the applicable German Security Agreement with respect to its Inventory located in Germany, duly executed and delivered on behalf of such Person, (B) in the case of the Canadian Borrowers and each Canadian Guarantor, a counterpart of this Agreement, the Intercompany Subordination Agreement, and the applicable Canadian Security Agreements, duly executed and delivered on behalf of such Person, (C) in the case of each French Borrower and each French Guarantor, a counterpart of the French Joinder, the Intercompany Subordination Agreement, the applicable French Security Agreements and, with respect to its Concentration Accounts and/or Collection Accounts in England and Wales (if any), the applicable UK Security Agreement, duly executed and, regularized with signatures of all parties and delivered on behalf of such Person, (D) in the case of each German Borrower and each German Guarantor, a counterpart of this Agreement, the Intercompany Subordination Agreement, the applicable German Security Agreements and, with respect to its Concentration Accounts and/or Collection Accounts in England and Wales (if any), the applicable UK Security Agreement, duly executed and delivered on behalf of such Person, (E) in the case of each Hong Kong Borrower and each Hong Kong Guarantor, a counterpart of this Agreement, the Intercompany Subordination Agreement, and the applicable Hong Kong Security Agreements, duly executed and delivered on behalf of such Person, (F) in the case of each Swiss Borrower and each Swiss Guarantor, a counterpart of this Agreement, the Intercompany Subordination Agreement, the applicable Swiss Security Agreements, the applicable German Security Agreements with respect to its Inventory located in Germany and, with respect to its Concentration Accounts and/or Collection Accounts in England and Wales (if any), the applicable UK Security Agreement, duly executed and delivered on behalf of such Person, or (G) in the case of each UK Borrower and each UK Guarantor, a counterpart of this Agreement, the Intercompany Subordination Agreement and the applicable UK Security Agreements, duly executed and delivered on behalf of such Person, or (ii) in the case of any Person that becomes a Designated Subsidiary or a Borrower after the Effective Date (other than the initial French Borrower and initial French Guarantors which shall be governed by clause (a)(i)(C) above), (A) a Joinder Agreement, (or, in the case of a Subsidiary that becomes a Borrower, any other joinder agreement to this Agreement in form and substance satisfactory to the Administrative Agent), duly executed and delivered on behalf of such Person, (B) instruments in the form or forms specified in the applicable Security Agreement under which such Person becomes a party to the applicable Security Agreement (or, if applicable, new Collateral Documents), duly executed and delivered on behalf of such Person, together with such documents and opinions with respect to such Designated Subsidiary as may reasonably be requested by the Administrative Agent and (C) all documentation and other information requested by the Administrative Agent regarding such Designated Subsidiary as may be required to comply with the applicable “know your customer” rules and regulations, including the USA Patriot Act;

(b)           subject to Section 5.18, the Administrative Agent shall have received all such Collateral Access Agreements, Control Agreements and other Collateral Documents required to be provided to it hereunder or under the applicable Security Agreement, duly executed by the parties thereto and evidence that all Credit Card Notifications required to be provided pursuant to Section 5.16 have been provided;

(c)           all Equity Interests owned by or on behalf of any Loan Party shall have been pledged pursuant to the applicable Security Agreement or, solely with respect to the Equity Interests of any Loan Party (other than the Equity Interests of a Canadian Loan Party owned by a U.S. Loan Party), a pledge agreement governed by the laws of the jurisdiction in which such Loan Party is organized and in form and substance reasonably satisfactory to the Administrative Agent and, in the case of Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in any CFC or CFC Holdco owned by a U.S. Loan Party, such U.S. Loan Party shall not be required to pledge more than 65% of such Equity Interests entitled to vote of any such CFC or CFC Holdco, and the Administrative Agent shall, to the extent required by the applicable Collateral Document, have received certificates or other instruments representing all such certificated Equity Interests, together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank; and

(d)           all Indebtedness of the Company and any Subsidiary that is owing to any Loan Party and in a principal amount of $25,000,000 or more and all Indebtedness of any other Person in a principal amount of $5,000,000 or more shall be evidenced by a promissory note and shall have been pledged pursuant to the applicable Security Agreement, and the Administrative Agent shall have received all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank

(e)           all documents and instruments, including UCC financing statement and PPSA registrations, required by the Collateral Documents or this Agreement with the priority required by the Collateral Documents shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or recording.

Notwithstanding the foregoing and the provisions of Section 5.03, any Designated Subsidiary formed or acquired after the Effective Date (or French Effective Date in the case of a Designated Subsidiary that is a French Subsidiary) shall not be required to comply with the foregoing requirements prior to the time specified in Section 5.03. The foregoing definition and the provisions of Section 5.03 shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance or, subject to the requirements of applicable law, flood insurance, legal opinions, appraisals, surveys or other deliverables with respect to, particular assets of the Loan Parties, or the provision of Guarantees by any Subsidiary, if and for so long as the Administrative Agent, in consultation with the Company, determines that the cost of creating or perfecting such pledges or security interests in such assets, or obtaining such title insurance or flood insurance, legal opinions, appraisals, surveys or other deliverables in respect of such assets, or providing such Guarantees, shall be excessive in view of the benefits to be obtained by the Lenders therefrom. The Administrative Agent may in its reasonable discretion, grant extensions of time for the creation and perfection of security interests in (including delivery of promissory notes as required by clause (d) above) or the obtaining of title insurance or, subject to the requirements of applicable law, flood insurance, legal opinions, appraisals, surveys or other deliverables with respect to particular assets or the provision of any Guarantee by any Subsidiary (including extensions beyond the Effective Date or in connection with assets acquired, or Subsidiaries formed or acquired, after the Effective Date) where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Collateral Documents, it being acknowledged and agreed that Administrative Agent shall take the cooperation of and constraints upon third party providers into consideration when making such determination.

“Collateral Documents” means each Security Agreement, each Collateral Access Agreement, each Credit Card Notification, each Control Agreement, each IP Security Agreement and each other document or instrument guaranteeing the payment of or granting or perfecting a Lien upon any assets of any Loan Party as security for the Secured Obligations.

“Collection Account” means a segregated Concentration Account established by any Borrower for the purposes of receiving the proceeds of its Accounts only (and which, for the avoidance of doubt, shall not be used for general payment purposes) and which is subject to a Control Agreement or other arrangement (including, but not limited to, a notice and acknowledgement) reasonably satisfactory to the Administrative Agent with similar effect and which, in the case of a Collection Account located in England and Wales or Hong Kong, gives appropriate levels of control sufficient for a fixed charge in England and Wales or Hong Kong (as applicable).

“Collection Account Trigger Date” means (x) from the Effective Date until December 31, 2019, the first date on which Availability is less than 20% of the Line Cap and (y) from January 1, 2020 and thereafter, the first date on which any of the following shall have occurred: (i) Availability is less than or equal to $75,000,000, (ii) the U.S. Revolving Exposure exceeds an amount equal to 66.667% of the U.S. Line Cap then in effect, (iii), the Canadian Revolving Exposure exceeds an amount equal to 50% of the Canadian Line Cap then in effect, (iv) the European Revolving Exposure exceeds an amount equal to 50% of the European Line Cap then in effect, (v) the French Revolving Exposure exceeds an amount equal to 50% of the French Line Cap then in effect or (vi) the Hong Kong Revolving Exposure exceeds an amount equal to 50% of the Hong Kong Line Cap then in effect.

“Commercial Letter of Credit” means a letter of credit or similar instrument (including a bank guarantee) that is (a) issued to provide for the payment of the purchase price for goods or services purchased by the Company or any Subsidiary and (b) intended to be drawn when such purchase price is due and payable and not merely upon the occurrence of a default or other contingency.

“Commitment” means, with respect to each Lender, such Lender’s U.S. Commitment, Canadian Commitment, European Commitment, French Commitment and/or Hong Kong Commitment.

“Commodity Account” has the meaning set forth in the applicable Security Agreement.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” means, collectively, any written notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein that is distributed to the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to Section 9.01, including through an Approved Electronic Platform.

“Company” has the meaning set forth in the introductory paragraph of this Agreement.

“Compliance Certificate” means a Compliance Certificate in the form of Exhibit D or any other form approved by the Administrative Agent.

“Concentration Account” means each Deposit Account maintained with the Administrative Agent or another financial institution reasonably acceptable to the Administrative Agent which is subject to a Control Agreement (or, in the case of a European Loan Party, French Loan Party or Hong Kong Loan Party, another arrangement with similar effect (including, but not limited to, a notice and acknowledgement)) pursuant to which the Administrative Agent is given sufficient access (as reasonably determined by the Administrative Agent) to ensure that the provisions of Section 2.10(b) are capable of being complied with and to require the relevant account bank to follow the instructions of the Administrative Agent if instructions are given by it (without further consent of any Loan Party or other Person) and which is effective under applicable law to grant the Administrative Agent a perfected first priority security interest in such Deposit Account (subject to Permitted Liens); and in each case, including the Primary Concentration Accounts.

“Consolidated” means, when used with reference to financial statements or financial statement items of any Person, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.

“Consolidated Cash Interest Expense” means, for any period, the excess of (a) the sum of (i) the cash interest expense (including (x) imputed interest expense in respect of Capital Lease Obligations and Synthetic Lease Obligations, (y) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and (z) net costs under Swap Agreements entered into to hedge interest rates to the extent such net costs are allocable to such period in accordance with GAAP) of the Company and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, (ii) any interest accrued during such period in respect of Indebtedness of the Company or any Restricted Subsidiary that is required to be capitalized rather than included in consolidated interest expense for such period in accordance with GAAP, plus (iii) any cash payments made during such period in respect of obligations referred to in clause (b)(iii) below that were amortized or accrued in a previous period, minus (b) the sum of (i) interest income of the Company and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, (ii) to the extent included in such consolidated interest expense for such period, non-cash amounts attributable to amortization or write-off of capitalized interest or other financing costs paid in a previous period, plus (iii) to the extent included in such consolidated interest expense for such period, non-cash amounts attributable to accretion or amortization of debt discounts or accrued interest payable in kind for such period.

“Consolidated EBITDA” means, for any period, the sum of the following determined on a consolidated basis, without duplication, for the Company and its Restricted Subsidiaries in accordance with GAAP: (a) Consolidated Net Income for such period, plus (b) the sum of the following, without duplication, to the extent deducted in determining Consolidated Net Income for such period: (i) income and franchise tax expense during such period, (ii) interest expense (including, without limitation, interest expense attributable to Capital Leases Obligations and Synthetic Lease Obligations and all net payment obligations pursuant to interest Swap Obligations), (iii) amortization, depreciation and other non-cash charges for such period (except to the extent that such non-cash charges are reserved for cash charges to be taken in the future), (iv) the amount of premium payments paid by the Company or its Restricted Subsidiaries, and charges in respect of unamortized fees and expenses, in each case associated with the repayment of Indebtedness, (v) expenses relating to stock-based compensation plans resulting from the application of Financial Accounting Standards Board Statement No. 123R, and (vi) one-time restructuring charges and reserves, minus (c) interest income for such period.

“Consolidated Fixed Charges” means, for any period, the sum, without duplication, of (a) Consolidated Cash Interest Expense for such period, (b) cash principal payments on Indebtedness made during such period (calculated without giving effect to principal payments on the Existing Term Loan during the first Fiscal Quarter of 2019), (c) expense for income taxes paid in cash during such period and (d) Restricted Payments paid in cash during such period pursuant to clauses (a)(iii) and (a)(vi) of Section 6.08.

“Consolidated Net Income” means, for any period, the net income (or loss) of the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis, without duplication, in accordance with GAAP; provided that, in calculating Consolidated Net Income of the Company and its Restricted Subsidiaries for any period, there shall be excluded (a) the net income (or loss) of any Person (other than the Company) that is not a Restricted Subsidiary except to the extent such net income is actually paid in cash to the Company or any of its Restricted Subsidiaries by dividend or other distribution during such period, (b) the net income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary of the Company or any of its Restricted Subsidiaries or is merged into or consolidated with the Company or any of its Restricted Subsidiaries or that Person’s assets are acquired by the Company or any of its Restricted Subsidiaries except to the extent included pursuant to the foregoing clause (a), and (c) the net income (if positive), of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary to the Company or any of its Restricted Subsidiaries of such net income (i) is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary or (ii) would be subject to any taxes payable on such dividends or distributions.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” means, with respect to any Deposit Account or Securities Account of a Loan Party (a) a “springing” control agreement, executed and delivered by such Loan Party, Administrative Agent, and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account) or (b) for such accounts not located in the United States, an analogous document used for equivalent purposes under comparable law of such jurisdiction, in each case, in form and substance reasonably satisfactory to the Administrative Agent; and with respect to Deposit Accounts under German law, (x) any agreement to be entered into between the respective Borrower as account holder, the Administrative Agent and the respective account bank, or (y) a notice of pledge to be served on the respective account bank and the corresponding acknowledgement, granting sole disposal rights in favor of the Administrative Agent, in each case reasonably acceptable to the Administrative Agent.

“Corresponding Debt” has the meaning set forth in Section 8.10(b)(ii).

“Covenant Period” means any period (a) commencing on any date when Availability shall have been less than the greater of (i) 15% of the Line Cap and (ii) $30,000,000 and (b) ending on the first day thereafter when Availability shall have been at least the greater of (i) 15% of the Line Cap then in effect and (ii) $30,000,000 for at least 30 consecutive days.

“Covered Entity” means any of the following:

(i)            a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)           a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)          a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning assigned to it in Section 9.26.

“Credit Card Accounts Receivable” means any receivables due to any U.S. Loan Party from a credit card issuer or a credit card processor in connection with purchases of Inventory of such U.S. Loan Party on (a) credit cards issued by Visa, MasterCard, American Express, Discover, PayPal, Wells Fargo, each of their respective Affiliates, and any other credit card issuers that are reasonably acceptable to the Administrative Agent, (b) private label credit cards of any U.S. Loan Party issued under non-recourse arrangements substantially similar to those in effect on the Effective Date or (c) debit cards and mall cards issued by issuers or providers that are reasonably acceptable to the Administrative Agent, in each case which have been earned by performance by such U.S. Loan Party but not yet paid to such U.S. Loan Party by such credit card issuer or credit card processor.

“Credit Card Agreement” means any agreement between a U.S. Loan Party, on the one hand, and a credit card issuer or a credit card processor (including any credit card processor that processes purchases of Inventory from a U.S. Loan Party through debit cards or mall cards), on the other hand.

“Credit Card Notifications” means each Credit Card Notification, in form and substance reasonably satisfactory to the Administrative Agent, executed by one or more U.S. Loan Parties and delivered by such U.S. Loan Parties to credit card issuers or credit card processors that are party to any Credit Card Agreement.

“Credit Exposure” means, as to any Lender at any time, the sum of (a) such Lender’s U.S. Credit Exposure plus (b) such Lender’s Canadian Credit Exposure plus (c) such Lender’s European Credit Exposure plus (d) such Lender’s French Credit Exposure plus (e) such Lender’s Hong Kong Credit Exposure.

“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Lender, as determined by the Administrative Agent, that has (a) failed to fund any portion of its Loans or participations in Letters of Credit, Swingline Loans, Protective Advances or Overadvances within three Business Days of the date required to be funded by it hereunder, (b) notified any Borrower, the Administrative Agent, any Issuing Bank, the Swingline Lender or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit, (c) failed, within three Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit, Swingline Loans, Protective Advances or Overadvances, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (e)(i) become or is insolvent or has a parent company that has become or is insolvent, (ii) become the subject of a bankruptcy or insolvency case or proceeding under any Insolvency Laws or otherwise, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such case or proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency case or proceeding under any Insolvency Laws or otherwise, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such case or proceeding or appointment or (iii) has become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Notwithstanding the foregoing, in no event shall a Lender providing any French Revolving Loans for the account or benefit of any French Subsidiary be deemed a Defaulting Lender as a result of its inability to fund any portion of such Loans, as required to be funded by it, as a result of a Change in Law or circumstances, following the Effective Date, that causes it to cease to be a French Authorized Lender.

“Deposit Account” means each checking, savings or other demand deposit account maintained by any of the Loan Parties.

“Designated Noncash Consideration” means the fair market value of noncash consideration received by the Company or any of its Restricted Subsidiaries in connection with an asset sale that is so designated as Designated Noncash Consideration pursuant to a certificate of a Financial Officer of the Company delivered to the Administrative Agent setting forth the basis of such valuation, less the amount of cash and Cash Equivalents received in connection with a subsequent sale of such Designated Noncash Consideration.

“Designated Obligations” has the meaning set forth in Section 9.19(a).

“Designated Subsidiary” means each Subsidiary other than any Excluded Subsidiary.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (in one transaction or in a series of transactions and whether effected pursuant to a Division or otherwise) of any property by any Person (including any sale and leaseback transaction and any issuance of Equity Interests by a Subsidiary of such Person), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Stock” means any Equity Interests which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or requires the payment of any cash dividend or any other scheduled payment constituting a return of capital (other than any payment solely in Equity Interests (other than any Equity Interest referred to in this clause (a)), in each case at any time on or prior to the date that is 91 days after the Scheduled Maturity Date, or (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) cash, (ii) debt securities or (iii) any Equity Interests referred to in (a) above, in each case at any time prior to the date that is 91 days after the Scheduled Maturity Date. Notwithstanding the foregoing, any Equity Interests that would constitute Disqualified Stock solely because holders of the Equity Interests have the right to require the issuer of such Equity Interests to repurchase such Equity Interests upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Equity Interests provide that the issuer may not repurchase or redeem any such Equity Interests pursuant to such provisions unless such repurchase or redemption is permitted under the terms of this Agreement.

“Dividing Person” has the meaning assigned to it in the definition of “Division.”

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Division Successor” means any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division (other than any Person that is not a Restricted Subsidiary to which any such assets are so transferred pursuant to clause (a)(v)(x)(2) of Section 6.03 in a Disposition permitted by Section 6.05). A Dividing Person which retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.

“Document” has the meaning set forth in the U.S. Security Agreement.

“Dollar Equivalent” means, for any amount, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount, (b) if such amount is expressed in an Alternative Currency, the equivalent of such amount in dollars determined by using the rate of exchange for the purchase of Dollars with the Alternative Currency last provided (either by publication or otherwise provided to the Administrative Agent) by the applicable Thompson Reuters Corp. (“Reuters”) source on the Business Day (New York City time) immediately preceding the date of determination or if such service ceases to be available or ceases to provide a rate of exchange for the purchase of dollars with the Alternative Currency, as provided by such other publicly available information service which provides that rate of exchange at such time in place of Reuters chosen by the Administrative Agent in its sole discretion (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion) and (c) if such amount is denominated in any other currency, the equivalent of such amount in dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion.

“dollars,” “Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary of the Company that is organized under the laws of the United States, any state of the United States or the District of Columbia.

“Dominion Period” means any period (a) during which any Event of Default has occurred and is continuing or (b) during a Reduced Availability Period.

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means September 26, 2019.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Electronic System” means any electronic system, including e-mail, e-fax, web portal access for such Borrower and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent or any Issuing Bank and any of its respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.

“Eligible Accounts” means, at any time, each Account that satisfies the following criteria at the time of creation and continues to meet the same at the time of such determination: such Account (i) has been earned by performance and represents the bona fide amounts due to a Loan Party and in each case is originated in the ordinary course of business of such Loan Party, and (ii) in each case is not ineligible for inclusion in the calculation of the Borrowing Base pursuant to any of clauses (a) through (bb) below. Without limiting the foregoing, to qualify as an Eligible Account, such Account shall indicate no Person other than a Loan Party as payee or remittance party. Any Account included within any of the following categories shall not constitute an Eligible Account:

(a)           which is not subject to a first priority perfected security interest (subject to any Liens specified in clause (b)(i), (ii), (iii), (iv) or (v) of this definition) in favor of the Administrative Agent (for the benefit of the Lender Parties);

(b)           which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent, (ii) a Permitted Encumbrance (a) for which appropriate Reserves (as determined by the Administrative Agent in its Permitted Discretion) have been established or (b) which does not have priority over the Lien in favor of the Administrative Agent, (iii) Liens in respect of Prior Claims that are unregistered and that secure amounts that are not yet due and payable and (iv) Liens that are subject to the Intercreditor Agreement;

(c)           (i) with respect to which the scheduled due date is more than 90 days after the date of the original invoice therefor (or, in respect of the French Borrower, the scheduled due date is more than the maximum payment terms authorized under the French Commercial Code), (ii) which is unpaid more than 90 days after the date of the original invoice therefor or more than 60 days after the original due date therefor or (iii) which has been written off the books of such Borrower or otherwise designated as uncollectible;

(d)           which is owing by an Account Debtor for which more than 50% of the Accounts owing from such Account Debtor and its Affiliates are ineligible pursuant to clause (c) above;

(e)           which is owing by an Account Debtor to the extent the aggregate amount of Accounts owing from such Account Debtor and its Affiliates to all Loan Parties exceeds 25% of the aggregate amount of Eligible Accounts of all Loan Parties;

(f)            with respect to which any covenant contained in this Agreement or in the applicable Security Agreement has been breached (unless and until such breach is cured) in any material respect or any representation or warranty contained in this Agreement or in the applicable Security Agreement is not true in any material respect;

(g)           which (i) does not arise from the sale of goods or performance of services in the ordinary course of business, (ii) is not evidenced by an invoice or other documentation (the form of which is reasonably satisfactory to the Administrative Agent) which has been sent to the Account Debtor, (iii) represents a progress billing, (iv) is contingent upon such Loan Party’s completion of any further performance, (v) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis (other than return rights for defective goods or repairs available in the ordinary course of business) or (vi) relates solely to payments of interest;

(h)           for which the goods giving rise to such Account have not been shipped to the Account Debtor or for which the services giving rise to such Account have not been performed by such Loan Party;

(i)            with respect to which any check or other instrument of payment has been returned uncollected for any reason;

(j)            which is owed by an Account Debtor which has (i) applied for, suffered, or consented to the appointment of any receiver, custodian, trustee, administrator or liquidator or similar official for such Account Debtor of its assets, (ii) had possession of all or a material part of its property taken by any receiver, custodian, trustee or liquidator, (iii) filed, or had filed against it, any assignment, application, request or petition for liquidation, reorganization, arrangement, adjustment of debts, stay of proceedings, adjudication as bankrupt, winding-up, or voluntary or involuntary case or proceeding under any state, provincial or federal bankruptcy laws or any other Insolvency Laws (other than post-petition accounts payable of an Account Debtor that is a debtor-in-possession under the Bankruptcy Code and reasonably acceptable to the Administrative Agent), (iv) admitted in writing its inability to pay its debts as they become due, or (v) ceased operation of its business as a going concern;

(k)           which is owed by any Account Debtor which has sold all or substantially all of its assets;

(l)            which in the case of (i) Accounts owing to a US Borrower or Canadian Borrower is owed by an Account Debtor which (A) does not maintain its chief executive office in the U.S. or Canada (or its domicile, for the purposes of the Civil Code (Quebec)) or (B) is not organized under applicable law of the U.S., any state of the U.S., the District of Columbia, or Canada or any province or territory thereof unless, in any such case, such Account is backed by a letter of credit acceptable to the Administrative Agent which is in the possession of, and is directly drawable by, the Administrative Agent or (ii) Accounts owing to a European Borrower, a French Borrower or a Hong Kong Borrower, which is owed by an Account Debtor which is not incorporated or established in an Eligible Debtor Jurisdiction;

(m)          which is owed in any currency other than (i) with respect to Accounts of the U.S. Loan Parties, U.S. dollars or (ii) with respect to Accounts of a Foreign Borrower, U.S. dollars or an Alternative Currency;

(n)           which is owed by (i) any Governmental Authority of any country other than the U.S. or Canada unless such Account is backed by a Letter of Credit acceptable to the Administrative Agent which is in the possession of, and is directly drawable by, the Administrative Agent, or (ii) any Governmental Authority of the U.S. or Canada, or any department, agency, public corporation, or instrumentality thereof, unless the Financial Administration Act (Canada), as amended, (or the equivalent law of any province of Canada, if any, in the case of a Governmental Authority of such province) or the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.), as applicable, and any other steps necessary to perfect the Lien of the Administrative Agent in such Account have been complied with to the Administrative Agent’s satisfaction;

(o)           which is owed by any Affiliate of any Loan Party or any employee, officer, or director of any Loan Party;

(p)           which is owed by an Account Debtor or any Affiliate of such Account Debtor to which any Loan Party is indebted, but only to the extent of such indebtedness, or is subject to any security, deposit, progress payment, retainage or other similar advance made by or for the benefit of an Account Debtor, in each case to the extent thereof;

(q)           which is subject to any counterclaim, deduction, defense, setoff or dispute but only to the extent of any such counterclaim, deduction, defense, setoff or dispute or which is subject to any netting or similar arrangements, including, with respect to German law governed Accounts, a current account arrangement (Kontokorrentabrede) with the respective Account Debtor;

(r)            which is evidenced by any promissory note, chattel paper or instrument;

(s)           which is owed by an Account Debtor (i) located in any jurisdiction which requires filing of a “Notice of Business Activities Report” or other similar report in order to permit such Loan Party to seek judicial enforcement in such jurisdiction of payment of such Account, unless (A) such Loan Party has filed such report or qualified to do business in such jurisdiction or (B) the Administrative Agent is satisfied in its Permitted Discretion in consultation with the Company that the failure to file such report and inability to seek judicial enforcement can be remedied without material delay or material cost or (ii) which is a Sanctioned Person;

(t)            with respect to which such Loan Party has made any agreement with the Account Debtor for any reduction thereof, other than discounts and adjustments given in the ordinary course of business, but only to the extent of any such reduction, or any Account which was partially paid and such Loan Party created a new receivable for the unpaid portion of such Account;

(u)           which does not comply in all material respects with the requirements of all material applicable laws and regulations, whether Federal (U.S. or Canadian), state, provincial, territorial or local, including without limitation the U.S. Federal Consumer Credit Protection Act, the U.S. Federal Truth in Lending Act and Regulation Z of the Board of Governors;

(v)           which is for goods that have been sold under a purchase order or pursuant to the terms of a contract or other agreement or understanding (written or oral) that indicates or purports that any Person other than such Loan Party has or has had an ownership interest in such goods, or which indicates any party other than such Loan Party as payee or remittance party;

(w)          which was created on cash on delivery terms;

(x)           which is an Account of an Acquired Entity or Business acquired in connection with a Permitted Acquisition or similar Investment, until the completion of a field examination satisfactory to the Administrative Agent in its Permitted Discretion with respect to such Accounts;

(y)           which the Administrative Agent determines, in its Permitted Discretion, may not be paid by reason of the Account Debtor’s inability to pay or which the Administrative Agent otherwise determines is unacceptable in its Permitted Discretion; and

(z)           with respect to the French Borrowers, (A) any Account that is owed by an Account Debtor which is a consumer (consommateur) within the meaning of the French Consumer Code, (B) any Account that is not a professional receivable (créance professionnelle) within the meaning of the French Monetary and Financial Code or (C) any Account that is not an Account evidenced by any promissory note, bill of exchange (including lettre de change or billet à ordre), chattel paper or instrument (unless endorsed in favor of the Administrative Agent);

(aa)         which, in respect of any European Borrower, French Borrower or Hong Kong Borrower, is subject to any limitation on assignment or other restriction (whether arising by operation of law, by agreement or otherwise) which would, under the local governing law of the contract creating such Account, have the effect of restricting the assignment for or by way of security or the creation of security over such Account generally, in each case unless (i) the applicable account debtor has waived such restrictions, or (ii) such restriction does not affect or impair the validity of the security interest with respect to such Account or (iii) the Administrative Agent has determined that such limitation is not enforceable; and

(bb)        as to which the contract or agreement underlying such Account is governed by (or, if no governing law is expressed therein, is deemed to be governed by) the laws of any jurisdiction other than (i) in the case of any European Borrower or French Borrower, any Eligible Contract Jurisdictions (European and French Borrowers) or (ii) in the case of a Hong Kong Borrower, any Eligible Contract Jurisdictions (Hong Kong Borrowers).

In the event that Accounts having an aggregate fair market value of $10,000,000 or more which were previously Eligible Accounts cease, to the actual knowledge of a Financial Officer of the Company, to be Eligible Accounts hereunder, the Borrower Representative shall notify the Administrative Agent thereof promptly, and in any event no later than the time of submission to the Administrative Agent of the next Borrowing Base Certificate. In determining the amount of an Eligible Account of a Loan Party, the face amount of an Account may, in the Administrative Agent’s Permitted Discretion, be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments or finance charges (including any amount that such Loan Party may be obligated to rebate to an Account Debtor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by such Loan Party to reduce the amount of such Account.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person, other than, in each case, a natural person or the Company, any Subsidiary or any other Affiliate of the Company.

“Eligible Contract Jurisdictions (European and French Borrowers)” means each of Austria, Belgium, France, Germany, Luxembourg, the Netherlands, Switzerland, the United Kingdom and the United States of America, provided that the Administrative Agent may, in its Permitted Discretion, remove one or more of the countries comprising the Eligible Contract Jurisdictions (European and French Borrowers) and subsequently add one or more countries back as Eligible Contract Jurisdictions (European and French Borrowers).

“Eligible Contract Jurisdictions (Hong Kong Borrowers)” means each of Australia, Hong Kong, New Zealand, Norway and Singapore, provided that the Administrative Agent may, in its Permitted Discretion, remove one or more of the countries comprising the Eligible Contract Jurisdictions (Hong Kong Borrowers) and subsequently add one or more countries back as Eligible Contract Jurisdictions (Hong Kong Borrowers).

“Eligible Credit Card Accounts Receivable” means at the time of any determination thereof, each Credit Card Accounts Receivable that satisfies the following criteria at the time of creation and continues to meet the same at the time of such determination: such Credit Card Accounts Receivable (i) has been earned by performance and represents the bona fide amounts due to a U.S. Loan Party from a credit card issuer or credit card processor, and in each case is originated in the ordinary course of business of such U.S. Loan Party, and (ii) in each case is not ineligible for inclusion in the calculation of the Borrowing Base pursuant to any of clauses (a) through (n) below. Without limiting the foregoing, to qualify as an Eligible Credit Card Accounts Receivable, such Credit Card Accounts Receivable shall indicate no Person other than a U.S. Loan Party as payee or remittance party. In determining the amount to be so included, the face amount of a Credit Card Accounts Receivable may, in the Administrative Agent’s Permitted Discretion, be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual fees and charges due to the credit card issuer or credit card processor, discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that a U.S. Loan Party may be obligated to rebate to a customer, a credit card issuer or credit card processor pursuant to the terms of any agreement or understanding) and (ii) the aggregate amount of all cash received in respect of such Credit Card Accounts Receivable but not yet applied by the U.S. Loan Parties to reduce the amount of such Credit Card Accounts Receivable. Any Credit Card Accounts Receivable included within any of the following categories shall not constitute an Eligible Credit Card Accounts Receivable:

(a)           which is not earned or does not represent the bona fide amount due to a U.S. Loan Party from a credit card processor or a credit card issuer that originated in the ordinary course of business of the applicable U.S. Loan Party;

(b)           which is not owned by a U.S. Loan Party or to which a U.S. Loan Party does not have good or marketable title;

(c)           in which the payee of such Credit Card Account Receivable is a Person other than a U.S. Loan Party;

(d)           which does not constitute an “Account” (as defined in the UCC or the PPSA) or a Payment Intangible;

(e)           which has been outstanding for more than five Business Days from the date of sale;

(f)            with respect to which the applicable credit card issuer, credit card processor or debit card or mall card issuer or provider has (i) applied for, suffered, or consented to the appointment of any receiver, interim receiver, custodian, trustee, monitor, administrator, sequestrator or liquidator of its assets, (ii) has had possession of all or a material part of its property taken by any receiver, interim receiver, custodian, trustee, monitor, administrator, sequestrator or liquidator, (iii) filed, or had filed against it (but only so long as any such involuntary filing has not been stayed or vacated), any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any state, provincial, territorial or federal bankruptcy laws, (iv) has admitted in writing its inability to pay its debts as they become due or (v) ceased operation of its business as a going concern;

(g)           which is not a valid, legally enforceable obligation of the applicable credit card issuer or credit card processor with respect thereto;

(h)           which is not subject to a properly perfected first priority security interest (subject to any Liens specified in clause (i) below) in favor of the Administrative Agent (for the benefit of the Lender Parties);

(i)            which is subject to any Lien, other than (i) a Lien in favor of the Administrative Agent (for the benefit of the Lender Parties), (ii) any Permitted Encumbrances (a) which are contemplated by the applicable processor agreements and for which appropriate Reserves (as determined by the Administrative Agent in its Permitted Discretion) have been established or (b) which do not have priority over the Lien in favor of the Administrative Agreement (for the benefit of the Lender Parties), (iii) Liens in respect of Prior Claims that are unregistered and secure amounts that are not yet due and payable and (iv) Liens that are subject to the Intercreditor Agreement;

(j)            with respect to which (i) any covenant has been breached (unless and until such breach is cured) in any material respect or (ii) any representation or warranty is not true in any material respects, in each case to the extent contained in this Agreement, the applicable Security Agreement or in the credit card agreements relating to such Credit Card Account Receivable; provided that each such representation and warranty shall be true and correct in all respects to the extent already qualified by a materiality standard;

(k)           which is evidenced by “chattel paper” or an “instrument” of any kind unless such “chattel paper” or “instrument” is in the possession of the Administrative Agent, and to the extent necessary or appropriate, endorsed to the Administrative Agent;

(l)            which the Administrative Agent in its Permitted Discretion determines may not be paid by reason of the applicable credit card processor’s, credit card issuer’s or debit card or mall card issuer’s or provider’s inability to pay;

(m)          which represents a deposit or partial payment in connection with the purchase of Inventory of such U.S. Loan Party;

(n)           which is not subject to a Credit Card Notification; or

(o)           which is a Credit Card Accounts Receivable of an Acquired Entity or Business acquired in connection with a Permitted Acquisition or similar Investment, until the completion of a field examination satisfactory to the Administrative Agent in its Permitted Discretion with respect to such Credit Card Accounts Receivable.

In the event that (a) a Financial Officer of the Company has actual knowledge that any credit card issuer, credit card processor or debit card or mall card issuer or provider with respect to Eligible Credit Card Accounts Receivable ceases to comply with the requirements of clause (f) above or (b) Credit Card Account Receivables having an aggregate fair market value of $5,000,000 or more which were previously Eligible Credit Card Account Receivables cease to be Eligible Credit Card Account Receivables hereunder (other than by reason of clause (l) above), the applicable U.S. Loan Party or the Borrower Representative shall notify the Administrative Agent thereof promptly, and in any event not later than the time of submission to the Administrative Agent of the next Borrowing Base Certificate.

“Eligible Debtor Jurisdiction” means each of Australia, Austria, Belgium, Canada, Denmark, Finland, France, Germany, Greece, Hong Kong, Italy, Ireland, Luxembourg, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland, the United Kingdom and the United States of America; provided that the Administrative Agent may, in its Permitted Discretion, remove one or more of the countries comprising the Eligible Debtor Jurisdictions and subsequently add one or more countries back as Eligible Debtor Jurisdictions.

“Eligible Finished Goods Inventory” means, as of the date of determination thereof, without duplication, items of Inventory of a Loan Party that are finished goods, merchantable and readily saleable in the ordinary course of the Loan Parties’ business, in each case that is not excluded as ineligible by virtue of one or more of the criteria set forth below. The following items of Inventory shall not be included in Eligible Finished Goods Inventory:

(a)           which is not subject to a first priority perfected Lien (subject to any Liens specified in clause (b)(i), (ii), (iii), (iv) or (v) of this definition) in favor of the Administrative Agent (for the benefit of the Lender Parties) which is governed by the laws of the jurisdiction in which the Inventory in question is located or, in respect of Inventory which is in-transit in accordance with clause (h) of this definition, the laws of the jurisdiction to which the Inventory is in-transit;

(b)           which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent (for the benefit of the Lender Parties), (ii) a Permitted Encumbrance (a) for which appropriate Reserves (as determined by the Administrative Agent in its Permitted Discretion) have been established or (b) which does not have priority over the Lien in favor of the Administrative Agent (for the benefit of the Lender Parties), (iii) Liens in respect of Prior Claims that are unregistered and secure amounts that are not yet due and payable, and (iv) Liens that are subject to the Intercreditor Agreement;

(c)           which is unmerchantable, defective, damaged or unfit for sale (as such terms are customarily used in the Loan Parties’ industry), or is not salable at prices approximating at least the cost of such Inventory in the ordinary course of business or is unacceptable due to age, type, category and/or quantity, in each case, consistent with the usage of such terms in the most recent inventory appraisal received by the Administrative Agent as contemplated hereby;

(d)           with respect to which any covenant contained in this Agreement or in the applicable Security Agreement has been breached (unless and until such breach is cured) in any material respect or any representation or warranty contained in this Agreement or the applicable Security Agreement has been breached in any material respect or is not true in any material respect or which does not conform in all material respects to all standards imposed by any applicable Governmental Authority;

(e)           in which any Person other than such Loan Party shall (i) have any direct or indirect ownership, interest or title to such Inventory or (ii) be indicated on any purchase order or invoice with respect to such Inventory as having or purporting to have an interest therein;

(f)            which consists of goods that are obsolete, slow moving, restrictive or custom items or otherwise is manufactured in accordance with customer-specific requirements, work-in-process, raw materials, or goods that constitute spare parts, packaging and shipping materials, supplies used or consumed in the Loan Parties’ business, bill and hold goods, defective goods, “seconds,” or Inventory acquired on consignment;

(g)           which consist of goods held for sale at all retail, factory and outlet stores which are not located in the United States, Canada, Germany or England and Wales, provided that, subject to adjustment by the Administrative Agent in its Permitted Discretion, (i) to the extent located in Germany, only up to $15,000,000 of such goods located in Germany shall be Eligible Finished Goods Inventory and (ii) to the extent located in England and Wales, only up to $10,000,000 of such goods located in England and Wales shall be Eligible Finished Goods Inventory;

(h)           which is not located in (i) the continental United States, Germany, Hong Kong or Singapore (in each case, with respect to Inventory owned by the U.S. Loan Parties); provided, that, with respect to such Inventory located in Germany, Hong Kong or Singapore, the applicable U.S. Loan Parties shall have entered into local law security agreements with respect to such Inventory in a form reasonably satisfactory to the Administrative Agent; provided, further, that with respect to such Inventory located in Singapore, only up to an amount of such Inventory equal to the Singapore Inventory Amount shall be Eligible Finished Goods Inventory, (ii) Germany (with respect to Inventory owned by the German Borrowers or the Swiss Borrowers), (iii) Hong Kong (with respect to Inventory owned by the Hong Kong Borrowers), (iv) England and Wales (with respect to Inventory owned by the UK Borrowers) or (v) Canada (with respect to Inventory owned by the Canadian Borrowers), or which is in-transit unless in-transit from a location of a Loan Party to another location of a Loan Party, provided, that, (i)(x) for so long as such Inventory is in-transit (A) it complies with the criterion at clause (a) of this definition, (B) the Administrative Agent has received evidence of satisfactory casualty insurance naming the Administrative Agent as loss payee and otherwise covering such risks as the Administrative Agent may reasonably request and (C) the Administrative Agent has implemented a Reserve for the amount of shipping costs including but not limited to any costs payable to the shipper or customs broker and (y) following the commencement of a Dominion Period, the Administrative Agent shall have received (1) a true and correct copy of the bill of lading and other shipping documents for such Inventory (and, if such Inventory is in transit outside the United States, such bill of lading is negotiable), (2) confirmation that the applicable Loan Party has title to such Inventory (together with such evidence thereof as the Administrative Agent may from time to time require) and (3) if the bill of lading is (A) non-negotiable, a duly executed Collateral Access Agreement of other bailee agreement reasonably satisfactory to the Administrative Agent from the applicable customs broker or other Person acting in a similar capacity for such Inventory, or (B) negotiable, confirmation that the bill is issued in the name of such Loan Party and consigned to the order of the Administrative Agent, and a reasonably acceptable agreement has been executed with such Loan Party’s customs broker or other Person acting in a similar capacity, in which the customs broker or other Person agrees that it holds the negotiable bill as agent for the Administrative Agent and will follow instructions of the Administrative Agent with respect to the disposition thereof and of the goods, (ii) the common carrier is not an Affiliate of the applicable vendor or supplier and (iii) the customs broker is not an Affiliate of any Loan Party;

(i)            which is located in any location leased by the applicable Loan Party unless (i) the lessor (and any mortgagee, if applicable) has delivered to the Administrative Agent a Collateral Access Agreement or (ii) a Rent Reserve has been established by the Administrative Agent in its Permitted Discretion;

(j)            which is located at an owned location subject to mortgage in favor of a Person other than the Administrative Agent, unless the mortgagee is party to the Intercreditor Agreement or has delivered a Collateral Access Agreement or other mortgagee agreement in form and substance satisfactory to the Administrative Agent in its Permitted Discretion;

(k)           which is located in any third-party warehouse or is in the possession of a bailee (other than a third party processor) and is not evidenced by a Document, unless (i) such warehouseman or bailee has delivered to the Administrative Agent a Collateral Access Agreement and such other documentation as the Administrative Agent may require or (ii) an appropriate Reserve has been established by the Administrative Agent in its Permitted Discretion;

(l)            which is being processed offsite at a third-party location or outside processor, or is in-transit to or from said third party location or outside processor;

(m)          which is the subject of a consignment by a Loan Party as consignor; provided that any such Inventory shall be included in Eligible Finished Goods Inventory in the Administrative Agent’s reasonable discretion following its analysis of the particular consignment arrangement and potential recovery values with respect thereto; provided, further, that any Inventory included in Eligible Finished Goods Inventory pursuant to the immediately preceding proviso shall not represent in excess of 5.0% of the Borrowing Base.

(n)           which contains or bears any intellectual property rights licensed to a Loan Party unless the Administrative Agent is satisfied in its Permitted Discretion that it may sell or otherwise Dispose of such Inventory without (i) infringing the rights of such licensor, (ii) violating any contract with such licensor or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement;

(o)           which is not reflected in a current perpetual inventory report of the applicable Loan Party (unless such Inventory is reflected in a report to the Administrative Agent as “in transit” Inventory);

(p)           for which reclamation rights have been asserted by the seller;

(q)           for which such Person does not have actual and exclusive possession thereof (either directly or through a bailee or agent of such Person);

(r)            which is stored at locations holding less than $25,000 of the aggregate value of such Loan Party’s Inventory;

(s)           (i) which is subject to retention of title rights in favor of the vendor or supplier thereof or, (ii) in relation to which, under applicable governing laws, retention of title may be imposed unilaterally by the vendor or supplier thereof; provided that Inventory of a European Borrower which may be subject to any rights of retention of title shall not be excluded from Eligible Inventory solely pursuant to this sub-paragraph (r) in the event that (A) the Administrative Agent shall have received evidence satisfactory to it that the full purchase price of such Inventory (and/or all other Inventory supplied by a common vendor) has, or will have, been paid prior, or upon the delivery of, such Inventory to the relevant European Borrower or (B) a Letter of Credit has been issued under and in accordance with the terms of this Agreement for the purchase of such Inventory; or

(t)            which is Inventory of an Acquired Entity or Business acquired in connection with a Permitted Acquisition or similar Investment, until the completion of an appraisal satisfactory to the Administrative Agent in its Permitted Discretion with respect to such Inventory;

provided, further, that in determining the value of the Eligible Finished Goods Inventory, such value shall be reduced by, without duplication, any amounts representing (i) Vendor Rebates; (ii) costs included in Inventory relating to advertising; (iii) to the extent determined by the Administrative Agent in its Permitted Discretion to be appropriate, the shrink reserve; (iv) the unreconciled discrepancy between the general inventory ledger and the perpetual inventory ledger, to the extent the general inventory ledger reflects less Inventory than the perpetual inventory ledger; and (v) a reserve for Inventory which is designated or demanded to be returned to or retained by the applicable vendor or which is recognized as damaged or off quality by the applicable Loan Party.

In the event that a Financial Officer of the Company has actual knowledge that Inventory at any location having a fair market value of $10,000,000 or more which was previously Eligible Finished Goods Inventory ceases to be Eligible Finished Goods Inventory hereunder (other than by reason of clause (o) above), such Loan Party or the Borrower Representative shall promptly notify the Administrative Agent thereof and, in any event, not later than the submission to the Administrative Agent of the next Borrowing Base Certificate hereunder; provided, further, that the Administrative Agent may, in its Permitted Discretion, upon receipt of such notice as set forth above, adjust the applicable Borrowing Base to reflect such change in Eligible Finished Goods Inventory.

“Engagement Letter” means the Engagement Letter dated June 23, 2019, between JPMCB and the Borrower, as amended by that certain Joinder Agreement dated August 1, 2019 among JPMCB, the Borrower and Citizens Bank, N.A. and that certain Joinder Agreement dated August 13, 2019 among JPMCB, the Borrower, Wells Fargo Securities, LLC and Wells Fargo Bank, National Association and as further amended from time to time prior to the date hereof.

“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, land surface and subsurface strata and natural resources such as wetlands, flora and fauna.

“Environmental Laws” means all applicable federal, state, provincial, territorial and local laws (including common law), regulations, rules, ordinances, codes, decrees, judgments, directives, orders (including consent orders), orders-in-council, and binding agreements with any Governmental Authority in each case, relating to pollution or protection of the Environment, human health and safety (to the extent related to exposure to Hazardous Materials), or the presence, Release of, or exposure to, Hazardous Materials, or the generation, manufacture, processing, distribution, use, treatment, storage, transport, recycling or handling of, or the arrangement for such activities with respect to, Hazardous Materials.

“Environmental Liability” means any liability, claim, action, suit, agreement, judgment or order arising under or relating to any Environmental Law for any damages, injunctive relief, losses, fines, penalties, fees, expenses (including reasonable fees and expenses of attorneys and consultants) or costs, whether contingent or otherwise, including those arising from or relating to: (a) compliance or non-compliance with any Environmental Law or permit, license or approval issued thereunder, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threat of Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest (other than, immediately after such conversion or exchange, any Indebtedness or other debt securities that are convertible or exchangeable into any such Equity Interests).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Loan Party, is treated as a single employer under Section 414(b) or 414(c) of the Code or Section 4001(a)(14) of ERISA or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043(c) of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) any failure by any Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, in each case whether or not waived or a failure by any Loan Party or any ERISA Affiliate to make a required contribution to a Multiemployer Plan, (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA, of an application for a waiver of the minimum funding standard with respect to any Plan, (d) a determination that any Plan is in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code), (e) the incurrence by any Loan Party or any ERISA Affiliate of any liability under Title IV of ERISA (other than PBGC premiums due but not delinquent under Section 4007 of ERISA), (f) the receipt by any Loan Party or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan under Section 4042 of ERISA, (g) an event or condition which could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan; (h) the incurrence by any Loan Party or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan (including any liability under Section 4062(e) of ERISA) or Multiemployer Plan, (i) the receipt by any Loan Party or any ERISA Affiliate of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is insolvent within the meaning of Section 4245 of ERISA, or in “endangered” or “critical” status, within the meaning of Section 305 of ERISA or Section 432 of the Code, (j) a failure by any Loan Party or any ERISA Affiliate to pay when due (after expiration of any applicable grace period) any installment payment with respect to Withdrawal Liability, or (k) the occurrence of a non-exempt “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) with respect to which any Loan Party or any ERISA Affiliate is a “disqualified person” (within the meaning of Section 4975 of the Code) or a “party in interest” (within the meaning of Section 406 of ERISA) or could otherwise reasonably be expected to be liable.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Euro” or “€” means the single currency of the Participating Member States.

“Eurodollar,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Adjusted LIBO Rate or the LIBO Rate.

“European Borrower Outstandings” means, at any time, the sum of (i) the Dollar Equivalent of the European Revolving Loans and European Swingline Loans to the European Borrowers outstanding at such time plus (ii) the Dollar Equivalent of the European Protective Advances to the European Borrowers outstanding at such time.

“European Borrowers” means the Swiss Borrowers, the German Borrowers and the UK Borrowers.

“European Borrowing Base” means, at any time of calculation, an amount equal to the sum of each German Borrowing Base, each Swiss Borrowing Base and the UK Borrowing Base.

“European Collateral” means the Swiss Collateral, the German Collateral and the UK Collateral.

“European Commitment” means, with respect to each European Revolving Lender, the commitment, if any, of such European Revolving Lender to make European Revolving Loans and to acquire participations in European Swingline Loans hereunder, expressed as an amount representing the maximum possible aggregate amount of such European Revolving Lender’s European Revolving Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to (a) Section 2.09 and (b) assignments by or to such European Revolving Lender pursuant to Section 9.04. The amount of each European Revolving Lender’s European Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption or other documentation or record (as such term is defined in Section 9-102(a)(70) of the New York Uniform Commercial Code) as provided in Section 9.04(b)(ii)(C) pursuant to which such European Revolving Lender shall have assumed its European Commitment, as applicable. As of the Effective Date, the aggregate amount of the European Commitments is $70,000,000.

“European Credit Exposure” means, as to any Lender at any time, the sum of (a) such Lender’s German Credit Exposure plus (b) such Lender’s Swiss Credit Exposure plus (c) such Lender’s UK Credit Exposure.

“European Facility” means, collectively, the European Commitments and the extensions of credit made thereunder.

“European Line Cap” means, as of any date of determination thereof by the Administrative Agent, an amount equal to the lesser of (i) the total European Commitments then in effect and (ii) the European Borrowing Base.

“European Loan Parties” means the Swiss Loan Parties, the German Loan Parties and UK Loan Parties.

“European Loans” means, individually and collectively as the context may require, the European Revolving Loans, the European Swingline Loans, the European Protective Advances and the European Overadvances.

“European Obligations” means the German Obligations, the Swiss Obligations and the UK Obligations.

“European Overadvance” has the meaning set forth in Section 2.05(c).

“European Overadvance Exposure” means, at any time, the sum of the aggregate principal amount of all outstanding European Overadvances at such time. The European Overadvance Exposure of any Lender in respect of the European Facility at any time shall be its Applicable Percentage of the total European Overadvance Exposure at such time.

“European Protective Advance” has the meaning set forth in Section 2.04(a).

“European Protective Advance Exposure” means, at any time, the sum of the aggregate principal amount of all outstanding European Protective Advances at such time. The European Protective Advance Exposure of any Lender in respect of the European Facility at any time shall be its Applicable Percentage of the total European Protective Advance Exposure at such time.

“European Revolving Exposure” means, with respect to any European Revolving Lender at any time, the sum of (a) the outstanding principal amount of European Revolving Loans of such European Revolving Lender at such time plus (b) an amount equal to such European Revolving Lender’s European Swingline Exposure.

“European Revolving Lenders” means the Persons listed on Schedule 2.01 (or an Affiliate or branch of any such Person that is acting on behalf of such Person, in which case the term “European Revolving Lenders” shall include any such Affiliate or branch with respect to the European Revolving Loans made by such Affiliate or branch) as having a European Commitment and any other Person that shall acquire a European Commitment, other than any such Person that ceases to be a European Revolving Lender pursuant to an Assignment and Assumption.

“European Revolving Loan” means the German Revolving Loans, Swiss Revolving Loans and UK Revolving Loans.

“European Security Agreements” means, collectively, the German Security Agreements, the Swiss Security Agreements and the UK Security Agreements.

“European Swingline Exposure” means, at any time, the aggregate Dollar Equivalent of all outstanding European Swingline Loans at such time. The European Swingline Exposure of any European Revolving Lender at any time shall be its Applicable Percentage of the total European Swingline Exposure at such time.

“European Swingline Lender” means JPMCB, in its capacity as lender of European Swingline Loans hereunder or, as applicable, such branch or affiliate of JPMCB as it may designate for the purpose of performing its obligations hereunder in such capacity, and its successors and assigns in such capacity.

“European Swingline Loan” means a Loan made pursuant to Section 2.05(a)(ii).

“European Union” means the region comprised of member states of the European Union pursuant to the Treaty on the European Union.

“Events of Default” or “Event of Default” has the meaning set forth in Article VII.

“Exchange Act” means the United States Securities Exchange Act of 1934.

“Excluded Account” means all means all (i) Deposit Accounts, Securities Accounts, Futures Accounts and Commodity Accounts (a) maintained solely as payroll or other employee wage and benefit accounts (including withholding tax payments related thereto), (b) maintained solely as sales tax accounts, (c) maintained (A) solely as escrow accounts or fiduciary or trust accounts, in each case, for the benefit of third parties, other than the Company and its Subsidiaries and accounts otherwise held exclusively for the benefit of third parties, other than the Company and its Subsidiaries or (B) solely to hold restricted cash as supporting obligations for guarantees permitted pursuant to Section 6.01, (d) that contain solely deposits permitted by clauses (c) and (d) of the definition of “Permitted Encumbrances,” including in connection with any letters of credit issued pursuant to such clauses, if the documents governing such deposits prohibit the granting of a lien on such deposits, (e) that are maintained solely as store accounts maintained for local deposits; provided that the entire balance (other than a nominal amount to cover fees and charges) of all such accounts is swept on the Friday of each week (or if Friday is not a Business Day, on the next succeeding Business Day) (other than during a Dominion Period, in which case the entire balance of all such accounts shall be swept on each Business Day) into one or more Deposit Accounts that are not Excluded Accounts and that are subject to a Control Agreement (it being understood that no Concentration Account or Collection Account will be an Excluded Account as a result of this clause (e)) and (f) the entire balance of which is swept on each Business Day into one or more Deposit Accounts that are not Excluded Accounts and that are subject to a Control Agreement (it being understood that no Concentration Account or Collection Account will be an Excluded Account as a result of this clause (f)), and (ii) other Deposit Accounts, Securities Accounts, Futures Accounts or Commodities Accounts, with an aggregate closing daily balance not in excess of $10,000,000 in the aggregate for all such Deposit Accounts, Securities Accounts, Futures Accounts or Commodities Accounts excluded pursuant to this clause (ii) (including, for the avoidance of doubt, Deposit Accounts and Securities Accounts that participate in the Cash Pool; provided that no Concentration Account, Collection Account nor the Borrowers’ Funding Account (regardless of the amount on deposit at any time in such account) shall be an Excluded Account.

“Excluded Subsidiary” means (a) any Subsidiary that is not a wholly owned Subsidiary of the Company on the Effective Date or on the date such Subsidiary becomes a Subsidiary, in each case for so long as such Subsidiary remains a non-wholly owned Subsidiary, (b) any Foreign Subsidiary of the Company (subject to the immediately following sentence), (c) any Domestic Subsidiary that is a direct or indirect Subsidiary of a Foreign Subsidiary of the Company that is a CFC, (d) any CFC Holdco, (e) any Subsidiary that is prohibited or restricted by applicable law from providing a Loan Guarantee of the applicable Guaranteed Obligations or if such Loan Guarantee would require governmental (including regulatory) consent, approval, license or authorization unless such consent, approval, license or authorization has been received, (f) any Subsidiary that is a not-for-profit organization, (g) any Unrestricted Subsidiary, (h) any Subsidiary that is an Immaterial Subsidiary (unless, solely in the case of a Subsidiary organized in the same jurisdiction as an existing Loan Party, the Company otherwise elects), and (i) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent (confirmed in writing by notice to the Company), the cost or other consequences of becoming a Guarantor shall be excessive in view of the benefits to be obtained by the Lenders therefrom. Notwithstanding the foregoing, no Canadian Loan Party, French Loan Party (upon and following the French Effective Date), German Loan Party, Hong Kong Loan Party, Swiss Loan Party or UK Loan Party shall be excluded from being required to comply with the Collateral and Guarantee Requirement pursuant to clauses (b), (c) or (d) above.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the Loan Guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any Loan Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Loan Guarantee of such Loan Party or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Loan Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by such Recipient’s net income (however denominated), franchise Taxes, branch profits Taxes and Canadian capital Taxes, in each case, imposed by a jurisdiction as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, such jurisdiction or as a result of any other present or former connection between such Recipient and such jurisdiction (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document and/or sold or assigned an interest in any Loan Document), (b) solely with respect to U.S. Secured Obligations, in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Revolving Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the applicable Revolving Commitment (or, to the extent a Lender acquires an interest in a Loan not funded pursuant to a prior Commitment, acquires such interest in such Loan) (in each case, other than pursuant to an assignment request under Section 2.19(b)) or (ii) such Lender changes its lending office, except in each case under clause (i) or (ii) to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in such Loan or Revolving Commitment, as applicable, or to such Lender immediately before it changed its lending office, (c) any Taxes attributable to a Lender’s failure to comply with Sections 2.17(e), 9.04(b)(iii), 9.04(c) or resulting from an incorrect Lender status confirmation under Section 2.17(i) or having lost the status as Swiss Qualifying Bank and (d) solely with respect to U.S. Secured Obligations, any U.S. federal withholding Taxes imposed under FATCA, (e) any Canadian withholding tax imposed as a result of (i) a person not dealing at arm’s length (for the purposes of the Income Tax Act (Canada)) with a Canadian Loan Party, or (ii) by reason of a Lender being a “specified shareholder” (as defined in subsection 18(5) of the Income Tax Act (Canada)) of a Canadian Loan Party or not dealing at arm’s length (for the purposes of the Income Tax Act (Canada)) with a “specified shareholder” (as defined in subsection 18(5) of the Income Tax Act (Canada)) of a Canadian Loan Party, as applicable and (f) in the case of a Lender (other than an assignee pursuant to a request by Borrower Representative under Section 2.19), any United Kingdom withholding tax other than (x) the portion of United Kingdom withholding tax with respect to which the applicable Lender is entitled to claim a reduction under an income tax treaty and (y) United Kingdom withholding taxes on payments made by any Guarantor under any guarantee of the Obligations imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Revolving Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the applicable Revolving Commitment (or, to the extent a Lender acquires an interest in a Loan not funded pursuant to a prior Commitment, acquires such interest in such Loan) (in each case, other than pursuant to an assignment request under Section 2.19(b)) or (ii) such Lender changes its lending office, except in each case under clause (i) or (ii) to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in such Loan or Revolving Commitment, as applicable, or to such Lender immediately before it changed its lending office.

“Existing Credit Agreement” means the Second Amended and Restated Credit Agreement, dated as of January 29, 2018, by and among the Company, Fossil Switzerland, the other borrowers from time to time party thereto, the lenders from time to time party thereto, and Wells Fargo Bank, National Association, as administrative agent.

“Existing Letters of Credit” means the letters of credit referred to on Schedule 1.01 hereto.

“Existing Term Loan” means the “Term Loan” under and as defined in the Existing Credit Agreement.

“Extenuating Circumstance” means any period during which the Administrative Agent has determined in its sole discretion (i) that due to unforeseen and/or nonrecurring circumstances, it is impractical and/or not feasible to submit or receive a Borrowing Request or Interest Election Request by email or fax or through Electronic System, and (ii) to accept a Borrowing Request or Interest Election Request telephonically.

“Facility” means each of the U.S. Facility, the Canadian Facility, the European Facility, the French Facility and the Hong Kong Facility.

“FAS 842” has the meaning set forth in Section 1.06(b).

“FATCA” means Sections 1471 through 1474 of the Code, as of the Effective Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future Treasury regulations or other official administrative interpretations thereof, and any agreements entered into pursuant to current Section 1471(b) of the Code (or any amended or successor version described above) and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FATCA Deduction” means a deduction or withholding from a payment made under a Loan Document, as required by FATCA.

“FATCA Exempt Party” means a party that is entitled to receive payments free from any FATCA Deduction.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate, provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Fee Letter” means the Fee Letter dated June 20, 2019, between the Company and the Administrative Agent.

“Financial Officer” means, with respect to any Person, the chief financial officer, chief accounting officer, principal accounting officer, treasurer, assistant treasurer or controller of such Person and, in the case of a Foreign Loan Party also means each person performing similar duties as the foregoing Persons (including any director of such Loan Party acting in such capacity).

“Fiscal Month” means, with respect to the Company or any of its Subsidiaries, the approximately one-month period ending around the end of each month or such other applicable period, as determined from time to time by the Company in the ordinary course of its business, as the context may require, or, if any such Subsidiary was not in existence on the first day of any such period, the period commencing on the date on which such Subsidiary is incorporated, organized, formed or otherwise created and ending on the last day of such period.

“Fiscal Quarter” means one of the four (4) periods falling in each Fiscal Year, each such period being thirteen (13) weeks in duration, with the first such period in any Fiscal Year beginning on the first day of such Fiscal Year and the last such period in any Fiscal Year ending on the last Saturday closest to December 31.

“Fiscal Year” means the fifty–two (52) or fifty-three (53) week period beginning on the date which is one day after the end of the similar preceding period and ending on the Saturday closest to December 31st.

“Fixed Charge Coverage Ratio” means the ratio of (a) (i) Consolidated EBITDA for such period minus (ii) Capital Expenditures for such period (except to the extent financed with long-term Indebtedness (excluding Loans and Term Loans)) minus (iii) such portion of principal payments on Capital Lease Obligations or Synthetic Lease Obligations made by the Company and its consolidated Subsidiaries during such period as is attributable to additions to property, plant and equipment that have not otherwise been reflected on the consolidated statement of cash flows as additions to property, plant and equipment for such period to (b) Consolidated Fixed Charges for such period.

“Foreign Borrowers” means the Borrowers other than the U.S. Borrowers.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Loan Parties” means the Loan Parties other than the U.S. Loan Parties.

“Foreign Pension Plan” means any pension plan, pension undertaking, supplemental pension, retirement savings or other retirement income plan, obligation or arrangement of any kind (other than any state social security arrangement that is not subject to US law or any Canadian Pension Plan) and that is established, maintained or contributed to by the Company or any of its Affiliates or in respect of which the Company or any of its Affiliates has any liability, obligation or contingent liability.

“Foreign Pension Plan Event” means, with respect to any Foreign Pension Plan or any Canadian Pension Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the failure to make the required contributions or payments, under any applicable law, on or before the due date for such contributions or payments, (c) the receipt of a notice from a Governmental Authority relating to the intention to terminate any such Foreign Pension Plan or Canadian Pension Plan or to appoint a trustee or similar official to administer any such Foreign Pension Plan or any Canadian Pension Plan, or alleging the insolvency of any such Foreign Pension Plan or Canadian Pension Plan, (d) the incurrence of any liability by any Loan Party or any Subsidiary under applicable law on account of the complete or partial termination of such Foreign Pension Plan or Canadian Pension Plan or the complete or partial withdrawal of any participating employer therein or (e) the occurrence of any transaction that is prohibited under any applicable law and that could reasonably be expected to result in the incurrence of any liability by any Loan Party or any Subsidiary, or the imposition on any Loan Party or any Subsidiary of, any fine, excise tax or penalty resulting from any noncompliance with any applicable law.

“Foreign Subsidiary” means any Subsidiary of the Company, other than a Domestic Subsidiary.

“Fossil Asia” has the meaning set forth in the introductory paragraph of this Agreement.

“Fossil Canada” has the meaning set forth in the introductory paragraph of this Agreement.

“Fossil Germany” has the meaning set forth in the introductory paragraph of this Agreement.

“Fossil Partners” has the meaning set forth in the introductory paragraph of this Agreement.

“Fossil Switzerland” has the meaning set forth in the introductory paragraph of this Agreement.

“Fossil UK” has the meaning set forth in the introductory paragraph of this Agreement.

“French Authorized Lender” means (i) a credit institution (établissement de crédit) licensed for the purpose of carrying out credit transactions (operations de crédit) by the relevant Governmental Authorities of France; (ii) a credit institution (établissement de crédit) having its registered office in a member state of the European Union or in a state which is a party to the Treaty on the European Union, so long as the relevant Governmental Authorities of France have been notified in advance by the relevant Governmental Authority of such state; provided, that such credit institution carries out in France only those credit transactions which it is authorized to carry out in the state in which is registered office is located; or (iii) a financial institution (établissement financier) having its registered office in a member state of the European Union or in a state which is a party to the Treaty on the European Union, which has obtained a certificate from the relevant Governmental Authority of such state certifying that it meets the conditions required for that purpose by such Governmental Authority, so long as the relevant French authorities have been notified in advance by the relevant Governmental Authorities of such state; provided, that such financial institution carries out in France only those credit transactions which it is authorized to carry out in the state in which is registered office is located. For purposes of this definition, “notified in advance” refers to the satisfaction of the formalities required to benefit from applicable European passporting provisions (including the transmission by a local regulator to the French banking authority of a notice received from a financial institution to the effect that such institution intends to trade in France on a remote basis pursuant to the European passporting regulations).

“French Borrower Outstandings” means, at any time, the sum of (i) the Dollar Equivalent of the French Revolving Loans and French Swingline Loans to the French Borrowers outstanding at such time plus (ii) the Dollar Equivalent of the French Protective Advances to the French Borrowers outstanding at such time.

“French Borrowers” means (i) on and after the French Effective Date, Fossil France SA, a company organized under the laws of France and (ii) each other French Subsidiary that becomes party to this Agreement as a French Borrower after the French Effective Date pursuant to Section 5.03(b).

“French Borrowing Base” means, in relation to a French Borrower, at any time (without duplication):

(a)           the product of (i) 85% multiplied by (ii) the Eligible Accounts of that French Borrower at such time, minus

(b)           without duplication, Reserves established by the Administrative Agent in its Permitted Discretion.

The Administrative Agent may, in its Permitted Discretion and with no less than two (2) Business Days’ prior written notice to the Borrower Representative (other than during a Dominion Period in which case notice shall not be required), adjust Reserves used in computing a French Borrowing Base. Subject to the immediately preceding sentence and the other provisions hereof expressly permitting the Administrative Agent to adjust Reserves, a French Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 5.01(f) (or, prior to the first such delivery, delivered to the Administrative Agent pursuant to Section 4.01(o)); provided that if any Borrowing Base Certificate delivered under Section 5.01(f) shall prove to have been materially inaccurate (regardless of whether any Revolving Commitments are in effect or any amounts are outstanding hereunder when such inaccuracy is discovered), and such inaccuracy shall have resulted in the payment of any interest or fees at rates lower than those that were in fact applicable for any period (based on the actual French Borrowing Base), the applicable Borrowers shall pay to the Administrative Agent, for distribution to the Lenders (or former Lenders) as their interests may appear, the accrued interest or fees that should have been paid but were not paid as a result of such inaccuracy.

“French Civil Code” means the French Civil Code (Code civil).

“French Collateral” means any and all property of any French Loan Party covered by the Collateral Documents and any and all other property of any French Loan Party, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of the Administrative Agent to secure the French Secured Obligations.

“French Collateral Agent” has the meaning set forth in Section 8.12.

“French Commercial Code” means the French Commercial Code (Code de commerce).

“French Commitment” means, with respect to each French Revolving Lender, the commitment, if any, of such French Revolving Lender to make French Revolving Loans and to acquire participations in French Swingline Loans hereunder, expressed as an amount representing the maximum possible aggregate amount of such French Revolving Lender’s French Revolving Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to (a) Section 2.09 and (b) assignments by or to such French Revolving Lender pursuant to Section 9.04. The amount of each French Revolving Lender’s French Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption or other documentation or record (as such term is defined in Section 9-102(a)(70) of the New York Uniform Commercial Code) as provided in Section 9.04(b)(ii)(C) pursuant to which such French Revolving Lender shall have assumed its French Commitment, as applicable. As of the Effective Date, the aggregate amount of the French Commitments is $10,000,000. Each Lender that has a French Commitment (or any Affiliate or branch of any such Lender that is acting on behalf of such Lender) shall be a French Authorized Lender.

“French Credit Exposure” means, as to any French Revolving Lender at any time, the sum of (a) such French Revolving Lender’s French Revolving Exposure plus (b) a Dollar Equivalent equal to such Lender’s Applicable Percentage of the aggregate amount of French Overadvances and French Protective Advances outstanding. Each Lender that has a French Credit Exposure (or any Affiliate or branch of any such Lender that is acting on behalf of such Lender) shall be a French Authorized Lender.

“French Effective Date” has the meaning assigned to such term in Section 4.03.

“French Facility” means, collectively, the French Commitments and the extensions of credit made thereunder.

“French Guarantee” means Article XII of this Agreement.

“French Guaranteed Obligations” has the meaning set forth in Section 12.01.

“French Guarantor” means each French Borrower (solely with respect to its Obligations arising pursuant to Section 12.01 hereof) and each French Subsidiary of a French Borrower that is listed on the signature pages to the French Joinder as a French Guarantor or that becomes a party hereto as a French Guarantor pursuant to Section 5.03, in each case, until such Subsidiary’s French Guarantee is released in accordance herewith.

“French Joinder” means the joinder to this Agreement substantially in the form of Exhibit L.

“French Line Cap” means, as of any date of determination thereof by the Administrative Agent, an amount equal to the lesser of (i) the total French Commitments then in effect and (ii) the aggregate of the French Borrowing Bases.

“French Loan Guaranty” means Article XII of this Agreement.

“French Loan Parties” means, individually and collectively as the context may require, the French Borrowers and each French Guarantor.

“French Loans” means, individually and collectively as the context may require, the French Revolving Loans, the French Swingline Loans, the French Protective Advances and the French Overadvances.

“French Obligated Party” has the meaning set forth in Section 12.02.

“French Obligations” means all unpaid principal of and accrued and unpaid interest on the French Loans to the French Borrowers, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the French Loan Parties to the Lenders or to any Lender, the Administrative Agent or any indemnified party arising under the Loan Documents (including interest, costs, fees, expenses and other amounts accruing during the pendency of any case or proceeding under any Insolvency Laws, regardless of whether allowed or allowable in such case or proceeding).

“French Overadvance” has the meaning set forth in Section 2.05(c).

“French Overadvance Exposure” means, at any time, the sum of the aggregate principal amount of all outstanding French Overadvances at such time. The French Overadvance Exposure of any Lender in respect of the French Facility at any time shall be its Applicable Percentage of the total French Overadvance Exposure at such time. Each Lender that has a French Overadvance Exposure (or any Affiliate or branch of any such Lender that is acting on behalf of such Lender) shall be a French Authorized Lender.

“French Protective Advance” has the meaning set forth in Section 2.04(a).

“French Protective Advance Exposure” means, at any time, the sum of the aggregate principal amount of all outstanding French Protective Advances at such time. The French Protective Advance Exposure of any Lender in respect of the French Facility at any time shall be its Applicable Percentage of the total French Protective Advance Exposure at such time. Each Lender that has a French Protective Advance Exposure (or any Affiliate or branch of any such Lender that is acting on behalf of such Lender) shall be a French Authorized Lender.

“French Revolving Exposure” means, with respect to any French Revolving Lender at any time, the sum of (a) the outstanding principal amount of French Revolving Loans of such French Revolving Lender at such time plus (b) an amount equal to such French Revolving Lender’s French Swingline Exposure.

“French Revolving Lenders” means the Persons listed on Schedule 2.01 being French Authorized Lenders (or an Affiliate or branch of any such Person that is acting on behalf of such Person, in which case the term “French Revolving Lenders” shall include any such Affiliate or branch with respect to the French Revolving Loans made by such Affiliate or branch) as having a French Commitment and any other Person that shall acquire a French Commitment, other than any such Person that ceases to be a French Revolving Lender pursuant to an Assignment and Assumption.

“French Revolving Loan” means a Revolving Loan made by the French Revolving Lenders to the French Borrowers or U.S. Borrowers.

“French Secured Obligations” means all French Obligations together with all (a) Banking Services Obligations of the French Loan Parties or any other French Restricted Subsidiaries of the Company and (b) Swap Obligations of the French Loan Parties or any other French Restricted Subsidiaries of the Company owing to one or more Qualified Counterparties; provided that Excluded Swap Obligations with respect to any Loan Party shall not be French Secured Obligations of such Loan Party.

“French Security Agreements” means, collectively, that certain French law pledge over bank accounts agreement, financial securities account pledge agreement, deed of pledges of shares and master agreement for the assignment of accounts, each dated as of the French Effective Date, among the French Loan Parties (as applicable) and the Administrative Agent, and any other French law pledge or security agreement entered into, after the French Effective Date by any Loan Party (as required by this Agreement or any other Loan Document), as the same may be amended, restated or otherwise modified from time to time.

“French Subsidiary” means any subsidiary of the Company controlled by that Company within the meaning of article L. 233-3 I, 1° and 2° of the French Commercial Code and that has been formed or is organized under the laws of France.

“French Swingline Exposure” means, at any time, the aggregate Dollar Equivalent of all outstanding French Swingline Loans at such time. The French Swingline Exposure of any French Revolving Lender at any time shall be its Applicable Percentage of the total French Swingline Exposure at such time. Each Lender that has a French Swingline Exposure (or any Affiliate or branch of any such Lender that is acting on behalf of such Lender) shall be a French Authorized Lender.

“French Swingline Lender” means JPMCB, in its capacity as lender of French Swingline Loans hereunder, and its successors and assigns in such capacity.

“French Swingline Loan” means a Loan made pursuant to Section 2.05(a)(i).

“Funding Account(s)” means the deposit account(s) of the Borrowers to which the Administrative Agent or the Swingline Lender is authorized by the Borrowers (or by the Borrower Representative on their behalf) to transfer the proceeds of any Borrowings requested or authorized pursuant to this Agreement.

“Futures Account(s)” means all “futures accounts” as such term is defined in the PPSA.

“GAAP” means generally accepted accounting principles in the United States of America, applied in accordance with the consistency requirements thereof.

“German Borrowers” means Fossil Germany and each other German Subsidiary that becomes party to this Agreement as a German Borrower after the Effective Date pursuant to Section 5.03(b).

“German Borrowing Base” means, in relation to a German Borrower, at any time (without duplication):

(a)           the lesser of (x) the product of (i) 90% multiplied by (ii) the NOLV Percentage of Eligible Finished Goods Inventory of that German Borrower at such time and (y) the product of (i) 65% multiplied by (ii) the lower of cost or market value of Eligible Finished Goods Inventory of that German Borrower, plus

(b)           the product of (i) 85% multiplied by (ii) the Eligible Accounts of that German Borrower at such time, minus

(c)           without duplication, Reserves established by the Administrative Agent in its Permitted Discretion.

The Administrative Agent may, in its Permitted Discretion and with no less than two (2) Business Days’ prior written notice to the Borrower Representative (other than during a Dominion Period in which case notice shall not be required), adjust Reserves used in computing a German Borrowing Base. Subject to the immediately preceding sentence and the other provisions hereof expressly permitting the Administrative Agent to adjust Reserves, a German Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 5.01(f) (or, prior to the first such delivery, delivered to the Administrative Agent pursuant to Section 4.01(o)); provided that if any Borrowing Base Certificate delivered under Section 5.01(f) shall prove to have been materially inaccurate (regardless of whether any Revolving Commitments are in effect or any amounts are outstanding hereunder when such inaccuracy is discovered), and such inaccuracy shall have resulted in the payment of any interest or fees at rates lower than those that were in fact applicable for any period (based on the actual German Borrowing Base), the applicable Borrowers shall pay to the Administrative Agent, for distribution to the Lenders (or former Lenders) as their interests may appear, the accrued interest or fees that should have been paid but were not paid as a result of such inaccuracy.

“German Collateral” means any and all property of any German Loan Party covered by the Collateral Documents and any and all other property of any German Loan Party, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of the Administrative Agent to secure the German Secured Obligations.

“German Credit Exposure” means, as to any European Revolving Lender at any time, the sum of (a) such European Revolving Lender’s German Revolving Exposure plus (b) a Dollar Equivalent equal to such Lender’s Applicable Percentage of the aggregate amount of German Overadvances and German Protective Advances outstanding.

“German Guarantee” means Article XIII of this Agreement.

“German Guaranteed Obligations” has the meaning set forth in Section 13.01.

“German Guarantor” means each German Borrower (solely with respect to its Obligations arising pursuant to Section 13.01 hereof) and each German Subsidiary of a German Borrower that is listed on the signature pages hereto as a German Guarantor or that becomes a party hereto as a German Guarantor pursuant to Section 5.03, in each case, until such Subsidiary’s German Guarantee is released in accordance herewith.

“German Insolvency Event” means: (a) a German Relevant Entity is unable or admits inability to pay its debts as they fall due or is deemed to or declared to be unable to pay its debts under applicable law, suspends or threatens to suspend making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness, including a stoppage of payment situation (Zahlungsunfähigkeit), a status of over-indebtedness (Überschuldung), the presumed inability to pay its debts as they fall due (drohende Zahlungsunfähigkeit), or actual insolvency proceedings; (b) a moratorium is declared in respect of any Indebtedness of a German Relevant Entity, or (c) (i) such German Relevant Entity is otherwise in a situation to file for insolvency because of any of the reasons set out in Sections 17 to 19 of the German Insolvency Code and (ii) a petition for insolvency proceedings in respect of its assets (Antrag auf Eröffnung eines Insolvenzverfahrens) has been filed based on section 17 to section 19 of the German Insolvency Code (Insolvenzordnung), or actions are taken pursuant to section 21 German Insolvency Code (Insolvenzordnung) by a competent court.

“German Loan Parties” means, individually and collectively as the context may require, the German Borrowers and each German Guarantor.

“German Obligated Party” has the meaning set forth in Section 13.02.

“German Obligations” means all unpaid principal of and accrued and unpaid interest on the European Loans to the German Borrowers, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the German Loan Parties to the Lenders or to any Lender, the Administrative Agent or any indemnified party arising under the Loan Documents (including interest, costs, fees, expenses and other amounts accruing during the pendency of any case or proceeding under any Insolvency Laws, regardless of whether allowed or allowable in such case or proceeding).

“German Overadvance” has the meaning set forth in Section 2.05(c).

“German Protective Advance” has the meaning set forth in Section 2.04(a).

“German Relevant Entity” means any German Loan Party or any Loan Party capable of becoming subject of insolvency proceedings under the German Insolvency Code (Insolvenzordnung).

“German Revolving Exposure” means, with respect to any European Revolving Lender at any time, the sum of (a) the outstanding principal amount of German Revolving Loans of such European Revolving Lender at such time plus (b) an amount equal to such European Revolving Lender’s European Swingline Exposure in respect of European Swingline Loans made to the German Borrowers.

“German Revolving Loan” means a Revolving Loan made by the European Revolving Lenders to the German Borrowers or U.S. Borrowers.

“German Secured Obligations” means all German Obligations together with all (a) Banking Services Obligations of the German Loan Parties or any other German Restricted Subsidiary of the Company and (b) Swap Obligations of the German Loan Parties or any other German Restricted Subsidiary of the Company owing to one or more Qualified Counterparties; provided that Excluded Swap Obligations with respect to any Loan Party shall not be German Secured Obligations of such Loan Party.

“German Security Agreements” means, collectively, (a) that certain German law account pledge agreement, German law security transfer agreement and German law global assignment agreement, each dated as of the date hereof, among the German Loan Parties and the Administrative Agent, (b) that certain German law security agreement in respect of Inventory and German law security agreement in respect of Concentration Accounts, each dated as of the date hereof, among Fossil Switzerland and the Administrative Agent and (c) any other German law pledge or security agreement entered into, after the Effective Date, by any Loan Party (as required by this Agreement or any other Loan Document), as the same may be amended, restated or otherwise modified from time to time.

“German Subsidiary” means any subsidiary of the Company that has been formed or is organized under the laws of Germany.

“Germany” means the Federal Republic of Germany.

“Governmental Authority” means the government of the United States of America, Canada, France, Germany, Hong Kong, Switzerland, the United Kingdom, any other nation or any political subdivision thereof, whether provincial, territorial, state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union, the Council of Ministers of the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount, as of any date of determination, of any Guarantee shall be the principal amount outstanding on such date of Indebtedness or other obligation guaranteed thereby (or, in the case of (i) any Guarantee the terms of which limit the monetary exposure of the guarantor or (ii) any Guarantee of an obligation that does not have a principal amount, the maximum monetary exposure as of such date of the guarantor under such Guarantee (as determined, in the case of clause (i), pursuant to such terms or, in the case of clause (ii), reasonably and in good faith by the chief financial officer of the Company)).

“Guaranteed Loan Party” has the meaning set forth in Section 12.09(a).

“Guaranteed Obligations” means individually and collectively as the context may require, the U.S. Guaranteed Obligations, the Canadian Guaranteed Obligations, the German Guaranteed Obligations, the Hong Kong Guaranteed Obligations, the Swiss Guaranteed Obligations, the UK Guaranteed Obligations and, from and after the French Effective Date, the French Guaranteed Obligations.

“Guarantors” means the U.S. Guarantors, the Canadian Guarantors, the French Guarantors, the German Guarantors, the Hong Kong Guarantors, the Swiss Guarantors and the UK Guarantors.

“Hazardous Materials” means any chemical, material, substance or waste that is prohibited, limited or regulated by or pursuant to any applicable Environmental Law, including, without limitation, any petroleum products or byproducts and all other hydrocarbons, coal ash, radon gas, asbestos-containing materials, urea formaldehyde foam insulation, polychlorinated biphenyls, chlorofluorocarbons and all other ozone-depleting substances or toxic mold.

“HIBOR Rate” means, with respect to any Interest Period, the percentage rate per annum for deposits in Hong Kong Dollars for a period beginning on the first day of such Interest Period and ending on the last day of such Interest Period, displayed under the heading “HKAB HKD Interest Settlement Rates” on the Reuters Screen HKABHIBOR Page (or, in the event such rate does not appear on such Reuters page, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as selected by the Administrative Agent from time to time in its reasonable discretion) as of 11:00 a.m. London time one Business Day prior to the commencement of such Interest Period. If the HIBOR Rate shall be less than zero, the HIBOR Rate shall be deemed to be zero for purposes of this Agreement. “HIBOR Rate,” when used with respect to a Loan or a Borrowing, shall refer to whether such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the HIBOR Rate.

“HMRC DT Treaty Passport Scheme” means the Board of HM Revenue and Customs Double Taxation Treaty Passport scheme.

“Hong Kong” means the Hong Kong Special Economic Region of the People’s Republic of China.

“Hong Kong Borrower Outstandings” means, at any time, the sum of (i) the Dollar Equivalent of the Hong Kong Revolving Loans to the Hong Kong Borrower outstanding at such time plus (ii) the Dollar Equivalent of the Hong Kong Protective Advances to the Hong Kong Borrowers outstanding at such time.

“Hong Kong Borrowers” means Fossil Asia and each other Hong Kong Subsidiary that becomes party to this Agreement as a Hong Kong Borrower after the Effective Date pursuant to Section 5.03(b).

“Hong Kong Borrowing Base” means, at any time (without duplication):

(a)           the lesser of (x) the product of (i) 90% multiplied by (ii) the NOLV Percentage of Eligible Finished Goods Inventory of the Hong Kong Borrowers at such time and (y) the product of (i) 65% multiplied by (ii) the lower of cost or market value of Eligible Finished Goods Inventory of the Hong Kong Borrowers, plus

(b)           the product of (i) 85% multiplied by (ii) the Eligible Accounts of the Hong Kong Borrowers at such time, minus

(c)           without duplication, Reserves established by the Administrative Agent in its Permitted Discretion.

The Administrative Agent may, in its Permitted Discretion and with no less than two (2) Business Days’ prior written notice to the Borrower Representative (other than during a Dominion Period in which case notice shall not be required), adjust Reserves used in computing the Hong Kong Borrowing Base. Subject to the immediately preceding sentence and the other provisions hereof expressly permitting the Administrative Agent to adjust Reserves, the Hong Kong Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 5.01(f) (or, prior to the first such delivery, delivered to the Administrative Agent pursuant to Section 4.01(o)); provided that if any Borrowing Base Certificate delivered under Section 5.01(f) shall prove to have been materially inaccurate (regardless of whether any Revolving Commitments are in effect or any amounts are outstanding hereunder when such inaccuracy is discovered), and such inaccuracy shall have resulted in the payment of any interest or fees at rates lower than those that were in fact applicable for any period (based on the actual Hong Kong Borrowing Base), the applicable Borrowers shall pay to the Administrative Agent, for distribution to the Lenders (or former Lenders) as their interests may appear, the accrued interest or fees that should have been paid but were not paid as a result of such inaccuracy.

“Hong Kong Collateral” means any and all property of any Hong Kong Loan Party covered by the Collateral Documents and any and all other property of any Hong Kong Loan Party, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of the Administrative Agent to secure the Hong Kong Secured Obligations.

“Hong Kong Commitment” means, with respect to each Hong Kong Revolving Lender, the commitment, if any, of such Hong Kong Revolving Lender to make Hong Kong Revolving Loans hereunder, expressed as an amount representing the maximum possible aggregate amount of such Hong Kong Revolving Lender’s Hong Kong Revolving Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to (a) Section 2.09 and (b) assignments by or to such Hong Kong Revolving Lender pursuant to Section 9.04. The amount of each Hong Kong Revolving Lender’s Hong Kong Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption or other documentation or record (as such term is defined in Section 9-102(a)(70) of the New York Uniform Commercial Code) as provided in Section 9.04(b)(ii)(C) pursuant to which such Hong Kong Revolving Lender shall have assumed its Hong Kong Commitment, as applicable. As of the Effective Date, the aggregate amount of the Hong Kong Commitments is $30,000,000.

“Hong Kong Credit Exposure” means, as to any Hong Kong Revolving Lender at any time, the sum of (a) such Hong Kong Revolving Lender’s Hong Kong Revolving Exposure plus (b) a Dollar Equivalent equal to such Lender’s Applicable Percentage of the aggregate amount of Hong Kong Overadvances and Hong Kong Protective Advances outstanding.

“Hong Kong Dollars” or “HK$” means the lawful currency of Hong Kong.

“Hong Kong Facility” means, collectively, the Hong Kong Commitments and the extensions of credit made thereunder.

“Hong Kong Guarantee” means Article XIV of this Agreement.

“Hong Kong Guaranteed Obligations” has the meaning set forth in Section 14.01.

“Hong Kong Guarantor” means each Hong Kong Borrower (solely with respect to its Obligations arising pursuant to Section 14.01 hereof) and each Hong Kong Subsidiary of a Hong Kong Borrower that is listed on the signature pages hereto as a Hong Kong Guarantor or that becomes a party hereto as a Hong Kong Guarantor pursuant to Section 5.03, in each case, until such Subsidiary’s Hong Kong Guarantee is released in accordance herewith.

“Hong Kong Line Cap” means, as of any date of determination thereof by the Administrative Agent, an amount equal to the lesser of (i) the total Hong Kong Commitments then in effect and (ii) the Hong Kong Borrowing Base.

“Hong Kong Loan Parties” means, individually and collectively as the context may require, the Hong Kong Borrowers and each Hong Kong Guarantor.

“Hong Kong Loans” means, individually and collectively as the context may require, the Hong Kong Revolving Loans, the Hong Kong Protective Advances and the Hong Kong Overadvances.

“Hong Kong Obligated Party” has the meaning set forth in Section 14.02.

“Hong Kong Obligations” means all unpaid principal of and accrued and unpaid interest on the Hong Kong Loans to the Hong Kong Borrowers, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Hong Kong Loan Parties to the Lenders or to any Lender, the Administrative Agent or any indemnified party arising under the Loan Documents (including interest, costs, fees, expenses and other amounts accruing during the pendency of any case or proceeding under any Insolvency Laws, regardless of whether allowed or allowable in such case or proceeding).

“Hong Kong Overadvance” has the meaning set forth in Section 2.05(c).

“Hong Kong Overadvance Exposure” means, at any time, the sum of the aggregate principal amount of all outstanding Hong Kong Overadvances at such time. The Hong Kong Overadvance Exposure of any Lender in respect of the Hong Kong Facility at any time shall be its Applicable Percentage of the total Hong Kong Overadvance Exposure at such time.

“Hong Kong Protective Advance” has the meaning set forth in Section 2.04(a).

“Hong Kong Protective Advance Exposure” means, at any time, the sum of the aggregate principal amount of all outstanding Hong Kong Protective Advances at such time. The Hong Kong Protective Advance Exposure of any Lender in respect of the Hong Kong Facility at any time shall be its Applicable Percentage of the total Hong Kong Protective Advance Exposure at such time.

“Hong Kong Revolving Exposure” means, with respect to any Hong Kong Revolving Lender at any time, the outstanding principal amount of Hong Kong Revolving Loans of such Hong Kong Revolving Lender at such time.

“Hong Kong Revolving Lenders” means the Persons listed on Schedule 2.01 (or an Affiliate or branch of any such Person that is acting on behalf of such Person, in which case the term “Hong Kong Revolving Lenders” shall include any such Affiliate or branch with respect to the Hong Kong Revolving Loans made by such Affiliate or branch) as having a Hong Kong Commitment and any other Person that shall acquire a Hong Kong Commitment, other than any such Person that ceases to be a Hong Kong Revolving Lender pursuant to an Assignment and Assumption.

“Hong Kong Revolving Loan” means a Revolving Loan made by the Hong Kong Revolving Lenders to the Hong Kong Borrowers or U.S. Borrowers.

“Hong Kong Secured Obligations” means all Hong Kong Obligations together with all (a) Banking Services Obligations of the Hong Kong Loan Parties or any other Hong Kong Restricted Subsidiaries of the Company and (b) Swap Obligations of the Hong Kong Loan Parties or any other Hong Kong Restricted Subsidiaries of the Company owing to one or more Qualified Counterparties; provided that Excluded Swap Obligations with respect to any Loan Party shall not be Hong Kong Secured Obligations of such Loan Party.

“Hong Kong Security Agreements” means, collectively, (a) that certain Hong Kong law all asset security agreement, dated as of the date hereof, among the Hong Kong Loan Parties and the Administrative Agent and (b) any other Hong Kong law pledge or security agreement (including any supplemental agreement or accession agreement in respect of a Hong Kong Security Agreement) entered into, after the Effective Date, by any Loan Party (as required by this Agreement or any other Loan Document), as the same may be amended, restated or otherwise modified from time to time.

“Hong Kong Subsidiary” means any subsidiary of the Company that has been formed or is organized under the laws of Hong Kong.

“IBA” has the meaning assigned to such term in Section 1.09.

“Immaterial Subsidiary” means, at any date of determination, any Restricted Subsidiary that, at the last day of the most recently ended Fiscal Quarter of the Company for which financial statements have theretofore been most recently delivered pursuant to Section 5.01(a) or (b), accounted for less than (x) 5.0% of Total Assets at such date and (y) less than 5.0% of the consolidated revenues of the Company and its Restricted Subsidiaries for the most recent four Fiscal Quarter period ending on or prior to such date; provided that, notwithstanding the above, “Immaterial Subsidiary” shall exclude any of the Company’s Restricted Subsidiaries designated in writing to the Administrative Agent, by a responsible officer of the Company (which the Company shall be required to designate (and hereby undertakes to designate) to the extent necessary to ensure that Immaterial Subsidiaries, in the aggregate, accounted for, at the last day of any Fiscal Quarter of the Company for which financial statements have theretofore been most recently delivered pursuant to Section 5.01(a) or (b), less than 5.0% of Total Assets at such date and less than 5.0% of consolidated revenues of the Company and its Restricted Subsidiaries for the four Fiscal Quarter period ending on such date.

“Impacted Interest Period” has the meaning set forth in the definition of “LIBO Rate.”

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person (excluding trade accounts payable incurred in the ordinary course of business), (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding (i) current accounts payable incurred in the ordinary course of business, (ii) deferred compensation payable to directors, officers or employees of the Company or any Restricted Subsidiary and (iii) any purchase price adjustment or earnout incurred in connection with an acquisition, except to the extent that the amount payable pursuant to such purchase price adjustment or earnout is, or becomes, reasonably determinable), (e) all Capital Lease Obligations and Synthetic Lease Obligations of such Person, (f) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (g) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (h) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed by such Person (but only to the extent of the lesser of (x) the amount of such Indebtedness and (y) the fair market value of such property, if such Indebtedness has not been assumed by such Person), and (i) all Guarantees by such Person of Indebtedness of others. The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor by contract, as a matter of law or otherwise as a result of such Person’s ownership interest in or other relationship with such other Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means (a) all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), all Other Taxes.

“Indemnitee” has the meaning set forth in Section 9.03(b).

“Information” has the meaning set forth in Section 9.12.

“Information Materials” means all written materials relating to the Loan Parties and the Transactions provided to the Lenders in connection with the syndication of the Revolving Commitments.

“Insolvency Laws” means each of the Bankruptcy Code, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Winding-Up and Restructuring Act (Canada), the United Kingdom’s Insolvency Act 1986, the EU Regulation 2015/848 on insolvency proceedings (recast), the United Kingdom’s Companies Act 2006, the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Chapter 32 of the Laws of Hong Kong), the Companies (Winding Up) Rules (Chapter 32H of the Laws of Hong Kong), Bankruptcy Ordinance (Chapter 6 of the Laws of Hong Kong), the German Insolvency Code and the Swiss Federal Debt Enforcement and Bankruptcy Act (Bundesgesetz über Schuldbetreibung und Konkurs (SchKG)), in respect of any French Guarantor, any insolvency “état de cessation des paiements,” any reorganisation in the context of a mandat ad hoc or of a conciliation, any judicial reorganisation “redressement judiciaire,” any partial or whole sale of the company “cession totale ou partielle de l’entreprise,” any judicial liquidation “liquidation judiciaire,” any safeguard “sauvegarde,” any accelerated financial safeguard “sauvegarde financière accélérée,” any accelerated safeguard “sauvegarde accélérée” or any collective procedure “procédure collective” under Book VI of the French Commercial Code (as amended), in each case as amended, and any other applicable state, provincial, territorial, foreign or federal bankruptcy laws, each as now and hereafter in effect, any successors to such statutes and any other applicable insolvency or other similar law of any jurisdiction, including any corporate law of any jurisdiction permitting a debtor to obtain a stay or a compromise of the claims of its creditors against it and including any rules and regulations pursuant thereto.

“Intercompany Subordination Agreement” means the Intercompany Subordination Agreement dated the date hereof among the Borrowers and the other Restricted Subsidiaries party thereto in the form attached as Exhibit M, as the same may be amended in accordance with the terms hereof and thereof.

“Intercreditor Agreement” means the Intercreditor Agreement dated as of the date hereof among the U.S. Loan Parties, the Administrative Agent and the administrative agent, collateral agent, collateral trustee or a similar representative for the Term Credit Agreement, in substantially the form of Exhibit E, with such changes therefrom as are contemplated or permitted by Section 9.18.

“Interest Election Request” means a request by the Borrower Representative to convert or continue a Revolving Borrowing in accordance with Section 2.08, which shall be, in the case of any such written request, in the form of Exhibit F or any other form approved by the Administrative Agent.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Protective Advance or an Overadvance), Canadian Prime Rate Loan or Swingline Loan, the first day of each calendar quarter and the Maturity Date, (b) with respect to any Eurodollar Loan or CDOR Rate Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, such day or days prior to the last day of such Interest Period as shall occur at intervals of three months’ duration after the first day of such Interest Period, and the Maturity Date, and (c) with respect to any Protective Advance or Overadvance, the day that such Loan is required to be repaid and the Maturity Date.

“Interest Period” means (a) with respect to any Eurodollar Borrowing or HIBOR Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one week (solely with respect to a Eurodollar Borrowing), one, two, three or six months (or, with the consent of each Lender twelve months) thereafter and (b) with respect to any CDOR Rate Borrowing, the period commencing on the date of such Borrowing and ending on the date which is one, two, three or six months (or, with the consent of each Lender twelve months) thereafter, in each case, as the Borrower Representative may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interpolated Rate” means, at any time, (i) with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between (a) the LIBO Screen Rate for the longest period for which the LIBO Screen Rate is available) that is shorter than the Impacted Interest Period; and (b) the LIBO Screen Rate for the shortest period (for which that LIBO Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time; and (ii) with respect to any CDOR Rate Loan for any Interest Period, a rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between (a) the applicable CDOR Screen Rate for the longest period (for which such CDOR Screen Rate is available) that is shorter than the Interest Period for such CDOR Rate Loan and (b) the applicable CDOR Screen Rate for the shortest period (for which such CDOR Screen Rate is available) that is longer than the Interest Period for such CDOR Rate Loan, in each case at such time; provided that if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Inventory” has the meaning set forth in each Security Agreement.

“Investment” means, with respect to a specified Person, any Equity Interests, evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, or any capital contribution or loans or advances (other than advances made in the ordinary course of business that would be recorded as accounts receivable on the balance sheet of the specified Person prepared in accordance with GAAP) to, Guarantees of any Indebtedness or other obligations of, or any other investment (including any investment in the form of transfer of property for consideration that is less than the fair value thereof (as determined reasonably and in good faith by the chief financial officer of the Company)) in, any other Person that are held or made by the specified Person. The amount, as of any date of determination, of (a) any Investment in the form of a loan or an advance shall be the principal amount thereof outstanding on such date, without any adjustment for write-downs or write-offs (including as a result of forgiveness of any portion thereof) with respect to such loan or advance after the date thereof, (b) any Investment in the form of a Guarantee shall be determined in accordance with the definition of the term “Guarantee,” (c) any Investment in the form of a purchase or other acquisition for value of any Equity Interests, evidences of Indebtedness or other securities of any Person shall be the fair value (as determined reasonably and in good faith by the chief financial officer of the Company) of the consideration therefor (including any Indebtedness assumed in connection therewith), plus the fair value (as so determined) of all additions, as of such date of determination, thereto, and minus the amount, as of such date of determination, of any portion of such Investment repaid to the investor in cash as a repayment of principal or a return of capital, as the case may be, but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the time of such Investment, (d) any Investment (other than any Investment referred to in clause (a), (b) or (c) above) in the form of a transfer of Equity Interests or other property by the investor to the investee, including any such transfer in the form of a capital contribution, shall be the fair value (as determined reasonably and in good faith by the chief financial officer of the Company) of such Equity Interests or other property as of the time of such transfer (less, in the case of any investment in the form of transfer of property for consideration that is less than the fair value thereof, the fair value (as so determined) of such consideration as of the time of the transfer), minus the amount, as of such date of determination, of any portion of such Investment repaid to the investor in cash as a return of capital, but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the time of such transfer, and (e) any Investment (other than any Investment referred to in clause (a), (b), (c) or (d) above) in any Person resulting from the issuance by such Person of its Equity Interests to the investor shall be the fair value (as determined reasonably and in good faith by the chief financial officer of the Company) of such Equity Interests at the time of the issuance thereof.

“IP Security Agreements” has the meaning set forth in each of the U.S. Security Agreement and the Canadian Security Agreement.

“IRS” means the United States Internal Revenue Service.

“Issuing Banks” means, individually and collectively as the context may require, in the case of each Letter of Credit, JPMorgan Chase Bank, N.A., Wells Fargo Bank, National Association, Citizens Bank, N.A., Bank of America, N.A. and any other Lender proposed by the Borrower Representative that has agreed to act as an Issuing Bank and is reasonably acceptable to the Administrative Agent, each in its capacity as an issuer of Letters of Credit hereunder, and its successors and assigns in such capacity as provided in Section 2.06(j). Each Issuing Bank may, in its sole discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. Additionally, each Person that has issued any Existing Letter of Credit shall be deemed to be an Issuing Bank for purposes of such Existing Letter of Credit but shall be under no obligation to issue any additional Letters of Credit unless otherwise specified herein.

“ITA” means the Income Tax Act (Canada), as amended.

“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit H.

“JPMCB” means JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity, and its successors.

“LC Collateral Account” has the meaning set forth in Section 2.06(j).

“LC Commitment” means, with respect to each Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit pursuant to Section 2.06. As of the Closing Date, the amount of each Issuing Bank’s LC Commitment is set forth on Schedule 2.01.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit. The date of an LC Disbursement shall be the date of payment by the applicable Issuing Bank under a Letter of Credit or a time draft presented thereunder, as the case may be.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements relating to Letters of Credit that have not yet been reimbursed by or on behalf of the Borrowers at such time. The LC Exposure of any U.S. Revolving Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Lender Parties” means (a) the Administrative Agent, (b) the Arrangers, (c) the Co-Syndication Agents, (d) the Lenders and the Swingline Lenders, (e) the Issuing Banks, (f) Qualified Counterparties to whom any Banking Services Obligations constituting Secured Obligations hereunder are owing, (g) Qualified Counterparties to whom Swap Obligations constituting Secured Obligations hereunder are owing, (h) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document and (i) the permitted successors and assigns of the foregoing.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or an amendment referred to in Section 2.09(e), other than any such Person that shall have ceased to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means each Existing Letter of Credit and any letter of credit or similar instrument (including a bank guarantee) acceptable to the Administrative Agent and the applicable Issuing Bank issued pursuant to this Agreement for the account of a U.S. Borrower or one of its Restricted Subsidiaries; provided that no Letter of Credit issued pursuant to this Agreement shall be a Commercial Letter of Credit.

“Letter of Credit Agreement” has the meaning assigned to it in Section 2.06(b).

“LIBO Rate” means, (i) with respect to any Eurodollar Borrowing denominated in Dollars, Pounds Sterling or Euro for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Association (or any other Person that takes over the administration of such rate) for Dollars, Pounds Sterling or Euro for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion (in each case, the “LIBO Screen Rate”), (a) in the case of Dollars and Euros, at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period and (b) in the case of Pounds Sterling, at approximately 11:00 a.m., London time, on the Business Day of the commencement of such Interest Period; provided that, if the LIBO Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement and provided, further, if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) then the LIBO Rate shall be the Interpolated Rate, provided, that, if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement, (ii) with respect to any Eurodollar Loan denominated in Canadian Dollars, the CDOR Rate for such Interest Period; provided that if the CDOR Rate shall be less than zero, such rate shall be deemed to be zero per annum for purposes of this Agreement, and (iii) with respect to any Loan denominated in Hong Kong Dollars, the HIBOR Rate for such Interest Period; provided that if the HIBOR Rate shall be less than zero, such rate shall be deemed to be zero per annum for purposes of this Agreement.

“LIBO Screen Rate” has the meaning set forth in the definition of “LIBO Rate.”

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, charge, assignment by way of security, security interest or other encumbrance in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Line Cap” means, as of any date of determination thereof by the Administrative Agent, an amount equal to the lesser of (i) the total Revolving Commitments then in effect and (ii) the Aggregate Borrowing Base.

“LLC” means any Person that is a limited liability company under the laws of its jurisdiction of formation.

“Loan Documents” means this Agreement, the Collateral Documents, each Compliance Certificate, the Intercreditor Agreement, the Intercompany Subordination Agreement, any amendment referred to in Section 2.09(e) and, except for purposes of Section 9.02, any promissory notes issued pursuant to this Agreement, any Letter of Credit Agreement and all other agreements, instruments, documents and certificates identified in Section 4.01 executed and delivered to, or in favor of, the Administrative Agent or any Lender and including all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements, letter of credit applications and any agreements between the Borrower Representative and the Issuing Bank regarding the respective rights and obligations between a Borrower and the Issuing Bank in connection with the issuance by the Issuing Bank of Letters of Credit. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Guarantee” means the U.S. Guarantee, the Canadian Guarantee, the French Guarantee, the German Guarantee, the Hong Kong Guarantee, the Swiss Guarantee and the UK Guarantee.

“Loan Parties” means, individually and collectively as the context may require, the U.S. Loan Parties, the Canadian Loan Parties, the German Loan Parties, the Hong Kong Loan Parties, the Swiss Loan Parties, the UK Loan Parties and, from and after the French Effective Date, the French Loan Parties.

“Loans” means the loans and advances made by the Lenders or the Administrative Agent pursuant to this Agreement, including Swingline Loans, Overadvances and Protective Advances.

“Management Notification” has the meaning set forth in Section 9.24(c).

“Margin Stock” means margin stock within the meaning of Regulations T, U and X, as applicable.

“Material Adverse Effect” means a material adverse effect on (a) the results of operations, assets, business or financial condition of the Company and the Restricted Subsidiaries taken as a whole, (b) the ability of the Loan Parties to perform any of their monetary obligations under the Loan Documents to which it is a party, or (c) the rights of or benefits available to the Administrative Agent, the Issuing Banks or the Lenders under the Loan Documents.

“Material Acquisition” means any acquisition, or a series of related acquisitions, of (a) Equity Interests in any Person if, after giving effect thereto, such Person will become a Subsidiary or (b) assets comprising all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of) any Person; provided that the aggregate consideration therefor (including Indebtedness assumed in connection therewith, all obligations in respect of deferred purchase price (including obligations under any purchase price adjustment but excluding earnout or similar payments) and all other consideration payable in connection therewith) exceeds $20,000,000.

“Material Contract” means (a) any agreement to which any Loan Party or any Subsidiary thereof is a party that is of the type referred to as a “material definitive agreement” in Form 8-K or required to be attached as an exhibit to a filing in accordance with Item 601 of Regulation S-K as promulgated by the SEC and (b) any cash pooling agreements to which any Loan Party or any Subsidiary thereof is a party or by which any Loan Party or any Subsidiary thereof is bound.

“Material Disposition” means any Disposition, or a series of related sales, transfers or other Dispositions, of (a) all or substantially all the issued and outstanding Equity Interests in any Person that are owned by the Company or any Subsidiary or (b) assets comprising all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of) any Person; provided that the aggregate consideration therefor (including Indebtedness assumed by the transferee in connection therewith, all obligations in respect of deferred purchase price (including obligations under any purchase price adjustment but excluding earnout or similar payments) and all other consideration payable in connection therewith) exceeds $20,000,000.

“Material Indebtedness” means Indebtedness (other than the Loans, Letters of Credit and the Loan Guarantee), or obligations in respect of one or more Swap Agreements, of any one or more of the Company and the Restricted Subsidiaries in an aggregate principal amount exceeding $35,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Company or any Restricted Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Company or such Restricted Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Subsidiary” means each Subsidiary that is not an Immaterial Subsidiary.

“Maturity Date” means September 26, 2024 (the “Scheduled Maturity Date”); provided that, if on the date that is the 121st day prior to the final maturity date of any class or tranche of term loans under the Term Credit Agreement, any such term loans are outstanding on such date, then the Maturity Date shall be such date.

“Maximum Canadian Liability” has the meaning set forth in Section 11.08.

“Maximum French Liability” has the meaning set forth in Section 12.08.

“Maximum German Liability” has the meaning set forth in Section 13.08.

“Maximum Hong Kong Liability” has the meaning set forth in Section 14.08.

“Maximum Rate” has the meaning set forth in Section 9.16.

“Maximum Swiss Liability” has the meaning set forth in Section 15.08.

“Maximum UK Liability” has the meaning set forth in Section 16.08.

“Maximum U.S. Liability” has the meaning set forth in Section 10.09.

“Moody’s” means Moody’s Investors Service, Inc., and any successor to its rating agency business.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate makes or is obligated to make contributions or has any ongoing obligation with respect to withdrawal liability (within the meaning of Title IV of ERISA).

“Net Orderly Liquidation Value” means, with respect to Inventory of any Person, the orderly liquidation value thereof, as determined in a manner acceptable to the Administrative Agent in its Permitted Discretion by an appraiser reasonably acceptable to the Administrative Agent.

“NOLV Percentage” shall mean the fraction, expressed as a percentage, (a) the numerator of which is the amount equal to the blended recovery on the aggregate amount of the Eligible Finished Goods Inventory at such time on a Net Orderly Liquidation Value basis as set forth in the most recent inventory appraisal received by the Administrative Agent in accordance with Section 5.12, net of operating expenses, liquidation expenses and commissions reasonably anticipated in the disposition of such assets, and (b) the denominator of which is the original cost of the aggregate amount of the Eligible Finished Goods Inventory subject to appraisal.

“Non-Consenting Lender” has the meaning set forth in Section 9.02(e).

“Non-Cooperative Jurisdiction” means a non-cooperative state or territory (Etat ou territoire non coopératif) as set out in the list referred to in Article 238-0A of the French General Tax Code (Code Général des Impôts), as such list may be amended from time to time.

“Non-Paying Canadian Loan Party” has the meaning set forth in Section 11.09.

“Non-Paying French Loan Party” has the meaning set forth in Section 12.10.

“Non-Paying German Loan Party” has the meaning set forth in Section 13.09.

“Non-Paying Hong Kong Loan Party” has the meaning set forth in Section 14.09.

“Non-Paying Swiss Loan Party” has the meaning set forth in Section 15.09.

“Non-Paying UK Loan Party” has the meaning set forth in Section 16.09.

“Non-Paying U.S. Loan Party” has the meaning set forth in Section 10.10.

“Non-U.S. Secured Obligations” means the Canadian Secured Obligations, the French Secured Obligations, the Hong Kong Secured Obligations, the German Secured Obligations, the Swiss Secured Obligations and the UK Secured Obligations.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations” means, individually and collectively as the content may require, the U.S. Obligations, the French Obligations, the European Obligations, the Hong Kong Obligations and the Canadian Obligations.

“Original Currency” has the meaning set forth in Section 9.22.

“Original Indebtedness” has the meaning set forth in the definition of “Refinancing Indebtedness.”

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, excluding any such Taxes imposed with respect to an assignment by a Lender (other than an assignment made pursuant to Section 2.19) if such Tax is imposed as a result of a present or former connection between the assignor or assignee and the jurisdiction imposing such Tax (other than connections arising from such assignor or assignee having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, and/or sold or assigned an interest in any Loan Document).

“Overadvance” means a U.S. Overadvance, a Canadian Overadvance, a European Overadvance, a French Overadvance or a Hong Kong Overadvance.

“Overadvance Exposure” means, at any time, the sum of the Canadian Overadvance Exposure, the European Overadvance Exposure, the French Overadvance Exposure, the Hong Kong Overadvance Exposure and the U.S. Overadvance Exposure.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“Overnight LIBO Rate” means, with respect to any Overnight LIBO Rate Loan on any day, a rate per annum equal to the London interbank offered rate as administered by the ICE Benchmark Administration Limited (or any other Person that takes over the administration of such rate) for overnight deposits of Dollars, Euros or Pounds Sterling as displayed on the applicable Thomson Reuters screen page (LIBOR01 or LIBOR02) (or, in the event such rate does not appear on a page of the Thomson Reuters screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion) at approximately 11:00 a.m., London time, on such day; provided that if the Overnight LIBO Rate shall be less than zero, such rate shall be deemed to be zero for all purposes of this Agreement.

“Overnight LIBO Rate Loan” means a Loan made by a Swingline Lender which bears interest at a rate based on the Overnight LIBO Rate. Overnight LIBO Rate Loans may be denominated in U.S. Dollars, Euros or Pounds Sterling. All Swingline Loans must be Overnight LIBO Rate Loans.

“Parallel Debt” has the meaning assigned to such term in Section 8.10(b)(i).

“Parent” has the meaning assigned to it in the definition of “Subsidiary.”

“Participant Register” has the meaning set forth in Section 9.04(c)(ii).

“Participants” has the meaning set forth in Section 9.04(c)(i).

“Participating Member State” means any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (Signed into law October 26, 2001)).

“Paying Canadian Loan Party” has the meaning set forth in Section 11.09.

“Paying French Loan Party” has the meaning set forth in Section 12.10.

“Paying German Loan Party” has the meaning set forth in Section 13.09.

“Paying Hong Kong Loan Party” has the meaning set forth in Section 14.09.

“Paying Swiss Loan Party” has the meaning set forth in Section 15.09.

“Paying UK Loan Party” has the meaning set forth in Section 16.09.

“Paying U.S. Loan Party” has the meaning set forth in Section 10.10.

“Payment Conditions” means, at the time of determination with respect to a specified transaction or payment, that (a) no Default or Event of Default then exists or would arise as a result of the entering into of such transaction or the making of such payment, and (b) on a Pro Forma Basis after giving effect to such transaction or payment and any incurrence or repayment of Indebtedness in connection therewith:

(i)             in the case of any Restricted Payment or payments of Specified Indebtedness, either (A) both (I) Availability on a Pro Forma Basis on such date and as projected by the Borrower Representative in good faith for the subsequent twelve months is equal to or greater than the greater of (x) $40,000,000 and (y) 20% of the Line Cap and (II) the Fixed Charge Coverage Ratio for the most recently ended four Fiscal Quarter period for which financial statements have been delivered to the Administrative Agent pursuant to Section 5.01(a) or (b) is at least 1.0 to 1.0 or (B) Availability on a Pro Forma Basis on such date and as projected by the Borrower Representative in good faith for the subsequent twelve months is equal to or greater than the greater of (x) $50,000,000 and (y) 25% of the Line Cap; and

(ii)            in all other cases, either (A) both (I) Availability on a Pro Forma Basis on such date and as projected by the Borrower Representative in good faith for the subsequent twelve months is equal to or greater than the greater of (x) $30,000,000 and (y) 15% of the Line Cap and (II) the Fixed Charge Coverage Ratio for the most recently ended four Fiscal Quarter period for which financial statements have been delivered to the Administrative Agent pursuant to Section 5.01(a) or (b) is at least 1.0 to 1.0 or (B) Availability on a Pro Forma Basis on such date and as projected by the Borrower Representative in good faith for the subsequent twelve months is equal to or greater than the greater of (x) $40,000,000 and (y) 20% of the Line Cap;

provided that, in each case, the Company shall have delivered to the Administrative Agent a reasonably detailed calculation of such Availability and, if applicable, the Fixed Charge Coverage Ratio.

“Payment Intangibles” has the meaning set forth in the U.S. Security Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Perfection Certificate” means a certificate in the form of Exhibit K or any other form approved by the Administrative Agent.

“Permitted Acquisition” means the purchase or other acquisition by the Company or any Restricted Subsidiary of Equity Interests in, or all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of), any Person if (a) in the case of any purchase or other acquisition of Equity Interests in a Person, such Person will be, upon the consummation of such acquisition a Restricted Subsidiary, in each case including as a result of a merger, amalgamation or consolidation between any Subsidiary and such Person, or (b) in the case of any purchase or other acquisition of other assets, such assets will be owned by the Company or a Restricted Subsidiary; provided that (i) no Event of Default exists at the date the agreement relating to such Permitted Acquisition is entered into, (ii) the Payment Conditions are satisfied and (iii) the Company shall promptly deliver information relating to such Permitted Acquisition as the Administrative Agent may reasonably request.

“Permitted Debt” means Indebtedness of the U.S. Loan Parties (including any Guarantee thereof by a U.S. Loan Party) so long as (i) no portion of the principal of such Indebtedness has a scheduled maturity prior to the date that is 91 days after the Maturity Date at the time of issuance (determined as of the date of incurrence thereof or, in the case of any such Indebtedness outstanding on the Effective Date, the Effective Date), (ii) no Subsidiary of the Company that is not a U.S. Loan Party is an obligor in respect of such Indebtedness, (iii) the terms and conditions of such Indebtedness (other than interest rates, fees and call protection) are not, taken as a whole, more restrictive than the terms of the Term Credit Agreement (as determined in good faith by the Company) and (iv) that to the extent secured, the Liens securing such Indebtedness must be secured on U.S. Collateral only and shall rank junior to the Liens securing the obligations under the Term Credit Agreement and the Secured Obligations.

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Encumbrances” means:

(a)            Liens imposed by law for Taxes that are not yet delinquent or (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, (ii) the Company or such Restricted Subsidiary has set aside on its books reserves with respect thereto to the extent required by GAAP and (iii) such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation;

(b)           carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law (other than any Lien imposed pursuant to Section 430(k) of the Code or Section 303(k) of ERISA or a violation of Section 436 of the Code), arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.06;

(c)            pledges and deposits made (i) in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of the Company or any Subsidiary in the ordinary course of business supporting obligations of the type set forth in clause (i) above;

(d)           pledges and deposits made to secure the performance of bids, trade contracts (other than Indebtedness for borrowed money), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)            judgment liens in respect of judgments that do not constitute an Event of Default under clause (l) of Article VII;

(f)            easements, zoning restrictions, rights-of-way, site plan agreements, development agreements, operating agreements, cross-easement agreements, reciprocal easement agreements and similar encumbrances and exceptions to title on real property that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Company or any Subsidiary or the ordinary operation of such real property;

(g)           customary rights of setoff upon deposits of cash in favor of banks and other depository institutions and Liens of a collecting bank arising under the UCC or PPSA in respect of payment items in the course of collection;

(h)           Liens arising from precautionary UCC or PPSA financing statement filings (or similar filings under applicable law) regarding operating leases or consignments;

(i)             Liens representing any interest or title of a licensor, lessor or sublicensor or sublessor, or a licensee, lessee or sublicensee or sublessee, in the property subject to any lease (other than Capital Lease Obligations), license or sublicense or concession agreement permitted by this Agreement;

(j)             Liens arising in the ordinary course of business in favor of custom and forwarding agents and similar Persons in respect of imported goods and merchandise in the custody of such Persons;

(k)            Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(l)             the reservations, limitations, provisos and conditions, if any, expressed in any original grant from the Crown in right of Canada or any province thereof of any real property or any interest therein or in any comparable grant in jurisdictions other than Canada, provided they do not materially detract from the value of such property or impair the use thereof in the ordinary conduct of business;

(m)           Liens or rights of setoff against credit balances of the Company or any Subsidiary with credit card issuers, credit card processors or merchant service providers for mobile or digitized payment methods to secure obligations of the Company or such Subsidiary, as the case may be, to any such credit card issuer, credit card processor, or merchant service provider incurred in the ordinary course of business as a result of fees, charges, expenses and chargebacks;

(n)           (i) contractual or statutory Liens of landlords to the extent relating to the property and assets relating to any lease agreements with such landlord, and (ii) contractual Liens of suppliers (including sellers of goods) or customers granted in the ordinary course of business to the extent limited to the property or assets relating to such contract;

(o)           any interest or title of an owner of equipment or inventory on loan or consignment, or in connection with any conditional sale, title retention or similar arrangement for the sale of goods to any Borrower or any other Loan Party, in each case in the ordinary course of business of the Company and its Subsidiaries, and Liens arising from precautionary UCC financing statement filings related thereto;

(p)           Liens arising from the deposit of funds or evidences of Indebtedness in trust for the purpose of defeasing or discharging Indebtedness issued pursuant to an indenture, but only if such defeasing or discharging of Indebtedness is not prohibited under this Agreement; provided that such Lien covers proceeds in an aggregate amount necessary solely to defease or discharge the principal, interest, premium, if any, and, if required by the terms of the relevant indenture, fees, costs and expenses due in connection with the defeasance of such Indebtedness;

(q)           real property title defects or irregularities which are of a minor nature and which do not materially detract from the value of the real property or impair the use thereof in the ordinary conduct of business; and

(r)            other Liens that are contractual rights of setoff;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness, other than Liens referred to in clause (c) above securing letters of credit, bank guarantees or similar instruments.

“Permitted Liens” has the meaning set forth in Section 6.02.

“Permitted Transaction” means (x) the merger of one or more French Guarantors with and into a French Borrower, with such French Borrower as the surviving entity and/or (y) the merger of a French Borrower with and into a parent company of such French Borrower (which such parent company (i) has been identified by the Company to the Administrative Agent in writing prior to the Effective Date and (ii) is a Restricted Subsidiary immediately prior to giving effect to such merger), with the parent company as the surviving entity (the survivor of any such merger referred to clauses (x) and (y), the “French Surviving Borrower”); provided that: (1) the French Surviving Borrower shall expressly assume all the obligations of such French Borrower under this Agreement and the other Loan Documents in a manner and pursuant to documentation reasonably satisfactory to the Administrative Agent (including execution and delivery of amendments to or additional French Security Agreements to the extent reasonably requested by the Administrative Agent); (2) solely in the case of clause (y), the Administrative Agent shall have received the results of an appraisal and a field examination with respect to the French Surviving Borrower and its Subsidiaries (at the sole cost and expense of the Loan Parties) from an appraiser and an examiner reasonably satisfactory to the Administrative Agent; (3) the French Surviving Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer of the French Surviving Borrower stating that such merger, amalgamation, or consolidation complies with the applicable requirements set forth in this definition and (4) the Administrative Agent shall have received at least five Business Days’ prior written notice of the proposed transaction (or such shorter period of time as agreed by the Administrative Agent in its reasonable discretion) and the Company shall promptly and in any event at least two Business Days prior to the consummation of any such merger provide all information any Lender or the Administrative Agent may reasonably request to satisfy its “know your customer” and other similar requirements necessary for such Person to comply with its internal compliance and regulatory requirements with respect to the proposed French Surviving Borrower (it being understood that if the foregoing are satisfied, the French Surviving Borrower will succeed to, and be substituted for, such French Borrower under this Agreement).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee pension benefit plan,” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), that is subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Loan Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan Asset Regulations” means 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA, as amended from time to time.

“Pounds Sterling” or “£” means the lawful currency of the United Kingdom.

“PPSA” means the Personal Property Security Act (Ontario), including the regulations thereto, provided that if perfection or the effect of perfection or non-perfection or the priority of any Lien created hereunder or under any other Loan Document on the Collateral is governed by the personal property security legislation or other applicable legislation with respect to personal property security in effect in a jurisdiction in Canada other than the Province of Ontario, “PPSA” means the Personal Property Security Act or such other applicable legislation (including the Civil Code (Quebec)) in effect from time to time in such other jurisdiction in Canada for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Primary Concentration Accounts” means a Deposit Account maintained with the Administrative Agent in each of the United States and Canada subject to a Control Agreement.

“Primary Obligor” has the meaning set forth in the definition of “Guarantee.”

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Prior Claims” means (a) all liabilities and obligations of any Canadian Loan Party secured by any Liens, choate or inchoate, which rank or are capable of ranking in priority to the Liens granted to the Administrative Agent to secure the Canadian Secured Obligations, including in the Permitted Discretion of the Administrative Agent, (i) any such amounts due and not paid for wages, or vacation pay, amounts due and not paid under any legislation relating to workers’ compensation or to employment insurance, all amounts deducted or withheld and not paid and remitted when due with respect to Taxes including amounts currently or past due and not paid for realty, municipal or similar taxes (to the extent impacting personal or moveable property); and (ii) all amounts currently or past due and not yet contributed, remitted or paid to or under any Canadian Pension Plan or under the Canada Pension Plan, the Quebec Pension Plan, the Pension Benefits Act (Ontario) or any similar legislation; and (b) with respect to any German Borrower, any reserve for amounts secured by any liens or other security interests whatsoever, choate or inchoate, which rank or are capable of ranking in priority to the liens granted to the Administrative Agent to secure or for other claims and/or deductions for the German Secured Obligations, including without limitation, in the reasonable credit judgment of the Administrative Agent, any such amounts due and not paid for wages, or vacation pay, severance pay, employee deductions, income tax, insolvency costs, amounts due and not paid under any legislation relating to workers’ compensation or to employment insurance amounts currently or past due and not paid for realty, municipal or similar taxes (to the extent impacting personal or movable property), sales tax and pension obligations.

“Priority Payables Reserve” means reserves for Prior Claims or other amounts which rank or are capable of ranking in priority to the Liens granted to the Administrative Agent to secure the Secured Obligations, including without limitation, in the Permitted Discretion of the Administrative Agent, any such amounts due and not paid for wages, vacation pay, severance pay, employee deductions, income tax, amounts due and not paid under any legislation relating to workers’ compensation or to employment insurance, amounts currently or past due and not paid for Taxes and pension obligations.

“Pro Forma Basis” means, with respect to any computation hereunder required to be made on a pro forma basis giving effect to any proposed Investment or other acquisition (including any Permitted Acquisition or any Material Acquisition), any Material Disposition, any Restricted Payment or any payment of or in respect of any Indebtedness (collectively, “Pro Forma Events”), computation thereof after giving pro forma effect to adjustments in connection with such Pro Forma Event that are either (i) in accordance with Regulation S-X under the Securities Act or (ii) set forth in a certificate of a Financial Officer of the Company delivered to the Administrative Agent and believed in good faith by the Company to be probable based on actions take or to be taken within 12 months following the consummation of the relevant Pro Forma Event; provided that the aggregate amount of any increase in Consolidated EBITDA resulting from adjustments pursuant to this clause (ii) for any four Fiscal Quarter period of the Company shall not exceed 10% of Consolidated EBITDA for such period (prior to giving effect to any increase pursuant to this clause (ii)), in each case, using, for purposes of making such computation, the consolidated financial statements of the Company and the Restricted Subsidiaries (and, to the extent applicable, the historical financial statements of any entities or assets so acquired or to be acquired, or so Disposed or to be Disposed), which shall be reformulated as if such Pro Forma Event (and, in the case of any pro forma computations made hereunder to determine whether such Pro Forma Event is permitted to be consummated hereunder, to any other Pro Forma Event consummated since the first day of the period covered by any component of such pro forma computation and on or prior to the date of such computation), and any Indebtedness or other liabilities incurred in connection with any such Pro Forma Event, had been consummated and incurred at the beginning of such period. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Swap Agreement applicable to such Indebtedness if such Swap Agreement has a remaining term in excess of 12 months).

“Pro Forma Events” has the meaning set forth in the definition of “Pro Forma Basis.”

“Protective Advance” means a U.S. Protective Advance, a Canadian Protective Advance, a European Protective Advance, a French Protective Advance or a Hong Kong Protective Advance.

“Protective Advance Exposure” means, at any time, the sum of the Canadian Protective Advance Exposure, the U.S. Protective Advance Exposure, the European Protective Advance Exposure, the French Protective Advance Exposure and the Hong Kong Protective Advance Exposure.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to it in Section 9.26.

“Qualified Counterparties” means each Administrative Agent, each Lender, each Affiliate of the Administrative Agent or a Lender and each Person that was a Lender or an Affiliate of a Lender at any time that such Person provided any Banking Services or Swap Obligations to the Company or any of its Subsidiaries.

“Quebec Security Documents” means each deed of hypothec executed among any Canadian Loan Party and the Administrative Agent from time to time under the laws of the Province of Quebec.

“Recipient” means the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document.

“Reduced Availability Period” means any period (a) commencing at any time when Availability shall be less than the greater of (i) 12.5% of the Line Cap and (ii) $25,000,000 for five consecutive Business Days and (b) ending when Availability shall have been greater than the greater of (i) 12.5% of the Line Cap then in effect and (ii) $25,000,000 for a period of 30 consecutive days.

“Refinancing” means the repayment in full of all principal, premium, if any, interest, fees and other amounts due or outstanding under the Existing Credit Agreement, the termination of the commitments and letters of credit outstanding thereunder and the discharge and release of the guarantees and liens existing in connection therewith.

“Refinancing Indebtedness” means, in respect of any Indebtedness (the “Original Indebtedness”), any Indebtedness that extends, renews or refinances such Original Indebtedness (or any Refinancing Indebtedness in respect thereof); provided that (a) the principal amount of such Refinancing Indebtedness shall not exceed the principal amount of such Original Indebtedness except by an amount no greater than accrued and unpaid interest with respect to such Original Indebtedness; (b) the stated final maturity of such Refinancing Indebtedness shall not be earlier than that of such Original Indebtedness; (c) such Refinancing Indebtedness shall not constitute an obligation (including pursuant to a Guarantee) of any Subsidiary that shall not have been (or, in the case of after-acquired Subsidiaries, shall not have been required to become pursuant to the terms of the Original Indebtedness) an obligor in respect of such Original Indebtedness and shall constitute an obligation of such Subsidiary only to the extent of their obligations in respect of such Original Indebtedness; and (d) such Refinancing Indebtedness shall not be secured by any Lien on any asset other than the assets that secured such Original Indebtedness (or would have been required to secure such Original Indebtedness pursuant to the terms thereof).

“Register” has the meaning set forth in Section 9.04(b)(v).

“Regulation” has the meaning set forth in Section 3.23.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the directors, officers, partners, members, trustees, employees, agents, administrators, managers, representatives and advisors of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment.

“Rent Reserve” means, with respect to any leased store, warehouse distribution center, regional distribution center or depot where any Inventory subject to Liens arising by operation of law is located, a reserve equal to (a) in respect of any store, warehouse distribution center, regional distribution center or depot not located in Germany three months’ rent at such store, warehouse distribution center, regional distribution center or depot, and (b) in the case of any store, warehouse distribution center, regional distribution center or depot located in Germany, rent for periods subsequent to the current and the following year of the lease less any existing security for such rent at such store, warehouse distribution center, regional distribution center or depot.

“Report” means reports prepared by the Administrative Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the Loan Parties’ assets from information furnished by or on behalf of the Loan Parties, after the Administrative Agent has exercised its rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lenders by the Administrative Agent.

“Required Lenders” means, at any time, Lenders having Credit Exposure and unused Revolving Commitments representing more than 50% of the sum of the total Credit Exposure and unused Revolving Commitments at such time.

“Requirement of Law” means, with respect to any Person, collectively, the common law and all federal, state, provincial, local, foreign, multinational or international laws, statutes, codes, treaties, rules and regulations, binding guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the binding determinations of, any Governmental Authority, in each case that are applicable to and binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserves” means, without duplication of any other Reserves or items that are otherwise addressed through eligibility criteria, any and all reserves which the Administrative Agent deems necessary, in its Permitted Discretion, to maintain (including, without limitation, reserves for accrued and unpaid interest on the Secured Obligations, Rent Reserves, Banking Services Reserves and reserves for loyalty programs, reserves for consignee’s, warehousemen’s, mortgagee’s and bailee’s charges, reserves for dilution of Accounts, layaway deposits reserves for Inventory shrinkage, reserves for customs charges and shipping charges and other foreign landing costs related to any Inventory in transit, reserves for fees payable to an insolvency administrator pursuant to section 171 of the German Insolvency Code (or relevant successor provisions), reserves for Swap Obligations, reserves for contingent liabilities of any Loan Party, reserves for uninsured losses of any Loan Party, reserves for uninsured, underinsured, unindemnified or underindemnified liabilities or potential liabilities with respect to any litigation and reserves for taxes, fees, assessments, and other governmental charges and Priority Payables Reserves, reserves for VAT and other Taxes of a UK Loan Party which rank senior to the Liens on the Collateral securing the Obligations, reserves for the prescribed part of a UK Loan Party’s net property that would be made available for the satisfaction of its unsecured liabilities pursuant to Section 176A of the United Kingdom’s Insolvency Act 1986, as amended, reserves with respect to liabilities of a UK Loan Party which constitute preferential debts pursuant to Sections 175, 176ZA or 386 of the United Kingdom’s Insolvency Act 1986, as amended, and reserves for extended or extendible retention of title over Accounts) with respect to the Collateral or any Loan Party.

“Responsible Officer” means, with respect to any Person, its chief financial officer, chief executive officer, president, executive vice president, chief accounting officer or any vice president, managing director (which shall include any Geschäftsführer), director, company secretary, treasurer, assistant treasurer, controller or other officer of such Person having substantially the same authority and responsibility and, solely for purposes of notices given to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent; provided that, with respect to compliance with financial covenants, “Responsible Officer” shall mean a Financial Officer.

“Restricted Obligations” has the meaning set forth in Section 15.11(a)(i).

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Company or any Restricted Subsidiary, or any payment or distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, exchange, conversion, cancellation or termination of any Equity Interests in the Company or any Restricted Subsidiary.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“Reuters” has the meaning assigned to it in the definition of “Dollar Equivalent.”

“Revolving Borrowing” means a Borrowing of Revolving Loans under the U.S. Facility, the Canadian Facility, the European Facility, the French Facility and/or the Hong Kong Facility.

“Revolving Commitment” means, with respect to each Lender, individually and collectively as the context may require, the U.S. Commitment, the Canadian Commitment, the French Commitment, the European Commitment and the Hong Kong Commitment of such Lender.

“Revolving Exposure” means the U.S. Revolving Exposure, the Canadian Revolving Exposure, the French Revolving Exposure, the Hong Kong Revolving Exposure and the European Revolving Exposure.

“Revolving Exposure Limitations” has the meaning set forth in Section 2.01.

“Revolving Lender” means a U.S. Revolving Lender, a Canadian Revolving Lender, a French Revolving Lender, a European Revolving Lender and a Hong Kong Revolving Lender.

“Revolving Loan” means a Loan made pursuant to Sections 2.01 and 2.02(a).

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc., and any successor to its rating agency business.

“Sale/Leaseback Transaction” means an arrangement relating to property owned by the Company or any Restricted Subsidiary whereby the Company or such Restricted Subsidiary sells or transfers such property to any Person and the Company or any Restricted Subsidiary leases such property, or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, from such Person or its Affiliates.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union or any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority, (b) a Canadian Blocked Person, (c) any Person operating, organized or resident in a Sanctioned Country or (d) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a), (b) or (c) or (e) any Person otherwise the subject of any Sanctions.

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time (a) by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, (b) by the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority, or (c) by the government of Canada pursuant to Canadian Economic Sanctions and Export Control Laws.

“Scheduled Maturity Date” has the meaning provided in the definition of “Maturity Date.”

“SEC” means the United States Securities and Exchange Commission.

“Second Currency” has the meaning set forth in Section 9.22.

“Secured Leverage Ratio” means, on any date, the ratio of (a) Total Indebtedness that is secured by a Lien as of such date to (b) Consolidated EBITDA for the period of four consecutive Fiscal Quarters of the Company most recently ended on or prior to such date.

“Secured Obligations” means, individually and collectively as the context may require, the U.S. Secured Obligations and the Non-U.S. Secured Obligations, including any Parallel Debt.

“Securities Account” means all “securities accounts” as such term is defined in the UCC.

“Securities Act” means the United States Securities Act of 1933.

“Security Agreement” means, individually and collectively as the context may require, the U.S. Security Agreement, the Canadian Security Agreements, the European Security Agreements, the Hong Kong Security Agreements and, from and after the French Effective Date, the French Security Agreements.

“Settlement” has the meaning set forth in Section 2.05(b)(iii).

“Settlement Date” has the meaning set forth in Section 2.05(b)(iii).

“Singapore Inventory Amount” means an amount to be agreed among the Borrower Representative and each Lender and delivered in a written notice to the Administrative Agent (provided that, prior to the delivery of such notice, the Singapore Inventory Amount shall be $0).

“Specified Indebtedness” means Subordinated Indebtedness, unsecured Indebtedness and Indebtedness secured on a junior basis to the Liens securing the Secured Obligations.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves), expressed as a decimal, established by the Federal Reserve Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of the Federal Reserve Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Indebtedness” of a Person means any Indebtedness of such Person the payment of which is subordinated in right of payment to the payment of the Secured Obligations.

“subsidiary” means, with respect to any Person (the “parent”) at any date, (a) any Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date and (b) any other Person (i) of which Equity Interests representing more than 50% of the equity value or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (ii) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any direct or indirect subsidiary of the Company.

“Supported QFC” has the meaning assigned to it in Section 9.26.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions and any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or any Subsidiary shall be a Swap Agreement.

“Swap Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction.

“Swingline Exposure” means, at any time, the European Swingline Exposure and/or the French Swingline Exposure, as the context requires.

“Swingline Lender” means the European Swingline Lender and/or the French Swingline Lender, as the context requires.

“Swingline Loan” means a European Swingline Loan and/or a French Swingline Loan, as the context requires.

“Swiss Borrowers” means Fossil Switzerland and each other Swiss Subsidiary that becomes party to this Agreement as a Swiss Borrower after the Effective Date pursuant to Section 5.03(b).

“Swiss Borrowing Base” means, in relation to a Swiss Borrower, at any time (without duplication):

(a)       the lesser of (x) the product of (i) 90% multiplied by (ii) the NOLV Percentage of Eligible Finished Goods Inventory of that Swiss Borrower at such time and (y) the product of (i) 65% multiplied by (ii) the lower of cost or market value of Eligible Finished Goods Inventory of that Swiss Borrower, plus

(b)       the product of (i) 85% multiplied by (ii) the Eligible Accounts of that Swiss Borrower at such time, minus

(c)       without duplication, Reserves established by the Administrative Agent in its Permitted Discretion.

The Administrative Agent may, in its Permitted Discretion and with no less than two (2) Business Days’ prior written notice to the Borrower Representative (other than during a Dominion Period in which case notice shall not be required), adjust Reserves used in computing a Swiss Borrowing Base. Subject to the immediately preceding sentence and the other provisions hereof expressly permitting the Administrative Agent to adjust Reserves, a Swiss Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 5.01(h) (or, prior to the first such delivery, delivered to the Administrative Agent pursuant to Section 4.01(o)); provided that if any Borrowing Base Certificate delivered under Section 5.01(h) shall prove to have been materially inaccurate (regardless of whether any Revolving Commitments are in effect or any amounts are outstanding hereunder when such inaccuracy is discovered), and such inaccuracy shall have resulted in the payment of any interest or fees at rates lower than those that were in fact applicable for any period (based on the actual Swiss Borrowing Base), the applicable Borrowers shall pay to the Administrative Agent, for distribution to the Lenders (or former Lenders) as their interests may appear, the accrued interest or fees that should have been paid but were not paid as a result of such inaccuracy.

“Swiss Collateral” means any and all property of any Swiss Loan Party covered by the Collateral Documents and any and all other property of any Swiss Loan Party, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of the Administrative Agent to secure the Swiss Secured Obligations.

“Swiss Credit Exposure” means, as to any European Revolving Lender at any time, the sum of (a) such European Revolving Lender’s Swiss Revolving Exposure plus (b) a Dollar Equivalent equal to such Lender’s Applicable Percentage of the aggregate amount of Swiss Overadvances and Swiss Protective Advances outstanding.

“Swiss Federal Tax Administration” means the tax authorities referred to in article 34 of the Swiss Withholding Tax Act for purposes of any tax imposed pursuant to the Swiss Federal Withholding Tax Act.

“Swiss Guarantee” means Article XV of this Agreement.

“Swiss Guaranteed Obligations” has the meaning set forth in Section 15.01.

“Swiss Guarantor” means each Swiss Borrower (solely with respect to its Obligations arising pursuant to Section 15.01 hereof) and each Swiss Subsidiary of a Swiss Borrower that is listed on the signature pages hereto as a Swiss Guarantor or that becomes a party hereto as a Swiss Guarantor pursuant to Section 5.03, in each case, until such Subsidiary’s Swiss Guarantee is released in accordance herewith.

“Swiss Guarantor Obligations” has the meaning set forth in Section 15.11(a).

“Swiss Guidelines” means, together, guideline S-02.123 in relation to interbank loans of 22 September 1986 (Merkblatt “Verrechnungssteuer auf Zinsen von Bankguthaben, deren Gläubiger Banken sind (Interbankguthaben)” vom 22. September 1986), circular letter No. 47 in relation to bonds of 25 July 2019 (1-047-V-2019) (Kreisschreiben Nr. 47 “Obligationen” vom 25. Juli 2019), guideline S-02.130.1 in relation to money market instruments and book claims of April 1999 (Merkblatt vom April 1999 betreffend Geldmarktpapiere und Buchforderungen inländischer Schuldner), circular letter No. 46 of 24 July 2019 (1-046-VS-2019) in relation to syndicated credit facilities (Kreisschreiben Nr. 46 “Steuerliche Behandlung von Konsortialdarlehen, Schuldscheindarlehen, Wechseln und Unterbeteiligungen” vom 24. Juli 2019), circular letter No. 34 of 26 July 2011 (1-034-V-2011) in relation to deposits (Kreisschreiben Nr. 34 “Kundenguthaben” vom 26. Juli 2011) and the circular letter No. 15 of 3 October 2017 (1-015-DVS-2017) in relation to bonds and derivative financial instruments as subject matter of taxation of Swiss federal income tax, Swiss withholding tax and Swiss stamp taxes (Kreisschreiben Nr. 15 “Obligationen und derivative Finanzinstrumente als Gegenstand der direkten Bundessteuer, der Verrechnungssteuer und der Stempelabgaben” vom 3. Oktober 2017), in each case as issued, amended or replaced from time to time, by the Swiss Federal Tax Administration or as substituted or superseded and overruled by any law, statute, ordinance, court decision, regulation or the like as in force from time to time.

“Swiss Loan Parties” means, individually and collectively as the context may require, the Swiss Borrowers and each Swiss Guarantor.

“Swiss Non-Bank Rules” means the Swiss Ten Non-Bank Rule and the Swiss Twenty Non-Bank Rule.

“Swiss Non-Qualifying Bank” means a person or entity other than a Swiss Qualifying Bank.

“Swiss Obligated Party” has the meaning set forth in Section 15.02.

“Swiss Obligations” means all unpaid principal of and accrued and unpaid interest on the European Loans to the Swiss Borrowers, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Swiss Loan Parties to the Lenders or to any Lender, the Administrative Agent or any indemnified party arising under the Loan Documents with respect to the European Loans to the Swiss Borrower (including interest, costs, fees, expenses and other amounts accruing during the pendency of any case or proceeding under any Insolvency Laws, regardless of whether allowed or allowable in such case or proceeding).

“Swiss Overadvance” has the meaning set forth in Section 2.05(c).

“Swiss Protective Advance” has the meaning set forth in Section 2.04(a).

“Swiss Qualifying Bank” means a person or entity that (a) effectively conducts banking activities with its own infrastructure and staff as its principal purpose and (b) has a banking license in full force and effect issued in accordance with the banking laws in force in its jurisdiction of incorporation, or if acting through a branch, issued in accordance with the banking laws in the jurisdiction of such branch, all in accordance with the Swiss Guidelines.

“Swiss Revolving Exposure” means, with respect to any European Revolving Lender at any time, the sum of (a) the outstanding principal amount of European Revolving Loans of such European Revolving Lender at such time plus (b) an amount equal to such European Revolving Lender’s European Swingline Exposure in respect of European Swingline Loans made to the Swiss Borrowers.

“Swiss Revolving Loan” means a Revolving Loan made by the European Revolving Lenders to the Swiss Borrowers or U.S. Borrowers.

“Swiss Secured Obligations” means all Swiss Obligations together with all (a) Banking Services Obligations of the Swiss Loan Parties or any other Swiss Subsidiary qualifying as a Restricted Subsidiary and (b) Swap Obligations of the Swiss Loan Parties or any other Swiss Subsidiary qualifying as a Restricted Subsidiary owing to one or more Qualified Counterparties; provided that Excluded Swap Obligations with respect to any Loan Party shall not be Swiss Secured Obligations of such Loan Party; provided  further that in any event, and notwithstanding anything to the contrary in this Agreement or any other Loan Document, prior to the Swiss business day after the date of publication printed on the issue of the Swiss Official Gazette of Commerce in which it is published that Fossil Switzerland has amended its articles of association in accordance with Section 5.25, the term “Swiss Secured Obligations” shall, in respect of Fossil Switzerland, be read as to exclusively refer to the obligations of Fossil Switzerland and its subsidiaries.

“Swiss Security Agreements” means, collectively: (i) the Swiss law bank account pledge agreement, dated as of the date hereof, among Fossil Switzerland and the Secured Parties (as defined therein) represented by the Administrative Agent as direct representative (direkter Stellvertreter), (ii) the Swiss law security assignment agreement dated as of the date hereof, among Fossil Switzerland and the Administrative Agent acting in its own name but for the benefit of the Secured Parties (as defined therein), and (iii) any other Swiss law pledge or security agreement entered into, after the Effective Date by any Loan Party (as required by this Agreement or any other Loan Document), as the same may be amended, restated or otherwise modified from time to time.

“Swiss Subsidiary” means any subsidiary of the Company that has been formed or is organized under the laws of Switzerland and/or having its registered office in Switzerland and/or otherwise qualifying as a Swiss resident pursuant to article 9 of the Swiss Withholding Tax Act.

“Swiss Ten Non-Bank Rule” means the rule that the aggregate number of creditors of a Swiss Borrower under this Agreement that are Non-Qualifying Banks must not at any time exceed ten (10), all in accordance with the meaning of the Swiss Guidelines or legislation or explanatory notes addressing the same issues that are in force at such time.

“Swiss Twenty Non-Bank Rule” means the rule that the aggregate number of creditors, other than Qualifying Banks, of a Swiss Borrower under all its outstanding debts relevant for classification as debenture (Kassenobligation) must not at any time exceed twenty (20), all in accordance with the meaning of the Swiss Guidelines or legislation or explanatory notes addressing the same issues that are in force at such time.

“Swiss Withholding Tax” means taxes imposed under the Swiss Withholding Tax Act.

“Swiss Withholding Tax Act” means the Swiss Federal Act on the Withholding Tax of 13 October 1965 (Bundesgesetz über die Verrechnungssteuer), together with the related ordinances, regulations and guidelines, all as amended and applicable from time to time.

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP.

“Synthetic Lease Obligations” means, as to any Person, an amount equal to the sum, without duplication, of (a) the obligations of such person to pay rent or other amounts under any Synthetic Lease which are attributable to principal and (b) the amount of any purchase price payment under any Synthetic Lease assuming the lessee exercises the option to purchase the leased property at the end of the lease term. For purposes of Section 6.02, a Synthetic Lease Obligation shall be deemed to be secured by a Lien on the property being leased and such property shall be deemed to be owned by the lessee.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“TEG” has the meaning set forth in Section 2.13(m).

“TEG Letter” has the meaning set forth in Section 2.13(m).

“Term Credit Agreement” means the Term Credit Agreement dated as of the Effective Date, among the Company, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent as amended, restated, supplemented, modified, renewed, refunded, replaced (whether at maturity or thereafter) or refinanced from time to time, in whole or in part, in an agreement or agreements or indenture or indentures (in each case with the same or new agents, lenders or institutional investors), whether or not such Term Credit Agreement remains outstanding, including any agreement or agreements or indenture or indentures adding or changing the borrower or any guarantor or extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof.

“Term Loans” means the “Loans” under the Term Credit Agreement.

“Term Loan Documents” means the “Loan Documents” under the Term Credit Agreement.

“Term Loan Obligations” means the “Secured Obligations” as defined in and under the Term Credit Agreement.

“Term Priority Collateral” has the meaning set forth in the Intercreditor Agreement.

“Total Assets” means, at any date of determination, the consolidated total assets of the Company as of the last day of the most recent Fiscal Quarter of the Company for which financial statements have been delivered pursuant to Section 5.01(a) or (b) as adjusted to (i) exclude amounts attributed to Unrestricted Subsidiaries and (ii) give effect to any Pro Forma Event occurring since such date.

“Total Indebtedness” means, as of any date, the excess of (i) the sum, without duplication, of (a) the aggregate principal amount of Indebtedness of the Company and the Restricted Subsidiaries outstanding as of such date, in the amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP (but without giving effect to any election to value any Indebtedness at “fair value,” as described in Section 1.06(a), or any other accounting principle that results in the amount of any such Indebtedness (other than zero coupon Indebtedness) as reflected on such balance sheet to be below the stated principal amount of such Indebtedness), (b) the aggregate amount of Capital Lease Obligations and Synthetic Lease Obligations of the Company and the Restricted Subsidiaries outstanding as of such date, determined on a consolidated basis, and (c) the aggregate obligations of the Company and the Restricted Subsidiaries as an account party in respect of drawn letters of credit or letters of guaranty, other than contingent obligations in respect of any letter of credit or letter of guaranty to the extent such letter of credit or letter of guaranty does not support Indebtedness over (ii) the lesser of (x) $100,000,000 and (y) the aggregate amount of unrestricted cash and cash equivalents of the Company and its Restricted Subsidiaries that would be reflected on a consolidated balance sheet of the Company in accordance with GAAP on such date (other than the cash proceeds of any Indebtedness being incurred on such date).

“Total Leverage Ratio” means, on any date, the ratio of (a) Total Indebtedness as of such date to (b) Consolidated EBITDA for the period of four consecutive Fiscal Quarters of the Company most recently ended on or prior to such date.

“Transactions” means the (a) execution, delivery and performance by the Loan Parties of this Agreement, the borrowing of the Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder, (b) the execution, delivery and performance by the Loan Parties of the Term Loan Documents, the borrowing of the Term Loans (as defined in the Term Credit Agreement) and the use of proceeds thereof, (c) the creation and perfection of the security interests provided for in the Collateral Documents, (d) the Refinancing, and (e) the payment of all fees, commissions, costs and expenses in connection with the foregoing.

“Treaty on the European Union” means the Treaty of Rome of March 25, 1957, as amended by the Single European Act 1986 and the Maastricht Treaty (signed February 7, 1992), as amended from time to time.

“Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the perfection of security interests created by the Collateral Documents.

“UK Borrowers” means Fossil UK and each other UK Subsidiary that becomes party to this Agreement as a UK Borrower after the Effective Date pursuant to Section 5.03(b).

“UK Borrowing Base” means, at any time (without duplication):

(a)            the lesser of (x) the product of (i) 90% multiplied by (ii) the NOLV Percentage of Eligible Finished Goods Inventory of the UK Borrowers at such time and (y) the product of (i) 65% multiplied by (ii) the lower of cost or market value of Eligible Finished Goods Inventory of the UK Borrowers, plus

(b)           the product of (i) 85% multiplied by (ii) the Eligible Accounts of the UK Borrowers at such time, minus

(c)            without duplication, Reserves established by the Administrative Agent in its Permitted Discretion.

The Administrative Agent may, in its Permitted Discretion and with no less than two (2) Business Days’ prior written notice to the Borrower Representative (other than during a Dominion Period in which case notice shall not be required), adjust Reserves used in computing the UK Borrowing Base. Subject to the immediately preceding sentence and the other provisions hereof expressly permitting the Administrative Agent to adjust Reserves, the UK Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 5.01(h) (or, prior to the first such delivery, delivered to the Administrative Agent pursuant to Section 4.01(o)); provided that if any Borrowing Base Certificate delivered under Section 5.01(h) shall prove to have been materially inaccurate (regardless of whether any Revolving Commitments are in effect or any amounts are outstanding hereunder when such inaccuracy is discovered), and such inaccuracy shall have resulted in the payment of any interest or fees at rates lower than those that were in fact applicable for any period (based on the actual UK Borrowing Base), the applicable Borrowers shall pay to the Administrative Agent, for distribution to the Lenders (or former Lenders) as their interests may appear, the accrued interest or fees that should have been paid but were not paid as a result of such inaccuracy.

“UK Collateral” means any and all property of any UK Loan Party covered by the Collateral Documents and any and all other property of any UK Loan Party, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of the Administrative Agent to secure the UK Secured Obligations.

“UK Credit Exposure” means, as to any European Revolving Lender at any time, the sum of (a) such European Revolving Lender’s UK Revolving Exposure plus (b) a Dollar Equivalent equal to such Lender’s Applicable Percentage of the aggregate amount of UK Overadvances and UK Protective Advances outstanding.

“UK Guarantee” means Article XVI of this Agreement.

“UK Guaranteed Obligations” has the meaning set forth in Section 16.01.

“UK Guarantor” means each UK Borrower (solely with respect to its Obligations arising pursuant to Section 16.01 hereof) and each UK Subsidiary of a UK Borrower that is listed on the signature pages hereto as a UK Guarantor or that becomes a party hereto as a UK Guarantor pursuant to Section 5.03, in each case, until such Subsidiary’s UK Guarantee is released in accordance herewith.

“UK Loan Parties” means, individually and collectively as the context may require, the UK Borrower and each UK Guarantor.

“UK Obligated Party” has the meaning set forth in Section 16.02.

“UK Obligations” means all unpaid principal of and accrued and unpaid interest on the European Loans to the UK Borrowers, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the UK Loan Parties to the Lenders or to any Lender, the Administrative Agent or any indemnified party arising under the Loan Documents (including interest, costs, fees, expenses and other amounts accruing during the pendency of any case or proceeding under any Insolvency Laws, regardless of whether allowed or allowable in such case or proceeding.

“UK Overadvance” has the meaning set forth in Section 2.05(c).

“UK Payers” means:

(a)            any UK Borrower; and

(b)           any other Borrower that makes payments under this Agreement or any other Loan Document that are subject to withholding taxes imposed by the laws of the United Kingdom.

“UK Protective Advance” has the meaning set forth in Section 2.04(a).

“UK Revolving Exposure” means, with respect to any European Revolving Lender at any time, the sum of (a) the outstanding principal amount of UK Revolving Loans of such European Revolving Lender at such time plus (b) an amount equal to such European Revolving Lender’s European Swingline Exposure in respect of Swingline Loans made to the UK Borrowers.

“UK Revolving Loan” means a Revolving Loan made by the European Revolving Lenders to the UK Borrowers or U.S. Borrowers.

“UK Secured Obligations” means all UK Obligations together with all (a) Banking Services Obligations of the UK Loan Parties or any other UK Restricted Subsidiary of the Company and (b) Swap Obligations of the UK Loan Parties or any other UK Restricted Subsidiary of the Company owing to one or more Qualified Counterparties; provided that Excluded Swap Obligations with respect to any Loan Party shall not be UK Secured Obligations of such Loan Party.

“UK Security Agreements” means, collectively, (a) that certain English law all asset security agreement, dated as of the date hereof, among the UK Loan Parties and the Administrative Agent, (b) that certain English law security agreement in respect of Concentration Accounts and Collection Accounts, dated as of the date hereof, among Fossil Switzerland, Fossil Germany and the Administrative Agent and (c) any other English law pledge or security agreement (including any supplemental agreement or accession agreement in respect of a UK Security Agreement) entered into, after the Effective Date by any other Loan Party (as required by this Agreement or any other Loan Document), as the same may be amended, restated or otherwise modified from time to time.

“UK Subsidiary” means any subsidiary of the Company that has been formed or is organized under the laws of England and Wales.

“United States” or “U.S.” means the United States of America.

“Unliquidated Obligations” means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Secured Obligation that is: (a) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (b) any other obligation (including any guarantee) that is contingent in nature at such time; or (c) an obligation to provide collateral to secure any of the foregoing types of obligations.

“Unfinanced Capital Expenditures” means Capital Expenditures (a) not financed with the proceeds of any incurrence of Indebtedness (other than the incurrence of any Loans or Term Loans), the proceeds of any sale or issuance of Equity Interests or equity contributions, the proceeds of any asset sale (other than the sale of Inventory in the ordinary course of business) or any insurance proceeds, and (b) that are not reimbursed by a third person (excluding any Loan Party or any of its Affiliates) in the period such expenditures are made pursuant to a written agreement. For the avoidance of doubt, Unfinanced Capital Expenditures shall include Capital Expenditures financed with the proceeds of any Loans.

“Unrestricted Subsidiary” means any Subsidiary of the Company designated by the board of directors of the Company as an Unrestricted Subsidiary pursuant to Section 5.17 subsequent to the Effective Date and any Subsidiary of an Unrestricted Subsidiary.

“U.S. Borrowers” means, individually and collectively as the context may require, the Company and each U.S. Subsidiary Borrower.

“U.S. Borrower Canadian Facility Outstandings” means, at any time, the aggregate Canadian Revolving Exposure at such time minus, to the extent included in the Canadian Revolving Exposure, the Canadian Borrower Outstandings at such time.

“U.S. Borrower European Facility Outstandings” means, at any time, the aggregate European Revolving Exposure at such time minus, to the extent included in the European Revolving Exposure, the European Borrower Outstandings at such time.

“U.S. Borrower French Facility Outstandings” means, at any time, the aggregate French Revolving Exposure at such time minus, to the extent included in the French Revolving Exposure, the French Borrower Outstandings at such time.

“U.S. Borrower Hong Kong Facility Outstandings” means, at any time, the aggregate Hong Kong Revolving Exposure at such time minus, to the extent included in the Hong Kong Revolving Exposure, the Hong Kong Borrower Outstandings at such time.

“U.S. Borrowing Base” means, at any time (without duplication), the sum of:

(a)            the lesser of (x) the product of (i) 90% multiplied by (ii) the NOLV Percentage of Eligible Finished Goods Inventory of the U.S. Loan Parties at such time and (y) the product of (i) 65% multiplied by (ii) the lower of cost or market value of Eligible Finished Goods Inventory of the U.S. Borrowers, plus

(b)           the product of (i) 85% multiplied by (ii) the Eligible Accounts of the U.S. Loan Parties at such time, plus

(c)            the product of (i) 90% multiplied by (ii) the Eligible Credit Card Accounts Receivable of the U.S. Loan Parties at such time, minus

(d)           without duplication, Reserves established by the Administrative Agent in its Permitted Discretion.

The Administrative Agent may, in its Permitted Discretion and with no less than two (2) Business Days’ prior written notice to the Borrower Representative (other than during a Dominion Period in which case notice shall not be required), adjust Reserves used in computing the U.S. Borrowing Base. Subject to the immediately preceding sentence and the other provisions hereof expressly permitting the Administrative Agent to adjust the U.S. Borrowing Base, the U.S. Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 5.01(h); provided that if any Borrowing Base Certificate delivered under Section 5.01(h) shall prove to have been materially inaccurate (regardless of whether any Revolving Commitments are in effect or any amounts are outstanding hereunder when such inaccuracy is discovered), and such inaccuracy shall have resulted in the payment of any interest or fees at rates lower than those that were in fact applicable for any period (based on the actual U.S. Borrowing Base), the applicable Borrowers shall pay to the Administrative Agent, for distribution to the Lenders (or former Lenders) as their interests may appear, the accrued interest or fees that should have been paid but were not paid as a result of such inaccuracy.

Any changes after the Effective Date in how the Borrowers value their Inventory in accordance with their historical practices prior to the Effective Date shall be subject to the reasonable approval of the Administrative Agent.

“U.S. Collateral” means any and all property owned, leased or operated by a Person covered by the Collateral Documents and any and all other property of any U.S. Loan Party, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of the Administrative Agent to secure the Secured Obligations.

“U.S. Commitment” means, with respect to each U.S. Revolving Lender, the commitment, if any, of such U.S. Revolving Lender to make U.S. Revolving Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum possible aggregate amount of such U.S. Revolving Lender’s U.S. Revolving Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to (a) Section 2.09 and (b) assignments by or to such U.S. Revolving Lender pursuant to Section 9.04. The amount of each U.S. Revolving Lender’s U.S. Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant or other documentation or record (as such term is defined in Section 9-102(a)(70) of the New York Uniform Commercial Code) as provided in Section 9.04(b)(ii)(C) to which such U.S. Revolving Lender shall have assumed its U.S. Commitment, as applicable. As of the Effective Date, the aggregate amount of the U.S. Commitments is $160,000,000.

“U.S. Credit Exposure” means, as to any U.S. Revolving Lender at any time, the sum of (a) such Lender’s U.S. Revolving Exposure plus (b) such Lender’s Applicable Percentage of the aggregate amount of U.S. Overadvances and U.S. Protective Advances outstanding.

“U.S. Facility” means, collectively, the U.S. Commitments and the extensions of credit made thereunder.

“U.S. Guarantee” means Article X of this Agreement.

“U.S. Guaranteed Obligations” has the meaning set forth in Section 10.01.

“U.S. Guarantor” means each U.S. Borrower (solely with respect to its Obligations arising pursuant to Section 10.01 hereof) and each Domestic Subsidiary of the Company that is listed on the signature pages hereto as a U.S. Guarantor or that becomes a party hereto as a U.S. Guarantor pursuant to Section 5.03, in each case, until such Subsidiary’s U.S. Guarantee is released in accordance herewith.

“U.S. Line Cap” means, as of any date of determination thereof by the Administrative Agent, an amount equal to the lesser of (i) the total U.S. Commitments then in effect and (ii) the U.S. Borrowing Base.

“U.S. Loan Parties” means, individually and collectively as the context may require, the U.S. Borrowers and each U.S. Guarantor.

“U.S. Obligated Party” has the meaning set forth in Section 10.02.

“U.S. Obligations” means, with respect to the U.S. Borrowers, all unpaid principal of and accrued and unpaid interest on the Loans to the U.S. Borrowers, all LC Exposure in respect of Letters of Credit issued for the account of a U.S. Borrower or any Restricted Subsidiary, all accrued and unpaid fees and all expenses, reimbursements (including pursuant to Section 2.06(e)), indemnities and other obligations of the U.S. Loan Parties to the Lenders or to any Lender, the Administrative Agent, any Issuing Bank or any indemnified party arising under the Loan Documents (including interest, costs, fees, expenses and other amounts accruing during the pendency of any case or proceeding under any Insolvency Laws, regardless of whether allowed or allowable in such case or proceeding).

“U.S. Overadvance” has the meaning set forth in Section 2.05(c).

“U.S. Overadvance Exposure” means, at any time, the sum of the aggregate principal amount of all outstanding U.S. Overadvances at such time. The U.S. Overadvance Exposure of any Lender at any time shall be its Applicable Percentage of the total U.S. Overadvance Exposure at such time.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Protective Advance” has the meaning set forth in Section 2.04(a).

“U.S. Protective Advance Exposure” means, at any time, the sum of the aggregate principal amount of all outstanding U.S. Protective Advances at such time. The U.S. Protective Advance Exposure of any Lender at any time shall be its Applicable Percentage of the total U.S. Protective Advance Exposure at such time.

“U.S. Revolving Exposure” means, with respect to any U.S. Revolving Lender at any time, the sum of (a) the outstanding principal amount of U.S. Revolving Loans of such U.S. Revolving Lender at such time, plus (b) an amount equal to such U.S. Revolving Lender’s LC Exposure at such time.

“U.S. Revolving Lenders” means the Persons listed on Schedule 2.01 as having a U.S. Commitment and any other Person that shall acquire a U.S. Commitment pursuant to an Assignment and Assumption, other than any such Person that ceases to be such a Person hereto pursuant to an Assignment and Assumption.

“U.S. Revolving Loan” means a Revolving Loan made to the U.S. Borrowers by the U.S. Revolving Lenders.

“U.S. Secured Obligations” means all U.S. Obligations, together with all (a) Banking Services Obligations of the U.S. Borrowers or, except to the extent constituting Non-U.S. Secured Obligations, any Restricted Subsidiary of the Company; and (b) Swap Obligations of the U.S. Loan Parties or, except to the extent constituting Non-U.S. Secured Obligations, any Restricted Subsidiary of the Company owing to one or more Qualified Counterparties; provided that Excluded Swap Obligations with respect to any Loan Party shall not be U.S. Secured Obligations of such Loan Party.

“U.S. Security Agreement” means that certain Pledge and Security Agreement, dated as of the date hereof, between the U.S. Loan Parties and the Administrative Agent, and, as the context requires, any other pledge or security agreement entered into, after the Effective Date by any other U.S. Loan Party (as required by this Agreement or any other Loan Document), or any other Person, as the same may be amended, restated or otherwise modified from time to time.

“U.S. Special Resolution Regimes” has the meaning assigned to it in Section 9.26.

“U.S. Subsidiary Borrowers” means each Subsidiary of the Company that is listed on the signature pages hereto as a U.S. Subsidiary Borrower and each other U.S. Subsidiary that becomes party to this Agreement as a U.S. Subsidiary Borrower after the Effective Date pursuant to Section 5.03(b).

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 2.17(e)(ii)(B)(3).

“VAT” means:

(a)            any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112);

(b)           any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a), or imposed elsewhere; and

(c)            any tax imposed in compliance with the Swiss Federal Act on Value Added Tax of 12 June 2009 as amended from time to time.

“Vendor Rebates” means credits earned from vendors for volume purchases that reduce net inventory costs for the Loan Parties.

“Weekly Reporting Period” means any period (a) commencing at any time when Availability shall be less than the greater of (i) 12.5% of the Line Cap then in effect and (ii) $25,000,000 and (b) ending when Availability shall have been greater than the greater of (i) 12.5% of the Line Cap then in effect and (ii) $25,000,000 for a period of 30 consecutive days.

“wholly-owned,” when used in reference to a subsidiary of any Person, means that all the Equity Interests in such subsidiary (other than directors’ qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under applicable law) are owned, beneficially and of record, by such Person, another wholly-owned subsidiary of such Person or any combination thereof.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.02           Classification of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Type (e.g., a “Eurodollar Loan” or a “Eurodollar Borrowing”) or by Facility and Type (e.g., a “Eurodollar U.S. Revolving Loan”).

SECTION 1.03           Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal, tangible and intangible assets and properties, including cash, securities, accounts and contract rights. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders, writs and decrees, of all Governmental Authorities. Except as otherwise provided herein and unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document (including this Agreement and the other Loan Documents) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), and all references to any statute shall be construed as referring to all rules, regulations, rulings and official interpretations promulgated or issued thereunder, (c) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein,” “hereof’ and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement. References to the Administrative Agent shall be taken to refer also, where the context requires, to the Administrative Agent acting in its capacity as security trustee in connection with the UK Security Agreements.

SECTION 1.04           German Terms. In this Agreement, where it relates to the German Borrowers, a reference to: (a) gross negligence includes grobe Fahrlässigkeit; (b) negligence includes Fahrlässigkeit; (c) a security interest includes any mortgage (Grundschuld, Hypothek), pledge (Pfandrecht), retention of title arrangement (Eigentumsvorbehalt), right of retention (Zurückbehaltungsrecht), right to reclaim goods (Herausgabeansprüche), and, in general, any right in rem created for the purpose of granting security; (d) a winding-up, administration or dissolution (and any of those terms) includes a German entity being declared bankrupt (insolvent) or dissolved (ausfgelöst); (e) any step or procedure taken in connection with insolvency proceedings includes a German entity having applied for bankruptcy (Insolvenzantrag) or the opening of bankruptcy proceedings (Insolvenzeröffnung); and (f) an administrator includes an insolvency administrator (Insolvenzverwalter) and insolvency trustee (Sachwalter).

SECTION 1.05           French Terms. In this Agreement, where it relates to the French Borrower or any French Guarantor:

(a)            “assets” includes present and future properties, revenues and rights of every description;

(b)           “corporate reconstruction” includes in relation to any company any contribution of part of its business in consideration of shares (apport partiel d’actifs) and any demerger (scission) implemented in accordance with articles L. 236-1 to L. 236-24 of the French Commercial Code;

(c)            “gross negligence” means “faute lourde”;

(d)            a “guarantee” includes any type of “sûreté personnelle”;

(e)            “indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(f)             “merger” includes any fusion implemented in accordance with articles L. 236-1 to L. 236-24 of the French Commercial Code;

(g)            a “security interest” includes any type of security (sûreté réelle) and transfer by way of security;

(h)            a “transfer” includes any means of transfer of rights and/or obligations under French law;

(i)             “trustee, fiduciary and fiduciary duty” has in each case the meaning given to such term under any applicable law;

(j)             “wilful misconduct” means “dol”;

(k)            a person being “unable to pay its debts” includes that person being in a state of “cessation des paiements” as defined in article L. 631-1 of the French Commercial Code;

(l)             a “suspension of payments,” a “moratorium of any indebtedness,” a “winding-up,” “dissolution,” “administration,” “reorganisation” (by way of voluntary arrangement, scheme of arrangement or otherwise) or “insolvency” or similar laws relating to or limiting creditors’ rights generally includes, without limitation, any reorganisation in the context of a mandat ad hoc or of a procédure de conciliation, any judicial reorganisation “redressement judiciaire,” any partial or whole sale of the company “cession totale ou partielle de l’entreprise,” any judicial liquidation “liquidation judiciaire,” any safeguard “sauvegarde,” any accelerated financial safeguard “sauvegarde financière accélérée,” any accelerated safeguard “sauvegarde accélérée” or any collective procedure “procédure collective” under Book VI (Livre Sixième) of the French Commercial Code; and

(m)           a “composition,” “assignment” or “similar arrangement with any creditor” includes a procédure de conciliation or a mandat ad hoc under Book VI (Livre Sixième) of the French Commercial Code;

(n)            a “liquidator,” “receiver,” “administrative receiver,” “administrator,” “compulsory manager” or similar officer includes, any “mandataire ad hoc,” “administrateur judiciaire,” “administrateur provisoire,” “conciliateur” or “mandataire liquidateur” or similar officer.

SECTION 1.06           Accounting Terms; GAAP.

(a)            Except as otherwise expressly provided herein, all terms of an accounting or financial nature used herein shall be construed in accordance with GAAP, as in effect from time to time; provided that (a) if the Borrower Representative notifies the Administrative Agent that the Borrowers request an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower Representative that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith; provided that the Borrower Representative, on the one hand, and the Administrative Agent and Lenders, on the other hand, agree to negotiate in good faith with respect to any proposed amendment to eliminate or adjust for the effect of any such change in GAAP at no cost to the Loan Parties other than the reimbursement of the Administrative Agent’s costs and expenses; and (b) notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company or any Subsidiary at “fair value,” as defined therein and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Financial Accounting Standards Board Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

(b)           Notwithstanding anything to the contrary contained in Section 1.04(a) or in the definition of “Capital Lease Obligations,” any change in accounting for leases pursuant to GAAP resulting from the adoption of Financial Accounting Standards Board Accounting Standards Update No. 2016-02, Leases (Topic 842) (“FAS 842”), to the extent such adoption would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) would not have been required to be so treated under GAAP as in effect on December 31, 2015, such lease shall not be considered a capital lease, and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith.

SECTION 1.07          Currency Matters.

(a)            Without limiting the other terms of this Agreement, the calculations and determinations under this Agreement of any amount in any currency other than Dollars shall be deemed to refer to the Dollar Equivalent thereof, as the case may be, and all certificates delivered under this Agreement shall express such calculations or determinations in Dollars or the Dollar Equivalent thereof, as the case may be. The permissibility of actions taken under Article VI on any date based on the requisite currency translation calculated as of such date shall not be affected by subsequent fluctuations in exchange rates.

(b)           Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognized by the central bank of any country as the lawful currency of that country, then:

(i)          any reference in the Loan Documents to, and any obligations arising under the Loan Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Administrative Agent; and

(ii)         any translation from one currency or currency unit to another shall be at the official rate of exchange recognized by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Administrative Agent.

(c)            If a change in any currency of a country occurs, this Agreement will, to the extent the Administrative Agent reasonably determines necessary, be amended to comply with any generally accepted conventions and market practice in the relevant interbank market and otherwise to reflect the change in currency.

SECTION 1.08          Classification of Actions. For purposes of determining compliance at any time with the covenants set forth in Article VI (or, in each case, any defined terms used therein), in the event that the subject transaction meets the criteria of more than one (or each portion of the subject transaction meets the criteria of one or more) of the categories of transactions permitted pursuant to the Sections (or related defined terms) in Article VI, the Borrowers may, in its sole discretion, classify the applicable transaction (or any portion thereof) under such Section (or defined term); it being understood that the Borrowers may divide and include such transaction under one or more of the clause of such Section (or any relevant portion thereof or of the applicable related defined term) that permit such transaction.

SECTION 1.09           Interest Rates; LIBOR Notifications. The interest rate on Eurodollar Loans is determined by reference to the LIBO Rate or Overnight LIBO Rate (as applicable), which are derived from the London interbank offered rate. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administrator, the “IBA”) for purposes of the IBA setting the London interbank offered rate. As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on Eurodollar Loans. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate. In the event that the London interbank offered rate is no longer available or in certain other circumstances as set forth in Section 2.14(c) of this Agreement, such Section 2.14(c) provides a mechanism for determining an alternative rate of interest. The Administrative Agent will notify the Borrower, pursuant to Section 2.14, in advance of any change to the reference rate upon which the interest rate on Eurodollar Loans is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “LIBO Rate” or “Overnight LIBO Rate” (as applicable) or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate, as it may or may not be adjusted pursuant to Section 2.14(c), will be similar to, or produce the same value or economic equivalence of, the LIBO Rate or “Overnight LIBO Rate” (as applicable) or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.

ARTICLE II

The Credits

SECTION 2.01           Revolving Commitments. Subject to the terms and conditions set forth herein, each U.S. Revolving Lender severally agrees to make U.S. Revolving Loans to the U.S. Borrowers from time to time during the Availability Period, each Canadian Revolving Lender severally agrees to make Canadian Revolving Loans to the Canadian Borrowers or the U.S. Borrowers from time to time during the Availability Period, each European Revolving Lender severally agrees to make European Revolving Loans to the European Borrowers or the U.S. Borrowers from time to time during the Availability Period, each French Revolving Lender severally agrees to make French Revolving Loans to the French Borrowers or the U.S. Borrowers from time to time during the Availability Period and each Hong Kong Revolving Lender severally agrees to make Hong Kong Revolving Loans to the Hong Kong Borrowers or the U.S. Borrowers from time to time during the Availability Period, in each case, in an aggregate principal amount that will not result in:

(i)          the U.S. Revolving Exposure of any U.S. Revolving Lender exceeding such U.S. Revolving Lender’s U.S. Commitment;

(ii)         the U.S. Revolving Exposure exceeding the U.S. Line Cap then in effect;

(iii)        the sum of (v) the aggregate U.S. Revolving Exposure plus (w) the U.S. Borrower Canadian Facility Outstandings plus (x) the U.S. Borrower European Facility Outstandings plus (y) the U.S. Borrower French Facility Outstandings plus (z) the U.S. Borrower Hong Kong Facility Outstandings exceeding the U.S. Borrowing Base;

(iv)         the Canadian Revolving Exposure of any Canadian Revolving Lender exceeding such Canadian Revolving Lender’s Canadian Commitment;

(v)          the Canadian Revolving Exposure exceeding the Canadian Line Cap then in effect;

(vi)         the French Revolving Exposure of any French Revolving Lender exceeding such French Revolving Lender’s French Commitment;

(vii)        the French Revolving Exposure exceeding the French Line Cap then in effect;

(viii)       the French Revolving Exposure to a French Borrower exceeding the French Borrowing Base of that French Borrower then in effect;

(ix)         the Hong Kong Revolving Exposure of any Hong Kong Revolving Lender exceeding such Hong Kong Revolving Lender’s Hong Kong Commitment;

(x)          the Hong Kong Revolving Exposure exceeding the Hong Kong Line Cap then in effect;

(xi)         the German Revolving Exposure to a German Borrower exceeding the German Borrowing Base of that German Borrower then in effect;

(xii)        the Swiss Revolving Exposure to a Swiss Borrower exceeding the Swiss Borrowing Base of that Swiss Borrower then in effect;

(xiii)       the UK Revolving Exposure exceeding the UK Borrowing Base then in effect;

(xiv)       the European Revolving Exposure exceeding the European Line Cap; or

(xv)        the aggregate Revolving Exposure exceeding the Line Cap;

subject to the Administrative Agent’s authority, in its sole discretion, to make Protective Advances pursuant to the terms of Section 2.04. The limitations on Borrowings referred to in clauses (i) through (xv) are referred to collectively as the “Revolving Exposure Limitations.” Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans.

SECTION 2.02          Loans and Borrowings.

(a)            Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Facility and Type made by the Lenders ratably in accordance with their respective Revolving Commitments under the applicable Facility. Any Protective Advance, any Swingline Loan and any Overadvance shall be made in accordance with the procedures set forth in Section 2.04 or 2.05, as applicable.

(b)            All Borrowings under the U.S. Commitment shall be denominated in Dollars. Borrowings under the Canadian Commitment, the European Commitment, the French Commitment or the Hong Kong Commitment may be in Dollars or in one or more Alternative Currencies. Subject to Section 2.14, (i) each Borrowing under the U.S. Facility shall be comprised entirely of ABR Loans or Eurodollar Loans, (ii) each Borrowing under the Canadian Facility shall be comprised entirely of Canadian Prime Rate Loans or CDOR Rate Loans, or if denominated in Dollars, Eurodollar Loans, (iii) each Borrowing under the European Facility and the French Facility shall be comprised entirely of Eurodollar Loans and (iv) each Borrowing under the Hong Kong Facility shall be comprised entirely of HIBOR Rate Loans, or if denominated in Dollars, Eurodollar Loans, in each case, as the Borrower Representative may request in accordance herewith. Each Swingline Loan shall be an Overnight LIBO Rate Loan or each Overadvance shall be an ABR Loan (in the case of an Overadvance denominated in Dollars under the U.S. Facility), Canadian Prime Rate Loan (in the case of an Overadvance denominated in Canadian Dollars), Eurodollar Loan (in the case of an Overadvance denominated in Euros, Pounds Sterling or Dollars (in the case of Dollars, other than under the U.S. Facility)) or HIBOR Rate Loan (in the case of an Overadvance denominated in Hong Kong Dollars), as applicable. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement.

(c)            At the commencement of each Interest Period for any Eurodollar Borrowing, CDOR Rate Borrowing, HIBOR Borrowing, ABR Borrowing or Canadian Prime Rate Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Dollar Equivalent of $1,000,000 and not less than the Dollar Equivalent of $5,000,000; provided that a Eurodollar Borrowing, CDOR Rate Borrowing or HIBOR Borrowing that results from a continuation of an outstanding Eurodollar Borrowing, CDOR Rate Borrowing or HIBOR Borrowing, as applicable, may be in an aggregate amount that is equal to such outstanding Borrowing. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of (i) 15 Eurodollar Borrowings, (ii) 5 CDOR Rate Borrowings and/or (iii) 5 HIBOR Borrowings outstanding.

(d)           Notwithstanding any other provision of this Agreement, the Borrower Representative shall not be entitled to request, or to elect to convert to or continue, any Eurodollar Borrowing, CDOR Rate Borrowing or HIBOR Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03           Requests for Revolving Borrowings. To request a Borrowing of Revolving Loans, the Borrower Representative shall notify the Administrative Agent of such request either in writing (delivered by hand or through Electronic System if arrangements for doing so have been approved by the Administrative Agent) in a form approved by the Administrative Agent and signed by the Borrower Representative (or if an Extenuating Circumstance shall exist, by telephone) (i) (a) with respect to Eurodollar Loans under the U.S. Facility, 12:00 p.m., New York City time, three Business Days before the date of the proposed Borrowing, (b) with respect to Eurodollar Loans under the European Facility, French Facility or Hong Kong Facility, 11:00 a.m., London time, three Business Days before the date of the proposed Borrowing and (c) with respect to Eurodollar Loans under the Canadian Facility, 12:00 p.m., Toronto time, three Business Days prior to the date of the proposed Borrowing, (ii) with respect to ABR Loans, 12:00 p.m., New York City time, on the date of the proposed Borrowing, (iii) with respect to CDOR Rate Loans, 12:00 p.m., Toronto time, three Business Days prior to the date of the proposed Borrowing, (iv) in the case of Canadian Prime Rate Loans, 11:00 a.m., Toronto time, on the date of the proposed Borrowing to the Administrative Agent’s Toronto office and (v) with respect to HIBOR Rate Loans, 11:00 a.m., London time, four Business Days before the date of the proposed Borrowing. Each such Borrowing Request shall be irrevocable and each such telephonic Borrowing Request, if permitted, shall be confirmed immediately upon the cessation of the Extenuating Circumstance by hand delivery, facsimile or a communication through Electronic System to the Administrative Agent, of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower Representative. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.01:

(i)      whether such Loans are being made to the U.S. Borrowers, the Canadian Borrowers, the French Borrowers, the German Borrowers, the Hong Kong Borrowers, the Swiss Borrowers or the UK Borrowers;

(ii)     the aggregate amount of the requested Borrowing and the manner in which the proceeds of such Borrowing are to be disbursed (which shall be consistent with Section 2.07);

(iii)    the date of such Borrowing, which shall be a Business Day;

(iv)    whether such Borrowing is to be a Borrowing under the U.S. Facility, the Canadian Facility, the French Facility, the European Facility or the Hong Kong Facility;

(v)     the currency of the requested Borrowing;

(vi)    whether such Borrowing is to be an ABR Borrowing, a Eurodollar Borrowing, a Canadian Prime Rate Borrowing, a CDOR Rate Borrowing or a HIBOR Borrowing; and

(vii)   in the case of a Eurodollar Borrowing, CDOR Rate Borrowing or HIBOR Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period.”

If no election as to the Type of Borrowing is specified, then (A) a Borrowing of U.S. Revolving Loans shall be an ABR Borrowing, (B) a Borrowing of Canadian Revolving Loans requested in Canadian Dollars shall be a Canadian Prime Rate Borrowing, (C) a Borrowing of Canadian Revolving Loans, European Revolving Loans, French Revolving Loans or Hong Kong Revolving Loans requested in Dollars shall be a Eurodollar Borrowing, (D) a Borrowing of European Revolving Loans or French Revolving Loans requested in an Alternative Currency shall be a Eurodollar Borrowing and (E) a Borrowing of Hong Kong Revolving Loans requested in an Alternative Currency shall be a HIBOR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, CDOR Rate Borrowing or HIBOR Borrowing, then the applicable Borrower(s) shall be deemed to have selected an Interest Period of one month’s or 30 days’, as applicable, duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Revolving Loan to be made as part of the requested Borrowing.

SECTION 2.04           Protective Advances.

(a)            Subject to the limitations set forth below, the Administrative Agent is authorized by the Borrowers and the Lenders, from time to time in the Administrative Agent’s sole discretion (but shall have absolutely no obligation), to make (i) Loans to the U.S. Borrowers in Dollars on behalf of the U.S. Revolving Lenders (each such Loan, a “U.S. Protective Advance”), (ii) Loans to the Canadian Borrowers in Canadian Dollars on behalf of the Canadian Revolving Lenders (each such Loan, a “Canadian Protective Advance”), (iii) Loans to the French Borrowers in Dollars or an Alternative Currency on behalf of the French Revolving Lenders (each such Loan, a “French Protective Advance”), (iv) Loans to the German Borrowers in Dollars or an Alternative Currency on behalf of the European Revolving Lenders (each such Loan, a “German Protective Advance”), (v) Loans to the Hong Kong Borrowers in Dollars or an Alternative Currency on behalf of the Hong Kong Revolving Lenders (each such Loan, a “Hong Kong Protective Advance”), (vi) Loans to the Swiss Borrowers in Dollars or an Alternative Currency on behalf of the European Revolving Lenders (each such Loan, a “Swiss Protective Advance”), and (vii) Loans to the UK Borrowers in Dollars or an Alternative Currency on behalf of the European Revolving Lenders (each such Loan, a “UK Protective Advance” and, together with the German Protective Advance and the Swiss Protective Advance, the “European Protective Advance”), which the Administrative Agent, in its Permitted Discretion, deems necessary or appropriate (A) to preserve or protect the Collateral, or any portion thereof, (B) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (C) to pay any other amount chargeable to or required to be paid by the applicable Borrower(s) pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees, and expenses as described in Section 9.03) and other sums payable under the Loan Documents; provided that (i) (x) the aggregate principal amount of outstanding U.S. Protective Advances, when aggregated with the aggregate principal amount of outstanding U.S. Overadvances, shall not at any time exceed 10% of the total U.S. Borrowing Base then in effect and (y) the total U.S. Credit Exposure shall not exceed the total U.S. Commitment then in effect; provided, further, that no U.S. Protective Advance shall be made if after giving effect thereto, any Lender’s U.S. Credit Exposure shall exceed such Lender’s U.S. Commitment, (ii) (x) the aggregate Dollar Equivalent of outstanding Canadian Protective Advances, when aggregated with the aggregate principal amount of outstanding Canadian Overadvances, shall not at any time exceed 10% of the total Canadian Borrowing Base then in effect and (y) the total Canadian Credit Exposure shall not exceed the total Canadian Commitment then in effect; provided, further, that no Canadian Protective Advance shall be made if after giving effect thereto, any Lender’s Canadian Credit Exposure shall exceed such Lender’s Canadian Commitment, (iii) (x) the aggregate Dollar Equivalent of outstanding French Protective Advances, when aggregated with the aggregate principal amount of outstanding French Overadvances, shall not at any time exceed 10% of the total of the French Borrowing Base then in effect and (y) the total French Credit Exposure shall not exceed the total French Commitment then in effect; provided, further, that no French Protective Advance shall be made if after giving effect thereto, any Lender’s French Credit Exposure shall exceed such Lender’s French Commitment, (iv) (x) the aggregate Dollar Equivalent of outstanding German Protective Advances, when aggregated with the aggregate principal amount of outstanding German Overadvances, shall not at any time exceed 10% of the total of the German Borrowing Base then in effect and (y) the total European Credit Exposure shall not exceed the total European Commitment then in effect; provided, further, that no German Protective Advance shall be made if after giving effect thereto, any Lender’s European Credit Exposure shall exceed such Lender’s European Commitment, (v) (x) the aggregate Dollar Equivalent of outstanding Hong Kong Protective Advances, when aggregated with the aggregate principal amount of outstanding Hong Kong Overadvances, shall not at any time exceed 10% of the total Hong Kong Borrowing Base then in effect and (y) the total Hong Kong Credit Exposure shall not exceed the total Hong Kong Commitment then in effect; provided, further, that no Hong Kong Protective Advance shall be made if after giving effect thereto, any Lender’s Hong Kong Credit Exposure shall exceed such Lender’s Hong Kong Commitment, (vi) (x) the aggregate Dollar Equivalent of outstanding Swiss Protective Advances, when aggregated with the aggregate principal amount of outstanding Swiss Overadvances, shall not at any time exceed 10% of the total of the Swiss Borrowing Base then in effect and (y) the total European Credit Exposure shall not exceed the total European Commitment then in effect; provided, further, that no Swiss Protective Advance shall be made if after giving effect thereto, any Lender’s European Credit Exposure shall exceed such Lender’s European Commitment, (vii) (x) the aggregate Dollar Equivalent of outstanding UK Protective Advances, when aggregated with the aggregate principal amount of outstanding UK Overadvances, shall not at any time exceed 10% of the total UK Borrowing Base then in effect and (y) the total European Credit Exposure shall not exceed the total European Commitment then in effect; provided, further, that no UK Protective Advance shall be made if after giving effect thereto, any Lender’s European Credit Exposure shall exceed such Lender’s European Commitment and (viii) the aggregate Dollar Equivalent of outstanding Protective Advances, when aggregate with the aggregate principal amount of outstanding Overadvances, shall not exceed (x) 10% of the Aggregate Borrowing Base and (y) the aggregate Credit Exposure shall not exceed the aggregate Commitments. Protective Advances may be made even if the conditions precedent set forth in Section 4.02 have not been satisfied. All Protective Advances shall be ABR Borrowings (in the case of Dollar denominated amounts under the U.S. Facility), Canadian Prime Rate Borrowings (in the case of Canadian Dollar denominated amounts), Eurodollar Borrowings (in the case of amounts denominated in Euros, Pounds Sterling or Dollars (other than in respect of the U.S. Facility)) or HIBOR Borrowings (in the case of amounts denominated in Hong Kong Dollars). The Administrative Agent’s authorization to make Protective Advances may be revoked at any time by the Required Lenders. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof. At any time that the making of such U.S. Revolving Loan would not violate the Revolving Exposure Limitations and the conditions precedent set forth in Section 4.02 have been satisfied, the Administrative Agent may request the U.S. Revolving Lenders to make a U.S. Revolving Loan in Dollars to repay a U.S. Protective Advance. At any other time the Administrative Agent may require the U.S. Revolving Lenders to fund in Dollars their risk participations described in Section 2.04(b). At any time that the making of such Canadian Revolving Loan would not violate the Revolving Exposure Limitations and the conditions precedent set forth in Section 4.02 have been satisfied, the Administrative Agent may request the Canadian Revolving Lenders to make a Canadian Revolving Loan in Canadian Dollars to repay such Canadian Protective Advance. At any other time the Administrative Agent may require the Canadian Revolving Lenders to fund their risk participations described in Section 2.04(b). At any time that the making of such French Revolving Loan would not violate the Revolving Exposure Limitations and the conditions precedent set forth in Section 4.02 have been satisfied, the Administrative Agent may request the French Revolving Lenders to make a French Revolving Loan to the French Borrowers in the currency in which any French Protective Advance is denominated to repay such French Protective Advance. At any other time the Administrative Agent may require the French Revolving Lenders to fund their risk participations described in Section 2.04(b) in any French Protective Advance in the currency in which such French Protective Advance is denominated. At any time that the making of such German Revolving Loan would not violate the Revolving Exposure Limitations and the conditions precedent set forth in Section 4.02 have been satisfied, the Administrative Agent may request the European Revolving Lenders to make a German Revolving Loan to the German Borrowers in the currency in which any German Protective Advance is denominated to repay such German Protective Advance. At any other time the Administrative Agent may require the European Revolving Lenders to fund their risk participations described in Section 2.04(b) in any German Protective Advance in the currency in which such German Protective Advance is denominated. At any time that the making of such Hong Kong Revolving Loan would not violate the Revolving Exposure Limitations and the conditions precedent set forth in Section 4.02 have been satisfied, the Administrative Agent may request the Hong Kong Revolving Lenders to make a Hong Kong Revolving Loan to the Hong Kong Borrowers in the currency in which any Hong Kong Protective Advance is denominated to repay such Hong Kong Protective Advance. At any other time the Administrative Agent may require the Hong Kong Revolving Lenders to fund their risk participations described in Section 2.04(b) in any Hong Kong Protective Advance in the currency in which such Hong Kong Protective Advance is denominated. At any time that the making of such Swiss Revolving Loan would not violate the Revolving Exposure Limitations and the conditions precedent set forth in Section 4.02 have been satisfied, the Administrative Agent may request the European Revolving Lenders to make a Swiss Revolving Loan to the Swiss Borrowers in the currency in which any Swiss Protective Advance is denominated to repay such Swiss Protective Advance. At any other time the Administrative Agent may require the European Revolving Lenders to fund their risk participations described in Section 2.04(b) in any Swiss Protective Advance in the currency in which such Swiss Protective Advance is denominated. At any time that the making of such UK Revolving Loan would not violate the Revolving Exposure Limitations and the conditions precedent set forth in Section 4.02 have been satisfied, the Administrative Agent may request the European Revolving Lenders to make a UK Revolving Loan to the UK Borrowers in the currency in which any UK Protective Advance is denominated to repay such UK Protective Advance. At any other time the Administrative Agent may require the European Revolving Lenders to fund their risk participations described in Section 2.04(b) in any UK Protective Advance in the currency in which such UK Protective Advance is denominated.

(b)           The Administrative Agent may by notice given not later than 12:00 p.m., New York City time, on any Business Day require the U.S. Revolving Lenders to acquire participations on such Business Day in all or a portion of any U.S. Protective Advance outstanding. The Administrative Agent may by notice given not later than 12:00 p.m., Toronto time, on any Business Day require the Canadian Revolving Lenders to acquire participations on such Business Day in all or a portion of any Canadian Protective Advance outstanding. The Administrative Agent may by notice given not later than 12:00 p.m., London time, on any Business Day require the French Revolving Lenders to acquire participations on such Business Day in all or a portion of any French Protective Advance outstanding. The Administrative Agent may by notice given not later than 12:00 p.m., London time, on any Business Day require the European Revolving Lenders to acquire participations on such Business Day in all or a portion of any German Protective Advance outstanding. The Administrative Agent may by notice given not later than 12:00 p.m., London time, on any Business Day require the Hong Kong Revolving Lenders to acquire participations on such Business Day in all or a portion of any Hong Kong Protective Advance outstanding. The Administrative Agent may by notice given not later than 12:00 p.m., London time, on any Business Day require the European Revolving Lenders to acquire participations on such Business Day in all or a portion of any Swiss Protective Advance outstanding. The Administrative Agent may by notice given not later than 12:00 p.m., London time, on any Business Day require the European Revolving Lenders to acquire participations on such Business Day in all or a portion of any UK Protective Advance outstanding. Each such notice shall specify the aggregate principal amount of the Protective Advance in which the Lenders will be required to participate, the currency thereof and each Lender’s Applicable Percentage of such Protective Advance. Each Lender hereby absolutely and unconditionally agrees to pay, upon receipt of notice as provided above, to the Administrative Agent such Lender’s Applicable Percentage of each such Protective Advance. Each Lender acknowledges and agrees that its obligation to acquire participations in Protective Advances pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including nonsatisfaction of any of the conditions precedent set forth in Section 4.02, the occurrence and continuance of a Default or any reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Revolving Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders pursuant to this paragraph). From and after the date, if any, on which any Lender has paid in full for its participation in any Protective Advance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender its Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Protective Advance; provided that any such payment or proceeds so distributed shall be repaid to the Administrative Agent if and to the extent such payment or proceeds is required to be refunded to the applicable Borrower(s) for any reason. The purchase of participations in any Protective Advance pursuant to this paragraph shall not constitute a Loan and shall not relieve the Borrowers of their respective obligations to repay such Protective Advance.

SECTION 2.05          Swingline Loans and Overadvances.

(a)            (i) Subject to the terms and conditions set forth herein, from time to time during the Availability Period, the French Swingline Lender may, but shall have no obligation to make French Swingline Loans to the French Borrowers in an aggregate principal amount at any time outstanding that will not result in (i) the Dollar Equivalent of the aggregate principal amount of outstanding French Swingline Loans exceeding $1,000,000, (ii) the French Swingline Lender’s French Revolving Exposure exceeding its French Commitment, or (iii) the French Revolving Exposure exceeding the French Line Cap; provided that the French Swingline Lender shall not be required to make a French Swingline Loan to refinance an outstanding French Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the French Borrowers may borrow, prepay and reborrow French Swingline Loans. To request a French Swingline Loan, the Borrower Representative shall notify the Administrative Agent of such request in writing (delivered by hand or fax) or through Electronic System if arrangements for doing so have been approved by the Administrative Agent (or if an Extenuating Circumstance shall exist, by telephone) not later than 11:00 a.m., London time, on the day of a proposed French Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day), currency (which shall be Dollars or Euros) and amount of the requested French Swingline Loan. Each such telephonic Borrowing Request, if permitted, shall be confirmed immediately upon the cessation of the Extenuating Circumstance by hand delivery, facsimile or a communication through Electronic System to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by a Responsible Officer of the Borrower Representative. The Administrative Agent will promptly advise the French Swingline Lender of any such notice received from the Borrower Representative. The French Swingline Lender shall make each French Swingline Loan available to the French Borrowers by means of a credit to the Funding Account(s) (or, in the case of a French Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance to the applicable Issuing Bank, and in the case of repayment of another Loan or fees or expenses as provided by Section 2.18(c), by remittance to the Administrative Agent to be distributed to the Lenders) by the Applicable Time specified by the Administrative Agent, on the requested date of such Swingline Loan.

(ii)        Subject to the terms and conditions set forth herein, from time to time during the Availability Period, the European Swingline Lender may, but shall have no obligation to make European Swingline Loans to the European Borrowers in an aggregate principal amount at any time outstanding that will not result in (i) the Dollar Equivalent of the aggregate principal amount of outstanding European Swingline Loans exceeding $7,000,000, (ii) the European Swingline Lender’s European Revolving Exposure exceeding its European Commitment, or (iii) the European Revolving Exposure exceeding the European Line Cap; provided that the European Swingline Lender shall not be required to make a European Swingline Loan to refinance an outstanding European Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the European Borrowers may borrow, prepay and reborrow European Swingline Loans. To request a European Swingline Loan, the Borrower Representative shall notify the Administrative Agent of such request in writing (delivered by hand or fax) or through Electronic System if arrangements for doing so have been approved by the Administrative Agent (or if an Extenuating Circumstance shall exist, by telephone) not later than 11:00 a.m., London time, on the day of a proposed European Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day), currency (which shall be Dollars, Euros or Pounds Sterling) and amount of the requested European Swingline Loan. Each such telephonic Borrowing Request, if permitted, shall be confirmed immediately upon the cessation of the Extenuating Circumstance by hand delivery, facsimile or a communication through Electronic System to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by a Responsible Officer of the Borrower Representative. The Administrative Agent will promptly advise the European Swingline Lender of any such notice received from the Borrower Representative. The European Swingline Lender shall make each European Swingline Loan available to the relevant European Borrower by means of a credit to the Funding Account(s) (or, in the case of a European Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance to the applicable Issuing Bank, and in the case of repayment of another Loan or fees or expenses as provided by Section 2.18(c), by remittance to the Administrative Agent to be distributed to the Lenders) by the Applicable Time specified by the Administrative Agent, on the requested date of such Swingline Loan.

(b)            (i) Upon the making of a French Swingline Loan or a French Overadvance (whether before or after the occurrence of a Default and regardless of whether a Settlement has been requested with respect to such French Swingline Loan or French Overadvance), each French Revolving Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the French Swingline Lender, without recourse or warranty, an undivided interest and participation in such French Swingline Loan or French Overadvance in proportion to its Applicable Percentage of the French Revolving Commitment. The French Swingline Lender may, at any time, require the French Revolving Lenders to fund their participations. From and after the date, if any, on which any French Revolving Lender is required to fund its participation in any French Swingline Loan or French Overadvance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of French Collateral received by the Administrative Agent in respect of such French Swingline Loan or French Overadvance.

(ii)        Upon the making of a European Swingline Loan or a European Overadvance (whether before or after the occurrence of a Default and regardless of whether a Settlement has been requested with respect to such European Swingline Loan or European Overadvance), each European Revolving Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the European Swingline Lender, without recourse or warranty, an undivided interest and participation in such European Swingline Loan or European Overadvance in proportion to its Applicable Percentage of the European Revolving Commitment. The European Swingline Lender may, at any time, require the European Revolving Lenders to fund their participations. From and after the date, if any, on which any European Revolving Lender is required to fund its participation in any European Swingline Loan or European Overadvance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of European Collateral received by the Administrative Agent in respect of such European Swingline Loan or European Overadvance.

(iii)       The Administrative Agent, on behalf of the Swingline Lenders, shall request settlement (a “Settlement”) with the applicable Revolving Lenders on at least a weekly basis or on any date that the Administrative Agent elects, by notifying such Revolving Lenders of such requested Settlement by facsimile, telephone, or e-mail no later than 12:00 noon London Time on the date of such requested Settlement (the “Settlement Date”). Each applicable Revolving Lender (other than the Swingline Lenders, in the case of the Swingline Loans) shall transfer the amount of such Revolving Lender’s Applicable Percentage of the outstanding principal amount of the applicable Loan with respect to which Settlement is requested to the Administrative Agent, to such account of the Administrative Agent as the Administrative Agent may designate, not later than 2:00 p.m. London Time, on such Settlement Date. Settlements may occur during the existence of a Default and whether or not the applicable conditions precedent set forth in Section 4.02 have then been satisfied. Such amounts transferred to the Administrative Agent shall be applied against the amounts of the applicable Swingline Lender’s Swingline Loans and, together with such Swingline Lender’s Applicable Percentage of such Swingline Loan, shall constitute Revolving Loans of such Revolving Lenders, respectively. If any such amount is not transferred to the Administrative Agent by any Revolving Lender on such Settlement Date, the applicable Swingline Lender shall be entitled to recover from such Lender on demand such amount, together with interest thereon, as specified in Section 2.07.

(c)            Any provision of this Agreement to the contrary notwithstanding, at the request of the Borrower Representative, the Administrative Agent may in its sole discretion (but shall have absolutely no obligation) make (i) Loans to the U.S. Borrowers in Dollars on behalf of the U.S. Revolving Lenders (each such Loan, a “U.S. Overadvance”), (ii) Loans to the Canadian Borrowers in Canadian Dollars on behalf of the Canadian Revolving Lenders (each such Loan, a “Canadian Overadvance”), (iii) Loans to the French Borrowers in Dollars or an Alternative Currency on behalf of the French Revolving Lenders (each such Loan, a “French Overadvance”), (iv) Loans to the German Borrowers in Dollars or an Alternative Currency on behalf of the European Revolving Lenders (each such Loan, a “German Overadvance”), (v) Loans to the Hong Kong Borrowers in Dollars or an Alternative Currency on behalf of the Hong Kong Revolving Lenders (each such Loan, a “Hong Kong Overadvance”), (vi) Loans to the Swiss Borrowers in Dollars or an Alternative Currency on behalf of the European Revolving Lenders (each such Loan, a “Swiss Overadvance”), and (vii) Loans to the UK Borrowers in Dollars or an Alternative Currency on behalf of the European Revolving Lenders (each such Loan, a “UK Overadvance” and, together with the German Overadvance and the Swiss Overadvance, the “European Overadvance”); provided that (1) (x) the aggregate principal amount of outstanding U.S. Overadvances, when aggregated with the aggregate principal amount of outstanding U.S. Protective Advances, shall not at any time exceed 10% of the total U.S. Borrowing Base then in effect and (y) the total U.S. Credit Exposure shall not exceed the total U.S. Commitment then in effect; provided, further, that no U.S. Overadvance shall be made if after giving effect thereto, any Lender’s U.S. Credit Exposure shall exceed such Lender’s U.S. Commitment, (2) (x) the aggregate Dollar Equivalent of outstanding Canadian Overadvances, when aggregated with the aggregate principal amount of outstanding Canadian Protective Advances, shall not at any time exceed 10% of the total Canadian Borrowing Base then in effect and (y) the total Canadian Credit Exposure shall not exceed the total Canadian Commitment then in effect; provided, further, that no Canadian Overadvance shall be made if after giving effect thereto, any Lender’s Canadian Credit Exposure shall exceed such Lender’s Canadian Commitment, (3) (x) the aggregate Dollar Equivalent of outstanding French Overadvances, when aggregated with the aggregate principal amount of outstanding French Protective Advances, shall not at any time exceed 10% of the total of the French Borrowing Base then in effect and (y) the total French Credit Exposure shall not exceed the total French Commitment then in effect; provided, further, that no French Overadvance shall be made if after giving effect thereto, any Lender’s French Credit Exposure shall exceed such Lender’s French Commitment, (4) (x) the aggregate Dollar Equivalent of outstanding German Overadvances, when aggregated with the aggregate principal amount of outstanding German Protective Advances, shall not at any time exceed 10% of the total of the German Borrowing Bases then in effect and (y) the total European Credit Exposure shall not exceed the total European Commitment then in effect; provided, further, that no German Overadvance shall be made if after giving effect thereto, any Lender’s European Credit Exposure shall exceed such Lender’s European Commitment, (5) (x) the aggregate Dollar Equivalent of outstanding Hong Kong Overadvances, when aggregated with the aggregate principal amount of outstanding Hong Kong Protective Advances, shall not at any time exceed 10% of the total Hong Kong Borrowing Base then in effect and (y) the total Hong Kong Credit Exposure shall not exceed the total Hong Kong Commitment then in effect; provided, further, that no Hong Kong Overadvance shall be made if after giving effect thereto, any Lender’s Hong Kong Credit Exposure shall exceed such Lender’s Hong Kong Commitment, (6) (x) the aggregate Dollar Equivalent of outstanding Swiss Overadvances, when aggregated with the aggregate principal amount of outstanding Swiss Protective Advances, shall not at any time exceed 10% of the total of the Swiss Borrowing Base then in effect and (y) the total European Credit Exposure shall not exceed the total European Commitment then in effect; provided, further, that no Swiss Overadvance shall be made if after giving effect thereto, any Lender’s European Credit Exposure shall exceed such Lender’s European Commitment, (7) (x) the aggregate Dollar Equivalent of outstanding UK Overadvances, when aggregated with the aggregate principal amount of outstanding UK Protective Advances, shall not at any time exceed 10% of the total UK Borrowing Base then in effect and (y) the total European Credit Exposure shall not exceed the total European Commitment then in effect; provided, further, that no UK Overadvance shall be made if after giving effect thereto, any Lender’s European Credit Exposure shall exceed such Lender’s European Commitment and (8) the aggregate Dollar Equivalent of outstanding Overadvances, when aggregate with the aggregate principal amount of outstanding Protective Advances, shall not exceed (x) 10% of the Aggregate Borrowing Base and (y) the aggregate Credit Exposure shall not exceed the aggregate Commitments. Overadvances may be made even if the conditions precedent set forth in Section 4.02 have not been satisfied. All U.S. Overadvances shall be ABR Borrowings, all Canadian Overadvances shall be Canadian Prime Rate Loans, all French Overadvances shall be Eurodollar Loans, all German Overadvances shall be Eurodollar Loans, all Hong Kong Overadvances denominated in Dollars shall be Eurodollar Loans, all Hong Kong Overadvances denominated in Hong Kong Dollars shall be HIBOR Rate Loans, all Swiss Overadvances shall be Eurodollar Loans and all UK Overadvances shall be Eurodollar Loans. The applicable Borrowers shall be required to repay each Overadvance no later than the 30th day after the date of the making thereof. The Administrative Agent’s authorization to make Overadvances may be revoked at any time by the Required Lenders. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof.

(d)           Upon the making of an Overadvance by the Administrative Agent, each applicable Revolving Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Administrative Agent, without recourse or warranty, an undivided interest and participation in such Overadvance in proportion to its Applicable Percentage of the applicable Revolving Commitment. The Administrative Agent may, at any time, require the applicable Revolving Lenders to fund their participations. From and after the date, if any, on which any Revolving Lender is required to fund its participation in any Overadvance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Loan.

SECTION 2.06           Letters of Credit.

(a)            General. Subject to the terms and conditions set forth herein, the Borrower Representative may request the issuance of Letters of Credit denominated in Dollars or an Alternative Currency for the account of a U.S. Borrower, in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any Letter of Credit Agreement, the terms and conditions of this Agreement shall control. For the avoidance of doubt, subject to Section 2.06(n), any Letter of Credit hereunder for the account of a U.S. Borrower may be for the benefit of a Restricted Subsidiary of such Borrower whether or not a Borrower. Notwithstanding anything herein to the contrary, no Issuing Bank shall have an obligation hereunder to issue, and shall not issue, any Letter of Credit (i) the proceeds of which would be made available to any Person (A) to fund any activity or business of or with any Sanctioned Person, or in any country or territory that, at the time of such funding, is the subject of any Sanctions or (B) in any manner that would result in a violation of any applicable Sanctions by any party to this Agreement, (ii) if any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any Requirement of Law relating to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which such Issuing Bank in good faith deems material to it, or (iii) if the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in the implementation thereof, and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed not to be in effect on the Effective Date for purposes of clause (ii) above, regardless of the date enacted, adopted, issued or implemented.

(b)           Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit or the amendment, renewal or extension of an outstanding Letter of Credit (other than an automatic renewal permitted pursuant to paragraph (c) of this Section), the Borrower Representative shall deliver by hand or electronic transmission (or transmit through Electronic System, if arrangements for doing so have been approved by the Issuing Bank) to the applicable Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit (together with a copy of the agreed form Letter of Credit), or identifying the Letter of Credit to be amended, renewed or extended, specifying the Borrower(s) or Restricted Subsidiary for whose account such Letter of Credit is to be issued, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the currency in which such Letter of Credit will be denominated (which shall be Dollars, Canadian Dollars, Euros, Pounds Sterling or Hong Kong Dollars), the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. In addition, as a condition to any such Letter of Credit issuance, the Borrower Representative shall have entered into a continuing agreement (or other letter of credit agreement) for the issuance of letters of credit and/or shall submit a letter of credit application in each case, as required by the applicable Issuing Bank and using such bank’s standard form (each, a “Letter of Credit Agreement”). A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrowers shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the total LC Exposure shall not exceed $45,000,000, (ii) with respect to the applicable Issuing Bank, the stated amount of all outstanding Letters of Credit issued by such Issuing Bank shall not exceed the applicable LC Commitment of such Issuing Bank then in effect and (iii) the Revolving Exposure Limitations shall be complied with.

(c)            Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Scheduled Maturity Date. Any Letter of Credit may provide by its terms that it may be automatically extended for additional successive one year periods on terms reasonably acceptable to the applicable Issuing Bank. Any Letter of Credit providing for automatic extension shall be extended upon the then current expiration date without any further action by any Person unless the applicable Issuing Bank shall have given notice to the applicable beneficiary (with a copy to the applicable Borrower) of the election by such Issuing Bank not to extend such Letter of Credit, such notice to be given not fewer than 30 days prior to the then current expiration date of such Letter of Credit; provided that no Letter of Credit may be extended automatically or otherwise beyond the date that is five Business Days prior to the Scheduled Maturity Date.

(d)           Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the U.S. Revolving Lenders, such Issuing Bank hereby grants to each U.S. Revolving Lender, and each U.S. Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such U.S. Revolving Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each U.S. Revolving Lender hereby absolutely and unconditionally agrees to pay, in Dollars, to the Administrative Agent, for the account of the applicable Issuing Bank, such U.S. Revolving Lender’s Applicable Percentage of the Dollar Equivalent of each LC Disbursement made by such Issuing Bank and not reimbursed by the U.S. Borrowers on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the U.S. Borrowers for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default, reduction or termination of the Revolving Commitments or any force majeure or other event that under any rule of law or uniform practices to which any Letter of Credit is subject (including Section 3.14 of ISP 98 or any successor publication of the International Chamber of Commerce) permits a drawing to be made under such Letter of Credit after the expiration thereof or of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)            Reimbursement. If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the U.S. Borrowers shall, following notice of such LC Disbursement to the Borrower Representative, reimburse such LC Disbursement by paying to the Administrative Agent, in the currency of the Letter of Credit to which such LC Disbursement relates, an amount equal to such LC Disbursement not later than 2:00 p.m., New York City time, on the date that such LC Disbursement is made, if the Borrower Representative shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower Representative prior to such time on such date, then not later than 2:00 p.m., New York City time, on (i) the Business Day that the Borrower Representative receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the Business Day that the Borrower Representative receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the U.S. Borrowers may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR Revolving Borrowing in an equivalent amount and, to the extent so financed, the U.S. Borrowers’ obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing. If the U.S. Borrowers fail to make such payment when due, the Administrative Agent shall notify each applicable U.S. Revolving Lender of the Dollar Equivalent of the applicable LC Disbursement, the payment then due from the applicable U.S. Borrower in respect thereof and such U.S. Revolving Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each applicable U.S. Revolving Lender shall pay to the Administrative Agent in Dollars its Applicable Percentage of the payment then due from the applicable U.S. Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to such Issuing Bank the amounts so received by it from the applicable U.S. Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the U.S. Borrowers pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that any U.S. Revolving Lender has made payments pursuant to this paragraph to reimburse such Issuing Bank, then to each such U.S. Revolving Lender and such Issuing Bank as their interests may appear. Any payment made by a U.S. Revolving Lender pursuant to this paragraph to reimburse an. Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans as contemplated above) shall not constitute a Loan and shall not relieve the applicable U.S. Borrower of its obligation to reimburse such LC Disbursement.

(f)            Obligations Absolute. The U.S. Borrowers’ obligations to reimburse LC Disbursements as provided in paragraph (e) of this Section are absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not substantially comply with the terms of such Letter of Credit, (iv) any force majeure or other event that under any rule of law or uniform practices to which any Letter of Credit is subject (including Section 3.14 of ISP 98 or any successor publication of the International Chamber of Commerce) permits a drawing to be made under such Letter of Credit after the stated expiration date thereof or of the Revolving Commitments or (v) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this paragraph, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrowers’ obligations hereunder. No Lender Party, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any other act, failure to act or other event or circumstance; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the applicable Borrower(s) to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by such Borrower(s) that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of bad faith, gross negligence or willful misconduct on the part of an Issuing Bank (with such absence to be presumed unless otherwise determined by a court of competent jurisdiction in a final and nonappealable judgment), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)           Disbursement Procedures. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Each Issuing Bank shall promptly notify the Administrative Agent and the Borrower Representative by telephone (confirmed by fax or through Electronic Systems) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligation to reimburse such Issuing Bank and the applicable Revolving Lenders with respect to any such LC Disbursement.

(h)           Interim Interest. If any Issuing Bank shall make any LC Disbursement, then, unless the U.S. Borrowers shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, in the currency of the Letter of Credit to which such LC Disbursement relates, for each day from and including the date such LC Disbursement is made to but excluding the date that the U.S. Borrowers reimburse such LC Disbursement in full, at the rate per annum then applicable to Canadian Prime Rate Revolving Loans (if the LC Disbursement is in Canadian Dollars), ABR Revolving Loans (if the LC Disbursement is in Dollars), HIBOR Rate Loans (if the LC Disbursement is in Hong Kong Dollars) or Eurodollar Loans (if the LC Disbursement is in Euros or Pounds Sterling); provided that, if the U.S. Borrowers fail to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(h) shall apply. Interest accrued pursuant to this paragraph shall be paid to the Administrative Agent for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Revolving Lender to the extent of such payment, and shall be payable on demand or, if no demand has been made, on the date on which the applicable Borrower(s) reimburse the applicable LC Disbursement in full.

(i)             Replacement and Resignation of the Issuing Banks.

(i)         Any Issuing Bank may be replaced at any time by written agreement among the Borrower Representative, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the U.S. Borrowers shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(ii)        Subject to the appointment and acceptance of a successor Issuing Bank, an Issuing Bank may resign as an Issuing Bank at any time upon thirty days’ prior written notice to the Administrative Agent, the Borrower Representative and the Lenders, in which case, such resigning Issuing Bank shall be replaced in accordance with clause (i) of Section 2.06(i) above.

(j)             Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower Representative receives notice from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this paragraph, (i) the U.S. Borrowers shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the applicable Revolving Lenders (the “LC Collateral Account”), an amount in cash in the currencies in which such LC Exposure is denominated equal to 103% of the LC Exposure in respect of Letters of Credit issued for the account of the U.S. Borrowers and their Restricted Subsidiaries as of such date plus accrued and unpaid interest thereon; provided that the obligations to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Company or other applicable Borrower described in clause (h), (i) or (j) of Article VII. Such deposits shall be held by the Administrative Agent as collateral for the payment and performance of the U.S. Obligations arising from LC Exposure in respect of Letters of Credit issued for the account of the U.S. Borrowers and their Restricted Subsidiaries as further set forth in the applicable Collateral Documents. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the LC Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the U.S. Borrowers’ risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in the LC Collateral Account. Moneys in the LC Collateral Account shall, notwithstanding anything to the contrary herein or in the Collateral Documents, be applied by the Administrative Agent to reimburse the applicable Issuing Banks for LC Disbursements for which they have not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the U.S. Borrowers for the LC Exposure in respect of Letters of Credit issued at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Required Lenders), be applied to satisfy the U.S. Secured Obligations, be applied to satisfy other Secured Obligations (but subject to, in the case of any such application at a time when any Lender is a Defaulting Lender (but only if, after giving effect thereto, the remaining cash collateral shall be less than the aggregate LC Exposure of all the Defaulting Lenders that has not been reallocated to non-Defaulting Lenders pursuant to Section 2.20), the consent of each Issuing Bank). If any Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to such Borrower within three Business Days after all Events of Default have been cured or waived.

(k)            Existing Letters of Credit. Each Existing Letter of Credit shall be deemed to be a Letter of Credit issued for the account of the U.S. Borrowers on the Effective Date for all purposes hereof and of the other Loan Documents (whether or not a U.S. Borrower was the applicant with respect thereto or otherwise responsible for reimbursement obligations with respect thereto prior to the Effective Date), and no issuance or similar fees (as distinguished from ongoing participation or fronting fees) will be required in connection with the deemed issuance of the Existing Letters of Credit on the Effective Date.

(l)             Issuing Bank Reports to the Administrative Agent. Unless otherwise agreed by the Administrative Agent, each Issuing Bank shall, in addition to its notification obligations set forth elsewhere in this Section, report in writing to the Administrative Agent (i) periodic activity (for such period or recurrent periods as shall be requested by the Administrative Agent) in respect of Letters of Credit issued by such Issuing Bank, including all issuances, extensions (other than any extension of a Letter of Credit providing for automatic extension), amendments and renewals, all expirations and cancelations and all disbursements and reimbursements, (ii) reasonably prior to the time that such Issuing Bank issues, amends, renews or extends any Letter of Credit (other than any extension of a Letter of Credit providing for automatic extension), the date of such issuance, amendment, renewal or extension, and the stated amount and currency of the Letters of Credit issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed), (iii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date and amount and currency of such LC Disbursement, (iv) on any Business Day on which the applicable Borrower(s) fail to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount cue and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank.

(m)           LC Exposure Determination. For all purposes of this Agreement, the amount of a Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at the time of determination.

(n)           Letters of Credit Issued for Restricted Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of a Restricted Subsidiary, the U.S. Borrowers shall be obligated to reimburse the applicable Issuing Bank hereunder for any and all drawings under such Letter of Credit. Each U.S. Borrower hereby acknowledges that the issuance of Letters of Credit requested by such U.S. Borrower for the account of Restricted Subsidiaries of such U.S. Borrower inures to the benefit of such U.S. Borrower, and that such U.S. Borrower’s business derives substantial benefits from the businesses of such Restricted Subsidiaries.

SECTION 2.07           Funding of Borrowings.

(a)            Each Lender shall make each Revolving Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by (i) in the case of Loans to a U.S. Borrower, payments received by the Administrative Agent in Dollars, 1:00 p.m., New York City time, (ii) in the case of Loans to a Canadian Borrower, payments received by the Administrative Agent in Dollars and Canadian Dollars, 1:00 p.m., Toronto time, (iii) in the case of Loans to a French Borrower, German Borrower, Swiss Borrower or UK Borrower, payments received by the Administrative Agent in Dollars, Euro and Pounds Sterling, no later than 2:00 p.m. London time, and (iv) in the case of Loans to a Hong Kong Borrower, payments received by the Administrative Agent in Dollars and Hong Kong Dollars, no later than 7:00 a.m. London time, in each case, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Revolving Lenders. The Administrative Agent will make such Loans available to the applicable Borrower(s) by promptly crediting the amounts so received, in like funds, to the Funding Account(s); provided that ABR Revolving Loans made to finance the reimbursement of (i) an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank and (ii) a Protective Advance or Overadvance shall be retained by the Administrative Agent.

(b)           Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Revolving Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Applicable Percentage of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance on such assumption, make available to the applicable Borrower(s) a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower(s) severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower(s) to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of (x) the Federal Funds Effective Rate (in the case of Dollar-denominated amounts under the U.S. Facility), the Canadian Prime Rate (in the case of Canadian Dollar-denominated amounts), the LIBO Rate (in the case of Dollar, Euro or Pounds Sterling denominated amounts under the European Facility, French Facility or Hong Kong Facility) or the HIBOR Rate (in the case of Hong Kong Dollar-denominated amounts) and (y) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrowers, (w) in the case of Loans denominated in Dollars under the U.S. Facility, the interest rate applicable to ABR Loans, (x) in the case of Loans denominated in Canadian Dollars, the interest rate applicable to Canadian Prime Rate Loans, (y) in the case of Loans denominated in Dollars, Euros or Pounds Sterling under the European Facility, the French Facility or the Hong Kong Facility, the interest rate applicable to LIBO Rate Loans, and (z) in the case of Loans denominated in Hong Kong Dollars, the interest rate applicable to HIBOR Rate Loans. If the applicable Borrower(s) and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the applicable Borrower(s) the amount of such interest paid by the Borrowers for such period. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Revolving Loan included in such Borrowing. Any payment by any Borrower(s) pursuant to this paragraph (b) shall be without prejudice to any claim such Borrower(s) may have against a Lender that shall have failed to make such payment to the Administrative Agent.

SECTION 2.08          Interest Elections.

(a)            Each Revolving Borrowing initially shall be of the Type and, in the case of a Eurodollar Revolving Borrowing, CDOR Rate Borrowing or HIBOR Borrowings, shall have an initial Interest Period as specified in the applicable Borrowing Request or as otherwise provided in Section 2.03. Thereafter, the Borrower Representative may elect to convert such Borrowing to a Borrowing of a different Type or to continue such Borrowing and, in the case of a Eurodollar Revolving Borrowing, CDOR Rate Borrowing or HIBOR Borrowings, may elect Interest Periods therefor, all as provided in this Section; provided always that no Eurodollar Revolving Borrowings under the European Facility, Canadian Facility, French Facility or Hong Kong Facility, or HIBOR Borrowings may be converted. The Borrower Representative may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, Overadvances or Protective Advances, which may not be converted or continued.

(b)            To make an election pursuant to this Section, the Borrower Representative shall notify the Administrative Agent with respect to each Revolving Borrowing of such election by delivering an Interest Election Request signed by a Responsible Officer of the Borrower Representative or through Electronic System if arrangements for doing so have been approved by the Administrative Agent (or if an Extenuating Circumstance shall exist, by telephone) by the time that a Borrowing Request would be required under Section 2.03 if the Borrowers were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable and each such telephonic Interest Election Request, if permitted, shall be confirmed immediately upon the cessation of the Extenuating Circumstance by hand delivery, Electronic System or facsimile to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by a Responsible Officer of the Borrower Representative. Each Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)      the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)     the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)    whether the resulting Borrowing is to be an ABR Borrowing, a Eurodollar Borrowing, a Canadian Prime Rate Borrowing, a CDOR Rate Borrowing or a HIBOR Borrowing; and

(iv)    if the resulting Borrowing is a Eurodollar Borrowing, CDOR Rate Borrowing or HIBOR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Eurodollar Borrowing, CDOR Rate Borrowing or HIBOR Borrowing but does not specify an Interest Period, then the Borrowers shall be deemed to have selected an Interest Period of one month’s duration, in the case of a Eurodollar Borrowing, 30 days, in the case of a CDOR Rate Borrowing, or 30 days, in the case of a HIBOR Borrowing.

(c)            Promptly following receipt of an Interest Election Request in accordance with this Section, the Administrative Agent shall advise each applicable Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(d)            If the Borrower Representative fails to deliver a timely Interest Election Request with respect to a Eurodollar Revolving Borrowing denominated in Dollars under the U.S. Facility prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. If the Borrower Representative fails to deliver a timely Interest Election Request with respect to a Eurodollar Revolving Borrowing denominated in an Alternative Currency prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as Eurodollar Revolving Borrowing in such currency with an Interest Period of one month. If the Borrower Representative fails to deliver a timely Interest Election Request with respect to a CDOR Rate Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a Canadian Prime Rate Borrowing. If the Borrower Representative fails to deliver a timely Interest Election Request with respect to a HIBOR Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as a HIBOR Borrowing with an Interest Period of one month. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower Representative (provided that no such notice shall be required in the case of an Event of Default under clause (h), (i) or (j) of Article VII), then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing may be converted to a Eurodollar Borrowing, a CDOR Rate Borrowing or a HIBOR Borrowing, (ii) unless repaid, each Eurodollar Revolving Borrowing denominated in Dollars under the U.S. Facility shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto, (iii) unless repaid, each CDOR Rate Borrowing shall be converted into a Canadian Prime Rate Borrowing at the end of the Interest Period applicable thereto, (iv) unless repaid, each Eurodollar Revolving Borrowing denominated in an Alternative Currency shall be continued as a Eurodollar Revolving Borrowing with an Interest Period of one month at the end of the Interest Period applicable thereto and (v) unless repaid, each HIBOR Borrowing shall be continued as a HIBOR Borrowing with an Interest Period of one month at the end of the Interest Period applicable thereto.

SECTION 2.09           Termination and Reduction of Revolving Commitments; Increase in Revolving Commitments.

(a)            Unless previously terminated, the Revolving Commitments shall automatically terminate at 5:00 p.m., New York City time, on the Maturity Date, or any earlier date on which the Revolving Commitments are reduced to zero or otherwise terminated pursuant to the terms hereof.

(b)           The Borrower Representative may at any time terminate the Commitments under the U.S. Facility, the Canadian Facility, the French Facility, the European Facility or the Hong Kong Facility upon (i) the payment in full of all outstanding Loans, together with accrued and unpaid interest thereon and on any LC Disbursements, in each case, under the applicable Facility, (ii) the cancellation and return of all outstanding Letters of Credit under the applicable Facility (or alternatively, with respect to each such Letter of Credit, the furnishing to the Administrative Agent of a cash deposit (or at the discretion of the Administrative Agent a backup standby letter of credit reasonably satisfactory to the Administrative Agent) equal to 103% of the portion of the LC Exposure attributable to all Letters of Credit, as determined by the applicable Issuing Banks), (iii) the payment in full of all accrued and unpaid fees owing in respect of such Facility and (iv) the payment in full of all reimbursable expenses and all other Obligations outstanding at such time in respect of such Facility.

(c)            The Borrower Representative may from time to time reduce the Commitments under the U.S. Facility, the Canadian Facility, the French Facility, the European Facility and/or the Hong Kong Facility; provided that (i) each reduction of the Revolving Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Borrower Representative shall not reduce the Revolving Commitments under any Facility if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the Borrowers would not be in compliance with the Revolving Exposure Limitations.

(d)            The Borrower Representative shall notify the Administrative Agent of any election to terminate or reduce the Revolving Commitments under paragraph (b) or (c) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Revolving Lenders of the contents thereof. Each notice delivered by the Borrower Representative pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the Borrower Representative may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower Representative (by notice to the Administrative Agent on or prior to specified effective date) if such condition is not satisfied. Any termination or reduction of the Revolving Commitments shall be permanent. Each reduction of the Revolving Commitments under any Facility shall be made ratably among the Lenders under such Facility in accordance with their respective Revolving Commitments thereunder.

(e)            (i) Solely on or after the date that either (x) all Indebtedness under the Term Credit Agreement (other than contingent or indemnity obligations for which no claim has been made) has been paid in full and any commitments thereunder have been terminated or (y) the Term Credit Agreement has been amended, restated or otherwise modified to permit the additional Commitments under this Section 2.09(e), the Borrower Representative shall have the right to increase the Commitments under any Facility by obtaining additional U.S. Commitments, additional Canadian Commitments, additional European Commitments, additional French Commitments or additional Hong Kong Commitments, either from one or more of the Lenders or from one or more other lending institutions; provided that (i) no Lender hereunder shall have any obligation to provide any such requested increase, (ii) any such request for an increase shall be in a minimum amount of $10,000,000, (iii) the aggregate amount of all additional Revolving Commitments obtained under this paragraph shall not exceed $75,000,000, (iv) the Administrative Agent, each Swingline Lender under the applicable Facility and each Issuing Bank under the applicable Facility shall have approved the identity of any such new Lender, such approval not to be unreasonably withheld, conditioned or delayed, (v) any such new Lender shall assume all the rights and obligations of a “Lender” hereunder, (vi) the procedure described in paragraph (e)(ii) of this Section shall have been satisfied and (vii) any such new Lender in respect of a French Borrower shall be a French Authorized Lender.

(ii)            Any amendment hereto for such an increase or addition shall be in form and substance reasonably satisfactory to the Administrative Agent and shall only require the written signatures of the Administrative Agent, the Swingline Lenders under the applicable Facility, the Issuing Bank under the applicable Facility, the Loan Parties and the Lender(s) being added or increasing their Revolving Commitments. As a condition precedent to such an increase, the Borrower Representative shall deliver to the Administrative Agent (A) a certificate of each Loan Party signed by an authorized officer of such Loan Party (1) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (2) in the case of the Borrowers, certifying that, before and after giving effect to such increase, (x) the representations and warranties contained in Article III and the other Loan Documents are true and correct in all material respects, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and (y) no Default exists, (B) an opinion of counsel to the Loan Parties as to the power and authority of the Loan Parties to effect such increase and such other customary and related matters as the Administrative Agent may reasonably request and (C) a reaffirmation agreement, in form and substance reasonably satisfactory to the Administrative Agent, executed and delivered by the Loan Parties.

(iii)           On the Business Day following any such increase, all outstanding Borrowings under any Facility being increased shall be reallocated, pursuant to procedures reasonably determined by the Administrative Agent, among the Lenders (including any newly added Lenders) under such Facility in accordance with the Lenders’ respective revised Applicable Percentages and, with respect to any reallocation of Eurodollar Borrowings, CDOR Rate Borrowings or HIBOR Borrowings, the applicable Borrowers shall pay the assigning Lenders any amounts that would have been required to be paid pursuant to Section 2.16 had the assigned portions of such Borrowings been prepaid on such date.

SECTION 2.10           Repayment of Loans; Evidence of Debt.

(a)            The U.S. Borrowers hereby, jointly and severally, unconditionally promise to pay to (i) the Administrative Agent, for the account of each U.S. Revolving Lender the principal amount of all outstanding U.S. Revolving Loans, (ii) the Administrative Agent, for the account of each Canadian Revolving Lender the principal amount of all outstanding Canadian Revolving Loans to the Canadian Borrowers and U.S. Borrowers, (iii) the Administrative Agent, for the account of each French Revolving Lender the principal amount of all outstanding French Revolving Loans to the French Borrowers and the U.S. Borrowers, (iv) the Administrative Agent, for the account of each German Revolving Lender the principal amount of all outstanding German Revolving Loans to the German Borrowers and U.S. Borrowers, (v) the Administrative Agent, for the account of each Hong Kong Revolving Lender the principal amount of all outstanding Hong Kong Revolving Loans to the Hong Kong Borrowers and U.S. Borrowers, (vi) the Administrative Agent, for the account of each Swiss Revolving Lender the principal amount of all outstanding Swiss Revolving Loans to the Swiss Borrowers and U.S. Borrowers, (vii) the Administrative Agent, for the account of each UK Revolving Lender the principal amount of all outstanding UK Revolving Loans to the UK Borrowers and U.S. Borrowers and (viii) the Administrative Agent the then unpaid amount of each Protective Advance to the U.S. Borrowers and Overadvance to the U.S. Borrowers, in each case, on the earliest of (A) the Maturity Date, (B) in the case of any Overadvance, the earlier of the 30th day after the date of the making thereof and the date of demand by the Administrative Agent and (C) in the case of any Protective Advance, demand by the Administrative Agent. Each Canadian Borrower hereby unconditionally promises to pay to (i) the Administrative Agent, for the account of each Canadian Revolving Lender the principal amount of all outstanding Canadian Revolving Loans to that Canadian Borrower and (ii) the Administrative Agent the then unpaid amount of each Canadian Protective Advance to that Canadian Borrower and Canadian Overadvance to that Canadian Borrower, in each case, on the earliest of (A) the Maturity Date, (B) in the case of any Canadian Overadvance, the earlier of the 30th day after the date of the making thereof and the date of demand by the Administrative Agent and (C) in the case of any Canadian Protective Advance, demand by the Administrative Agent. Each French Borrower hereby unconditionally promises to pay to (i) the Administrative Agent, for the account of each French Revolving Lender the principal amount of all outstanding French Revolving Loans to that French Borrower, (ii) the Administrative Agent the then unpaid amount of each French Protective Advance and each French Overadvance to that French Borrower and (iii) the French Swingline Lender, the principal amount of each French Swingline Loan to that French Borrower, in each case, on the earliest of (A) the Maturity Date, (B) in the case of any French Overadvance, the earlier of the 30th day after the date of the making thereof and the date of demand by the Administrative Agent and (C) in the case of any French Protective Advance, demand by the Administrative Agent. Each German Borrower hereby unconditionally promises to pay to (i) the Administrative Agent, for the account of each European Revolving Lender the principal amount of all outstanding German Revolving Loans to that German Borrower and (ii) the Administrative Agent the then unpaid amount of each German Protective Advance and each German Overadvance to that German Borrower, in each case, on the earliest of (A) the Maturity Date, (B) in the case of any German Overadvance, the earlier of the 30th day after the date of the making thereof and the date of demand by the Administrative Agent and (C) in the case of any German Protective Advance, the date of demand by the Administrative Agent. Each Hong Kong Borrower hereby unconditionally promises to pay to (i) the Administrative Agent, for the account of each Hong Kong Revolving Lender the principal amount of all outstanding Hong Kong Revolving Loans to that Hong Kong Borrower and (ii) the Administrative Agent the then unpaid amount of each Hong Kong Protective Advance and each Hong Kong Overadvance to that Hong Kong Borrower, in each case, on the earliest of (A) the Maturity Date, (B) in the case of any Hong Kong Overadvance, the earlier of the 30th day after the date of the making thereof and the date of demand by the Administrative Agent and (C) in the case of any Hong Kong Protective Advance, the date of demand by the Administrative Agent. Each Swiss Borrower hereby unconditionally promises to pay to (i) the Administrative Agent, for the account of each European Revolving Lender the principal amount of all outstanding Swiss Revolving Loans to that Swiss Borrower and (ii) the Administrative Agent the then unpaid amount of each Swiss Protective Advance and each Swiss Overadvance to that Swiss Borrower, in each case, on the earliest of (A) the Maturity Date, (B) in the case of any Swiss Overadvance, the earlier of the 30th day after the date of the making thereof and the date of demand by the Administrative Agent and (C) in the case of any Swiss Protective Advance, the date of demand by the Administrative Agent. Each UK Borrower hereby unconditionally promises to pay to (i) the Administrative Agent, for the account of each European Revolving Lender, the principal amount of all outstanding UK Revolving Loans to that UK Borrower and (ii) the Administrative Agent the then unpaid amount of each UK Protective Advance and each UK Overadvance to that UK Borrower, in each case, on the earliest of (A) the Maturity Date, (B) in the case of any UK Overadvance, the earlier of the 30th day after the date of the making thereof and the date of demand by the Administrative Agent and (C) in the case of any UK Protective Advance, the date of demand by the Administrative Agent. Each European Borrower hereby unconditionally promises to pay to the European Swingline Lender the principal amount of each European Swingline Loan to such European Borrower, in each case, on the Maturity Date.

(b)           On each Business Day during any Dominion Period, the Administrative Agent shall apply all funds credited to a Concentration Account or Collection Account of the U.S. Borrowers on such Business Day or the immediately preceding Business Day (at the discretion of the Administrative Agent, whether or not immediately available), first, to prepay any U.S. Protective Advances and U.S. Overadvance, second, to prepay the U.S. Revolving Loans, third, to cash collateralize outstanding LC Exposure, fourth, to prepay any Canadian Protective Advance and Canadian Overadvance to the Canadian Borrowers that may be outstanding, French Protective Advance and French Overadvance to the French Borrowers that may be outstanding, German Protective Advance and German Overadvance to the German Borrowers that may be outstanding, Hong Kong Protective Advance and Hong Kong Overadvance to the Hong Kong Borrowers that may be outstanding, Swiss Protective Advance and Swiss Overadvance to the Swiss Borrowers that may be outstanding and UK Protective Advance and UK Overadvance to the UK Borrowers that may be outstanding, on a pro rata basis, fifth, to prepay any Canadian Revolving Loans to the Canadian Borrowers, French Revolving Loans and French Swingline Loans to the French Borrowers, German Revolving Loans to the German Borrowers, Hong Kong Revolving Loans to the Hong Kong Borrowers, Swiss Revolving Loans to the Swiss Borrowers, UK Revolving Loans to the UK Borrowers, and European Swingline Loans to the applicable European Borrower, on a pro rata basis, sixth, [reserved], seventh, as the Borrower Representative may direct. The Administrative Agent shall apply all funds credited to a Concentration Account or Collection Account (as applicable) of the Canadian Loan Parties, European Loan Parties, French Loan Parties and the Hong Kong Loan Parties on such Business Day or the immediately preceding Business Day in the order specified in subclauses fourth through seventh above with respect to the relevant Obligations of such Loan Parties provided that, in respect of a Concentration Account or Collection Account of the UK Borrowers and any direction made by the Borrower Representative under subclause seventh, the Administrative Agent may comply with such direction in its sole discretion. Further, all amounts received in a Concentration Account or Collection Account shall be applied pursuant to this paragraph (b) first against Protective Advances, Overadvances and Revolving Loans (including Swingline Loans) denominated in like currency to the currency of the moneys in such Concentration Account or Collection Account. In the event and to the extent that any Protective Advances, Overadvances or Revolving Loans (including Swingline Loans) remain unpaid (the “Payment and Collateralization Requirements”) following such application as a result of a mismatch between the currencies of the amounts in the Concentration Accounts or Collection Accounts and the currencies in which the outstanding Payment and Collateralization Requirements are denominated, the relevant Borrower shall be deemed to have requested the Administrative Agent to convert any excess funds remaining in the Concentration Accounts or Collection Accounts to the currency or currencies of the outstanding Payment and Collateralization Requirements and apply such converted amounts to such outstanding Payment and Collateralization Requirements.

(c)            Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the applicable Borrower(s) to such Lender resulting from each Loan made by such Lender to such Borrower(s), including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d)            The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder to the applicable Borrower(s), the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the applicable Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(e)            The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to pay any amounts due hereunder in accordance with the terms of this Agreement.

(f)             Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the applicable Borrowers shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent.

SECTION 2.11            Prepayment of Loans.

(a)            The Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (c) of this Section.

(b)            Except to the extent such excess arises from Protective Advances permitted under Section 2.04 or Overadvances permitted under Section 2.05, in the event and on each occasion that the Borrowers are not in compliance with the Revolving Exposure Limitations, the Canadian Borrowers, the European Borrowers, the French Borrowers, the Hong Kong Borrowers and the U.S. Borrowers shall severally prepay the Revolving Loans and/or Swingline Loans, as applicable (or, if no such Borrowings are outstanding, deposit cash collateral in the LC Collateral Account in accordance with Section 2.06(j)) of such Borrower(s) in an aggregate amount that, after giving effect to such prepayments or cash collateralizations the Borrowers shall be in compliance with the Revolving Exposure Limitations.

(c)            The Borrower Representative shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the applicable Swingline Lender), by telephone (confirmed by hand delivery or through Electronic System, if arrangements for doing so have been approved by the Administrative Agent) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Revolving Borrowing denominated in Dollars (in the case of the U.S. Facility), in the Administrative Agent’s New York office not later than 12:00 p.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of a CDOR Rate Borrowing, in the Administrative Agent’s Toronto office not later than 11:00 a.m., Toronto time, three Business Days before the date of prepayment, (iii) in the case of prepayment of an ABR Revolving Borrowing, in the Administrative Agent’s New York office not later than 12:00 p.m., New York City time, on the date of prepayment, (iv) in the case of prepayment of a Canadian Prime Rate Borrowing, in the Administrative Agent’s Toronto office not later than 12:00 p.m., New York City time, on the date of prepayment (v) in the case of prepayment of a Eurodollar Revolving Borrowing denominated in Euros, Pounds Sterling and (in the case of the European Facility, French Facility and Hong Kong Facility) Dollars, in the Administrative Agent’s London office not later than 1:00 p.m., London time, three Business Days before the date of prepayment and (vi) in the case of prepayment of a HIBOR Borrowing, in the Administrative Agent’s Hong Kong office not later than 1:00 p.m., London time, three Business Days before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Revolving Borrowing shall be applied ratably to the Revolving Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

SECTION 2.12           Fees.

(a)            The Borrower Representative, agrees (i) to pay to the Administrative Agent for the account of each U.S. Revolving Lender a commitment fee in dollars, which shall accrue at the Applicable Commitment Fee Rate on the daily amount by which such Lender’s U.S. Commitment exceeds the amount of such Lender’s U.S. Revolving Loans and LC Exposure during the period from and including the Effective Date to but excluding the date on which the Lenders’ U.S. Commitment terminates; (ii) to pay to the Administrative Agent in dollars for the account of each Canadian Revolving Lender a commitment fee, which shall accrue at the Applicable Commitment Fee Rate on the daily amount by which such Lender’s Canadian Commitment exceeds the Dollar Equivalent of such Lender’s Canadian Revolving Loans during the period from and including the Effective Date to but excluding the date on which the Lenders’ Canadian Commitment terminates; (iii) to pay to the Administrative Agent in dollars for the account of each European Revolving Lender a commitment fee, which shall accrue at the Applicable Commitment Fee Rate on the daily amount by which such Lender’s European Commitment exceeds the Dollar Equivalent of such Lender’s European Revolving Loans to that European Borrower during the period from and including the Effective Date to but excluding the date on which the Lenders’ European Commitment terminates; (iv) to pay to the Administrative Agent in dollars for the account of each French Revolving Lender a commitment fee, which shall accrue at the Applicable Commitment Fee Rate on the daily amount by which such Lender’s French Commitment exceeds the Dollar Equivalent of such Lender’s French Revolving Loans to that French Borrower during the period from and including the Effective Date to but excluding the date on which the Lenders’ French Commitment terminates; and (v) to pay to the Administrative Agent in dollars for the account of each Hong Kong Revolving Lender a commitment fee, which shall accrue at the Applicable Commitment Fee Rate on the daily amount by which such Lender’s Hong Kong Commitment exceeds the Dollar Equivalent of such Lender’s Hong Kong Revolving Loans during the period from and including the Effective Date to but excluding the date on which the Lenders’ Hong Kong Commitment terminates. Accrued commitment fees shall be payable in arrears on the first day of each January, April, July and October, commencing on the first such date to occur after the Effective Date, and on the date on which the Revolving Commitments terminate. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed. For purposes of computing commitment fees, the Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans, Swingline Exposure, Protective Advances, Overadvances and LC Exposure of such Lender.

(b)           The Borrower Representative agrees to pay to the Administrative Agent for the account of each U.S. Revolving Lender a letter of credit fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurodollar Loans (as in effect from time to time) on the average daily Dollar Equivalent of such U.S. Revolving Lender’s applicable LC Exposure in respect of such Letters of Credit (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such U.S. Revolving Lender’s Revolving Commitment terminates and the date on which such U.S. Revolving Lender ceases to have any LC Exposure in respect of such Borrower(s)’ Letters of Credit. In addition, the Borrower Representative agrees to pay to each Issuing Bank a fronting fee, which shall accrue at a rate per annum equal to 0.125% of the average daily Dollar Equivalent of the LC Exposure attributable to Letters of Credit issued for the account of the U.S. Borrowers and their Restricted Subsidiaries by such Issuing Bank (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure in respect of Letters of Credit issued for the account of the U.S. Borrowers and their Restricted Subsidiaries, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any such Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of each calendar month shall be payable in arrears on the first day of each January, April, July and October, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Banks pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed.

(c)           The Borrower Representative agrees to pay to the Administrative Agent, for its own account, fees in the amounts and payable at the times separately agreed upon in the Fee Letter or as otherwise agreed between the Borrower Representative and the Administrative Agent.

(d)           All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the applicable Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances (absent manifest error in the amount paid).

SECTION 2.13           Interest.

(a)            U.S. Facility.

(i)             The Loans comprising each ABR Borrowing (excluding U.S. Protective Advances and U.S. Overadvances) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(ii)            The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(b)           Canadian Facility.

(i)             The Loans comprising each Eurodollar Borrowing shall bear interest at the LIBO Rate plus the Applicable Rate.

(ii)            The Loans comprising each Canadian Prime Rate Borrowing (excluding Canadian Protective Advances and Canadian Overadvances) shall bear interest at the Canadian Prime Rate plus the Applicable Rate.

(iii)          The Loans comprising each CDOR Rate Borrowing shall bear interest at the CDOR Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)           European Facility. The Loans comprising each Eurodollar Borrowing (but excluding European Swingline Loans, European Protective Advances and European Overadvances) shall bear interest at the LIBO Rate plus the Applicable Rate.

(d)           French Facility. The Loans comprising each Eurodollar Borrowing (but excluding French Swingline Loans, French Protective Advances and French Overadvances) shall bear interest at the LIBO Rate plus the Applicable Rate.

(e)           Hong Kong Facility.

(i)            The Loans comprising each HIBOR Borrowing (but excluding Hong Kong Protective Advances and Hong Kong Overadvances) shall bear interest at a rate per annum equal to the HIBOR Rate plus the Applicable Rate.

(ii)           The Loans comprising each Eurodollar Borrowing (but excluding Hong Kong Protective Advances and Hong Kong Overadvances) shall bear interest at the LIBO Rate plus the Applicable Rate.

(f)            Each (i) U.S. Protective Advance and U.S. Overadvance shall bear interest at the Alternate Base Rate plus the Applicable Rate for ABR Revolving Loans plus 2% per annum, (ii) each Canadian Protective Advance and Canadian Overadvance shall bear interest at the Canadian Prime Rate plus the Applicable Rate for Canadian Prime Rate Loans plus 2% per annum, (iii) each European Protective Advance, European Overadvance, French Protective Advance and French Overadvance shall bear interest at the LIBO Rate plus the Applicable Rate for LIBO Rate Loans plus 2% per annum and (iv) each Hong Kong Protective Advance and Hong Kong Overadvance shall bear interest at the HIBOR Rate plus the Applicable Rate for HIBOR Rate Loans plus 2% per annum, or the LIBO Rate plus the Applicable Rate for LIBO Rate Loans plus 2% per annum, as applicable.

(g)           Each Swingline Loan shall bear interest at the Overnight LIBO Rate plus the Applicable Rate for Overnight LIBO Rate Loans.

(h)           Notwithstanding the foregoing, during the occurrence and continuance of an Event of Default, (i) all past due amounts in respect of the principal of any Loan shall bear interest at 2% plus the rate otherwise applicable to such Loans as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount that is past due, such amount shall bear interest at 2% per annum plus the rate applicable to ABR Revolving Loans hereunder (or, in the case of amounts denominated in Canadian Dollars, 2% per annum plus the rate applicable to Canadian Prime Rate Loans hereunder).

(i)            Accrued interest on each Loan (for ABR Loans, Canadian Prime Rate Loans and Overnight LIBO Rate Loans, accrued through the last day of the prior calendar quarter) shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (h) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan or Canadian Prime Rate Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Revolving Loan, CDOR Rate Loan or HIBOR Rate Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(j)            All interest hereunder shall be computed on the basis of a year of 365/366 days, or 365 days for Loans denominated in Canadian Dollars, Pounds Sterling or Hong Kong Dollars except that interest computed by reference to the LIBO Rate denominated in U.S. Dollars and Euro (other than ABR Loans determined by reference to the LIBO Rate) and all fees shall be computed on the basis of a year of 360 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate, Overnight LIBO Rate, the Canadian Prime Rate or the CDOR Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(k)            Interest Act (Canada). For purposes of disclosure pursuant to the Interest Act (Canada), the annual rates of interest or fees to which the rates of interest or fees provided in this Agreement and the other Loan Documents (and stated herein or therein, as applicable, to be computed on the basis of 360 days or any other period of time less than a calendar year) are equivalent are the rates so determined multiplied by the actual number of days in the applicable calendar year and divided by 360 or such other period of time, respectively.

(l)            Limitation on Interest. If any provision of this Agreement or of any of the other Loan Documents would obligate any Canadian Loan Party to make any payment of interest or other amount payable to the Lenders in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by the Lenders of interest at a criminal rate (as such terms are construed under the Criminal Code (Canada)) then, notwithstanding such provisions, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by the Lenders of interest at a criminal rate, such adjustment to be effected, to the extent necessary, as follows: (1) firstly, by reducing the amount or rate of interest required to be paid to the Lenders under this Section 2.13, and (2) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to the Lenders which would constitute “interest” for purposes of Section 347 of the Criminal Code (Canada). Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if the Lenders shall have received an amount in excess of the maximum permitted by that section of the Criminal Code (Canada), the Canadian Loan Parties shall be entitled, by notice in writing to the Administrative Agent, to obtain reimbursement from the Lenders in an amount equal to such excess and, pending such reimbursement, such amount shall be deemed to be an amount payable by the Lenders to the Borrowers. Any amount or rate of interest referred to in this Section 2.13(l) shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that the applicable Loan remains outstanding on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be prorated over that period of time and otherwise be prorated over the period from the Effective Date to the Maturity Date and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Administrative Agent shall be conclusive for the purposes of such determination.

(m)          French Revolving Loans; Effective Global Rate (Taux Effectif Global). All Loan Parties acknowledge that, by virtue of certain characteristics of this Agreement (in particular the floating rates of interest and the adjustment of the Applicable Rate applicable to the Loans, the French Borrowers’ right to select the duration of each Interest Period and the uncertainty as to the amount to be effectively drawn from time to time under the Loans), for the purpose of articles L.314-1 to L.314-5 of the French Consumer Code, article R.313-1 et seq. of the French Consumer Code and article L.313-4 of the French Monetary and Financial Code, the taux effectif global (the “TEG”) shall be required to be calculated based on assumptions as to the period rate (taux de période) and the period term (durée de période) and on the assumption that the interest rate and all other fees, costs or expenses payable under this Agreement will be maintained at their original level throughout the term of this Agreement. The calculation of the TEG shall be set out in a TEG letter (the “TEG Letter”) which will be delivered by the Administrative Agent to the French Borrowers on the date of the first utilization of a French Revolving Loan on or after the French Effective Date and from time to time as required by applicable law, and each TEG Letter will form an integral part of this Agreement.

(n)           Swiss Minimum Interest Rate. The interest rates provided for the Swiss Borrower (and any Swiss Subsidiary) are minimum interest rates. The parties hereto have assumed, on the date of this Agreement, that Swiss Withholding Tax is not and will not become payable by the Swiss Borrower (and any Swiss Subsidiary) on interest payments under this Agreement or any other Loan Document. The Swiss Borrower (and any Swiss Subsidiary) acknowledges and agrees that the interest rates set out in this Agreement are minimum interest rates which shall be adjusted in accordance with subsection (o) below if Swiss Withholding Tax becomes payable at any time on interest payments by the Swiss Borrower (and any Swiss Subsidiary) under this Agreement or any other Loan Document.

(o)           Swiss Withholding Tax. If Swiss Withholding Tax applies on interest payments by the Swiss Borrower (and any Swiss Subsidiary) under this Agreement or any other Loan Document, the gross-up and indemnity provisions of Section 2.17(a) and Section 2.17(d) shall not apply, but instead the following shall apply, provided that the relevant Swiss Withholding Tax is not an Excluded Tax:

(i)           The Swiss Borrower (and any Swiss Subsidiary) shall pay such additional amounts as shall be necessary in order for the net amounts received by the Lenders after withholding of Swiss Withholding Tax to be equal to the respective amounts of interest which would otherwise have been receivable in respect of this Agreement in the absence of the withholding of Swiss Withholding Tax;

(ii)          Swiss Withholding Tax shall be calculated, deducted and paid by the Swiss Borrower (and any Swiss Subsidiary) to the Swiss Federal Tax Administration on the amount of interest so recalculated at a rate of currently thirty five percent (35%) (or such other rate as applicable from time to time), unless a tax ruling obtained from the Swiss Federal Tax Administration confirms that such rate is, pursuant to any double-taxation treaty, a specified lesser rate in relation to interest payments under this Agreement in which case such lesser rate shall be applied; and

(iii)         To the extent that interest payable under a Loan Document becomes subject to Swiss Withholding Tax, the Loan Parties and the Lenders shall promptly co-operate in completing any procedural formalities (including submitting forms and documents required by the appropriate tax authority) to the extent possible and necessary (a) to make interest payments without them being subject to Swiss Withholding Tax, or (b) to being subject to Swiss Withholding Tax at a rate reduced under applicable double taxation treaties, or (c) for the Lenders to obtain a full or partial refund of Swiss Withholding Tax under applicable double taxation treaties. For the avoidance of doubt, a Lender who is treated as not being a Swiss Qualifying Bank pursuant to Section 2.17(i) shall not be under any obligation to change its status into a Swiss Qualifying Bank.

SECTION 2.14          Alternate Rate of Interest; Illegality.

(a)           If prior to the commencement of any Interest Period for a Eurodollar Borrowing, CDOR Rate or HIBOR Borrowing or during the provision of an Overnight LIBO Rate Loan:

(i)           the Administrative Agent determines in good faith (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate, the CDOR Rate, the HIBOR Rate or the Overnight LIBO Rate, as applicable (including, without limitation, by means of an Interpolated Rate or because the LIBO Screen Rate, the CDOR Rate, the HIBOR Rate or the Overnight LIBO Rate is not available or published on a current basis) for such Interest Period or at that time; or

(ii)          the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate, the CDOR Rate or the HIBOR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower Representative and the Lenders through Electronic System as provided in Section 9.01 as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower Representative and the Lenders that the circumstances giving rise to such notice no longer exist, (A) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurodollar Borrowing, a CDOR Rate Borrowing or a HIBOR Borrowing shall be ineffective, and any such Revolving Borrowing shall be repaid or converted into an ABR Borrowing (in the case of Eurodollar Borrowings under the U.S. Facility), Canadian Prime Rate Borrowing (in the case of CDOR Rate Borrowings) or Alternate Rate Borrowing (in the case HIBOR Borrowings and Eurodollar Borrowings (other than Eurodollar Borrowings under the U.S. Facility), as applicable, on the last day of the then current Interest Period applicable thereto, (B) if any Borrowing Request requests a Eurodollar Borrowing, CDOR Rate Borrowing or HIBOR Borrowing, such Borrowing shall be made as an ABR Borrowing (in the case of Eurodollar Borrowings under the U.S. Facility), Canadian Prime Rate Borrowing (in the case of CDOR Rate Borrowings) or Alternate Rate Borrowing (in the case HIBOR Borrowings and Eurodollar Borrowings (other than Eurodollar Borrowings under the U.S. Facility)) and (C) any Overnight LIBO Rate Loan shall be an Alternate Rate Borrowing.

(b)          If any Lender determines that any Requirement of Law has made it unlawful, or if any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain, fund or continue any Eurodollar Borrowing, CDOR Rate Borrowing or HIBOR Borrowing, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, dollars in the London interbank market, then, on notice thereof by such Lender to the Borrowers through the Administrative Agent, any obligations of such Lender to make, maintain, fund or continue Eurodollar Loans or to convert ABR Borrowings or Overnight LIBO Rate Loans to Eurodollar Borrowings or to convert Canadian Prime Rate Borrowings to CDOR Rate Borrowings or to convert HIBOR Borrowings to Alternate Rate Borrowings will be suspended until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrowers will upon demand from such Lender (with a copy to the Administrative Agent), either prepay all Eurodollar Borrowings, CDOR Rate Borrowings and HIBOR Borrowings of such Lender or convert all Eurodollar Borrowings, CDOR Rate Borrowings and HIBOR Borrowings of such Lender to ABR Borrowings (in the case of Eurodollar Borrowings under the U.S. Facility), Canadian Prime Rate Borrowings (in the case of CDOR Rate Borrowings) and Alternate Rate Borrowings (in the case HIBOR Borrowings and Eurodollar Borrowings (other than Eurodollar Borrowings under the U.S. Facility)), respectively, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Borrowings, CDOR Rate Borrowings or HIBOR Borrowings to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans. Upon any such conversion or prepayment, the Borrowers will also pay accrued interest on the amount so converted or prepaid.

(c)          If at any time (i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that the circumstances set forth with respect to the Adjusted LIBO Rate in clause (a)(i) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (a)(i) have not arisen but either (w) the supervisor for the administrator of the LIBO Screen Rate has made a public statement that the administrator of the LIBO Screen Rate is insolvent (and there is no successor administrator that will continue publication of the LIBO Screen Rate), (x) the administrator of the LIBO Screen Rate has made a public statement identifying a specific date after which the LIBO Screen Rate will permanently or indefinitely cease to be published by it (and there is no successor administrator that will continue publication of the LIBO Screen Rate), (y) the supervisor for the administrator of the LIBO Screen Rate has made a public statement identifying a specific date after which the LIBO Screen Rate will permanently or indefinitely cease to be published or (z) the supervisor for the administrator of the LIBO Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBO Screen Rate may no longer be used for determining interest rates for loans, then the Administrative Agent and the Borrowers (A) shall endeavor to establish an alternate benchmark rate of interest to the LIBO Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time; provided that, if such alternate rate of interest shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement, and (B) shall enter into an amendment to this Agreement, at no cost to the Loan Parties other than the reimbursement of the Administrative Agent’s costs and expenses as contemplated by Section 9.03 of this Agreement, to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (but for the avoidance of doubt, such related changes shall not include a reduction of the Applicable Rate). Notwithstanding anything to the contrary in Section 9.02, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment. Until an alternate rate of interest shall be determined in accordance with this clause (c) (but, in the case of the circumstances described in clause (ii)(w), clause (ii)(x) or clause (ii)(y) of the first sentence of this Section 2.14(c), only to the extent the LIBO Screen Rate for such Interest Period is not available or published at such time on a current basis), (x) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurodollar Borrowing shall be ineffective, and (y) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.15          Increased Costs.

(a)           If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank; or

(ii)           impose on any Lender or any Issuing Bank or the London interbank market or Canadian interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurodollar Loans or CDOR Rate Loans made by such Lender or any Letter of Credit or participation therein,

(iii)          subject any Recipient to any Taxes (other than any (A) Indemnified Taxes or (B) Excluded Taxes) on or with respect to its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender or other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, from time to time upon request of such Lender or other Recipient, the applicable Borrower(s) will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs or expenses incurred or reduction suffered.

(b)          If any Lender or any Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has had or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Revolving Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Loans held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy or liquidity), then, from time to time upon request of such Lender or such Issuing Bank, the applicable Borrower(s) will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c)          A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section delivered to the Borrower Representative shall be conclusive absent manifest error. The applicable Borrower(s) shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)          Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or expenses incurred or reductions suffered more than 270 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower Representative of the Change in Law giving rise to such increased costs or expenses or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or expenses or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e)          Notwithstanding the above, a Lender will not be entitled to demand compensation for any increased cost or reduction set forth in this Section 2.15 at any time if it is not the general practice and policy of such Lender to demand such compensation from similarly situated borrowers in similar circumstances under agreements containing provisions permitting such compensation to be claimed at such time.

SECTION 2.16          Break Funding Payment. In the event of (a) the payment of any principal of any Eurodollar Loan, CDOR Rate Loan or HIBOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan, CDOR Rate Loan or HIBOR Rate Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan, CDOR Rate Loan or HIBOR Rate Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(c) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan, CDOR Rate Loan or HIBOR Rate Loan other than on the last day of the Interest Period applicable thereto as a result of Section 2.09(e) or a request by the Borrower Representative pursuant to Section 2.19, then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense (excluding any loss of margin) attributable to such event. Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate, CDOR Rate Loan or HIBOR Rate Loan that would have been applicable to such Loan (but not including the Applicable Rate applicable thereto), for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate such Lender would bid if it were to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the London interbank market, CDOR Rate market or HIBOR market, as applicable. A certificate of any Lender delivered to the Borrower Representative and setting forth and explaining in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be conclusive absent manifest error. The applicable Borrower(s) shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

SECTION 2.17          Taxes.

(a)          Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by any applicable withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Lender (or, in the case of payments made to any Administrative Agent for its own account, such Administrative Agent) receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)          Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent, timely reimburse it (or, as applicable, the relevant Lenders) for the payment of, any Other Taxes.

(c)          Evidence of Payment. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.17, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)          Indemnification by the Loan Parties. The applicable Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17) payable or paid by such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower Representative by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)          Status of Lenders.

(i)           Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower Representative and the Administrative Agent, at the time or times reasonably requested by the Borrower Representative or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower Representative or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower Representative or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower Representative or the Administrative Agent as will enable the Borrower Representative or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(e)(ii)(A), (ii)(B), (ii)(D), (ii)(F) and (ii)(G) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)          Without limiting the generality of the foregoing:

(A)          any Lender to a U.S. Borrower that is a U.S. Person shall deliver to the Borrower Representative and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), an executed copy of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding;

(B)          any Foreign Lender to a U.S. Borrower shall deliver to the Borrower Representative and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), whichever of the following is applicable (in such number of copies as shall be requested by the recipient;

(1)          an executed copy of IRS Form W-8BEN or W-8BEN-E (or any successor forms) claiming eligibility for the benefits of an income tax treaty to which the United States is a party;

(2)          an executed copy of IRS Form W-8ECI (or any successor forms);

(3)          in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10-percent shareholder” of any U.S. Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and that no payments in connection with any Loan Document are effectively connected with the Foreign Lender’s conduct of a U.S. trade or business (a “U.S. Tax Compliance Certificate”) and (y) an executed copy of IRS Form W-8BEN or W-8BEN-E (or any successor forms); or

(4)          to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or a participating Lender), an executed copy of IRS Form W-8IMY (or any successor forms), accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit I, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I on behalf of each such direct and indirect partner;

(C)          any Foreign Lender to a U.S. Borrower shall deliver to the Borrower Representative and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower Representative or the Administrative Agent to determine the withholding or deduction required to be made;

(D)          if a payment made by a Lender to a U.S. Borrower under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower Representative and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower Representative or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower Representative or the Administrative Agent as may be necessary for the Borrower Representative and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA and to determine, if any, the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the Effective Date;

(E)          each Lender providing any French Revolving Loans or any Letter of Credit to a French Borrower represents that (1) on the date hereof it is not incorporated or domiciled (or acting through an office or carrying on a trade or business (“établissement stable”) (in each case, to which the French Facility is attributable) located) in a Non-Cooperative Jurisdiction, and that (2) it shall not receive payments on an account opened in its name or for its benefit in a financial institution situated in a Non-Cooperative Jurisdiction;

(F)          subject to Section 2.17(e)(ii)(G) below, each Lender providing any UK Revolving Loans or any Letter of Credit to a UK Payer, and each UK Payer which makes a payment to such a Lender, shall co-operate in completing as soon as reasonably practicable any procedural formalities necessary for that UK Payer to obtain authorisation to make that payment without a deduction or withholding for or on account of tax imposed by the United Kingdom;

(G)          a Lender within Section 2.17(e)(ii)(F):

(1)          that is a Lender on the Effective Date, holds a passport under the HMRC DT Treaty Passport Scheme and wishes that scheme to apply to this Agreement shall inform the Borrower Representative and the Administrative Agent in writing of its scheme reference number and its jurisdiction of tax residence;

(2)          that becomes a Lender hereunder after the Effective Date, that holds a passport under the HMRC DT Treaty Passport Scheme, and that wishes such scheme to apply to this Agreement, shall inform the Borrower Representative and the Administrative Agent in writing of its scheme reference number and its jurisdiction of tax residence, and upon satisfying either Section 2.17(e)(ii)(G)(1) or (2) above, such Lender shall have satisfied its obligation under Section 2.17(e)(ii)(F) above;

(H)          if a Lender has informed the Borrower Representative and the Administrative Agent in writing of its scheme reference number and its jurisdiction of tax residence in accordance with Section 2.17(e)(ii)(G) above and the UK Payer making a payment to that Lender has made a Borrower DTTP Filing in respect of that Lender but (x) that Borrower DTTP Filing has been rejected by HM Revenue and Customs or (y) HM Revenue & Customs has not within 60 days of the date of the Borrower DTTP Filing given the UK Borrower authority to make payments to that Lender without a deduction or withholding for or on account of tax imposed under the laws of the United Kingdom, and in each case, the UK Payer has notified that Lender in writing, that Lender and the UK Payer shall co-operate in completing as soon as reasonably practicable any additional procedural formalities necessary for that UK Payer to obtain authorisation to make that payment without a deduction or withholding for or on account of tax imposed under the laws of the United Kingdom;

(I)            if a Lender providing any UK Revolving Loans or any Letter of Credit to a UK Payer has not informed the Borrower Representative and Administrative Agent of its scheme reference number and jurisdiction of tax residence in accordance with 2.17(e)(ii)(G) above, no UK Payer shall make a Borrower DTTP Filing or file any other form relating to the HMRC DT Treaty Passport Scheme in respect of that Lender unless the Lender otherwise agrees; and

(J)           each UK Payer shall, promptly on making a Borrower DTTP Filing, deliver a copy of such Borrower DTTP Filing to the Administrative Agent for delivery to the relevant Lender.

Each Lender agrees that if any form or certification it previously delivered (including any specific documentation required in this Section 2.17(e)) expires or becomes obsolete or inaccurate in any respect, it shall deliver promptly to the Borrower Representative or the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably request by the Borrower or the Administrative Agent) or promptly notify the Borrower Representative and the Administrative Agent in writing of its legal ineligibility to do so.

Each Lender hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any other successor Administrative Agent any documentation provided by such Lender pursuant to this Section 2.17(e).

Notwithstanding any other provision of this Section 2.17(e), a Lender shall not be required to deliver any documentation that such Lender is not legally eligible to deliver.

(f)           Treatment of Certain Refunds. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.17 (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.17, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.17 the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.17 shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party or any other Person.

(g)           Defined Terms. For the avoidance of doubt, for purposes of this Section 2.17, the term “Lender” includes any Issuing Bank and any Swingline Lender and, for purposes of this Section 2.17(e)(ii)(C) and (ii)(D), the term “applicable law” includes FATCA.

(h)           VAT.

(i)            All amounts set out or expressed in a Loan Document to be payable by any Loan Party to any Lender Party which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, subject to Section 2.17(h)(ii), if VAT is or becomes chargeable on any supply made by any Lender Party to any Loan Party under a Loan Document, that Loan Party shall pay to the Lender Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and the relevant Lender Party shall promptly provide an appropriate VAT invoice to such Loan Party).

(ii)          Where a Loan Document requires any Loan Party to reimburse or indemnify a Lender Party for any cost or expense, that Loan Party shall reimburse or indemnify (as the case may be) such Lender Party for the full amount of such cost or expense, including such part as represents VAT, save to the extent that such Lender Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(iii)          If VAT is or becomes chargeable on any supply made by any Lender Party (the “Supplier”) to any other Lender Party (the “Recipient”) under a Loan Document, and any party other than the Recipient (the “Relevant Party”) is required by the terms of any Loan Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(A)          (where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT and the Recipient must (where this paragraph (A) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(B)           (where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply save to the extent that such Recipient reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(iv)         Any reference in this Section 2.17(h) to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the United Kingdom’s Value Added Tax Act 1994 or applicable legislation in other jurisdictions having a similar effect).

(i)           Lender Confirmation. Each Lender that commits to making available a European Facility shall specify on the date of this Agreement whether it is or is not a Swiss Qualifying Bank (or if unknown, shall indicate its status is unknown, in which case it shall be treated by the Swiss Borrower (and each Swiss Subsidiary) as if it were not a Swiss Qualifying Bank). A Swiss Borrower (and each Swiss Subsidiary) shall have the right to refuse an initial Lender if this would lead to a breach of the Swiss Ten Non-Bank Rule. Each Lender that becomes a party to this Agreement after the date of this Agreement and commits to making available a European Facility shall specify whether it is or is not a Swiss Qualifying Bank. If a Lender fails to indicate its status in accordance with this Section 2.17(i), then that Lender shall be treated for the purposes of this Agreement (including with respect to the Swiss Borrower (and each Swiss Subsidiary)) as if it is not a Swiss Qualifying Bank until such time as it notifies the Administrative Agent of its status (and the Administrative Agent, upon receipt of such notification, shall inform each Swiss Borrower of its status). For the avoidance of doubt, (A) the documentation that a Lender executes on becoming a party to this Agreement shall not be invalidated by any failure of a Lender to comply with this Section 2.17(i) and (B) none of the Loan Documents shall be invalidated by any failure of a Lender to comply with this Section 2.17(i) or to indicate its status is unknown.

(j)           FATCA Information.

(i)           Subject to paragraph (iii) below, each party shall, within ten Business Days of a reasonable request by another party: (x) confirm to that other party whether it is: (A) a FATCA Exempt Party; or (B) not a FATCA Exempt Party; (y) supply to that other party such forms, documentation and other information relating to its status under FATCA as that other party reasonably requests for the purposes of that other party’s compliance with FATCA; and (z) supply to that other party such forms, documentation and other information relating to its status as that other party reasonably requests for the purposes of that other party’s compliance with any other law, regulation, or ex-change of information regime.

(ii)           If a party confirms to another party pursuant to paragraph (i)(x) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that party shall notify that other party reasonably promptly.

(iii)          Paragraph (i) above shall not oblige any Lender Party to do anything, and paragraph (i)(z) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of: (x) any law or regulation; (y) any fiduciary duty; or (z) any duty of confidentiality.

(iv)          If a party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (i)(x) or (i)(y) above (including, for the avoidance of doubt, where paragraph (iii) above applies), then such party shall be treated (and payments accordingly) as if it is not a FATCA Exempt Party until such time as the party in question provides the requested confirmation, forms, documentation or other information.

SECTION 2.18           Payments Generally; Allocation of Proceeds; Sharing of Setoffs.

(a)          The Borrowers shall make each payment or prepayment required to be made by them hereunder or under any other Loan Document on or prior to the time expressly required hereunder or under such other Loan Document for such payment or, if no such time is expressly required, on or prior to 2:00 p.m., New York City time, on the date when due or the date fixed or any prepayment hereunder, in immediately available funds, without any defense, setoff, recoupment or counterclaim. All payments (i) in respect of any Loan (and interest thereon) shall be made in the same currency in which such Loan was made and (ii) in respect of all fees, in respect of reimbursement of LC Disbursements and in respect of any other amounts payable hereunder or under other Loan Documents shall be paid in Dollars. All such payments in respect of Revolving Loans and LC Exposure under any Facility shall be made and allocated, pro rata in accordance with the respective unpaid principal amounts of such Loans and the LC Exposure of each Lender under such Facility. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 10 South Dearborn Street, 22nd Floor, Chicago, Illinois, except that payments required to be made directly to an Issuing Bank or the Swingline Lender shall be so made and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payment received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. Unless otherwise provided for herein, if any payment hereunder or under any other Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

(b)          Any payments and any proceeds of Collateral received by the Administrative Agent (x) not constituting (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrower Representative), (B) a mandatory prepayment (which shall be applied in accordance with Section 2.11) or (C) amounts to be applied from a Concentration Account or Collection Account during any Dominion Period (which shall be applied in accordance with Section 2.10(b)) or (y) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements then due to the Administrative Agent and each Issuing Bank from the Borrowers (other than in connection with Banking Services or Swap Obligations); second, to pay any fees or expense reimbursements then due to the Lenders from the Borrowers (other than in connection with Banking Services or Swap Obligations); third, to pay interest due in respect of the Protective Advances and Overadvances; fourth, to pay the principal of the Protective Advances and Overadvances; fifth, to pay interest then due and payable on the Loans (other than the Protective Advances and Overadvances) ratably; sixth, to prepay principal on the Loans (other than the Protective Advances and Overadvances) and unreimbursed LC Disbursements ratably; seventh, to deposit in the LC Collateral Account cash collateral (in accordance with 2.06(j)); eighth, to payment of any amounts owing with respect to Banking Services and Swap Obligations; ninth, to the payment of any other Secured Obligations due to any Lender Party by the Borrowers; and tenth, any excess to be returned to Borrower Representative; provided that (i) any amounts received from any U.S. Borrower or on account of the U.S. Collateral shall be applied, first, in the order provided above in clauses first through seventh to all amounts constituting U.S. Secured Obligations, second, in the order provided above in clauses first through seventh to the Non-U.S. Secured Obligations on a pro rata basis, third, in the order provided above in clauses eighth through ninth to all amounts constituting U.S. Secured Obligations and fourth, in the order provided above in clauses eighth through ninth to the Non-U.S. Secured Obligations on a pro rata basis, (ii) any such application of proceeds from (u) Canadian Collateral or the Canadian Loan Parties shall be made solely in respect of Canadian Secured Obligations, (v) French Collateral or the French Loan Parties shall be made solely in respect of French Secured Obligations, (w) Hong Kong Collateral or the Hong Kong Loan Parties shall be made solely in respect of Hong Kong Secured Obligations, (x) German Collateral or the German Loan Parties shall be made solely in respect of German Secured Obligations, (y) Swiss Collateral or the Swiss Loan Parties shall be made solely in respect of Swiss Secured Obligations and (z) UK Collateral or the UK Loan Parties shall be made solely in respect of UK Secured Obligations. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower Representative, or unless a Default is in existence, no Agent nor any Lender shall apply any payment which it receives to any Eurodollar Loan, CDOR Rate Loan or HIBOR Rate Loan, except (a) on the expiration date of the Interest Period applicable to such Eurodollar Loan, CDOR Rate Loan or HIBOR Rate Loan or (b) in the event, and only to the extent, that there are no outstanding ABR Loans, Canadian Prime Rate Loans or Alternate Rate Loans, respectively and, in any such event, the applicable Borrower(s) shall pay the break funding payment required in accordance with Section 2.16.

(c)          During a Dominion Period, all payments of principal, interest, LC Disbursements, fees, reimbursable expenses (including, without limitation, all reimbursements of fees and expenses pursuant to Section 9.03) and other sums payable under the Loan Documents may be paid from the proceeds of Borrowings made hereunder, whether made following a request by the Borrower Representative pursuant to Section 2.03 or a deemed request as provided in this Section or may be deducted from any deposit account of any Borrower maintained with the Administrative Agent; provided that (i) no amount from any Canadian Loan Party shall be applied to pay any U.S. Secured Obligations or any Non-U.S. Secured Obligations (other than Canadian Secured Obligations), (ii) no amount from any French Loan Party shall be applied to pay any U.S. Secured Obligations or any Non-U.S. Secured Obligations (other than French Secured Obligations), (iii) no amount from any German Loan Party shall be applied to pay any U.S. Secured Obligations or any Non-U.S. Secured Obligations (other than German Secured Obligations), (iv) no amount from any Hong Kong Loan Party shall be applied to pay any U.S. Secured Obligations or any Non-U.S. Secured Obligations (other than Hong Kong Secured Obligations), (v) no amount from any Swiss Loan Party shall be applied to pay any U.S. Secured Obligations or any Non-U.S. Secured Obligations (other than Swiss Secured Obligations) and (vi) no amount from any UK Loan Party shall be applied to pay any U.S. Secured Obligations or any Non-U.S. Secured Obligations (other than UK Secured Obligations). Each Borrower hereby irrevocably authorizes (i) the Administrative Agent to request a Borrowing on its behalf for the purpose of paying each payment referred to in the preceding sentence during a Dominion Period and agrees that all such amounts charged shall constitute Loans (including Swingline Loans and Overadvances, but such a Borrowing may only constitute a Protective Advance if it is to reimburse costs, fees and expenses pursuant to Section 9.03) and that all such Borrowings shall be deemed to have been requested pursuant to Section 2.03, 2.04 or 2.05, as applicable, and (ii) the Administrative Agent to charge any deposit account of any Borrower (other than, so long as no Dominion Period is in effect or no Event of Default shall have occurred or be continuing, any Excluded Account) maintained with the Administrative Agent for each payment of principal, interest, fees or any other amount due under the Loan Documents referred to in the previous sentence.

(d)          If any Lender under any Facility shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements, Swingline Loans, Protective Advances or Overadvances under such Facility resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements, Swingline Loans, Protective Advances or Overadvances and accrued interest thereon under such Facility than the proportion received by any other Lender under such Facility, then the Lender receiving such greater proportion shall notify the Administrative Agent of such fact and shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements, Swingline Loans, Protective Advances and Overadvances of other Lenders under such Facility to the extent necessary so that the amount of all such payments shall be shared by the Lenders under such Facility ratably in accordance with the aggregate amounts of principal of and accrued interest on their respective Loans and participations in LC Disbursements, Swingline Loans, Protective Advances and Overadvances under such Facility; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement (for the avoidance of doubt, as in effect from time to time) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements, Swingline Loans, Protective Advances or Overadvances to any Person that is an Eligible Assignee (as such term is defined from time to time). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation. For purposes of subclause (b)(i) of the definition of “Excluded Taxes,” a Lender that acquires a participation pursuant to this Section 2.18(d) shall be treated as having acquired such participation on the earlier date(s) on which such Lender acquired the applicable interest(s) in the Commitment(s) and/or Loan(s) to which such participation relates.

(e)           Unless the Administrative Agent shall have received, prior to the date on which any payment is due to the Administrative Agent for the account of any of the Lenders or the Issuing Banks pursuant to the terms hereof or any other Loan Document (including any date that is fixed for prepayment by notice from the Borrower Representative to the Administrative Agent pursuant to Section 2.11(c)), notice from the Borrower Representative that the applicable Borrower(s) will not make such payment or prepayment, the Administrative Agent may assume that the applicable Borrower(s) have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders or Issuing Banks, as the case may be, the amount due. In such event, if the applicable Borrower(s) have not in fact made such payment, then each of the Lenders or Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to each Administrative Agent, at the greater of the NYFRB Rate and a rate determined by each Administrative Agent in accordance with banking industry rules on interbank compensation.

(f)           If any Lender shall fail to make any payment required to be made by it hereunder to or for the account of the Administrative Agent, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations in respect of such payment until all such unsatisfied obligations have been discharged and/or (ii) hold any such amounts in a segregated account as cash collateral for, and apply any such amounts to, any future payment obligations of such Lender hereunder to or for the account of the Administrative Agent.

SECTION 2.19           Mitigation Obligations: Replacement of Lenders.

(a)           If any Lender requests compensation under Section 2.15, or if any Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 2.17 or if any amount payable in respect of any Loans, Letters of Credit, Revolving Commitments or LC Disbursements provided to the French Borrowers is not, or will not be (when the relevant corporate income tax is calculated), treated as a deductible charge or expense for French tax purposes for the French Borrowers by reason of that amount being (x) paid or accrued to a Lender or Issuing Bank incorporated, domiciled, established or acting through an office in a Non-Cooperative Jurisdiction or (y) paid to an account opened in the name of or for the benefit of that Lender or Issuing Bank in a financial institution situated in a Non-Cooperative Jurisdiction, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment and delegation (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17 or would make any amount payable in respect of any Loans, Letters of Credit, Revolving Commitments, or LC Disbursements provided to the French Borrowers be treated as a deductible charge or expense for French tax purposes for the French Borrowers, as the case may be, in the future and (ii) would not subject such Lender or Issuing Bank to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or Issuing Bank; provided, that if in respect of French Revolving Loans extended to or on behalf of the French Borrowers, such lending office shall be a French Authorized Lender. The applicable Borrower(s) hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment and delegation.

(b)           If any Lender requests compensation under Section 2.15, or if any Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any amount payable in respect of any Loans, Letters of Credit, Revolving Commitments or LC Disbursements provided to the French Borrowers is not, or will not be (when the relevant corporate income tax is calculated), treated as a deductible charge or expense for French tax purposes for the French Borrowers by reason of that amount being (x) paid or accrued to a Lender or Issuing Bank incorporated, domiciled, established or acting through an office in a Non-Cooperative Jurisdiction or (y) paid to an account opened in the name of or for the benefit of that Lender or Issuing Bank in a financial institution situated in a Non-Cooperative Jurisdiction, or if any Lender becomes a Defaulting Lender, or if any amount payable in respect of any Loans, Letters of Credit, Revolving Commitments or LC Disbursements provided to the French Borrowers is not, or will not be (when the relevant corporate income tax is calculated), treated as a deductible charge or expense for French tax purposes for the French Borrowers by reason of that amount being (x) paid or accrued to a Lender or Issuing Bank incorporated, domiciled, established or acting through an office in a Non-Cooperative Jurisdiction or (y) paid to an account opened in the name of or for the benefit of that Lender or Issuing Bank in a financial institution situated in a Non-Cooperative Jurisdiction, then the Borrower Representative may, at the sole expense and effort of the applicable Borrower(s), upon notice to such Lender and the Administrative Agent by the Borrower Representative, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Section 2.15 or 2.17) and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment and delegation); provided that (i) the Borrower Representative shall have received the prior written consent of the Administrative Agent, each Issuing Bank and each Swingline Lender, which consents shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, Swingline Loans, Protective Advances and Overadvances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the applicable Borrower(s) (in the case of all other amounts), (iii) in the case of any such assignment and delegation resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments (iv) in the case of any such assignment or delegation resulting from the non-deductibility of payments by a French Borrower, as described above, such assignment will enable such payments to be deductible by the French Borrower for French tax purposes and (v) such assignment and delegation does not conflict with applicable law. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the applicable Borrower(s) to require such assignment and delegation have ceased to apply. Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower Representative, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and such parties are participants), and (b) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided that any such documents shall be without recourse to or warranty by the parties thereto.

SECTION 2.20           Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender under any Facility:

(a)           commitment fees shall cease to accrue on the unused portion of the Revolving Commitment of such Defaulting Lender of such Facility pursuant to Section 2.12(a);

(b)           the Revolving Commitment and Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or all affected Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or modification pursuant to Section 9.02); provided that when a Defaulting Lender shall exist or any Lender providing any French Revolving Loans ceases to be a French Authorized Lender, any such Defaulting Lender’s Commitment or such Lender’s French Commitment shall be disregarded in any of such calculations to the extent that disregarding the applicable Revolving Commitments would not cause the Credit Exposure of any Lender under any Loan to exceed the amount of such Lender’s Commitment under such Loan and any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender;

(c)           if any Swingline Exposure, LC Exposure, Protective Advance Exposure and Overadvance Exposure exists under any Facility under which such Lender has a Revolving Commitment at the time such Lender becomes a Defaulting Lender, then:

(i)           such Defaulting Lender’s Swingline Exposure (other than any portion thereof with respect to which such Defaulting Lender shall have funded its participation as contemplated by Section 2.05(c)), LC Exposure (other than any portion thereof attributable to unreimbursed LC Disbursements with respect to which such Defaulting Lender shall have funded its participation as contemplated by Section 2.06(d)), Protective Advance Exposure (other than any portion thereof with respect to which such Defaulting Lender shall have funded its participation as contemplated by Section 2.04(b)) and Overadvance Exposure (other than any portion thereof with respect to which such Defaulting Lender shall have funded its participation as contemplated by Section 2.05(c)) under such Facility shall be reallocated among the non-Defaulting Lenders under such Facility in accordance with their respective Applicable Percentages, but only to the extent the sum of all non-Defaulting Lenders’ Revolving Exposures under such Facility plus such Defaulting Lender’s Swingline Exposures under such Facility, LC Exposure under such Facility, Protective Advance Exposure under such Facility and Overadvance Exposure under such Facility does not exceed the total of all non-Defaulting Lenders’ Revolving Commitments under such Facility;

(ii)           if the reallocation described in clause (i) above cannot, or can only partially, be effected, the applicable Borrower(s) shall within one Business Day following notice by the Administrative Agent, without prejudice to any rights or remedies of the Borrowers against such Defaulting Lender, (A) first, prepay the portion of such Defaulting Lender’s Overadvance Exposure under such Facility that has not been so reallocated, (B) second, prepay the portion of such Defaulting Lender’s Protective Advance Exposure under such Facility that has not been so reallocated, (C) third, prepay the portion of such Defaulting Lender’s Swingline Exposure under such Facility that has not been so reallocated and (D) fourth, cash collateralize such Defaulting Lender’s LC Exposure under such Facility that has not been so reallocated in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;

(iii)           if any Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the applicable Borrower(s) shall not be required to pay any letter of credit participation fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s cash collateralized LC Exposure under such Facility during the period such Defaulting Lender’s LC Exposure under such Facility is cash collateralized;

(iv)           if any portion of the LC Exposure under such Facility of such Defaulting Lender is reallocated pursuant to clause (c)(i) above, then the fees payable to the Lenders pursuant to Section 2.12(b) shall be adjusted to give effect to such reallocation; or

(v)           if any portion of such Defaulting Lender’s LC Exposure under such Facility is neither cash collateralized nor reallocated pursuant to clause (c)(i) or (c)(ii) above, then, without prejudice to any rights or remedies of the applicable Issuing Bank or any Lender hereunder, all letter of credit participation fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure under such Facility shall be payable to the Issuing Banks (and allocated among them ratably based on the amount of such Defaulting Lender’s LC Exposure under such Facility attributable to Letters of Credit issued by each Issuing Bank) until such LC Exposure is cash collateralized and/or reallocated; and

(d)           the Swingline Lender under such Facility shall not be required to fund any Swingline Loan and no Issuing Bank under such Facility shall be required to issue, amend, renew, extend or increase any Letter of Credit, in each case, unless it is satisfied that the related exposure will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders under such Facility and/or cash collateral provided by the Borrowers in accordance with clause (c) of this Section, and participating interests in any such newly issued, amended, renewed, extended or increased Letter of Credit under such Facility or newly made Swingline Loan under such Facility shall be allocated among non-Defaulting Lenders in a manner consistent with clause (c)(i) of this Section (and Defaulting Lenders shall not participate therein).

In the event and on the date that each of the Administrative Agent, the Company, each of the Issuing Banks and each of the Swingline Lenders agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure, LC Exposure, Protective Advance Exposure and Overadvance Exposure of the other Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment under the applicable Facility and on such date such Lender shall purchase at par such of the Revolving Loans of the other Lenders under such Facility as the Administrative Agent shall determine may be necessary in order for such Lender to hold Revolving Loans under such Facility in accordance with its Applicable Percentage.

If (i) a Bankruptcy Event or a Bail-In Action with respect to a Lender Parent shall occur following the date hereof and for so long as such event shall continue or (ii) any Swingline Lender or any Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, no Swingline Lender shall be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless the Swingline Lenders or the Issuing Bank, as the case may be, shall have entered into arrangements with the Borrower or such Lender, satisfactory to each Swingline Lender or the Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

SECTION 2.21           Returned Payments. If after receipt of any payment which is applied to the payment of all or any part of the Obligations, any Lender Party is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside or determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason, then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement and the other Loan Documents shall continue in full force as if such payment or proceeds had not been received by the Administrative Agent, such Issuing Bank or such Lender. The provisions of this Section shall be and remain effective notwithstanding any contrary action which may have been taken by the Administrative Agent, any Issuing Bank or any Lender in reliance upon such payment or application of proceeds. The provisions of this Section shall survive the termination of this Agreement.

ARTICLE III

Representations and Warranties

The Company represents and warrants, and each other Loan Party severally represents and warrants as to itself, to the Lenders as follows:

SECTION 3.01           Organization; Powers. The Company and each Restricted Subsidiary is duly organized, validly existing and (to the extent the concept is applicable in such jurisdiction and, in the case of any Restricted Subsidiary other than any Borrower, except where the failure to be so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect) in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02           Authorization; Enforceability; Benefit to Loan Parties. The Transactions, insofar as they are to be carried out by each Loan Party, are within such Loan Party’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational and, if required, shareholder or other equity holder action. This Agreement has been duly executed and delivered by each Loan Party and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against it in accordance with its terms, subject to applicable Insolvency Laws or other laws affecting creditors’ rights generally and to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03           Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with (other than filings required to be made with SEC), or any other action by, any Governmental Authority, except such as have been obtained or made and are (or will so be) in full force and effect and except for filings necessary to perfect Liens created under the Loan Documents, (b) will not violate any applicable law, including any order of any Governmental Authority, (c) will not violate the charter, by-laws or other organizational documents of the Company or any Restricted Subsidiary, (d) will not violate or result in a default under any indenture or agreement (including the Term Credit Agreement or other material instrument binding upon the Company or any Restricted Subsidiary or any of their assets), or give rise to a right thereunder to require any payment to be made by the Company or any Restricted Subsidiary, and (e) will not result in the creation or imposition of any Lien on any asset of the Company or any Restricted Subsidiary, except Liens created pursuant to the Loan Documents or Liens created in connection with the Term Credit Agreement; in the case of each of the clauses above, except for an approval, violation or creation, as applicable, which would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.04           Financial Condition; No Material Adverse Effect.

(a)           The Company has heretofore furnished to the Lenders (i) the audited consolidated balance sheets and related consolidated statements of income, shareholders’ equity and cash flows of the Company and its consolidated Subsidiaries as of and for the Fiscal Years ended December 29, 2018, December 30, 2017, and December 31, 2016, each audited by and accompanied by the unqualified opinion of an independent registered public accounting firm, and (ii) the unaudited consolidated balance sheets and related statements of income, shareholders’ equity and cash flows of the Company and its consolidated Subsidiaries as of and for the Fiscal Quarter ended June 29, 2019. Such financial statements (x) present fairly, in all material respects, or on a consolidated basis, the financial position and results of operations and cash flows of the Company and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above and (y) comply in all material respects with the requirements of Regulation S-X under the Securities Act.

(b)           [Reserved.]

(c)           Since December 29, 2018, there has been no event, development or circumstance that has had, or would reasonably be expected to have, a Material Adverse Effect on the business, assets, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole.

SECTION 3.05           Properties.

(a)           The Company and each Restricted Subsidiary has good title to, or valid leasehold interests in, all fee owned real property material to its business, except for minor defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes and Liens permitted by Section 6.02, or as otherwise could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)           The Company and each Restricted Subsidiary owns, or is licensed to use, all trademarks, service marks, tradenames, trade dress, copyrights, patents, industrial designs and other intellectual property material to its business, and the conduct of their respective businesses, including the use thereof, by the Company and the Restricted Subsidiaries, does not infringe or violate upon the rights of any other Person, except for any such infringements or violations that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06          Litigation and Environmental Matters.

(a)           There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Company, threatened against or affecting Company or any Restricted Subsidiary (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve any of the Loan Documents or the Transactions.

(b)           Except for matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, neither Company nor any Restricted Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received written notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability. The representations and warranties made pursuant to this Section 3.06(b) are the exclusive representations and warranties contained in this Agreement regarding (1) compliance with or liability under Environmental Laws, or (2) Hazardous Materials.

SECTION 3.07          Compliance with Laws and Agreements.

(a)            the Company and each Restricted Subsidiary is in compliance with all laws, including all orders of Governmental Authorities, applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect (it being agreed that this Section does not apply to any law which is specifically addressed in Section 3.06(b), 3.07(b), 3.08, 3.09, 3.10 or 3.14). No Default has occurred and is continuing.

(b)            the Company and its Subsidiaries have implemented and maintain in effect policies and procedures designed to ensure compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Company, its Subsidiaries and, to the knowledge of the Company, their respective directors, officers, employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions, each in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in any Loan Party or any Subsidiary being designated as a Sanctioned Person. None of (a) the Company, any Subsidiary or, to the knowledge of the Company, any of their respective directors, officers or employees, or (b) to the knowledge of the Company, any agent of the Company or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing, Letter of Credit use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions. The foregoing representations in this Section 3.07(b) will not apply to any Canadian Loan Party or party hereto to which Council Regulation (EC) 2271/96 (the “Blocking Regulation”) applies, if and to the extent that such representations are or would be unenforceable by or in respect of that party pursuant to, or would otherwise result in a breach and/or violation of, (i) any applicable Canadian law, rule or regulation or any provision of the Blocking Regulation (or any law or regulation implementing the Blocking Regulation in any member state of the European Union) or (ii) any similar blocking or anti-boycott law in the United Kingdom, and no representation under this Section shall be made by any German Loan Party to the extent it would violate section 7 of the German Foreign Trade Ordinance (Außenwirtschaftsverordnung), any provision of Council Regulation (EC) 2271/96 or any similar applicable anti-boycott law or regulation binding on that German Loan Party.

SECTION 3.08          Investment Company Status, etc. No Loan Party is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 (or, in respect of a UK Loan Party, carries on any business in the United Kingdom which requires it to be authorized by the United Kingdom Financial Conduct Authority or the United Kingdom Prudential Regulation Authority) or (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935 or (c) an EEA Financial Institution.

SECTION 3.09          Taxes. The Company and each Subsidiary have filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it (including in its capacity as withholding agent), except (a) any Taxes that are being contested in good faith by appropriate proceedings diligently conducted and for which the Company or such Subsidiary has set aside on its books reserves with respect thereto to the extent required by GAAP or (b) to the extent that the failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. There is no current or proposed tax assessment, deficiency or other claim against the Company or any of the Subsidiaries that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Each Loan Party and each of their respective Subsidiaries has withheld all material employee withholdings and has made all employer contributions to be withheld and made by it pursuant to applicable law on account of the Canadian Pension Plans and the Canada Benefit Plans, employment insurance and employee income taxes. Each European Loan Party, each Hong Kong Loan Party and each of their respective subsidiaries is resident for Tax purposes only in the jurisdiction under whose laws it is incorporated as at the date of this Agreement and none of the European Loan Parties, the Hong Kong Loan Parties or any of their respective Subsidiaries has a branch, agency or permanent establishment in any other jurisdiction for Tax purposes. No Loan Party is a member of a group for VAT purposes with any person other than another Loan Party.

SECTION 3.10          ERISA; Labor Matters; Canadian Pension Plans and Canadian Benefit Plans.

(a)           Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) no ERISA Event has occurred or is reasonably expected to occur, (ii) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA and (iii) the present value of all accumulated benefit obligations under each Plan that is subject to Title IV of ERISA (based on the assumptions used for purposes of Accounting Standards Codification No. 715) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair value of the assets of such Plan.

(b)          Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) there are no strikes, lockouts, slowdowns or any other labor disputes against the Company or any Restricted Subsidiary pending or, to the knowledge of the Company, threatened, (ii) the hours worked by and payments made to employees of the Company and the Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act of 1938, the Employee Standards Act (Ontario) or any other applicable federal, state, provincial, territorial, local or foreign law dealing with such matters and (iii) all payments due from the Company or any Restricted Subsidiary, or for which any claim may be made against the Company or any Restricted Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Company or such Restricted Subsidiary to the extent required by GAAP.

(c)           No Loan Party nor any of its Subsidiaries or Affiliates is or has at any time been (i) an employer (for the purposes of Sections 38 to 51 of the United Kingdom’s Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the United Kingdom’s Pensions Schemes Act 1993) or (ii) “connected” with or an “associate” (as those terms are used in Sections 38 and 43 of the United Kingdom’s Pensions Act 2004) of such an employer.

(d)          All employer and employee contributions (including insurance premiums) required from any Loan Party or any of its Affiliates by applicable law or by the terms of any Foreign Pension Plan (including any policy held thereunder) have been made, or, if applicable, accrued in accordance with normal accounting practices.

(e)           The present value of the aggregate accumulated benefit obligations of all Foreign Pension Plans (based on those assumptions used to fund such Foreign Pension Plans) with respect to all current and former participants did not, as of the last annual valuation date applicable thereto, exceed the fair market value of the assets of all such Foreign Pension Plans.

(f)            Each Foreign Pension Plan that is required to be registered has been registered and has been maintained in good standing with the applicable regulatory authorization and is in compliance with (i) all material provisions of applicable law and regulations applicable to such Foreign Pension Plan and (ii) the terms of such Foreign Pension Plan.

(g)           Schedule 3.10 lists all Canadian Pension Plans currently maintained or contributed to by the Loan Parties and their Subsidiaries as of the date hereof. No Loan Party nor any Subsidiary thereof, maintains, sponsors, administers, contributes to, participates in or has any liability in respect of any Canadian Defined Benefit Plan. The Canadian Pension Plans are duly registered under the ITA and all other applicable laws which require registration. Each Loan Party and each of their Subsidiaries has complied with and performed all of its obligations under and in respect of the Canadian Pension Plans under the terms thereof, any funding agreements and all applicable laws (including any fiduciary, funding, investment and administration obligations, except where failure to do so could not reasonably be expected to result in a Material Adverse Effect). All employer and employee payments, contributions or premiums to be remitted, paid to or in respect of each Canadian Pension Plan have been paid in a timely fashion in accordance with the terms thereof, any funding agreement and all applicable laws, except where failure to do so could not reasonably be expected to result in a Material Adverse Effect. There have been no improper withdrawals or applications of the assets of the Canadian Pension Plans which could reasonably be expected to result in a Material Adverse Effect. To the knowledge of the Loan Parties, no facts or circumstances have occurred or existed that could result, or be reasonably anticipated to result, in the declaration of a termination of any Canadian Pension Plan by any Governmental Authority under applicable laws which could reasonably be expected to result in a Material Adverse Effect. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, each Canadian Pension Plan is and has been funded and otherwise operated in accordance with applicable law, and except as would not reasonably be expected to result in a Material Adverse Effect, there is no solvency or other deficiency or any unfunded liability with respect to any Canadian Pension Plan.

SECTION 3.11          Disclosure.

(a)           The Company has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which the Company or any Restricted Subsidiary is subject, and all other matters known to them, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. Neither the Information Materials nor any of the other reports, financial statements, certificates or other written information furnished by or on behalf of the Company or any Restricted Subsidiary to the Administrative Agent, any Arranger or any Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished), taken together as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to forecasts and projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed by them to be reasonable at the time made and at the time so furnished and, if furnished prior to the Effective Date, as of the Effective Date (it being understood that such forecasts and projections are not to be viewed as fact and may vary from actual results and that such variances may be material).

(b)           As of the Effective Date, to the best knowledge of the Company, the information included in the Beneficial Ownership Certification provided on or prior to the Effective Date to any Lender in connection with this Agreement is true and correct in all respects.

SECTION 3.12          Subsidiaries and Joint Ventures. Schedule 3.12 sets forth, as of the Effective Date, the name, type of organization and jurisdiction of organization of, and the percentage of each class of Equity Interests owned by the Company or any Subsidiary in, (a) each Subsidiary and (b) each joint venture in which the Company or any Subsidiary owns any Equity Interests, and identifies each Designated Subsidiary. All the issued and outstanding Equity Interests in each Subsidiary owned by any Loan Party have been (to the extent such concepts are relevant with respect to such Equity Interests) duly authorized and validly issued and are fully paid and non-assessable (except as such rights may arise under mandatory provisions of applicable statutory law that may not be waived and not as a result of any rights contained in organizational documents, and subject to capital calls for non-corporations). Except as set forth in Schedule 3.12, as of the Effective Date there is no existing option, warrant, call, right, commitment or other agreement to which the Company or any Subsidiary is a party requiring, and there are no Equity Interests in any Subsidiary outstanding that upon exercise, conversion or exchange would require, the issuance by any Subsidiary of any additional Equity Interests or other securities exercisable for, convertible into, exchangeable for or evidencing the right to subscribe for or purchase any Equity Interests in any Subsidiary.

SECTION 3.13          Insurance. Schedule 3.13 sets forth a description of all insurance maintained by or on behalf of the Company and the Restricted Subsidiaries as of the Effective Date. As of the Effective Date, all premiums due and payable in respect of such insurance have been paid. The Company believes that the insurance maintained by or on behalf of the Company and the Restricted Subsidiaries is adequate.

SECTION 3.14          Margin Regulations. No Loan Party is engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, and no part of the proceeds of any Borrowing or Letter of Credit hereunder will be used to buy or carry any Margin Stock.

SECTION 3.15          Solvency. As of the Effective Date after giving effect to the Transactions and on as of each borrowing, continuation, conversion or extension date hereunder, (i) the fair value of the assets of the Company and its consolidated Subsidiaries, at a fair valuation (determined on the basis of such property being liquidated with reasonable promptness in an arm’s-length transaction), will exceed their debts and other liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of the Company and its consolidated Subsidiaries will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Company and its consolidated Subsidiaries will be able to pay their debts and other liabilities, subordinated, contingent or otherwise (it being understood and agreed that for purposes of this Section, contingent liabilities mean the maximum amount of liability that could reasonably be likely to result from pending litigation, asserted claims and assessments, guaranties, indemnification obligations, adjustment of purchase price or other post-closing payment adjustments (including earn-outs and other similar arrangements) and uninsured risks of the Company and its Subsidiaries), as such debts and liabilities become absolute and matured; (iv) the Company and its consolidated Subsidiaries will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Effective Date; (v) a UK Loan Party will not (A) (1) be unable to or have admitted its inability to pay its debts as they fall due, (2) be deemed to or declare that it is unable to pay its debts under applicable law, (3) have suspended or threatened to suspend making payments on any of its debts or (4) by reason of actual or anticipated financial difficulties, have commenced negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness; (B) have aggregate assets that are less than its liabilities (taking into account contingent and prospective liabilities); or (C) have declared, or have had declared a moratorium, in respect of any Indebtedness; and (vi) no Germany Insolvency Event will have occurred.

SECTION 3.16          Collateral Matters. The provisions of this Agreement and the other Loan Documents create legal and valid Liens on all the Collateral granted by (a) the U.S. Loan Parties in favor of the Administrative Agent (for the benefit of the Lender Parties), securing the Secured Obligations, (b) the Canadian Loan Parties in favor of the Administrative Agent (for the benefit of the relevant Lender Parties), securing the Canadian Secured Obligations, (c) the French Loan Parties in favor of the Administrative Agent (for the benefit of the relevant Lender Parties), securing the French Secured Obligations on and after the French Effective Date, (d) the Hong Kong Loan Parties in favor of the Administrative Agent (for the benefit of the relevant Lender Parties), securing the Hong Kong Secured Obligations, (e) the German Loan Parties in favor of the Administrative Agent (for the benefit of the relevant Lender Parties), securing the German Secured Obligations, (f) the Swiss Loan Parties in favor of the Administrative Agent (for the benefit of the relevant Lender Parties), securing the Swiss Secured Obligations and (g) the UK Loan Parties in favor of the Administrative Agent (for the benefit of the relevant Lender Parties), securing the UK Secured Obligations, and (i) when the Collateral constituting certificated securities (as defined in the UCC) or instruments (as defined in the UCC) are delivered to the Administrative Agent, together with instruments of transfer duly endorsed in blank, the security interest created under the Loan Documents will constitute perfected and continuing Liens on such Collateral, (ii) upon the filing of a UCC financing statement or the filing of a PPSA financing statement (or equivalent) or a registration with the Hong Kong Companies Registry (in the case of the Hong Kong Loan Parties) or equivalent under each applicable jurisdiction, the recording an appropriate document with the United States Patent and Trademark Office, United States Copyright Office, the Canadian Intellectual Property Office or the Hong Kong Trade Marks Registry, the Design Registry or the Patents Registry of the Intellectual Property Department of the Government of the Hong Kong Special Administration Region (collectively the “Hong Kong IP Registries”) the security interest created under the Loan Documents will constitute a fully perfected security interest in all right, title and interest of the Loan Parties in the Collateral to the extent perfection can be obtained by filing or recording and (iii) when the Collateral constituting deposit accounts or securities account are made subject to Control Agreement the security interest created under the Loan Documents will constitute a fully perfected security interest in all right, title and interest of the pledgors thereunder in such Collateral, in each case, securing the applicable Secured Obligations, enforceable against the applicable Loan Party and having priority over all other Liens on the Collateral except in the case of (x) Liens permitted by Section 6.02, to the extent any such Liens would have priority over the Liens in favor of the Administrative Agent pursuant to any applicable law or agreement and (y) Liens perfected only by possession (including possession of any certificate of title) or control to the extent the Administrative Agent has not obtained or does not maintain possession or control of such Collateral.

SECTION 3.17          Use of Proceeds. The Borrowers will use the proceeds of the Loans and will request the issuance of Letters of Credit only for purposes set forth in Section 5.11.

SECTION 3.18          Credit Card Agreements. Schedule 3.18 (as updated from time to time as permitted by Section 5.16) sets forth a list describing all Credit Card Agreements to which any U.S. Loan Party is a party. All such Credit Card Agreements are in full force and effect, currently binding upon each U.S. Loan Party that is a party thereto and, to the knowledge of the U.S. Loan Parties, binding upon other parties thereto in accordance with their terms. The U.S. Loan Parties are in compliance in all material respects with each such Credit Card Agreement.

SECTION 3.19          Plan Assets; Prohibited Transactions. No Loan Party or any of its Subsidiaries is an entity deemed to hold “plan assets” (within the meaning of the Plan Asset Regulations), and neither the execution, delivery or performance of the transactions contemplated under this Agreement, including the making of any Loan and the issuance of any Letter of Credit hereunder, will give rise to a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

SECTION 3.20          Borrowing Base Certificate. At the time of delivery of each Borrowing Base Certificate, assuming that any eligibility criterion that requires the approval or satisfaction of the Administrative Agent has been approved by or is satisfactory to the Administrative Agent, each Account reflected therein as eligible for inclusion in each Borrowing Base is an Eligible Account, each Credit Card Account Receivable reflected therein as eligible for inclusion in each Borrowing Base is an Eligible Credit Card Account Receivable and the Inventory reflected therein as eligible for inclusion in each Borrowing Base constitutes Eligible Finished Goods Inventory.

SECTION 3.21          Material Contracts. Each Material Contract in effect as of the Effective Date is, and after giving effect to the consummation of the transactions contemplated by the Loan Documents will be, in full force and effect in accordance with the terms thereof (except any such Material Contract that has expired by its terms). Neither any Loan Party nor any Subsidiary thereof is in breach of or in default under any Material Contract where such breach or default, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

SECTION 3.22          Non-Hong Kong Company. Except as disclosed to the Administrative Agent, no Loan Party incorporated outside Hong Kong is registered as a non-Hong Kong Company within the meaning of Part 16 of the Companies Ordinance (Chapter 622 of the Laws of Hong Kong) except as otherwise specified in writing from time to time by the Borrower Representative to the Administrative Agent.

SECTION 3.23          Centre of Main Interests and Establishments. For the purposes of Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast) (the “Regulation”), (a) each of the UK Loan Parties’, French Loan Parties’ and German Loan Parties’ centre of main interests (as that term is used in Article 3(1) of the Regulation) is situated in its jurisdiction of incorporation and (b) none of the UK Loan Parties, French Loan Parties or German Loan Parties have an “establishment” (as that term is used in Article 2(10) of the Regulation) in any other jurisdiction (or any equivalent provision(s) of any applicable successor to the Regulation which may apply from time to time to any of the Loan Parties.

SECTION 3.24          Compliance with the Swiss Non-Bank Rules. Each Swiss Borrower (and each Swiss Subsidiary) is in full compliance with the Swiss Non-Bank Rules and, for the purposes of this Section 3.24, the Swiss Borrowers (and each Swiss Subsidiary) shall assume that the aggregate number of Lenders in respect of the European Facility that are Swiss Non-Qualifying Banks is ten. A Swiss Borrower shall not be in breach of this representation if Swiss Withholding Tax is triggered as a result of a Lender’s failure to comply with Sections 9.04(b)(iii), 9.04(c) or resulting from an incorrect Lender status confirmation under Section 2.17(i) or having lost the status as Swiss Qualifying Bank.

ARTICLE IV

Conditions

SECTION 4.01          Effective Date. The obligations of the Lenders to make Loans (other than French Revolving Loans to the French Borrowers) and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02) to the satisfaction of the Administrative Agent:

(a)            Credit Agreement. The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) evidence satisfactory to the Administrative Agent (which may include PDF or electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b)           Opinions. The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of (i) Akin Gump Strauss Hauer & Feld LLP, New York counsel for the Loan Parties, (ii) Stikeman Elliott LLP, Canadian counsel for the Loan Parties, with respect to the laws of Ontario, Alberta, Quebec, and British Columbia, (iii) Stewart McKelvey LLP, Canadian counsel for the Loan Parties with respect to the laws of New Brunswick and Nova Scotia, (iv) Fillmore Riley LLP, Canadian counsel to the Administrative Agent, with respect to the laws of Manitoba, (v) Morris, Nichols, Arsht & Tunnell LLP, Delaware counsel for the Loan Parties, (vi) Mayer Brown LLP, Hong Kong counsel for the Administrative Agent, (vii) Mayer Brown LLP, German counsel for the Administrative Agent, (viii) Walder Wyss Ltd., Swiss counsel for the Administrative Agent, (ix) CMS von Erlach Poncet Ltd., Swiss counsel for the Loan Parties, (x) Mayer Brown International LLP, English counsel for the Administrative Agent, and (xi) CMS Hasche Sigle, German counsel for the Loan Parties , in each case, in form and substance reasonably satisfactory to the Administrative Agent.

(c)           Organization and Good Standing Documents. The Administrative Agent shall have received such documents and certificates as the Administrative Agent may reasonably request relating to the organization, existence and good standing (or equivalent) of each Loan Party (other than the French Loan Parties) as of a recent date prior to or as of the Effective Date, the authorization of the Transactions and any other legal matters relating to the Loan Parties, the Loan Documents or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent. For each German Loan Party organized as a limited liability company, it shall include its articles of association, the shareholder list, an excerpt from the commercial register, and any other organizational agreement applicable to it.

(d)           Representations and Warranties. The representations and warranties of the Loan Parties (other than the French Loan Parties) set forth in the Loan Documents shall be true and correct (i) in the case of representations and warranties qualified as to materiality, in all respects and (ii) otherwise, in all material respects, in each case on and as of the Effective Date, except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall be so true and correct on and as of such prior date.

(e)           Officer’s Certificate. The Administrative Agent shall have received a certificate, dated the Effective Date and signed by a Responsible Officer of the Company, confirming compliance with the conditions set forth in paragraphs (d), (j) and (n) of this Section.

(f)            Solvency Certificate. The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the chief financial officer of the Company, as to the solvency of the Company and its Subsidiaries on a Consolidated basis after giving effect to the Transactions, in the form of Exhibit J. Each European Loan Party and Hong Kong Loan Party shall have delivered a certificate as to the solvency of such Loan Party on an individual basis after giving effect to the Transactions. Each German Loan Party shall have delivered a certificate to the effect that no German Insolvency Event has occurred with respect to such German Loan Party.

(g)           Collateral and Guarantee Requirement. Other than as set forth on Schedule 5.25, the Collateral and Guarantee Requirement shall have been satisfied (other than with respect to the French Loan Parties). The Administrative Agent shall have received a completed Perfection Certificate, dated the Effective Date and signed by an executive officer or a Financial Officer of the Company, together with all attachments contemplated thereby, including the results of a search of the UCC filings and PPSA financing statements and similar filings under applicable foreign laws, including the Hong Kong Companies Registry or the Hong Kong IP Registries for the Hong Kong Loan Parties, made with respect to the Loan Parties in the jurisdictions contemplated by the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are permitted under Section 6.02 or have been, or substantially contemporaneously with the initial funding of Loans on the Effective Date will be, released. The Intercreditor Agreement shall have been executed and delivered by each party thereto.

(h)           Customer Lists. The Administrative Agent shall have received a true and complete customer list for each U.S. Loan Party, Canadian Loan Party, European Borrower, French Borrower and Hong Kong Borrower, which list shall state the customer’s name, mailing address and phone number and shall be certified as true and correct in all material respects by a Financial Officer of the Borrower Representative.

(i)            Insurance Certificates. The Administrative Agent shall have received evidence that the Administrative Agent, for the benefit of the Lender Parties, has been named as additional insured and loss payee under the Company’s master global property and liability insurance policies.

(j)            No Default. As of the Effective Date, no Default shall have occurred and be continuing.

(k)           Refinancing. The Administrative Agent shall have received reasonably satisfactory evidence that the Refinancing has been completed or will be completed substantially concurrently with the effectiveness of this Agreement.

(l)            Payment of Fees. The Administrative Agent and the Arrangers shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, payment or reimbursement of all fees and expenses (including fees, charges and disbursements of counsel) required to be paid or reimbursed by any Loan Party.

(m)          Know Your Customer Information. (i) The Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act, at least five Business Days prior to the Effective Date to the extent such information was requested at least 10 Business Days prior to the Effective Date and (ii) to the extent any Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five (5) days prior to the Effective Date, any Lender that has requested, in a written notice to the Borrowers at least ten (10) days prior to the Effective Date, a Beneficial Ownership Certification in relation to each Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (ii) shall be deemed to be satisfied).

(n)           No Material Adverse Effect. Since December 29, 2018, there has not have been or occurred, any Material Adverse Effect.

(o)           Borrowing Base Certificate. The Agents shall have received a Borrowing Base Certificate which calculates the Borrowing Base as of August 24, 2019, which such Borrowing Base Certificate shall demonstrate at least $90,000,000 of Availability.

(p)           Term Credit Agreement. The Company shall have entered into the Term Credit Agreement and shall have made the initial borrowings thereunder.

(q)           Financial Statements. The Lenders shall have received unaudited interim consolidated financial statements of the Company for the Fiscal Quarter ending June 29, 2019, and such financial statements shall not, in the reasonable judgment of the Administrative Agent, reflect any material adverse change in the consolidated financial condition of the Company, as reflected in the financial statements or projections contained in the Information Materials.

The Administrative Agent shall notify the Borrowers and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

SECTION 4.02          Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing (other than any Borrowing made on the Effective Date), and of each Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:

(a)           The representations and warranties of the Loan Parties set forth in this Agreement or any other Loan Document shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment or extension of such Letter of Credit, as applicable.

(b)           At the time of and immediately after giving effect to such Borrowing or the issuance, amendment or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

(c)           After giving effect to such Borrowing or the issuance, amendment or extension of such Letter of Credit, the Borrowers shall be in compliance with the Revolving Exposure Limitations.

Each Borrowing and each issuance, amendment or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (a), (b) and (c) of this Section.

Notwithstanding the failure to satisfy the conditions precedent set forth in paragraph (a) or (b) of this Section, unless otherwise directed by the Required Lenders, the Administrative Agent may, but shall have no obligation to, continue to make Loans and an Issuing Bank may, but shall have no obligation to, issue or cause to be issued any Letter of Credit for the ratable account and risk of Lenders from time to time if the Administrative Agent believes that making such Loans or issuing or causing to be issued any such Letter of Credit is in the best interests of the Lenders.

SECTION 4.03          French Effective Date. The obligations of the French Revolving Lenders to make French Revolving Loans to the French Borrowers shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02) to the satisfaction of the Administrative Agent and each Lender (such date, the “French Effective Date”):

(a)           French Joinder. The Administrative Agent (or its counsel) shall have received from each party thereto either (i) a counterpart of the French Joinder on behalf of such party or (ii) evidence satisfactory to the Administrative Agent (which may include PDF or electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of the French Joinder.

(b)           Opinions. The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the French Effective Date) of (i) Akin Gump Strauss Hauer & Feld LLP, New York counsel for the Loan Parties and (ii) Mayer Brown, French counsel for the Administrative Agent, in each case, in form and substance reasonably satisfactory to the Administrative Agent.

(c)           Organization and Good Standing Documents. The Administrative Agent shall have received such documents and certificates as the Administrative Agent may reasonably request relating to the organization, existence and good standing (or equivalent) of each French Loan Party as of a recent date prior to or as of the French Effective Date, the authorization of the Transactions and any other legal matters relating to the French Loan Parties, the Loan Documents or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent.

(d)           Representations and Warranties. The representations and warranties of the French Loan Parties set forth in the Loan Documents shall be true and correct (i) in the case of representations and warranties qualified as to materiality, in all respects and (ii) otherwise, in all material respects, in each case on and as of the French Effective Date, except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall be so true and correct on and as of such prior date.

(e)           Officer’s Certificate. The Administrative Agent shall have received a certificate, dated the French Effective Date and signed by the chief financial officer of the Company, confirming compliance with the conditions set forth in paragraphs (d), (i) and (k) of this Section. In particular, in respect of the French Borrowers, the Administrative Agent shall have received a certificate of each French Borrower, dated the French Effective Date and executed by a legal representative (or authorized attorney), which shall (A) certify the relevant corporate approval documents (and powers of attorney, if applicable) authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of any officers and directors of each French Borrower authorized to sign the Loan Documents to which it is a party, and (C) contain appropriate attachments, including (i) a copy of the certificate of incorporation (k-bis) of each French Borrower, (ii) a true and correct and up-to-date copy of its bylaws (statuts), (iii) a non-bankruptcy certificate (certificatede non-faillite) and (iv) a lien search certificate (état des privilèges et des nantissements).

(f)           Solvency Certificate. The Administrative Agent shall have received a certificate, dated the French Effective Date and signed by the chief financial officer of the Company, as to the solvency of the Company and its Subsidiaries on a Consolidated basis after giving effect to the Transactions and the French Joinder, in the form of Exhibit J. Each French Loan Party shall have delivered a certificate as to the solvency of such French Loan Party on an individual basis after giving effect to the Transactions and the French Joinder.

(g)          Collateral and Guarantee Requirement. The Collateral and Guarantee Requirement shall have been satisfied with respect to the French Loan Parties. The Administrative Agent shall have received a completed Perfection Certificate with respect to the French Loan Parties, dated the French Effective Date and signed by an executive officer or a Financial Officer of the Company, together with all attachments contemplated thereby.

(h)           Insurance Certificates. The Administrative Agent shall have received evidence, together with endorsements, that the Administrative Agent, for the benefit of the Lender Parties, has been named as additional insured and loss payee under the Company’s master global property and liability insurance policies.

(i)            No Default. As of the French Effective Date, no Default shall have occurred and be continuing.

(j)            Payment of Fees. Without duplication of any fees and expenses paid on the Effective Date, the Administrative Agent and the Arrangers shall have received all fees and other amounts due and payable on or prior to the French Effective Date, including, to the extent invoiced, payment or reimbursement of all fees and expenses (including fees, charges and disbursements of counsel) required to be paid or reimbursed by any Loan Party.

(k)           No Material Adverse Effect. Since December 29, 2018, there has not have been or occurred, any Material Adverse Effect.

(l)            TEG Letter. The Administrative Agent and the relevant Lenders shall have provided to each French Borrower the TEG letter.

(m)           Know Your Customer Information. (i) The Lenders shall have received all documentation and other information regarding the French Borrower required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act, at least five Business Days prior to the Effective Date to the extent such information was requested at least 10 Business Days prior to the Effective Date and (ii) to the extent the French Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five (5) days prior to the Effective Date, any Lender that has requested, in a written notice to the Borrower Representative at least ten (10) days prior to the Effective Date, a Beneficial Ownership Certification in relation to the French Borrower shall have received such Beneficial Ownership Certification.

(n)              French Revolving Lenders. The Administrative Agent shall have received written approval of the French Effective Date from each French Revolving Lender.

The Administrative Agent shall notify the Borrowers and the Lenders of the French Effective Date, and such notice shall be conclusive and binding.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document (other than Banking Services Obligations and contingent or indemnity obligations for which no claim has been made) have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Loan Parties severally covenant and agree with the Lenders that:

SECTION 5.01          Financial Statements: Borrowing Base and Other Information. The Company will furnish to the Administrative Agent, for distribution to each Lender:

(a)           within 90 days after the end of each Fiscal Year of the Company, its audited consolidated balance sheet and related consolidated statements of operations, shareholders’ equity and cash flows as of the end of and for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year (including a report containing management’s discussion and analysis of such financial statements), all audited by and accompanied by the opinion of an independent registered public accounting firm of recognized national standing (without a “going concern” or like qualification, exception or emphasis and without any qualification or exception as to the scope of such audit, other than solely with respect to, or resulting solely from, an upcoming maturity date under this Agreement occurring within one year from the time such opinion is delivered) to the effect that such consolidated financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as of the end of and for such Fiscal Year on a consolidated basis in accordance with GAAP;

(b)           within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Company, its unaudited consolidated balance sheet as of the end of such Fiscal Quarter, the related unaudited consolidated statements of operations for such Fiscal Quarter and the then elapsed portion of the Fiscal Year and the related unaudited consolidated statement of cash flows for the then elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year (including a report containing management’s discussion and analysis of such financial statements), all certified by a Financial Officer of the Company as presenting fairly in all material respects the financial position, results of operations and cash flows on a consolidated basis of the Company and its consolidated Subsidiaries as of the end of and for such Fiscal Quarter and such portion of the Fiscal Year on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;

(c)               concurrently with each delivery of financial statements under clause (a) or (b) above, a completed Compliance Certificate signed by a Financial Officer of the Company (i) certifying, in the case of the financial statements delivered under clause (b) that such financial statements present fairly in all material respects the financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year end audit adjustments and the absence of footnotes, (ii) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (iii) setting forth reasonably detailed calculations of the Total Leverage Ratio as of the end of the applicable Fiscal Year or Fiscal Quarter, (iv) setting forth reasonably detailed calculations demonstrating compliance with Section 6.12, (v) if any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04, specifying the effect of such change on the financial statements accompanying such certificate (and, in the event of any such change referred to in Section 1.05(b), with respect to the amounts included in the calculation of the Fixed Charge Coverage Ratio for the period of four Fiscal Quarters of the Company then most recently ended, providing a reasonably detailed reconciliation of such amounts as they are reflected in the financial statements accompanying such certificate and as they would be reflected therein without giving effect to such change), (vi) certifying that all notices required to be provided under Sections 5.02 and 5.04 have been provided and (vii) if there are any Unrestricted Subsidiaries setting forth the financial information in detail reasonably satisfactory to the Administrative Agent for the applicable period for such Unrestricted Subsidiaries;

(d)               promptly upon request of the Administrative Agent (which request shall be made no more than once per calendar year), a true and complete customer list for each U.S. Loan Party, Canadian Loan Party, European Borrower, French Borrower and Hong Kong Borrower, which list shall state the customer’s name, mailing address and phone number and shall be certified as true and correct by a Financial Officer of the Borrower Representative;

(e)               concurrently with each delivery of financial statements under clause (a) above, a copy of the plan and forecast (including projected Availability and a projected consolidated and consolidating balance sheet, statement of operations and statement of cash flow) of the Company for each quarter of the upcoming Fiscal Year;

(f)                as soon as available but in any event within 30 days (or, during any Weekly Reporting Period, on Friday of each week (or if Friday is not a Business Day, on the next succeeding Business Day)) after each Borrowing Base Reporting Date, a Borrowing Base Certificate setting forth a computation of the Borrowing Base as of such Borrowing Base Reporting Date, together with supporting information and any additional reports with respect to the Borrowing Base that the Administrative Agent may reasonably request;

(g)               concurrently with any delivery of a Borrowing Base Certificate under clause (f) above, the following information as of such Borrowing Base Reporting Date, all delivered electronically in a text formatted file in form reasonably acceptable to the Administrative Agent:

(i)              (A) a summary level aging of the Loan Parties’ Accounts (1) including all invoices’ invoice date and payment terms) and (2) reconciled to the Borrowing Base Certificate delivered as of such date in a form reasonably acceptable to the Administrative Agent and (B) a summary aging of the Loan Parties’ Accounts specifying the name, address and balance due for each Account Debtor.

(ii)             a summary level aging of the Loan Parties’ Credit Card Accounts Receivables (A) including aging by each credit card issuer and credit card processor and (B) reconciled to the Borrowing Base Certificate delivered as of such date, in a form reasonably acceptable to the Administrative Agent, together with a summary specifying the balance due from each credit card issuer or credit card processor;

(iii)            a summary level report of the Loan Parties’ Inventory, (A) by location (showing Inventory in transit, any Inventory located with a third party under any consignment, bailee arrangement or warehouse agreement), by product type and by volume on hand, which Inventory shall be valued at the lower of cost (determined on a first-in, first-out basis) or market and adjusted for Reserves as the Administrative Agent has previously indicated to the Borrower Representative are deemed by the Administrative Agent to be appropriate, (B) including a report of any variances or other results of Inventory counts performed by the Loan Parties since the last Inventory schedule (including information regarding sales or other reductions, additions, returns, credits issued by the Loan Parties), and (C) reconciled to the Borrowing Base Certificate delivered as of such date;

(iv)            a worksheet of calculations prepared by the Loan Parties to determine Eligible Credit Card Accounts Receivables, Eligible Accounts and Eligible Finished Goods Inventory, such worksheets detailing the Credit Card Accounts Receivables, Accounts and Inventory excluded from Eligible Credit Card Accounts Receivables, Eligible Accounts and Eligible Finished Goods Inventory and the reasons for such exclusion;

(v)             a reconciliation of the Loan Parties’ Credit Card Accounts Receivables, Accounts and Inventory between the amounts shown in the Loan Parties’ general ledger and financial statements and the reports delivered pursuant to clauses (i), (ii), (iii) and (iv) above;

(vi)            a reconciliation of the loan balance per the Loan Parties’ general ledger to the loan balance under this Agreement; and

(vii)           a schedule and aging of the Loan Parties’ accounts payable as of the month then ended, delivered electronically in a text formatted file in a form reasonably acceptable to the Administrative Agent;

(h)               promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Company or any Subsidiary with the SEC or any Canadian federal or provincial securities commission, or with any national securities exchange, or distributed by the Company to its shareholders generally, as the case may be; provided that the Company shall be deemed to have satisfied the requirements of this Section 5.01(h) upon the filing of such reports, statements or materials through the SEC’s EDGAR system or the publication by the Company of such reports, statements or materials on its website;

(i)                promptly after any request therefor by the Administrative Agent, copies of (x)(i) each Schedule B (Actuarial Information) to the most recent annual report (Form 5500 Series) filed by any Loan Party or any ERISA Affiliate with the Internal Revenue Service with respect to each Plan; (ii) the most recent actuarial valuation report for each Plan; (iii) such other documents or governmental reports or filings relating to any Plan as the Administrative Agent shall reasonably request and (y)(i) any documents described in Section 101(k)(1) of ERISA that the Loan Parties or any ERISA Affiliate may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(1)(1) of ERISA that the Loan Parties or any ERISA Affiliate may request with respect to any Multiemployer Plan; provided that if the Loan Parties or any ERISA Affiliate have not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, upon request by the Administrative Agent, the applicable Loan Party or ERISA Affiliate shall promptly make a request for such documents and notices from such administrator or sponsor and shall provide copies of such documents and notices to the Administrative Agent promptly after receipt thereof; provided, further that notwithstanding anything herein the rights of the Administrative Agent under Section 5.01(i)(y)(ii) shall be exercised not more than once with respect to the same Multiemployer Plan during any applicable plan year;

(j)                promptly after the filing thereof with any Governmental Authority upon request of the Administrative Agent, a copy of each actuarial valuation report in respect of any Canadian Pension Plan; and

(k)              promptly after any request therefor, (x) such other information regarding the operations, business affairs and financial condition of the Company or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request and (y) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the Beneficial Ownership Regulation.

Documents required to be delivered pursuant to this Section 5.01 or Section 5.02 may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which such materials are publicly available as posted on the Electronic Data Gathering, Analysis and Retrieval system (EDGAR); or (ii) on which such documents are posted on a Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether made available by the Administrative Agent); provided that: (A) upon written request by the Administrative Agent (or any Lender through the Administrative Agent) to the Borrower Representative, the Borrower Representative shall deliver paper copies of such documents to the Administrative Agent or such Lender until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (B) the Borrower Representative shall notify the Administrative Agent and each Lender (by fax or through Electronic Systems) of the posting of any such documents and provide to the Administrative Agent through Electronic Systems electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by any Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such document to it and maintaining its copies of such documents.

SECTION 5.02           Notices of Material Events. The Company will furnish to the Administrative Agent (for distribution to the Lenders) written notice promptly upon any Financial Officer, or other officer or employee responsible for compliance with the Loan Documents, of the Company or any Subsidiary becoming aware of any of the following:

(a)               (i) the occurrence of any Default or (ii) any event or circumstance which constitutes or which with the passage of time or giving of notice or both would constitute a default or event of default under any Material Contract to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any Restricted Subsidiary thereof or any of their respective properties may be bound which could reasonably be expected to have a Material Adverse Effect;

(b)               the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or involving the Company or any Restricted Subsidiary, or any adverse development in any such pending action, suit or proceeding not previously disclosed in writing by the Company to the Administrative Agent and the Lenders, that in each case would reasonably be expected to result in a Material Adverse Effect or that in any manner questions the validity of any Loan Document;

(c)                any and all notices that a material default has occurred and is continuing received under or with respect to any leased location or public warehouse where Collateral having an aggregate value in excess of $10,000,000 is located (which shall be delivered within ten (10) Business Days after receipt thereof);

(d)               the occurrence of an ERISA Event or Foreign Pension Plan Event that has resulted, or would reasonably be expected to result, in a Material Adverse Effect;

(e)                any change in the fiscal year of the Company or its method of determining fiscal quarters;

(f)                any other development that has resulted, or would reasonably be expected to result, in a Material Adverse Effect; or

(g)               any change in the information provided in the Beneficial Ownership Certification delivered to such Lender that would result in a change to the list of beneficial owners identified in such certification.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03           Additional Subsidiaries.

(a)           Subject to applicable law, each Borrower and each Loan Party will cause each Designated Subsidiary formed or acquired after the Effective Date (or, in the case of a French Subsidiary, the French Effective Date) or that becomes a Designated Subsidiary after the Effective Date (or, in the case of a French Subsidiary, the French Effective Date) in accordance with the terms of this Agreement to within 30 days (in each case, as such time may be extended in the Administrative Agent’s sole discretion) (i) become a Guarantor by executing a Joinder Agreement and (ii) satisfy the Collateral and Guarantee Requirement with respect to such Designated Subsidiary and with respect to any Equity Interests in or Indebtedness of such Designated Subsidiary owned by or on behalf of any Loan Party. Upon execution and delivery thereof, each such Person (i) shall automatically become a Guarantor hereunder and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Loan Documents and (ii) will grant Liens to the Administrative Agent, for the benefit of the Administrative Agent and the applicable Lender Parties, in any property of such Loan Party which constitutes Collateral, under the applicable Security Agreement.

(b)          At the option of the Borrower Representative, it may (i) cause a U.S. Subsidiary to become a “U.S. Subsidiary Borrower” hereunder, (ii) after the French Effective Date, cause a French Subsidiary to become a “French Borrower” hereunder, (iii) cause a Swiss Subsidiary to become a “Swiss Borrower” hereunder, (iv) cause a UK Subsidiary to become a “UK Borrower” hereunder, (v) cause a Hong Kong Subsidiary to become a “Hong Kong Borrower” hereunder, (vi) cause a Canadian Subsidiary to become a “Canadian Borrower” hereunder or (vi) cause a German Subsidiary to become a “German Borrower” hereunder, in each case, by (x) delivering a written notice to the Administrative Agent at least fifteen (15) Business Days prior to such Subsidiary becoming a Borrower, (y) at least three (3) Business Days prior to such Subsidiary becoming a Borrower, delivering to the Administrative Agent and the Lenders under the applicable Facility all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation, in each case to the extent requested in writing at least ten (10) Business Days prior to such Subsidiary becoming a Borrower, and (z) causing such Subsidiary (A) to execute a joinder agreement to this Agreement in form and substance satisfactory to the Administrative Agent; (B) to satisfy the Collateral and Guarantee Requirement with respect to the assets of such Subsidiary and with respect to any Equity Interests in or Indebtedness of such Subsidiary owned by or on behalf of any Loan Party and to take all actions necessary or advisable in the opinion of the Administrative Agent to cause the Lien created by the applicable Collateral Document to be duly perfected to the extent required by such agreement in accordance with all applicable requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent; (C) at the request of the Administrative Agent, deliver to the Administrative Agent a signed copy of an opinion, addressed to the Administrative Agent and the other Lenders, of counsel to the Loan Parties reasonably acceptable to the Administrative Agent as to such matters set forth in this Section 5.03(b) and customarily opined upon by counsel to the Loan Parties as the Administrative Agent may reasonably request; and (D) the Administrative Agent shall have received the results of an appraisal and a field examination, from an appraiser and an examiner reasonably satisfactory to the Administrative Agent; (E) such Subsidiary shall have duly authorized, executed and delivered such customary documentation, and taken such other customary collateral security and perfection actions, deemed reasonably necessary by the Administrative Agent in its Permitted Discretion, to provide a valid and enforceable first priority and perfected or equivalent Lien (subject to Permitted Liens) in the Collateral of such Subsidiary.

SECTION 5.04           Information Regarding Collateral. Each Loan Party will furnish to the Administrative Agent prompt written notice (and in any event within 60 days thereof) of any change in (i) its legal name, as set forth in its organizational documents, (ii) its jurisdiction of organization or the form of its organization (including as a result of any merger, amalgamation or consolidation), (iii) the location of its chief executive office, (iv) the jurisdiction in which it maintains any Inventory, or (v) its organizational identification number, if any and the Federal Taxpayer Identification Number of such Loan Party, in each case of this subclause (v), only with respect to any Loan Party organized under the laws of a jurisdiction that requires such information to be set forth on the face of a UCC financing statement. Each Loan Party agrees not to effect or permit any change referred to in the preceding sentence unless all filings or registrations have been made under the UCC, the PPSA or other applicable law, as applicable or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral affected thereby. Each Loan Party also agrees promptly to notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.

SECTION 5.05           Existence; Conduct of Business. Each Loan Party will, and will cause each Restricted Subsidiary to, do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect (i) its legal existence and (ii) the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks, trade names and other intellectual property material to the conduct of its business, except, in the case of clause (i) (other than with respect to Borrowers) and clause (ii), where failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, amalgamation, consolidation, Division, liquidation, dissolution, Disposition or other transaction permitted under Section 6.03 or 6.05.

SECTION 5.06           Payment of Obligations. Each Loan Party will, and will cause each Restricted Subsidiary to, pay or discharge all its material obligations, including Tax liabilities , before the same shall become delinquent or in default, except where (a) (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, and (ii) the Company or such Restricted Subsidiary has set aside on its books reserves with respect thereto to the extent required by GAAP or (b) the failure to make payment would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 5.07           Maintenance of Properties. The Company will, and will cause each Restricted Subsidiary (other than an Immaterial Subsidiary) to, maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08           Insurance. The Company will, and will cause each Restricted Subsidiary to, maintain, with financially sound and reputable insurance companies having a financial strength rating of at least A- by A.M. Best Company insurance in such amounts (with no greater risk retention) and against such risks as are customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations. The Company will furnish to the Lenders, upon request of the Administrative Agent, information in reasonable detail as to the insurance so maintained. Each such policy of liability or casualty insurance maintained by or on behalf of Loan Parties shall (a) in the case of each liability insurance policy (other than workers’ compensation, director and officer liability or other policies in which such endorsements are not customary), name the Administrative Agent, as an additional insured thereunder, (b) in the case of each casualty insurance policy, contain a loss payable clause or endorsement that names the Administrative Agent, as a loss payee thereunder. Notwithstanding the foregoing sentences of this Section 5.08, the Company and any Subsidiary may self-insure against such risks and in such amounts as are customary in such Person’s industry. Notwithstanding any of the terms contained herein or in any other Loan Document, except during the continuance of an Event of Default, the Company or any other Loan Party, as applicable, may adjust, settle and compromise any insurance claim or any proposed condemnation award, and shall collect the net proceeds thereof and have the right to repair, refurbish, restore, replace or rebuild any asset affected by any casualty event or taking.

SECTION 5.09           Books and Records; Inspection Rights. Each Loan Party will, and will cause each Restricted Subsidiary to, (a) keep proper books of record and account in which full, true and correct (in all material respects) entries in accordance with GAAP and applicable law are made of all dealings and transactions in relation to its business and activities and (b) permit any representatives designated by the Administrative Agent or any Lender (including employees of the Administrative Agent, any Lender or any consultants, accountants, lawyers and appraisers retained by the Administrative Agent), upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records and to discuss its affairs, finances and condition with its officers and, accompanied by one or more such officers or designees of the Company, independent accountants, all at such reasonable times during normal business hours and as often as reasonably requested (but in no event more than once per Fiscal Year of the Company unless an Event of Default has occurred and is continuing). The Borrower shall have the right to have a representative present at any and all inspections (but, for the avoidance of doubt, such presence shall not be required nor shall it be a condition to any such visit or inspection). Notwithstanding anything herein to the contrary, the right of the Administrative Agent or any Lender to conduct appraisals or field examinations shall be governed exclusively by Sections 5.12 and 5.13, respectively, and shall not be limited by this Section.

SECTION 5.10           Compliance with Laws.

(a)           Each Loan Party will, and will cause each Subsidiary to, comply with all laws (including Environmental Laws and all orders of any Governmental Authority) applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(b)           Foreign Pension Plans. The Company shall ensure that neither it nor any of its Subsidiaries is or has been at any time an employer (for the purposes of Sections 38 to 51 of the United Kingdom’s Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the United Kingdom’s Pension Schemes Act 1993) or “connected” with or an “associate” of (as those terms are used in Sections 38 or 43 of the United Kingdom’s Pensions Act 2004) such an employer.

SECTION 5.11           Use of Proceeds. Each Borrower will cause the Letters of Credit and proceeds of the Loans to be used only, (a) on the Effective Date, (i) to finance the Refinancing, (ii) to fund original issue discount in connection with the Transactions and (iii) the issuance of Existing Letters of Credit, and (b) after the Effective Date, for other general corporate purposes and working capital needs of the Borrowers (including for Investments and Capital Expenditures) subject to the restrictions otherwise set forth in this Agreement, including, without limitation, the repurchase of the Company’s Equity Interests as and to the extent permitted by Section 6.08. No part of the proceeds of any Loan and no Letter of Credit will be used, whether directly or indirectly, (v) for any purpose that entails a violation of any of the Regulations of the Board of Governors, including Regulations T, U and X, (w) for any purpose that entails a violation of applicable legislation governing financial assistance and/or capital maintenance, as set forth in Section 5.15, (x) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (y) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent permitted for a Person required to comply with Sanctions, or (z) in any manner that would result in the violation of any Sanctions applicable to any party hereto. The foregoing clauses (y) and (z) of this Section 5.11 will not apply to any party hereto to which the Blocking Regulation applies, if and to the extent that such representations are or would be unenforceable by or in respect of that party pursuant to, or would otherwise result in a breach and/or violation of, (i) any provision of the Blocking Regulation (or any law or regulation implementing the Blocking Regulation in any member state of the European Union) or (ii) any similar blocking or anti-boycott law in the United Kingdom. The foregoing clauses (y) and (z) of this Section 5.11 shall not apply to any German Loan Party to the extent it would violate section 7 of the German Foreign Trade Ordinance (Außenwirtschaftsverordnung), any provision of Council Regulation (EC) 2271/96 or any similar applicable anti-boycott law or regulation binding on that German Loan Party.

SECTION 5.12           Appraisals. The Loan Parties will provide to the Administrative Agent from time to time upon the Administrative Agent’s request, at the sole expense of the Loan Parties, appraisals (or updates thereof) of the Inventory of the Loan Parties from appraisers selected and engaged by the Administrative Agent (and reasonably acceptable to the Loan Parties so long as no Event of Default has occurred and is continuing); provided that the Administrative Agent shall request only one such appraisal in any twelve-month period, except that (a) at any time when Availability shall have been less than the greater of (i) 20% of the Line Cap then in effect and (ii) $40,000,000, the Administrative Agent may request a second appraisal in the then-current twelve-month period, (b) if an Event of Default shall have occurred and be continuing, there shall be no limitation on the number of appraisals that the Administrative Agent may request and (c) if the Company or any Restricted Subsidiary shall have consummated any Permitted Acquisition, the Administrative Agent may request a separate appraisal of the inventory acquired thereby to the extent the Loan Parties desire to include such inventory in Eligible Finished Goods Inventory. For purposes of the foregoing, it is understood that a single appraisal may consist of appraisals of the assets of each Loan Party and may be conducted at multiple sites. Notwithstanding the foregoing, upon reasonable advance notice to the Company, the Administrative Agent may request appraisals in addition to those authorized by the preceding sentences of this Section; provided that the Loan Parties will not be responsible for the expense of appraisals conducted pursuant to this sentence.

SECTION 5.13          Field Examinations. At any time that the Administrative Agent requests, the Company and the Restricted Subsidiaries will allow the Administrative Agent, at the sole expense of the Loan Parties, to conduct, or engage a third party to conduct, field examinations (or updates thereof) during normal business hours to ensure the adequacy of Collateral included in the Borrowing Base and related reporting and control systems; provided that the Administrative Agent shall conduct only one such field examination in any twelve-month period, except that (a) at any time when Availability shall have been less than the greater of (i) 20% of the Line Cap then in effect and (ii) $40,000,000, the Administrative Agent may conduct a second field examination in the then-current twelve-month period, (b) if an Event of Default shall have occurred and be continuing, there shall be no limitation on the number of field examinations that the Administrative Agent may conduct and (c) if the Company or any Restricted Subsidiary shall have consummated any Permitted Acquisition, the Administrative Agent may conduct a separate field examination of the Collateral acquired thereby to the extent the Loan Parties desire to include such Collateral in the Borrowing Base. For purposes of the foregoing, it is understood that a single field examination may consist of examinations of the assets of each Loan Party and may be conducted at multiple sites. Notwithstanding the foregoing, upon reasonable advance notice to the Company, the Administrative Agent may conduct, or engage a third party to conduct, field examinations in addition to those authorized by the preceding sentences of this Section; provided that the Loan Parties will not be responsible for the expense of field examinations conducted pursuant to this sentence.

SECTION 5.14          Depository Banks. Subject to Section 5.18, the Loan Parties will maintain the Administrative Agent or one or more Lenders acceptable to the Administrative Agent as their principal depository bank and securities intermediary, including for the maintenance of operating, administrative, cash management, collection activity, and other Deposit Accounts and Securities Accounts for the conduct of their business; provided that the Loan Parties shall not be required to satisfy the foregoing requirement with respect to any Deposit Account (i) that is an Excluded Account or (ii) with respect to which the applicable Loan Parties have entered into a Control Agreement in accordance with Sections 5.15 and 5.18, as applicable, in favor of the Administrative Agent.

SECTION 5.15          Further Assurances. The Loan Parties will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, and other documents) that are required under the Collateral Documents or this Agreement to cause the Collateral and Guarantee Requirement to be and remain satisfied at all times. The Loan Parties also agree to provide to the Administrative Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Collateral Documents.

SECTION 5.16          Credit Card Agreements and Notifications. Each U.S. Loan Party will (a) comply in all material respects with all its obligations under each Credit Card Agreement to which it is party and (b) maintain credit card arrangements solely with the credit card issuers and credit card processors identified in Schedule 3.18; provided, however, that the Borrower Representative may amend Schedule 3.18 to remove any credit card issuer or credit card processor identified on Schedule 3.18 or to add additional credit card issuers and credit card processors, and concurrently with the making of any such amendment the Loan Party shall provide to the Administrative Agent evidence that a Credit Card Notification shall have been delivered to any credit card issuer or credit card processor added to Schedule 3.18.

SECTION 5.17          Designation of Subsidiaries. The Company may at any time designate any Restricted Subsidiary of the Company (other than a Borrower) as an Unrestricted Subsidiary; provided that (i) immediately before and after such designation, no Event of Default shall have occurred and be continuing, (ii) on Pro Forma Basis, the Payment Conditions shall be satisfied and (iii) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of the Term Credit Agreement (or documentation governing other Permitted Debt (as defined in the Term Credit Agreement)) or any Refinancing Indebtedness in respect thereof, as applicable and (iv) no Restricted Subsidiary that owns material intellectual property may be designated as an Unrestricted Subsidiary, and the Company and the Restricted Subsidiaries may not transfer any material intellectual property to any Unrestricted Subsidiary (with certain ordinary course exceptions). The designation of any Subsidiary as an Unrestricted Subsidiary after the Effective Date shall constitute a Restricted Payment by the Company therein at the date of designation in an amount equal to the fair market value of the Company or its Restricted Subsidiaries’ (as applicable) Investments therein. Upon the designation of any Guarantor as an Unrestricted Subsidiary in accordance with the foregoing, such Guarantor shall cease to be a “Guarantor” under this Agreement.

SECTION 5.18          Deposit Accounts.

(a)            Subject to Section 5.18(c), each Loan Party shall within 90 days (or in the case of Deposit Accounts in Germany and Switzerland, the time period set forth in the German Security Agreements and Swiss Security Agreements, respectively) (as such period may be extended in Administrative Agent’s sole discretion) after the Effective Date (or, in the case of the French Loan Parties, the French Effective Date) or, if opened following the Effective Date (or, in the case of the French Loan Parties, the French Effective Date), within 60 days (or in the case of Deposit Accounts in Germany and Switzerland, the time period set forth in the German Security Agreements and Swiss Security Agreements, respectively) (as such period may be extended in the Administrative Agent’s sole discretion), of the opening of such Deposit Account (other than an Excluded Account) or the date any Person that owns such Deposit Account becomes a Loan Party hereunder, execute and deliver, and cause each relevant depository institution to execute and deliver, to the Administrative Agent a Control Agreement or other control arrangement satisfactory to the Administrative Agent for each Deposit Account (other than any Excluded Account) of such Loan Party maintained on the Effective Date to ensure that each such Deposit Account is a Concentration Account.

(b)           Subject to Section 5.18(c), each Loan Party shall direct all of its Account Debtors to forward payments (other than payments made at the time merchandise is purchased directly at retail stores of such Loan Parties) directly to a Concentration Account; provided that such Loan Parties shall not be required to comply with the foregoing until the 90th day (as such date may be extended in Administrative Agent’s sole discretion) after the Effective Date. If any Loan Party should refuse or neglect to notify any Account Debtor to forward payments directly to a Concentration Account after notice from the Administrative Agent, the Administrative Agent shall be entitled to make such notification directly to Account Debtor. If notwithstanding the foregoing instructions, any Loan Party receives any proceeds of any Accounts (other than payments made by retail customers directly to retail stores of such Loan Parties), such Loan Party shall receive such payments as the Administrative Agent’s trustee, and shall immediately deposit all cash, checks or other similar payments related to or constituting payments made in respect of receivables received by it to a Concentration Account.

(c)           Within 30 days after the Collection Account Trigger Date:

(i)                each Loan Party will ensure that all proceeds of their Accounts are deposited (whether directly or indirectly) into Collection Accounts; and

(ii)               (A) each relevant Borrower will execute and deliver to the Administrative Agent any additional UK Security Agreements and security releases (each in form satisfactory to the Administrative Agent) as required by the Administrative Agent in its sole discretion to create a fixed charge over its Collection Accounts held in England and Wales and (B) each relevant Borrower will execute and deliver to the Administrative Agent any additional Hong Kong Security Agreements and security releases (each in form satisfactory to the Administrative Agent) as required by the Administrative Agent in its sole discretion to create a fixed charge over its Collection Accounts held in Hong Kong;

provided, that after the occurrence of a Collection Account Trigger Date, the Loan Parties shall be entitled to open Deposit Accounts that are subject to Control Agreements or other control arrangements satisfactory to the Administrative Agent with respect to which such Loan Parties shall be entitled to control disbursements provided that no proceeds of Accounts are paid to such Deposit Accounts.

SECTION 5.19          Dominion Period.

(a)           During the Dominion Period, the Administrative Agent shall instruct each applicable account bank to have all amounts on deposit in each Concentration Account to be swept on each business day into a Primary Concentration Account or into any other account designated by the Administrative Agent and otherwise exercise exclusive control with respect to each such Concentration Account and the Loan Parties shall not have any access to such Concentration Accounts or provide any instructions to any account bank with respect to any such Concentration Account.

(b)           French, Hong Kong and European Bank Accounts. At any time at the request of the Administrative Agent in its sole discretion following the commencement of a Dominion Period, the European Loan Parties, French Loan Parties and Hong Kong Loan Parties shall (a) at the discretion of the Administrative Agent, either (i) immediately cause all of their Collection Accounts (each an “Existing Collection Account”) to be transferred to the name of the Administrative Agent or (ii) promptly open new Collection Accounts with (and, at the discretion of the Administrative Agent, in the name of) the Administrative Agent or an Affiliate of the Administrative Agent (such new bank accounts being Collection Accounts under and for the purposes of this Agreement), and (b) if new Collection Accounts have been established pursuant to this Section (each a “New Collection Account”) ensure that the proceeds of all Accounts owing to them will immediately be re-directed to the New Collections Account. Until all such proceeds have been redirected to the New Collection Accounts, each European Loan Party, French Loan Party and Hong Kong Loan Party shall cause all amounts on deposit in any Existing Collection Account to be transferred to a New Collection Account at the end of each Business Day, provided that if any such Loan Party does not instruct such re-direction or transfer, each of them hereby authorizes the Administrative Agent to give such instructions on their behalf to the applicable Account Debtors and/or the account bank holding such Existing Collection Account (as applicable).

SECTION 5.20          Notification of Account Debtors of the European Loan Parties, French Loan Parties and Hong Kong Loan Parties. At any time at the request of the Administrative Agent in its sole discretion following the Commencement of a Dominion Period, each European Loan Party, French Loan Party and Hong Kong Loan Party agrees that if any of its Account Debtors have not previously received notice of the security interest of the Administrative Agent over the Accounts, it shall promptly give notice to such Account Debtors and if any such Loan Party does not serve such notice, each of them hereby authorizes the Administrative Agent to serve such notice on their behalf.

SECTION 5.21          Financial Assistance. Each European Loan Party, French Loan Party and Hong Kong Loan Party shall comply in all respects with applicable legislation governing financial assistance and/or capital maintenance, including Sections 678 and 679 of the United Kingdom’s Companies Act 2006 and Sections 274 to 285 of the Hong Kong Companies Ordinance (Chapter 622 of the Laws of Hong Kong), and any equivalent and applicable provisions under the laws of the jurisdiction of organization of each such Loan Party, including in relation to the execution of the Collateral Documents of each such Loan Party and payment of amounts due under this Agreement.

SECTION 5.22          European Collateral, French Collateral and Hong Kong Collateral. Each European Loan Party, French Loan Party and Hong Kong Loan Party shall ensure that (i) its standard terms and conditions of purchase at all times contain a condition to the effect that title to the purchased goods transfers to the relevant Loan Party at a time no later than on delivery of the purchased goods to such Loan Party, (ii) its standard terms and conditions of purchase are not amended in a manner that is material and adverse to the Lenders, and (iii) if the reference on any purchase order or equivalent document is to the standard terms and conditions of purchase as set out on a specified website, the relevant website must be maintained, up to date and publicly accessible at all times.  During any Dominion Period or at any other time at which the Administrative Agent considers that the Collateral of any European Loan Party, French Loan Party of Hong Kong Loan Party may be at risk, at the request of the Administrative Agent, the specified Loan Party must send a copy of its standard terms and conditions of purchase (or other notice satisfactory to the Administrative Agent which rejects retention of title and/or extendible retention of title provisions in relation to that Loan Party’s Inventory) to its suppliers.

SECTION 5.23          Centre of Main Interests and Establishments. Each European Loan Party and French Loan Party shall ensure that its centre of main interests (as that term is used in Article 3(1) of the Regulation) remains in its jurisdiction of incorporation and it shall not take any action to change its centre of main interests. No European Loan Party or French Loan Party shall create or take any steps to create an “establishment” (as that term is used in Article 2(10) of the Regulation) in any other jurisdiction.

SECTION 5.24          [Reserved].

SECTION 5.25          Post-Closing Requirements. The Loan Parties shall deliver, when and as required by the terms of Schedule 5.25, the items referenced therein.

SECTION 5.26          Compliance with the Swiss Non-Bank Rules. Each Swiss Borrower (and each Swiss Subsidiary) shall ensure that it is at all times throughout the duration of the Agreement in full compliance with the Swiss Non-Bank Rules. For the purposes of compliance with the Swiss Non-Bank Rules, it is assumed that the number of Lenders in respect of the European Facility which are Non-Qualifying Banks is ten. A Swiss Borrower shall not be in breach of this representation if Swiss Withholding Tax is triggered as a result of a Lender’s failure to comply with Sections 9.04(b)(iii) or 9.04(c) or resulting from an incorrect Lender status confirmation under Section 2.17(i) or having lost the status as Swiss Qualifying Bank.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document (other than Banking Services Obligations and contingent or indemnity obligations for which no claim has been made) have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Loan Parties severally covenant and agree with the Lenders that:

SECTION 6.01          Indebtedness; Certain Equity Securities.

(a)           The Loan Parties will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(i)                Indebtedness created under the Loan Documents;

(ii)               Indebtedness existing on the Effective Date and set forth in Schedule 6.01 and Refinancing Indebtedness in respect thereof;

(iii)              Indebtedness of the Company to any Restricted Subsidiary and of any Restricted Subsidiary to the Company or any other Restricted Subsidiary; provided that (A) such Indebtedness shall not have been transferred to any Person other than the Company or any Restricted Subsidiary, (B) any such Indebtedness owing by (x) a Loan Party to a Restricted Subsidiary that is not a Loan Party and (y) any Foreign Loan Party to a U.S. Loan Party shall, in each case be unsecured and subordinated in right of payment to the applicable Secured Obligations pursuant to the Intercompany Subordination Agreement and (C) any such Indebtedness shall be incurred in compliance with Section 6.04;

(iv)             Guarantees incurred in compliance with Section 6.04;

(v)              Indebtedness of the Company or any Restricted Subsidiary (A) incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and Synthetic Lease Obligations, provided that such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and the principal amount of such Indebtedness does not exceed the cost of acquiring, constructing or improving such fixed or capital assets or (B) assumed in connection with the acquisition of any fixed or capital assets, and Refinancing Indebtedness in respect of any of the foregoing; provided that the aggregate principal amount of Indebtedness permitted by this clause (v) shall not exceed $40,000,000 at any time outstanding;

(vi)             Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit and checking accounts, in each case, in the ordinary course of business;

(vii)            Indebtedness in respect of letters of credit, bank guarantees and similar instruments issued for the account of the Company or any Restricted Subsidiary in the ordinary course of business supporting obligations under workers’ compensation, unemployment insurance and other social security laws;

(viii)           Indebtedness of the Company or any Restricted Subsidiary in the form of bona fide purchase price adjustments or earn-outs incurred in connection with any Permitted Acquisition or other Investment permitted by Section 6.04;

(ix)              [reserved];

(x)               Indebtedness under the Term Credit Agreement in an aggregate principal amount not to exceed, at any time outstanding, $200,000,000;

(xi)              Indebtedness of Loan Parties in respect of surety bonds (whether bid performance or otherwise) and performance and completion guarantees and other obligations of a like nature, in each case incurred in the ordinary course of business;

(xii)             So long as no Default or Event of Default has occurred and is continuing or would result after giving effect to the incurrence of such Indebtedness, (A) Permitted Debt; provided that, after giving effect to the incurrence of such Indebtedness and any related transaction on a Pro Forma Basis, the Total Leverage Ratio shall not exceed 1.00 to 1.00 (in each case calculated as of the last day of the Fiscal Quarter of the Company then most recently ended for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b)) and (B) Refinancing Indebtedness in respect of Indebtedness incurred pursuant to clause (A) above;

(xiii)            Indebtedness incurred under leases of real property in respect of tenant improvements;

(xiv)            (A) Indebtedness of the Company or any Restricted Subsidiary assumed in connection with any Permitted Acquisition so long as (i) such Indebtedness is not incurred in contemplation of such Permitted Acquisition and (ii) after giving effect to the assumption of such Indebtedness and any related transaction on a Pro Forma Basis, the Total Leverage Ratio shall not exceed 1.50 to 1.00 and (B) any Refinancing Indebtedness in respect thereof;

(xv)             Indebtedness of Foreign Subsidiaries (other than Foreign Loan Parties) in an amount not to exceed $10,000,000 at any one time outstanding;

(xvi)            other Indebtedness in an aggregate principal amount not to exceed $25,000,000 at any time outstanding;

(xvii)           Indebtedness consisting of (a) the financing of insurance premiums and (b) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(xviii)          obligations under any agreement governing the provision of treasury or cash management services, including deposit accounts, overnight draft, credit cards, debit cards, p-cards (including purchasing cards and commercial cards), funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services;

(xix)            Indebtedness in the form of Swap Agreements permitted under Section 6.07; and

(xx)             Indebtedness consisting of promissory notes issued to current or former officers, directors and employees (or their respective family members, estates or trusts or other entities for the benefit of any of the foregoing) of the Company or its Restricted Subsidiaries to purchase or redeem capital stock or options of the Company permitted pursuant to Section 6.08(a)(vi); provided that the aggregate principal amount of all such Indebtedness shall not exceed $2,000,000 at any time outstanding.

(b)           The Company will not, and will not permit any Restricted Subsidiary to, issue any Disqualified Stock, other than, in the case of the Restricted Subsidiaries, to the Company or a Restricted Subsidiary; provided that any issuance of Equity Interests of any Restricted Subsidiary that is not a Loan Party to any Loan Party shall be subject to Section 6.04.

SECTION 6.02          Liens. The Loan Parties will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any asset now owned or hereafter acquired, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except (Liens described below are herein referred to as “Permitted Liens”):

(a)               Liens created under the Loan Documents or otherwise in favor of the Administrative Agent;

(b)              Permitted Encumbrances;

(c)               any Lien on any asset of the Company or any Restricted Subsidiary existing on the Effective Date and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other asset of the Company or any Restricted Subsidiary and (ii) such Lien shall secure only those obligations that it secures on the Effective Date and any extensions, renewals and refinancings thereof that do not increase the outstanding principal amount thereof;

(d)              any Lien existing on any asset prior to the acquisition thereof by the Company or any Restricted Subsidiary or existing on any asset of any Person that becomes (including pursuant to a Permitted Acquisition) a Restricted Subsidiary (or of any Person not previously a Restricted Subsidiary that is merged, amalgamated or consolidated with or into a Restricted Subsidiary in a transaction permitted hereunder) after the Effective Date prior to the time such Person becomes a Restricted Subsidiary (or is so merged, amalgamated or consolidated); provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary (or such merger, amalgamation or consolidation), (ii) such Lien shall not apply to any other assets of the Company or any Restricted Subsidiary (other than, in the case of any such merger, amalgamation or consolidation, the assets of any special purpose merger Restricted Subsidiary that is a party thereto) and (iii) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary (or is so merged, amalgamated or consolidated) and any extensions, renewals and refinancings thereof that do not increase the outstanding principal amount thereof;

(e)               Liens on fixed or capital assets acquired, constructed or improved by the Company or any Restricted Subsidiary; provided that (i) such Liens secure only Indebtedness permitted by Section 6.01(a)(v) and obligations relating thereto not constituting Indebtedness and (ii) such Liens shall not apply to any other asset of the Company or any Restricted Subsidiary (other than the proceeds and products thereof); provided, further, that in the event purchase money obligations are owed to any Person with respect to financing of more than one purchase of any fixed or capital assets, such Liens may secure all such purchase money obligations and may apply to all such fixed or capital assets financed by such Person;

(f)               in connection with the sale or transfer of any Equity Interests or other assets in a transaction permitted under Section 6.05, customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof;

(g)              in the case of (i) any Restricted Subsidiary that is not a wholly-owned Restricted Subsidiary or (ii) the Equity Interests in any Person that is not a Restricted Subsidiary, any encumbrance or restriction, including any options, put and call arrangements, rights of first refusal and similar rights related to Equity Interests in such Restricted Subsidiary or such other Person set forth in the organizational documents of such Restricted Subsidiary or such other Person or any related joint venture, shareholders’ or similar agreement;

(h)              Liens solely on any cash earnest money deposits, escrow arrangements or similar arrangements made by the Company or any Restricted Subsidiary in connection with any letter of intent or purchase agreement for a Permitted Acquisition or other transaction permitted hereunder;

(i)                Liens securing (i) Indebtedness permitted by Section 6.01(a)(x), (ii) obligations relating thereto not constituting Indebtedness and (iii) Swap Obligations secured on a pari passu basis with the Indebtedness referred to in the foregoing clause (i); provided that any such Liens are subject to the Intercreditor Agreement;

(j)                any Lien on assets of any Foreign Subsidiary (other than a Foreign Loan Party) securing Indebtedness of such Foreign Subsidiary (other than a Foreign Loan Party) permitted by Section 6.01 and obligations relating thereto not constituting Indebtedness;

(k)               other Liens securing Indebtedness or other obligations in an aggregate principal amount not to exceed $25,000,000 at any time outstanding; provided that to the extent any such Liens secure assets of the type included in the Borrowing Base, such Liens shall be junior to the Liens securing the Secured Obligations;

(l)                Liens securing Permitted Debt; and

(m)              Liens in respect of Prior Claims that are unregistered and secure amounts that are not yet due and payable.

SECTION 6.03          Fundamental Changes; Business Activities.

(a)               The Company will not, and will not permit any Restricted Subsidiary to, merge into, amalgamate with or consolidate with any other Person, or permit any other Person to merge into, amalgamate with or consolidate with it, consummate a Division as the Dividing Person or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Restricted Subsidiary that is a Domestic Subsidiary may merge into or amalgamate with the Company in a transaction in which the Company is the surviving corporation, (ii) any Person (other than the Company) may merge into, amalgamate with or consolidate with any Restricted Subsidiary in a transaction in which the surviving entity is a Restricted Subsidiary and, if any party to such merger, amalgamation or consolidation is a Loan Party, a Loan Party (and, if any party to such merger, amalgamation or consolidation is a Borrower, the surviving entity shall be such Borrower), (iii) any Restricted Subsidiary may merge into, amalgamate with or consolidate with any Person (other than the Company) in a transaction permitted under Section 6.05 in which, after giving effect to such transaction, the surviving entity is not a Restricted Subsidiary, (iv) without restricting any transactions permitted by the other clauses in this Section 6.03(a), any Restricted Subsidiary (other than a Borrower) may liquidate or dissolve, and any Restricted Subsidiary that is not a Loan Party may be merged or consolidated with any other Restricted Subsidiary that is not a Loan Party, if the Company determines in good faith that such liquidation or dissolution or other transaction is in the best interests of the Company and is not materially disadvantageous to the Lenders; provided that any such merger, amalgamation or consolidation involving a Person that is not a wholly owned Restricted Subsidiary immediately prior to such merger, amalgamation or consolidation shall not be permitted unless it is also permitted by Section 6.04, (v) any Restricted Subsidiary that is an LLC may consummate a Division as the Dividing Person if, (x) immediately upon the consummation of the Division, (1) the assets of the applicable Dividing Person are held by one or more Restricted Subsidiaries at such time, or (2) with respect to assets not so held by one or more Restricted Subsidiaries, such Division, in the aggregate, would otherwise result in a Disposition permitted by Section 6.05 and (y) all Division Successors referred to in clause (x)(1), to the extent not already a Loan Party, shall comply with the requirements of Section 5.03 to the extent any such Division Successor is a Designated Subsidiary; provided that any such merger or Division involving a Person that is not a wholly owned Subsidiary immediately prior to such merger or Division shall not be permitted unless also permitted by Section 6.04, and (vi) the Permitted Transaction may be consummated. In the event of the liquidation or dissolution of any Loan Party or the merger, amalgamation or consolidation of two or more Persons that are not each organized in the same jurisdiction of formation, the Borrower Representative shall (contemporaneously with such liquidation, dissolution, merger, amalgamation or consolidation) deliver an updated Borrowing Base Certificate to the Administrative Agent showing the Borrowing Base in effect after giving effect to such liquidation, dissolution, merger, amalgamation or consolidation.

(b)              The Company will not, and will not permit any of its Restricted Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Company and the Restricted Subsidiaries on the Effective Date and businesses reasonably related or complementary thereto.

SECTION 6.04          Investments, Loans, Advances, Guarantees and Acquisitions. The Company will not, and will not permit any Restricted Subsidiary to, purchase, hold, acquire (including pursuant to any merger, amalgamation or consolidation or as a Division Successor pursuant to the Division of, any Person that was not a wholly owned Restricted Subsidiary prior to such merger, amalgamation, consolidation or Division), make or otherwise permit to exist any Investment in any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) all or substantially all the assets of any other Person or of a business unit, division, product line or line of business of any other Person, except:

(a)               Investments in cash and Cash Equivalents;

(b)              Investments existing on the Effective Date and set forth in Schedule 6.04 (but not any additions thereto (including any capital contributions) made after the Effective Date);

(c)               Investments by the Company and the Restricted Subsidiaries in their respective Restricted Subsidiaries; provided that (i) such Restricted Subsidiaries are Restricted Subsidiaries prior to, or have been newly formed with the initial Investment therein being, such Investments and (ii) the aggregate amount of such Investments by (x) the Loan Parties in, and loans and advances by the Loan Parties to, and Guarantees by the Loan Parties of Indebtedness and other obligations of, Restricted Subsidiaries that are not Loan Parties and (y) the U.S. Loan Parties in, and loans and advances by the U.S. Loan Parties to, and Guarantees by the U.S. Loan Parties of Indebtedness and other obligations of Foreign Loan Parties (excluding all such Investments, loans, advances and Guarantees existing on the Effective Date and permitted by clause (b) above) together with Investments, loans, advances and Guarantees pursuant to clauses (d) and (e) below, shall not exceed $10,000,000 at any time outstanding;

(d)               loans or advances made by the Company to any Restricted Subsidiary or made by any Restricted Subsidiary to the Company or any other Restricted Subsidiary; provided that (i) the Indebtedness resulting therefrom is permitted by Section 6.01(a)(iii) and (ii) the amount of such loans and advances made (x) by the Loan Parties to Restricted Subsidiaries that are not Loan Parties and (y) by U.S. Loan Parties to Foreign Loan Parties shall be subject to the limitation set forth in clause (c) above;

(e)               Guarantees by the Company or any Restricted Subsidiary of (i) the Obligations and the Term Loan Obligations and (ii) Indebtedness or other obligations of the Company or any Restricted Subsidiary other than as specified in the foregoing clause (i) including any such Guarantees arising as a result of any such Person being a joint and several co-applicant with respect to any letter of credit or letter of guaranty; provided that, with respect to the foregoing clause (ii) the aggregate amount of Indebtedness and other obligations of (x) Restricted Subsidiaries that are not Loan Parties that is Guaranteed by any Loan Party and (y) Foreign Loan Parties that is Guaranteed by any U.S. Loan Party shall be subject to the limitation set forth in clause (c) above;

(f)                Investments (other than acquisitions) not otherwise permitted by this Section 6.04 so long as the Payment Conditions are satisfied after giving effect to each such Investment;

(g)               Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(h)              any Permitted Acquisition after giving effect to such acquisition;

(i)               extensions of trade credit, deposits, prepayments and other credits to vendors, suppliers, lessors, processors, materialmen, carriers, warehousemen, mechanics and landlords made in the ordinary course of business;

(j)                advances by the Company or any Restricted Subsidiary to employees in the ordinary course of business consistent with past practices for travel and entertainment expenses, relocation costs and similar purposes in an aggregate amount not to exceed $1,000,000;

(k)               Investments made as a result of receipt of non-cash consideration from a sale, transfer or other disposition of assets permitted under Section 6.05;

(l)                Investments in the form of Swap Agreements permitted under Section 6.07;

(m)              investments constituting deposits described in clauses (c) and (d) of the definition of “Permitted Encumbrances” and endorsements of instruments for collection or deposit in the ordinary course of business;

(n)              Investments by the Company or any of its Subsidiaries in the form of Unfinanced Capital Expenditures;

(o)              deposits made in the ordinary course of business to secure the performance of leases or other obligations as permitted by Section 6.02;

(p)              purchases of assets in the ordinary course of business;

(q)              the deposit of funds or evidences of Indebtedness in trust for the purpose of defeasing or discharging Indebtedness issued pursuant to an indenture, but only if such defeasing or discharging of Indebtedness is not prohibited under this Agreement; provided that such Investment covers proceeds in an aggregate amount necessary solely to defease or discharge the principal, interest, premium, if any, and if required by the terms of the relevant indenture, fees, costs and expenses due in connection with the defeasance of such Indebtedness;

(r)               [reserved];

(s)               Investments by the Company in Fossil Canada; and

(t)               other Investments or acquisitions in an aggregate amount not to exceed $10,000,000 at any time outstanding.

Unless otherwise specified, for purposes of determining the amount of any Investment outstanding for purposes of this Section 6.04, such amount shall be deemed to be the amount of such Investment when made, purchased or acquired less any amount realized in respect of such Investment upon the sale, collection or return of capital (not to exceed the original amount invested).

SECTION 6.05          Asset Sales. The Loan Parties will not, and will not permit any Restricted Subsidiary to, sell, transfer, lease or otherwise dispose of any asset (in one transaction or in a series of transactions and whether effected pursuant to a Division or otherwise), including any Equity Interest owned by it, nor will the Company permit any Restricted Subsidiary to issue any additional Equity Interests in such Restricted Subsidiary (other than to the Company or any other Restricted Subsidiary in compliance with Section 6.04, and other than directors’ qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under applicable law), except:

(a)               (i) sales or other dispositions of inventory, (ii) sales, transfers and other dispositions of used, surplus, obsolete or outmoded machinery or equipment and (iii) dispositions of cash and Cash Equivalents, in each case (other than in the case of clause (iii)) in the ordinary course of business;

(b)              sales, transfers, leases and other dispositions to the Company or any Restricted Subsidiary; provided that any such sales, transfers, leases or other dispositions involving (x) a Loan Party and a Restricted Subsidiary that is not a Loan Party or (y) a U.S. Loan Party and a Foreign Loan Party shall be made in compliance with Sections 6.04 and 6.09 (other than clause (f) thereof);

(c)               the sale or discount of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof and not in connection with any financing transaction;

(d)              dispositions of assets subject to any casualty or condemnation proceeding (including in lieu thereof);

(e)               leases, subleases, licenses or sublicenses of real or personal property granted by the Company or any Restricted Subsidiary to third Persons not interfering in any material respect with the business of the Company or any Restricted Subsidiary;

(f)               the sale, transfer or other disposition, or, in the case of clause (ii), abandonment, of patents, trademarks, copyrights and other intellectual property and data (i) in the ordinary course of business, including pursuant to non-exclusive licenses or sublicenses of intellectual property; provided that no such sale, transfer or other disposition shall adversely affect in any material respect the fair value of any Eligible Finished Goods Inventory or the ability of the Administrative Agent to dispose of or otherwise realize upon any Eligible Finished Goods Inventory, or (ii) which are not material to the conduct of business of the Company and its Subsidiaries;

(g)              Sale/Leaseback Transactions permitted by Section 6.06;

(h)              the sale, transfer or other disposition of assets that are not permitted by any other clause of this Section; provided that the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance on this clause (h) during any Fiscal Year of the Company shall not exceed $25,000,000, measured as of the last day of the immediately preceding year;

(i)                the disposition of any Swap Agreement;

(j)               dispositions of property of Foreign Subsidiaries located outside of the United States (and not moved outside of the United States in anticipation of such disposition), including in connection with sale/leaseback transactions, having an aggregate fair market value (on or after the Effective Date) not to exceed $10,000,000 during the term of this Agreement; provided that such property is not Collateral;

(k)               dispositions in the ordinary course of business of tangible property as a part of a like kind exchange under Section 1031 of the Code; and

(l)                Restricted Payments permitted by Section 6.08(a);

provided that, if any assets included in any Borrowing Base are disposed of in any transaction or series of related transactions that causes Availability to decrease by more than $20,000,000, the Borrower Representative shall deliver an updated Borrowing Base Certificate to the Administrative Agent excluding such disposed assets from the applicable Borrowing Base(s); provided, further, that all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by clause (a)(ii), (a)(iii), (b) or (d) above) shall be made for fair value and, in the case of sales, transfers, leases and other dispositions permitted by clauses (c), (f)(ii), (g) or (h) above, for at least 75% (or, in the case of a sale, transfer, lease or other disposition of assets in an aggregate amount in excess of $5,000,000 included in any Borrowing Base, 100%) cash consideration; provided, further, that for purposes of the foregoing, the amount of (i) any liabilities (as shown on the Company’s most recent balance sheet or in the notes thereto) of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Secured Obligations) that are assumed by the transferee of any such assets and from which the Company and all Restricted Subsidiaries have been validly released by all creditors in writing, (ii) any securities received by the Company or such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received) within 90 days following the closing of such asset sale, and (iii) except in the case of the sale of assets included in any Borrowing Base, any Designated Noncash Consideration received by the Company or any of its Restricted Subsidiaries in such asset sale having an aggregate fair market value, taken together with all other Designated Noncash Consideration received pursuant to this clause (iii) that is at that time outstanding, not to exceed $10,000,000, shall be deemed to be cash for purposes of this paragraph and for no other purpose.

SECTION 6.06          Sale/Leaseback Transactions. The Loan Parties will not, and will not permit any Restricted Subsidiary to, enter into any Sale/Leaseback Transaction, except for any such sale of any fixed or capital assets that is made for cash consideration in an amount not less than the cost of such fixed or capital asset up to $50,000,000 in the aggregate; provided that, with respect to any property to be sold, transferred or leased pursuant to a Sale/Leaseback Transaction, that is a property where Collateral is stored or located, or will be stored or located after giving effect to such transaction, then, concurrent with the consummation of such transaction, subject to and in accordance with the applicable Security Agreement, a Collateral Access Agreement shall be entered into between the Administrative Agent and each applicable third party that will be in possession of Collateral after giving effect to such Sale/Leaseback Transaction.

SECTION 6.07          Swap Agreements. The Loan Parties will not, and will not permit any Restricted Subsidiary to, enter into any Swap Agreement, other than Swap Agreements entered into in the ordinary course of business to hedge or mitigate risks to which a Loan Party or a Restricted Subsidiary is exposed in the conduct of its business or the management of its liabilities and not for speculative purposes.

SECTION 6.08           Restricted Payments; Certain Payments of Indebtedness.

(a)           The Loan Parties will not, and will not permit any Restricted Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that (i) the Company may declare and pay dividends with respect to its Equity Interests payable solely in additional Equity Interests (other than Disqualified Stock) or convert its Equity Interests into, or otherwise acquire its Equity Interest solely in exchange for, other Equity Interests (other than Disqualified Stock), (ii) any Restricted Subsidiary may declare and pay dividends or make other distributions with respect to its capital stock, partnership or membership interests or other similar Equity Interests, or make other Restricted Payments in respect of its Equity Interests, in each case ratably to the holders of such Equity Interests (or, if not ratably, on a basis more favorable to the Company and the Subsidiaries), (iii) so long as no Event of Default has occurred and is continuing, the Company may make Restricted Payments in an aggregate amount not to exceed $15,000,000 in any Fiscal Year, (iv) the Company may purchase Equity Interests from its or its Subsidiaries’ employees in connection with the satisfaction of such employees tax withholding obligations pursuant to employee benefit plans and outstanding awards, and payments of any corresponding amounts to the appropriate Governmental Authority, (v) the Company may make cash payments in lieu of the issuance of fractional shares representing insignificant interests in the Company in connection with the exercise of warrants, options or other securities convertible into or exchangeable for shares of common stock in the Company, (vi) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the Company and its Subsidiaries may purchase, redeem, retire or otherwise acquire shares of its capital stock or options or other equity or phantom equity in respect of its capital stock issued to present or former officers, employees, directors or consultants (or their family members, any other Persons, or trusts or other entities for the benefit of any of the foregoing) in an aggregate amount not to exceed $1,000,000 during any Fiscal Year, and (vii) the Company may repurchase shares of its common stock and make other Restricted Payments, provided that at the time of and immediately after giving effect to any such repurchase or other Restricted Payment referred to in this clause (vii), (A) no Default or Event of Default shall have occurred and be continuing and (B) Payment Conditions have been satisfied.

(b)           The Company will not, and will not permit any Restricted Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Specified Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Specified Indebtedness permitted by Section 6.01(a)(xii), except:

(i)                payments of regularly scheduled interest and principal payments as and when due and mandatory prepayments in respect of any Specified Indebtedness and expenses and indemnity in respect of such Specified Indebtedness, other than payments in respect of any Subordinated Indebtedness prohibited by the subordination provisions thereof;

(ii)               refinancings of Specified Indebtedness with the proceeds of Refinancing Indebtedness permitted under Section 6.01;

(iii)              payment of secured Specified Indebtedness that becomes due as a result of (A) any voluntary sale or transfer of any assets (other than assets included in any Borrowing Base) securing such Indebtedness or (B) any casualty or condemnation proceeding (including a disposition in lieu thereof) of any assets (other than assets included in any Borrowing Base) securing such Indebtedness;

(iv)              payments of or in respect of Specified Indebtedness solely by issuance of Equity Interests (other than Disqualified Stock) of the Company;

(v)              [reserved]; and

(vi)              other payments of or in respect of Indebtedness; provided that at the time of and immediately after giving effect thereto, the Payment Conditions have been satisfied.

SECTION 6.09          Transactions with Affiliates. The Loan Parties will not, and will not permit any Restricted Subsidiary to, sell, lease, license or otherwise transfer any assets to, or purchase, lease, license or otherwise acquire any assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions in the ordinary course of business at prices and on terms and conditions not less favorable to the Company or such Restricted Subsidiary than those that would prevail in an arm’s-length transaction with unrelated third parties, (b) transactions between or among the Company and the Restricted Subsidiaries not involving any other Affiliate, (c) any Restricted Payment permitted by Section 6.08, (d) the payment of reasonable fees and compensation to, and the providing of reasonable indemnities on behalf of, directors and officers of the Company or any Restricted Subsidiary, as determined by the board of directors of the Company in good faith and (e) the transactions described in Schedule 6.09 and (f) Investments permitted by Section 6.04.

SECTION 6.10          Restrictive Agreements. The Loan Parties will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that restricts or imposes any condition upon (a) the ability of the Company or any Restricted Subsidiary to create, incur or permit to exist any Lien upon any of its assets to secure any Secured Obligations or (b) the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to its Equity Interests or to make or repay loans or advances to the Company or any Restricted Subsidiary or to Guarantee Indebtedness of the Company or any Restricted Subsidiary; provided that (i) the foregoing shall not apply to (A) restrictions and conditions imposed by law or by any Loan Document, (B) restrictions and conditions existing on the Effective Date identified in Schedule 6.10 (but shall apply to any amendment or modification), (C) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (D) in the case of any Subsidiary that is not a wholly-owned Subsidiary, restrictions and conditions imposed by its organizational documents or any related joint venture or similar agreement, provided that such restrictions and conditions apply only to such Subsidiary and to any Equity Interests in such Subsidiary, (E) restrictions and conditions set forth in the definitive documentation governing the Term Credit Agreement, provided that, in the case of clause (a) above, such restrictions and conditions are no more onerous than those set forth in the Term Credit Agreement as in effect on the Effective Date, (F) restrictions and conditions imposed by agreements relating to Indebtedness of Subsidiaries that are not Loan Parties permitted under Section 6.01(a) and (G) cash to secure letters of credit and other segregated deposits that are permitted pursuant to Section 6.02(h), provided that such restrictions and conditions apply only to such Subsidiaries that are not Loan Parties, (ii) clause (a) of the foregoing shall not apply to (A) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by Section 6.01(a)(v) if such restrictions or conditions apply only to the assets securing such Indebtedness and (B) customary provisions in leases and other agreements restricting the assignment thereof and (iii) clause (b) of the foregoing shall not apply to restrictions and conditions imposed by agreements relating to Indebtedness of any Subsidiary in existence at the time such Subsidiary became a Subsidiary and otherwise permitted under Section 6.01(a) (but shall apply to any amendment or modification expanding the scope of, any such restriction or condition), provided that such restrictions and conditions apply only to such Subsidiary. Nothing in this paragraph shall be deemed to modify the requirements set forth in the definition of the term “Collateral and Guarantee Requirement” or the obligations of the Loan Parties under Sections 5.03, 5.04 or 5.15 or under the Collateral Documents.

SECTION 6.11          Amendment of Other Documents.

(a)           The Loan Parties will not, and will permit any Restricted Subsidiary to, amend, modify or waive any of its rights under its certificate of incorporation, by-laws or other organizational documents, in either case, to the extent such amendment, modification or waiver would be adverse in any material respect to the rights or interests of the Lenders hereunder or under any other Loan Document.

(b)           The Loan Parties will not and will not permit any Restricted Subsidiary to, amend, modify or waive any of the terms or provisions of any Material Contract or Specified Indebtedness to the extent such amendment, modification or waiver would be adverse in any material respect to the rights or interests of the Lenders hereunder or under any other Loan Document. For purposes hereof, any amendment, modification, waiver or supplement to any Material Contract to permit the incurrence of, to establish the terms of, or to evidence Indebtedness otherwise permitted under Section 6.01 hereof shall be deemed not to adverse in any material respect to the rights or interests of the Lenders hereunder or under any other Loan Document.

SECTION 6.12          Fixed Charge Coverage Ratio. The Company will not permit the Fixed Charge Coverage Ratio on the first day of any Covenant Period (calculated for the period of four Fiscal Quarters then most recently ended) or the last day of each Fiscal Quarter thereafter that ends on or prior to the last day of any Covenant Period to be less than 1.00 to 1.00.

SECTION 6.13          [Reserved.].

SECTION 6.14          Tax Residence. Each European Loan Party, each Hong Kong Loan Party and each of their respective subsidiaries shall not be resident for Tax purposes in a jurisdiction other than the jurisdiction under whose laws it is incorporated as at the date of this Agreement and none of the European Loan Parties, the Hong Kong Loan Parties or any of their respective Subsidiaries shall have a branch, agency or permanent establishment in any other jurisdiction for Tax purposes.

SECTION 6.15          Canadian Pension Plans. The Loan Parties shall not (a) contribute to or assume an obligation to contribute to any Canadian Defined Benefit Plan, without the prior written consent of the Administrative Agent, (b) acquire an interest in any Person if such Person sponsors, maintains or contributes to, or at any time in the five-year period preceding such acquisition has sponsored, maintained, or contributed to Canadian Defined Benefit Plan, without the prior written consent of the Administrative Agent; or (c) wind-up any Canadian Defined Benefit Plan, in whole or in part without the prior written consent of the Administrative Agent.

ARTICLE VII

Events of Default

If any of the following events (each an “Events of Default” and collectively, the “Events of Default”) shall occur:

(a)               any Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)               any Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c)               any representation, warranty or certification made or deemed made by or on behalf of the Company or any Restricted Subsidiary in or in connection with this Agreement or any other Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been materially incorrect when made or deemed made;

(d)              any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.05 (with respect to the existence of any Borrower) or 5.11 or in Article VI;

(e)               (i) any Loan Party shall fail to comply with Sections 5.12, 5.13, 5.14 or 5.18 and any such failure shall continue unremedied for a period of seven Business Days or more (or during a Weekly Reporting Event, four Business Days or more) or (ii) any Loan Party shall fail to observe or perform any other covenant, condition or agreement contained in this Agreement or any other Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after the earlier of (i) any Loan Party’s knowledge of such breach or (ii) notice thereof from the Administrative Agent;

(f)               the Company or any Restricted Subsidiary shall fail to make any payment (whether of principal, interest, termination payment or other payment obligation and regardless of amount) in respect of any Material Indebtedness (other than the Obligations) when and as the same shall become due and payable (after giving effect to the passage of any grace, notice and cure periods with respect to such Material Indebtedness);

(g)              (i) any event or condition shall occur that results in any Material Indebtedness becoming due, or being terminated or required to be prepaid, repurchased, redeemed or defeased, prior to its scheduled maturity, or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf, or, in the case of any Swap Agreement, the applicable counterparty, to cause any Material Indebtedness to become due, or to terminate or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to (x) any secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the assets securing such Indebtedness or (y) any Indebtedness that becomes due as a result of a voluntary refinancing thereof permitted under Section 6.01 or (ii) any Loan Party shall default in the payment when due, or in the performance or observance, of any obligation or condition of any Material Contract and all applicable grace, notice or other cure periods shall have expired unless, but only as long as, the existence of any such default is being contested by such Loan Party or any such Subsidiary in good faith by appropriate proceedings and adequate reserves in respect thereof have been established on the books of such Loan Party to the extent required by GAAP;

(h)               an involuntary case or proceeding (including the filing of any notice of intention in respect thereof) shall be commenced or an involuntary petition or application shall be filed seeking (i) bankruptcy, liquidation, winding-up, dissolution, suspension of general operations, composition, rescheduling, reorganization, arrangement or readjustment of, or other relief from, or stay of proceedings to enforce, some or all of its debts or obligations, reorganization or other relief in respect of any Borrower or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state provincial, territorial or foreign bankruptcy, insolvency, receivership or other Insolvency Laws now or hereafter in effect or (ii) the appointment of an interim receiver, receiver, receiver an manager, liquidator, administrator, trustee, custodian, sequestrator, conservator or similar official for any Borrower or any Material Subsidiary or for a substantial part of its operations or assets, and, in any such case, such case or proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)                (i) any Borrower or any Material Subsidiary shall (A) voluntarily commence any case or proceeding or file any petition or application seeking liquidation (other than any liquidation permitted by Section 6.03(a)(iv)), reorganization or other relief under any Federal, state, provincial, territorial or foreign bankruptcy, insolvency, receivership or other Insolvency Laws now or hereafter in effect, (B) consent to the institution of, or failure to contest in a timely and appropriate manner, any case or proceeding or petition described in clause (h) of this Article, (C) apply for or consent to the appointment of an interim receiver, receiver, liquidator, administrator, trustee, custodian, sequestrator, conservator or similar official for any Borrower or any Material Subsidiary or for a substantial part of its assets, (D) file an answer admitting the material allegations of a petition or application filed against it in any such case or proceeding or (E) make a general assignment for the benefit of creditors, or the board of directors (or similar governing body) of any Borrower or any Material Subsidiary (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to above in this sub-clause (i) or clause (h) of this Article; and

(ii)               without limiting the preceding sub-clause (i), any corporate action, legal proceedings or other procedure or step is taken in relation to (A) the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) of any UK Loan Party; (B) a composition, compromise, assignment or arrangement with any creditor of any UK Loan Party; (C) the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any UK Loan Party or any of its assets; (D) the enforcement of any Lien over any assets of any UK Loan Party, or any analogous procedure or step is taken in any jurisdiction, provided that this sub-clause (ii) shall not apply to a petition for winding-up presented by a creditor which either is (a) frivolous or vexatious or (b) is being contested in good faith, and which in either case is discharged or struck out within 14 days of commencement; or

(iii)              any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of a UK Loan Party and is not discharged within 21 days;

(j)                (i) any Borrower or any Material Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due or, in the case of a UK Loan Party (is deemed to or declared to be unable to pay its debts under applicable law), suspends or threatens to suspend making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding any Lender Party in its capacity as such) with a view to rescheduling any of its indebtedness;

(ii)               the value of the assets of a UK Loan Party is less than its liabilities (taking into account contingent and prospective liabilities); and

(iii)              a moratorium is declared in respect of any indebtedness of any UK Loan Party. If a moratorium occurs, the ending of such moratorium will not remedy any Event of Default caused by that moratorium;

(k)              one or more judgments for the payment of money in an aggregate amount in excess of $35,000,000 (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment and has not denied coverage) shall be rendered against the Company or any Restricted Subsidiary, or any combination thereof, and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Company or any Restricted Subsidiary to enforce any such judgment;

(l)                one or more ERISA Events or Foreign Pension Plan Events shall have occurred that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect;

(m)              a Change in Control shall occur;

(n)                any Loan Guarantee shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Loan Guarantee, or any Loan Party shall fail to comply in any material respect with any of the terms or provisions of the Loan Guarantee to which it is a party, or any Loan Party shall deny that it has any further liability under the Loan Guarantee to which it is a party, or shall give notice to such effect (except, in each case, as a result of the release thereof as provided herein);

(o)               any Lien purported to be created under any Collateral Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any material Collateral, with the priority required by the applicable Collateral Document, except (i) as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents, (ii) the release thereof as provided in the applicable Collateral Document or Section 9.02(c) or (iii) as a result of the failure of the Administrative Agent to (A) maintain possession of any stock certificates, promissory notes, or other instruments or certificated securities delivered to it under the Security Agreements or (B) file continuation statements with respect to any UCC or PPSA financing statement; or

(p)               the Intercreditor Agreement is not or ceases to be binding on or enforceable against any party thereto (or against any Person on whose behalf any such party makes any covenant or agreements therein), or shall otherwise not be effective to create the rights and obligations purported to be created thereunder, in each case in any respect material to the Administrative Agent or the other Lender Parties;

then, and in every such event (other than an event with respect to any Borrower described in clause (h), (i) or (j) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower Representative, take either or both of the following actions, at the same or different times: (i) terminate the Revolving Commitments, and thereupon the Revolving Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and in the case of any event with respect to any Borrower described in clause (h), (i) or (j) of this Article, the Revolving Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall immediately and automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers to the extent permitted by applicable law.

ARTICLE VIII

The Administrative Agent

SECTION 8.01           Authorization and Action.

(a)           Each of the Lenders and each of the Issuing Banks hereby irrevocably appoints the Administrative Agent and its successors to serve in such capacity and to serve as collateral agent under the Loan Documents, and authorizes each such Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to such Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. In addition, to the extent required under the laws of any jurisdiction other than the United States of America, each of the Lenders and the Issuing Banks hereby grants to the Administrative Agent any required powers of attorney to execute any Collateral Document governed by the laws of such jurisdiction on such Lender’s or Issuing Bank’s behalf. Without limiting the foregoing, each Lender and Issuing Bank hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents.

(b)           It is understood and agreed by the parties hereto, that as part of its duties and functions, the Administrative Agent shall serve as the hypothecary representative for itself and for all present and future Lender Parties, as contemplated by Article 2692 of the Civil Code of Québec (the “CCQ”). For greater certainty, and without limiting the powers of the Administrative Agent, each of the Lenders and the Issuing Banks hereby irrevocably appoints the Administrative Agent as hypothecary representative for all present and future Lender Parties as contemplated under Article 2692 of the CCQ in order to hold hypothecs and security granted under any Loan Document pursuant to the laws of the Province of Quebec to secure performance of all or part of the Secured Obligations and to exercise such powers and duties which are conferred upon the Lenders and the Issuing Banks thereunder. The appointment of the Administrative Agent as hypothecary representative shall be deemed to have been ratified and confirmed by each Person that accedes or has acceded to this Agreement as a Lender or Issuing Bank after the date hereof. The Loan Parties hereby acknowledge the appointment of the Administrative Agent as the hypothecary representative of the Lender Parties as contemplated under Article 2692 of the CCQ. In the event of the resignation of the Administrative Agent and appointment of a successor Administrative Agent, such successor Administrative Agent shall also act as hypothecary representative without further formality. The execution by the Administrative Agent as the hypothecary representative of the relevant deeds of hypothec or other relevant documentation prior to the date hereof is hereby ratified and confirmed by each Lender and Issuing Bank. In its capacity of hypothecary representative, the Administrative Agent shall (a) have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted hereunder, all rights and remedies given to the hypothecary representative pursuant to any hypothec, applicable law or otherwise, (b) benefit from and be subject to all provisions hereof with respect to the Administrative Agent, mutatis mutandis, including, without limitation, all such provisions with respect to the liability or responsibility to and indemnification by the Lenders and the Issuing Banks, and (c) be entitled to delegate from time to time any of its powers or duties under any hypothec or other Loan Document, on such terms and conditions as it may determine from time to time.

(c)           As to any matters not expressly provided for herein and in the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, pursuant to the terms in the Loan Documents), and, unless and until revoked in writing, such instructions shall be binding upon each Lender and Issuing Bank; provided, however, that no Administrative Agent shall be required to take any action that (i) such Administrative Agent in good faith believes exposes it to liability unless the such Administrative Agent receives an indemnification satisfactory to it from the Lenders and the Issuing Banks with respect to such action or (ii) is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or any other Insolvency Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or any other Insolvency Law; provided, further, that the Administrative Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers, any other Loan Party, any Subsidiary or any Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as an Administrative Agent or any of its Affiliates in any capacity. Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(d)           In performing its functions and duties hereunder and under the other Loan Documents, each Administrative Agent is acting solely on behalf of the Lenders and the Issuing Banks (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. Without limiting the generality of the foregoing:

(i)                 the Administrative Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender, Issuing Bank or Lender Party other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and the transactions contemplated hereby;

(ii)               where the Administrative Agent is required or deemed to act as a trustee in respect of any Collateral over which a security interest has been created pursuant to a Loan Document expressed to be governed by the laws of England and Wales or Hong Kong, the obligations and liabilities of the Administrative Agent to the Lender Parties in its capacity as trustee shall be excluded to the fullest extent permitted by applicable law; and

(iii)              nothing in this Agreement or any Loan Document shall require an Administrative Agent to account to any Lender for any sum or the profit element of any sum received by such Administrative Agent for its own account.

(e)           Each Administrative Agent may perform any of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by such Administrative Agent. The Administrative Agent and any such sub-agent may perform any of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities pursuant to this Agreement. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that such Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

(f)            None of any Syndication Agent or any Arranger shall have obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity, but all such persons shall have the benefit of the indemnities provided for hereunder.

(g)           In the event of the pendency of any case or proceeding with respect to any Loan Party under any Insolvency Law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan or any reimbursement obligation in respect of any LC Disbursement shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(i)                to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Disbursements and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Bank and the Administrative Agent (including any claim under Sections 2.12, 2.13, 2.15, 2.17 and 9.03) allowed in such judicial case or proceeding; and

(ii)               to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator, debtor, debtor-in-possession or other similar official in any such case or proceeding is hereby authorized by each Lender, Issuing Bank and each other Lender Party to make such payments to the Administrative Agent and, in the event that such Administrative Agent shall consent to the making of such payments directly to the Lenders, the Issuing Banks or the other Lender Parties, to pay to such Administrative Agent any amount due to it, in its capacity as the administrative agent, under the Loan Documents (including under Section 9.03). Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or otherwise accept or adopt on behalf of any Lender or Issuing Bank any plan of reorganization, arrangement, adjustment, composition or similar dispositive restructuring plan affecting the Obligations or the rights of any Lender or Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender or Issuing Bank in any such case or proceeding.

The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and, except solely to the extent of the Borrowers’ right to consent pursuant to and subject to the conditions set forth in this Article, no Borrower nor any Subsidiary, or any of their respective Affiliates shall have any rights as a third party beneficiary under any such provisions. Each Lender Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Secured Obligations provided under the Loan Documents, to have agreed to the provisions of this Article.

SECTION 8.02           Administrative Agent’s Reliance, Indemnification, Etc.

(a)           Neither the Administrative Agent nor any of its Related Parties shall be (i) liable for any action taken or omitted to be taken by it under or in connection with this Agreement or the other Loan Documents (x) with the consent of or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or (y) in the absence of its own bad faith, gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and nonappealable judgment) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by an Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party to perform its obligations hereunder or thereunder.

(b)           The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof (stating that it is a “notice of default”) is given to such Person by the Borrower Representative, a Lender or an Issuing Bank, and such Person shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent. Notwithstanding anything herein to the contrary, the Administrative Agent shall not be liable for, or be responsible for any claim, liability, loss, cost or expense suffered by any Borrower, any other Loan Party, any Subsidiary, any Lender or the Issuing Bank as a result of, any determination of the Revolving Exposure, any of the component amounts thereof or any portion thereof attributable to each Lender or Issuing Bank, or any exchange rate or Dollar Equivalent.

(c)           Without limiting the foregoing, the Administrative Agent (i) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 9.04, (ii) may rely on the Register to the extent set forth in Section 9.04(b), (iii) may consult with legal counsel, independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iv) makes no warranty or representation to any Lender or Issuing Bank and shall not be responsible to any Lender or Issuing Bank for any statements, warranties or representations made by or on behalf of any Loan Party in connection with this Agreement or any other Loan Document, (v) in determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Bank sufficiently in advance of the making of such Loan or the issuance of such Letter of Credit and (vi) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

SECTION 8.03          Reliance. With respect to its Commitment, Loans and Letters of Credit, the Person serving as the Administrative Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or Issuing Bank, as the case may be. The terms “Issuing Bank,” “Lenders,” “Required Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Lender, Issuing Bank or as one of the Required Lenders, as applicable. The Person serving as the Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with, any Loan Party, any Subsidiary or any Affiliate of any of the foregoing as if such Person was not acting as the Administrative Agent and without any duty to account therefor to the Lenders or the Issuing Bank.

SECTION 8.04          Successor Administrative Agent.

(a)           The Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof to the Lenders, the Issuing Banks and the Borrower Representative, whether or not a successor has been appointed. Upon any such resignation, the Required Lenders shall have the right, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent’s giving of notice of resignation, then the retiring Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor which shall be a bank with an office in New York, New York or an Affiliate of any such bank. In either case, such appointment shall be subject to the prior written approval of the Borrower Representative (which approval may not be unreasonably withheld and shall not be required while an Event of Default has occurred and is continuing). Upon the acceptance of any appointment as Administrative Agent by a successor, such successor shall succeed to and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent. Upon the acceptance of appointment as Administrative Agent by a successor, the retiring Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Prior to any retiring Agent’s resignation hereunder as Administrative Agent, the retiring Agent shall take such action as may be reasonably necessary to assign to the successor its rights as an Administrative Agent under the Loan Documents.

(b)           Notwithstanding paragraph (a) of this Section, in the event no successor shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its intent to resign, the retiring Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Banks and the Borrowers, whereupon, on the date of effectiveness of such resignation stated in such notice, (i) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents; provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Collateral Document for the benefit of the Lender Parties, the retiring Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Lender Parties and continue to be entitled to the rights set forth in such Collateral Document and Loan Document, and, in the case of any Collateral in the possession of the such Agent, shall continue to hold such Collateral, in each case until such time as a successor is appointed and accepts such appointment in accordance with this Section (it being understood and agreed that the retiring Agent shall have no duty or obligation to take any further action under any Collateral Document, including any action required to maintain the perfection of any such security interest), and (ii) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent; provided that (A) all payments required to be made hereunder or under any other Loan Document to the such Agent for the account of any Person other than the Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the such Agent shall directly be given or made to each Lender and Issuing Bank. Following the effectiveness of the Agent’s resignation from its capacity as such, the provisions of this Article, Section 2.17(d) and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent and in respect of the matters referred to in the proviso under clause (a) above.

SECTION 8.05          Acknowledgements of Lenders and Issuing Bank.

(a)           Each Lender represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and that it has, independently and without reliance upon any Agent or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrowers and their Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(b)           Each Lender, by delivering its signature page to this Agreement on the Effective Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date or the effective date of any such Assignment and Assumption or any other Loan Document pursuant to which it shall have become a Lender hereunder.

(c)           Each Lender hereby agrees that (i) it has requested a copy of each Report prepared by or on behalf of the Administrative Agent; (ii) the Administrative Agent (A) makes no representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to a Report and (B) shall not be liable for any information contained in any Report; (iii) the Reports are not comprehensive audits or examinations, and that any Person performing any field examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel and that the Administrative Agent undertakes no obligation to update, correct or supplement the Reports; (iv) it will keep all Reports confidential and strictly for its internal use, not share the Report with any Loan Party or any other Person except as otherwise permitted pursuant to this Agreement; and (v) without limiting the generality of any other indemnification provision contained in this Agreement, (A) it will hold the Administrative Agent and any such other Person preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any extension of credit that the indemnifying Lender has made or may make to the Borrower, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a Loan or Loans; and (B) it will pay and protect, and indemnify, defend, and hold the Administrative Agent and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorneys’ fees) incurred by the Administrative Agent or any such other Person as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

SECTION 8.06          Collateral Matters.

(a)           Except with respect to the exercise of setoff rights in accordance with Section 9.08 or with respect to a Lender Party’s right to file a proof of claim and vote with respect thereto in connection with any proposed plan of reorganization, arrangement, adjustment, composition, or similar dispositive restructuring plan in any insolvency, bankruptcy, reorganization or other similar case or proceeding, no Lender Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Secured Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Lender Parties in accordance with the terms thereof. In its capacity, the Administrative Agent is a “representative” of the Lender Parties within the meaning of the term “secured party” as defined in the UCC. In the event that any Collateral is hereafter pledged by any Person as collateral security for the Secured Obligations, the Administrative Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Lender Parties any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Administrative Agent on behalf of the Lender Parties.

(b)           In furtherance of the foregoing and not in limitation thereof, no arrangements in respect of Banking Services the obligations under which constitute Secured Obligations and no Swap Agreement the obligations under which constitute Secured Obligations, will create (or be deemed to create) in favor of any Lender Party that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under any Loan Document. By accepting the benefits of the Collateral, each Lender Party that is a party to any such arrangement in respect of Banking Services or Swap Agreement, as applicable, shall be deemed to have appointed the Administrative Agent to serve as administrative agent and collateral agent under the Loan Documents and agreed to be bound by the Loan Documents as a Lender Party thereunder, subject to the limitations set forth in this paragraph.

(c)           The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of such Administrative Agent’s Lien thereon or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders or any Lender Party for any failure to monitor or maintain any portion of the Collateral.

SECTION 8.07          Credit Bidding. The Lender Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to (subject to the Intercreditor Agreement) credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any comparable provisions of any other Insolvency Laws or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Lender Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles (ii) each of the Lender Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 9.02 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Lender Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Lender Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lender Parties pro rata with their original interest in such Obligations and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Lender Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Lender Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Lender Party shall execute such documents and provide such information regarding the Lender Party (and/or any designee of the Lender Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

SECTION 8.08          Certain ERISA Matters.

(a)           Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)                such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement;

(ii)               the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement;

(iii)              (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or

(iv)              such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)           In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

SECTION 8.09          UK Security Agreements.

(a)           Notwithstanding any other provision of this Agreement, each Lender, each Issuing Bank, the Administrative Agent on behalf of itself and its Affiliates as potential counterparties to Swap Agreements and Banking Services Obligations irrevocably appoints the Administrative Agent to act as its trustee under and in connection with each UK Security Agreement on the terms and conditions set out in any such UK Security Agreement to hold the assets subject to the security thereby created as trustee for the Lender Parties on the trusts and other terms contained in any such UK Security Agreement. Each of the Lender Parties authorizes the Administrative Agent to exercise the rights, remedies, power and discretions, specifically given to the Administrative Agent under or in respect of the UK Security Agreements, together with any rights, remedies, power and discretions, incidental thereto. In addition, when acting in the capacity of trustee for the Lender Parties, the Administrative Agent shall have all the rights, remedies and benefits of and in favor of the Administrative Agent contained in this Article VIII.

(b)           Any reference in this Agreement to Liens stated to be in favor of the Administrative Agent shall be construed so as to include a reference to Liens granted in favor of the Administrative Agent in its capacity as security trustee of the Lender Parties.

(c)           Nothing in this Article VIII shall require the Administrative Agent to act as a trustee at common law or to hold any property on trust in any jurisdiction outside the United States or the United Kingdom that may not operate under principles of trust or where such trust would not be recognized or its effects would not be enforceable.

SECTION 8.10          German Security Agreements.

(a)           In relation to the German Security Agreements the following additional provisions shall apply:

(i)                the Administrative Agent, with respect to the Collateral being subject to the German Security Agreements or any other German Secured Obligation created under the German Law, shall: (A) hold, administer and realise such Collateral that is transferred or assigned by way of security (Sicherungseigentum/Sicherungsabtretung) or otherwise granted to it and is creating or evidencing a non-accessory security right (nicht akzessorische Sicherheit) in its own name as trustee (Treuhänder) for the benefit of the Lender Parties; and (B) hold, administer, and realise any such Collateral that is pledged (verpfändet) or otherwise transferred to the Administrative Agent and is creating or evidencing an accessory security right (akzessorische Sicherheit) as agent;

(ii)               with respect to the Collateral being subject to the German Security Agreements, each Lender Party hereby authorizes and grants a power of attorney, and each future Lender Party by becoming a party to this Agreement in accordance with Section 8.01 of this Agreement authorizes, and grants a power of attorney (Vollmacht) to the Administrative Agent (whether or not by or through employees or agents) to: (A) accept as its representative (Stellvertreter) any pledge or other creation of any accessory security right granted in favor of such Lender Party in connection with the German Security Agreements and to agree to and execute on its behalf as its representative (Stellvertreter) any amendments and/or alterations to any German Security Agreements or any other agreement related to such Collateral which creates a pledge or any other accessory security right (akzessorische Sicherheit) including the release or confirmation of release of such security; (B) execute on behalf of itself and the Lender Parties where relevant and without the need for any further referral to, or authority from, the Lender Parties or any other person all necessary releases of any such Collateral being subject to the German Security Agreements or any other agreement related to such Collateral; (C) realize such Collateral in accordance with the German Security Agreements or any other agreement securing such Collateral; (D) make, receive all declarations and statements and undertake all other necessary actions and measures which are necessary or desirable in connection with such Collateral or the German Security Agreements or any other agreement securing the Collateral; (E) take such action on its behalf as may from time to time be authorized under or in accordance with the German Security Agreements; and (F) exercise such rights, remedies, powers and discretions as are specifically delegated to or conferred upon the Lender Parties under the German Security Agreements together with such powers and discretions as are reasonably incidental thereto;

(iii)              each of the Lender Parties agrees that, if the courts of Germany do not recognize or give effect to the trust expressed to be created by this Agreement or any German Security Agreement, the relationship of the Lender Parties to the Administrative Agent shall be construed as one of principal and agent but, to the extent permissible under the laws of Germany, all the other provisions of this Agreement shall have full force and effect between the parties hereto;

(iv)              each Lender Party hereby ratifies and approves, and each future Lender Party by becoming a party to this Agreement in accordance with Section 8.01 of this Agreement ratifies and approves, all acts and declarations previously done by the Administrative Agent on such person’s behalf (including for the avoidance of doubt the declarations made by the Administrative Agent as representative without power of attorney (Vertreter ohne Vertretungsmacht) in relation to the creation of any pledge (Pfandrecht) on behalf and for the benefit of each Lender Party as future pledgee or otherwise); and

(v)              for the purpose of performing its rights and obligations as Administrative Agent and to make use of any authorization granted under the German Security Agreements, each Lender Party hereby authorizes, and each future Lender Party by becoming a party to this Agreement in accordance with Section 8.01 of this Agreement authorizes, the Administrative Agent to act as its agent (Stellvertreter), and, to the extent possible, releases the Administrative Agent from any restrictions on representing several persons and self-dealing under any applicable law, and in particular from the restrictions of Section 181 of the German Civil Code (Bürgerliches Gesetzbuch). The Administrative Agent has the power to grant sub-power of attorney, including the release from the restrictions of section 181 of the German Civil Code (Bürgerliches Gesetzbuch).

(b)           Parallel Debt.

(i)            Each Loan Party hereby irrevocably and unconditionally undertakes (and to the extent necessary undertakes in advance) to pay to the Administrative Agent amounts equal to any amounts owing from time to time by such Loan Party to any Lender Party under this Agreement and any other Loan Document pursuant to any Secured Obligations as and when those amounts are due under any Loan Document (such payment undertakings under this Section 8.10(b) and the obligations and liabilities resulting therefrom being the “Parallel Debt”);

(ii)           the Administrative Agent shall have its own independent right to demand payment of the Parallel Debt by the Loan Party. Each Loan Party and the Administrative Agent acknowledge that the obligations of each Loan Party under Section 5.06 are several, separate and independent (selbständiges Schuldanerkenntnis) from, and shall not in any way limit or affect, the corresponding obligations of each Loan Party to any Lender Party under this Agreement or any other Loan Document (the “Corresponding Debt”) nor shall the amounts for which each Loan Party are liable under this Section 8.10(b) be limited or affected in any way by its Corresponding Debt provided that: (A) the Parallel Debt shall be decreased to the extent that the Corresponding Debt has been irrevocably paid or discharged (other than, in each case, contingent obligations); (B) the Corresponding Debt shall be decreased to the extent that the Parallel Debt has been irrevocably paid or discharged; (C) the amount of the Parallel Debt shall at all times be equal to the amount of the Corresponding Debt; (D) the Parallel Debt will be payable in the currency or currencies of the Corresponding Debt; and (E) for the avoidance of doubt, the Parallel Debt will become due and payable at the same time when the Corresponding Debt becomes due and payable;

(iii)          the security granted under any German Security Agreement with respect to the Parallel Debt is granted to the Administrative Agent in its capacity as sole creditor of the Parallel Debt;

(iv)          without limiting or affecting the Administrative Agent’s rights against any Loan Party (whether under this Agreement or any other Loan Document), each Loan Party acknowledges that: (A) in this Agreement shall impose any obligation on the Administrative Agent to advance any sum to any Loan Party or otherwise under any Loan Document; and (B) for the purpose of any vote taken under any Loan Document, the Administrative Agent shall not be regarded as having any participation or commitment other that those which it has in its capacity as a Lender;

(v)           the Parties to this Agreement acknowledge and confirm that the provisions contained in this Agreement shall not be interpreted so as to increase the maximum total amount of the Obligations;

(vi)          the Parallel Debt shall remain effective in case a third person should assume or be entitled, partially or in whole, to any rights of any of the Lender Parties under any Loan Documents, be it by virtue of assignment, assumption or otherwise; and

(vii)         all monies received or recovered by the Administrative Agent pursuant to this Agreement and all amounts received or recovered by the Administrative Agent from or by the enforcement of any security granted to secure the Parallel Debt shall be applied in accordance with this Agreement.

SECTION 8.11          Swiss Security Agreements.

(a)           In relation to Collateral which is subject to a Swiss Security Agreement, the Administrative Agent shall:

(i)               hold and administer any such non-accessory Collateral (nicht-akzessorische Sicherheit), governed by Swiss law as fiduciary (treuhänderisch) in its own name but for the benefit of the Lender Parties; and

(ii)               hold and administer any accessory Collateral (akzessorische Sicherheit) governed by Swiss law as direct representative (direkter Stellvertreter) in the name and on behalf of the Lender Parties.

(b)           Each Lender Party (other than the Administrative Agent) hereby appoints the Administrative Agent as its direct representative (direkter Stellvertreter) and authorizes the Administrative Agent (whether or not by or through employees or agents) to:

(i)               exercise such rights, remedies, powers and discretions as are specifically delegated to or conferred upon the Administrative Agent under the relevant Swiss Security Agreements together with such powers and discretions as are reasonably incidental thereto;

(ii)               take such action on its behalf as may from time to time be authorized under or in accordance with the relevant Swiss Security Agreements; and

(iii)              accept, enter into and execute as its direct representative (direkter Stellvertreter) any pledge or other creation of any accessory security right granted in favor of such Lender Party in connection with the Loan Documents under Swiss law and to agree to and execute in its name and on its behalf as its direct representative (direkter Stellvertreter) any amendments, confirmations and/or alterations to any Swiss Security Agreement which creates a pledge or any other accessory security right (akzessorische Sicherheit)including the release or confirmation of release of such Collateral.

SECTION 8.12          French Security Agreements. The Lender Parties hereby irrevocably appoint J.P. Morgan AG (“JPM AG”) as French collateral agent (the “French Collateral Agent”) to create, register, manage and enforce on their behalf, under the denomination of Agent des Sûretés, the security interests constituted by the French Security Agreements of the French Borrower in accordance with Article 2488-6 et.seq. of the French Civil Code (objet de sa mission), as amended from time to time on the terms of the relevant Loan Documents and French Security Agreements, and until the discharge date of the relevant Loan Documents or French Security Agreements (durée de sa mission), and JPM AG accepts that appointment as French Collateral Agent.

ARTICLE IX

Miscellaneous

SECTION 9.01          Notices.

(a)           Except in the case of notices and other communications expressly permitted to be given by telephone or Electronic Systems (and subject to paragraph (b) of this Section), all notices and other communications provided for herein and in the other Loan Documents shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by electronic transmission, as follows:

(i)              if to any Loan Party, to the Borrower Representative at:

Fossil Group, Inc.
c/o Fossil Group, Inc. (if to another Loan Party)
901 S. Central Expressway
Richardson, Texas 75080
Attention: Randy S. Hyne, Esq.
Facsimile No: 972-498-9615
Email: randyh@fossil.com

And in each case, with a copy to (which shall not constitute notice):

Akin Gump Strauss Hauer & Feld LLP
1111 Louisiana St., 44th Floor
Houston, Texas 77002-5200
Attention: Phyllis Y. Young
Facsimile No.: 713-236-0822
Email: pyoung@akingump.com

(ii)             if to the Administrative Agent, JPMCB in its capacity as an Issuing Bank or the Swingline Lender, to JPMorgan Chase Bank, N.A. at:

JPMorgan Chase Bank, N.A.
10 S Dearborn (LL2)
Chicago, IL 60603
Attention: Elizabeth Cruz
Telephone: 312-954-3006
Email: elizabeth.cruz@chase.com

And, in connection with the European Facility, French Facility or Hong Kong Facility, with a copy to JPMorgan Chase Bank N.A., London Branch at:

JPMorgan Chase Bank N.A., London Branch
25 Bank Street
London, UK E14 5JP
Facsimile No: +44 (0)20 7777 2360
Email: loan_and_agency_london@jpmorgan.com

And in each case, with a copy to:

Cahill Gordon & Reindel llp
80 Pine Street
New York, New York 10005
Attention: Jennifer B. Ezring
Facsimile No: (212) 378-2415
Email: jezring@cahill.com

(iii)            if to any other Issuing Bank, to it at its address or electronic transmission address most recently specified by it in a notice delivered to the Administrative Agent and the Borrower Representative; and

(iv)            if to any other Lender, to it at its address or electronic transmission address set forth in its Administrative Questionnaire.

All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received, (ii) sent by electronic transmission shall be deemed to have been given when sent (or, if not given during normal business hours for the recipient, at the opening of business on the next Business Day for the recipient) and (iii) delivered through Electronic Systems or Approved Electronic Platforms, as applicable, to the extent provided in paragraph (b) of this Section shall be effective as provided in such paragraph.

(b)            Notices and other communications to the Lenders and Issuing Banks under the Loan Documents may be delivered or furnished by Electronic Systems or Approved Electronic Platforms, as applicable, pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices under Article II to any Lender or Issuing Bank if such Lender or Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower Representative (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it under the Loan Documents by Electronic Systems or Approved Electronic Platforms, as applicable, pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by return e-mail or other written acknowledgement), provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor.

(c)            Any party hereto may change its address or electronic transmission address for notices and other communications under the Loan Documents by notice to the other parties hereto.

(d)           The Borrowers agree that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders and the Issuing Bank by posting the Communications on IntraLinksTM, DebtDomain, SyndTrak, ClearPar or any other electronic system chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(e)            Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, the Issuing Bank and each Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there are confidentiality and other risks associated with such distribution. Each of the Lenders, the Issuing Bank and each Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(f)            THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE.” THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY ARRANGER, ANY OTHER AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, ANY ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.

(g)            Each Lender and Issuing Bank agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender and Issuing Bank agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s or Issuing Bank’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(h)            Each of the Lenders, Issuing Bank and each Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(i)             Nothing herein shall prejudice the right of the Administrative Agent, any Lender or Issuing Bank to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

SECTION 9.02           Waivers; Amendments.

(a)            No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b)            Except as provided in Sections 2.09(e), 5.16, 9.02(f) and 9.18 (and, except as specifically provided in any Loan Document with respect to the Schedules thereto), and except for the execution and delivery of the Joinder Agreements, and subject to Section 2.14(c), none of this Agreement, any other Loan Document or any provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or (ii) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent (if a party to the original agreement) and the Loan Party or Loan Parties that are parties thereto, with the consent of the Required Lenders; provided that (A) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Borrowers and the Administrative Agent to cure any obvious error, technical error, ambiguity, omission, error or omission that is immaterial in nature, defect or inconsistency so long as, in each case, the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment and (B) no such agreement shall (1) increase the Revolving Commitment of any Lender without the written consent of such Lender (provided that the Administrative Agent may make Protective Advances and Overadvances as set forth in Section 2.04 or 2.05, as applicable), (2) reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, without the written consent of each Lender directly affected thereby, (3) postpone any scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Revolving Commitment, without the written consent of each Lender directly affected thereby, (4) change Section 2.18(b) or 2.18(d) in a manner that would alter the manner in which payments are shared, without the written consent of each Lender, (5) (x) increase the advance rates set forth in the definition of “U.S. Borrowing Base,” “Canadian Borrowing Base,” “European Borrowing Base,” “French Borrowing Base,” “German Borrowing Base,” “Hong Kong Borrowing Base,” “Swiss Borrowing Base” or “UK Borrowing Base,” (y) add new categories of eligible assets or (z) modify the definition of “Eligible Accounts,” “Eligible Credit Card Accounts Receivable” or “Eligible Finished Goods Inventory” or any of the defined terms that are used in such definitions to the extent that any such change results in more credit being made available to the Borrowers based upon the Borrowing Base, but not otherwise, in each case without the written consent of each Lender, (6) change any of the provisions of this Section or the percentage set forth in the definition of the term “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, (7) change Section 2.20 without the consent of each Lender (other than any Defaulting Lender) adversely affected thereby, (8) release all or substantially all of the value of the Loan Guarantee (except as otherwise permitted herein or in the other Loan Documents), without the written consent of each Lender, (9) except as provided in paragraph (c) of this Section or in any Collateral Document, release all or substantially all of the Collateral without the written consent of each Lender, (10) increase the aggregate amount of the Canadian Commitments, the aggregate amount of the French Commitments, the aggregate amount of the European Commitments, the aggregate amount of the Hong Kong Commitments or the aggregate amount of the U.S. Commitments, in each case, without the written consent of each Lender or (11) increase the percentage referenced in the proviso to the definition of “Aggregate Borrowing Base” without the written consent of each Lender; provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any Issuing Bank or the Swingline Lender hereunder or under any other Loan Document without the prior written consent of the Administrative Agent, such Issuing Bank or the Swingline Lender, as the case may be (it being understood that any change to Section 2.20 shall require the consent of the Administrative Agent, the Swingline Lender and each Issuing Bank); provided, further, that no such agreement shall amend or modify the provisions of Section 2.06 or any letter of credit application and any bilateral agreement between the Borrower Representative and an Issuing Bank regarding the respective rights and obligations between the applicable Borrower and such Issuing Bank in connection with the issuance of Letters of Credit without the prior written consent of the Administrative Agent and the applicable Issuing Bank, respectively. Notwithstanding any of the foregoing, this Agreement may be amended without any additional consents to provide for increased Revolving Commitments in the manner contemplated by Section 2.09.

(c)            The Lenders and the Issuing Banks hereby irrevocably authorize the Administrative Agent, upon the request of the Company, (i) to release any Liens granted to the Administrative Agent by the Loan Parties on any Collateral (A) upon the termination of all the Commitments, payment and satisfaction in full in cash of all Obligations (other than Unliquidated Obligations) and the cash collateralization of all Unliquidated Obligations in respect of Letters of Credit in a manner satisfactory to each applicable Issuing Bank and the Administrative Agent, (B) constituting property being sold or disposed of to a Person that is not a Loan Party if the Loan Party disposing of such property certifies to the Administrative Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), and to the extent that the property being sold or disposed of constitutes 100% of the Equity Interest of a Subsidiary, the Administrative Agent is authorized to release any Loan Guarantee provided by such Subsidiary, (C) constituting property leased to a Loan Party under a lease which has expired or been terminated in a transaction not prohibited under this Agreement, (D) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Article VII and (E) constituting property of a Loan Party that is being released as a Guarantor (and, in the case of a U.S. Subsidiary Borrower, as a U.S. Subsidiary Borrower) as provided below and (ii) to release any Loan Guarantee provided by any U.S. Subsidiary Borrower, U.S. Guarantor or Foreign Loan Party (A) that is dissolved pursuant to Section 6.03(a)(iv) in connection with a voluntary liquidation or dissolution thereof permitted by such Section, (B) that is no longer a Subsidiary of the Company as a result of the disposition of all of the outstanding Equity Interests of such Subsidiary of the Company (other than a Borrower) (or the direct or indirect parent of such Subsidiary) to a Person other than the Company or a Restricted Subsidiary in a transaction permitted by Section 6.05, or (C) upon the designation of such Subsidiary as an Unrestricted Subsidiary in compliance with Section 5.17 and, in connection therewith, to release any Liens granted to the Administrative Agent by such Subsidiary on any Collateral, if the Company certifies to the Administrative Agent that such liquidation or dissolution, disposition or designation is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry). The Lenders and the Issuing Banks hereby further irrevocably authorize the release of Liens on the Term Priority Collateral as provided in the Intercreditor Agreement. Except as provided above and in paragraphs (b) and (e) of this Section, the Administrative Agent will not release any Liens on Collateral without the prior written authorization of the Required Lenders.

(d)            Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(e)            If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender affected thereby,” the consents of Lenders having Credit Exposure and unused Revolving Commitments representing more than 66% of the sum of the total Credit Exposure and unused Revolving Commitments at such time are obtained, but the consents of other necessary Lenders are not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Borrower Representative may elect to replace any Non-Consenting Lender as a Lender party to this Agreement; provided that, concurrently with such replacement, (i) an Eligible Assignee which is reasonably satisfactory to the Borrower Representative and the Administrative Agent shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of paragraph (b) of Section 9.04, and (ii) the applicable Borrower(s) shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (A) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by such Borrowers hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.15 and 2.17, and (B) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender. Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower Representative, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and such parties are participants), and (b) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided that any such documents shall be without recourse to or warranty by the parties thereto.

(f)            Notwithstanding anything herein to the contrary, the Administrative Agent may, without the consent of any Lender Party, consent to a departure by any Loan Party from any covenant of such Loan Party set forth in this Agreement or in any Collateral Document to the extent such departure is consistent with the authority of the Administrative Agent set forth in the definition of the term “Collateral and Guarantee Requirement.”

SECTION 9.03           Expenses; Indemnity; Damage Waiver.

(a)            The Company shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Arrangers and their respective Affiliates, including the reasonable and documented fees, charges and disbursements of one primary U.S. counsel for the Administrative Agent, the Arrangers and their Affiliates, and if deemed reasonably necessary by the Administrative Agent, one local counsel in each applicable jurisdiction (which may include a single firm of counsel acting in multiple jurisdictions), in connection with the syndication and distribution (including, without limitation, via the internet or through any Electronic System or Approved Electronic Platform) of the credit facility provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by each Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, any Arranger, any Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, any Arranger, any Issuing Bank or any Lender, in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit. Subject to the provisions of Sections 5.09, 5.12 and 5.13, expenses subject to reimbursement by the Borrowers under this Section include, without limiting the generality of the foregoing, reasonable and documented out-of-pocket costs and expenses incurred in connection with:

(i)             appraisals and insurance reviews;

(ii)            field examinations and the preparation of Reports based on the fees charged by a third party retained by the Administrative Agent or the internally allocated fees for each Person employed by the Administrative Agent with respect to each field examination;

(iii)           fees and other charges for (A) lien searches and (B) filing financing statements and continuations, and other actions to perfect, protect, and continue the Administrative Agent’s Liens;

(iv)           sums paid or incurred to take any action required of any Loan Party under the Loan Documents that such Loan Party fails to pay or take; and

(v)            forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining the accounts and lock boxes, and costs and expenses of preserving and protecting the Collateral.

All of the foregoing costs and expenses may be charged to the applicable Borrower(s) as Revolving Loans or to another deposit account, all as described in Section 2.18(c).

(b)           The Company shall indemnify the Administrative Agent (or any sub-agent thereof), the Arrangers, the Co-Syndication Agents, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”), against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on at, under, to or from any property currently or formerly owned or operated by the any Loan Party or any of the Subsidiaries, or any other Environmental Liability related in any way to any Loan Party or any of the Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation, arbitration or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether such proceeding is initiated against or by any party to this Agreement, or any Affiliate thereof, by an Indemnitee or any third party or whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee. This Section 9.03(b) shall not apply to any Taxes (other than Other Taxes or any Taxes that represent losses, claims, damages or related expenses arising from any non-Tax claim).

(c)            Each Lender severally agrees to pay any amount required to be paid by any Loan Party under paragraph (a) or (b) of this Section 9.03 to the Administrative Agent, each Issuing Bank and the Swingline Lender, and each Related Party of any of the foregoing Persons (each, an “Agent Indemnitee”) (to the extent not reimbursed by a Loan Party and without limiting the obligation of any Loan Party to do so), ratably according to their respective Applicable Percentage in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Applicable Percentage immediately prior to such date), from and against any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent Indemnitee in its capacity as such; provided, further, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence or willful misconduct. The agreements in this Section shall survive the termination of this Agreement and the payment in full of the Secured Obligations.

(d)           To the extent permitted by applicable law, no Loan Party shall assert, and each hereby waives, any claim against any Indemnitee (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet) or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e)            All amounts due under this Section shall be payable not later than 10 days after written demand therefor.

SECTION 9.04           Successors and Assigns.

(a)            The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by a Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section), the Arrangers, the Co-Syndication Agents and, to the extent expressly contemplated hereby, the sub-agents of the Administrative Agent and the Related Parties of any of the Administrative Agent, the Arrangers, the Co-Syndication Agents, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A)          the Borrower Representative; provided that no consent of the Borrower Representative shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default under clause (a), (b), (h), (i) or (j) of Article VII has occurred and is continuing, any other assignee; provided, further, that the Borrower Representative shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof;

(B)           the Administrative Agent;

(C)           the Swingline Lender under any Facility under which a Revolving Commitment is being assigned; and

(D)           each Issuing Bank under any Facility under which a Revolving Commitment is being assigned.

(ii)           Assignments shall be subject to the following additional conditions:

(A)          except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Revolving Commitment or Loans under a Facility, the amount of the Revolving Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower Representative and the Administrative Agent otherwise consent; provided that no such consent of the Borrower Representative shall be required if an Event of Default under clause (a), (b), (h), (i) or (j) of Article VII has occurred and is continuing;

(B)           each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C)           the parties to each assignment shall execute and deliver to the Administrative Agent (x) an Assignment and Assumption or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, together with a processing and recordation fee of $3,500;

(D)           any assignee (other than an Approved Fund) shall be a French Authorized Lender in the case of an assignment of a French Commitment or French Loans;

(E)            no assignment of an interest under the French Loan shall be effected to an assignee incorporated, domiciled, established or acting in all or in part through an office in a Non-Cooperative Jurisdiction, without the prior written consent of the Company; and

(F)            the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Company, the Subsidiaries and other Affiliates thereof or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable law, including federal, state, provincial, territorial and foreign securities laws.

(iii)          The consent of each Swiss Borrower (and each Swiss Subsidiary) shall be required for any assignment of the rights and obligations in respect of a Revolving Commitment or Loans under the European Facility in respect of each Swiss Borrower (and each Swiss Subsidiary) such consent not to be unreasonably withheld or delayed, in particular if such assignment does not result in a breach of the Swiss Ten Non-Bank Rule), unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender or a Swiss Qualifying Bank.

(iv)          Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(v)            The Administrative Agent, acting solely for this purpose as non-fiduciary agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and records of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time under each Facility (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(vi)           Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05, 2.06(d) or (e), 2.07(b), 8.05(c) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)            (i) Any Lender may, without the consent of, or notice to, the Borrowers, the Administrative Agent, the Issuing Banks or the Swingline Lender, sell participations to one or more Eligible Assignees (“Participants”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Revolving Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Borrowers, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents and (D) in respect of a participation under the European Facility, the participation does not lead to a breach of the Swiss Non-Bank Rules. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant or requires the approval of all the Lenders. The Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(e) (it being understood that the documentation required under Section 2.17(e) shall be delivered solely to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (x) agrees to be subject to the provisions of Sections 2.18 and 2.19 as if it were an assignee under paragraph (b) of this Section and (y) shall not be entitled to receive any greater payment under Section 2.15 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.16(c) as though it were a Lender.

(ii)            Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain records of the name and address of each Participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Revolving Commitments or Revolving Loans or its other obligations under this Agreement or any other Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Revolving Commitment or Revolving Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and the Borrower and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d)           Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05           Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Arranger, the Co-Syndication Agents, any Issuing Bank, any Lender or any Affiliate of any of the foregoing may have had notice or knowledge of any Default or incorrect representation or warranty at the time any Loan Document is executed and delivered or any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement (other than Banking Services Obligations and contingent or indemnity obligations for which no claim has been made) is outstanding and unpaid or any LC Exposure is outstanding and so long as the Revolving Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Revolving Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06           Counterparts; Integration; Effectiveness.

(a)            This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

(b)           Delivery of an executed counterpart of a signature page of this Agreement by electronic transmission or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby or thereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Administrative Agent to accept electronic signatures in any form or format without its prior written consent.

SECTION 9.07           Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08           Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, Issuing Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held, and other obligations at any time owing, by such Lender, Issuing Bank or any such Affiliate, to or for the credit or the account of any Loan Party against any and all of the Secured Obligations held by such Lender, Issuing Bank or their respective Affiliates, irrespective of whether or not such Lender, Issuing Bank or their respective Affiliates shall have made any demand under the Loan Documents and although such obligations may be contingent or unmatured or are owed to a branch office or Affiliate of such Lender or Issuing Bank different from the branch office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.20 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Secured Obligations owing to such Defaulting Lender as to which it exercised such right of setoff; provided, further, that the foregoing authorization shall not entitle any Lender to apply any deposits of any Foreign Loan Party to the satisfaction of any of the U.S. Secured Obligations or to any other Secured Obligations except for the Secured Obligations with respect to which such Foreign Loan Party is a Borrower or a Guarantor. The applicable Lender, Issuing Bank or such Affiliate shall notify the Borrower Representative and the Administrative Agent of such setoff or application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such setoff or application under this Section. The rights of each Lender, Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, Issuing Bank or their respective Affiliates may have If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender to or for the credit or the account of any Borrower or any Guarantor against any of and all the Secured Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured; provided that the foregoing authorization shall not entitle any Lender to apply any deposits of any Foreign Loan Party to the satisfaction of any of the U.S. Secured Obligations or to any other Secured Obligations except for the Secured Obligations with respect to which such Foreign Loan Party is a Borrower or a Guarantor. The applicable Lender shall notify the Borrower Representative and the Administrative Agent of such setoff or application; provided that any failure to give or any delay in giving such notice shall not affect the validity of any such setoff or application under this Section. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09           Governing Law: Jurisdiction; Consent to Service of Process.

(a)            THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS; PROVIDED THAT APPOINTMENT OF THE ADMINISTRATIVE AGENT AS FONDÉ DE POUVOIR IN ACCORDANCE WITH ARTICLE VIII SHALL BE GOVERNED BY THE LAWS OF THE PROVINCE OF QUEBEC.

(b)            Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document (other than any Loan Document governed by non-U.S. law and containing a contrary express jurisdiction provision), or for recognition or enforcement of any judgment, and each Loan Party hereby irrevocably and unconditionally agrees that all claims arising out of or relating to this Agreement or any (other than any Loan Document governed by non-U.S. law and containing a contrary express jurisdiction provision) brought by it or any of its Affiliates shall be brought, and shall be heard and determined, exclusively in such New York State or, to the extent permitted by law, in such Federal court. Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Save towards any French Loan Party, nothing in this Agreement shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document (other than any Loan Document governed by non-U.S. law and containing a contrary express jurisdiction provision) against any Loan Party or any of its properties in the courts of any jurisdiction.

(c)            Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)            Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(e)            Each Canadian Loan Party hereby irrevocably designates and appoints the Borrower Representative, in the case of any suit, action or proceeding brought in the United States as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents that may be served in any action or proceeding arising out of or in connection with this Agreement or any other Loan Document. Such service may be made by mailing (by registered or certified mail, postage prepaid) or delivering a copy of such process to such Canadian Loan Party in care of the Borrower Representative at the Borrower Representative’s address set forth in Section 9.01, and each such Canadian Loan Party hereby irrevocably authorizes and directs the Borrower Representative to accept such service on its behalf. As an alternative method of service, each Canadian Loan Party irrevocably consents to the service of any and all process in any such action or proceeding by the mailing (by registered or certified mail, postage prepaid) of copies of such process to the Borrower Representative or such Canadian Loan Party at its address specified in Section 9.01.

SECTION 9.10           WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11            Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12            Confidentiality. Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below) with the same degree of care that it uses to protect its own confidential information, but in no event less than a commercially reasonable degree of care, except that Information may be disclosed, without prejudice to provisions of article L. 511-33 of the French Monetary and Financial Code (in respect of France only) (a) to its Related Parties, including accountants, legal counsel and other agents and advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing confidentiality undertakings substantially similar to those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its Related Parties) to any swap or derivative transaction relating to any Loan Party or any Subsidiary or its obligations, (g) on a confidential basis to any rating agency in connection with rating the Borrowers or the Subsidiaries or the credit facilities provided for herein, (h) with the consent of the Borrower Representative, or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Issuing Bank or any Lender, or any Affiliate of any of the foregoing, on a non-confidential basis from a source other than the Borrowers that is not bound by an obligation of confidentiality; provided that, in the case of clause (c) above, the party disclosing such information shall provide to the Borrower Representative prior written notice of such disclosure to the extent permitted by applicable law (and to the extent commercially feasible under the circumstances) and shall cooperate with the Borrower Representative, at the Borrower Representative’s sole expense, in obtaining a protective order for, or other confidential treatment of, such disclosure, in each case at the Borrower Representative’s sole expense. For the purposes of this Section, “Information” means all information received from the Borrowers relating to the Company or any Subsidiary or their businesses or the Collateral, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender, or any Affiliate of any of the foregoing, on a non-confidential basis prior to disclosure by the Borrowers and other than information pertaining to this Agreement provided by arrangers to data service providers, including league table providers, that serve the lending industry; provided that, in the case of information received from the Borrowers after the Effective Date, such information is clearly identified at the time of delivery as confidential.

EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE COMPANY, THE SUBSIDIARIES AND ITS OTHER AFFILIATES AND THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWERS OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION CONCERNING THE COMPANY, THE SUBSIDIARIES AND ITS OTHER AFFILIATES AND THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWERS AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

SECTION 9.13           Several Obligations; Nonreliance; Violation of Law. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. Anything contained in this Agreement to the contrary notwithstanding, neither any Issuing Bank nor any Lender shall be obligated to extend credit to the Borrowers in violation of applicable law.

SECTION 9.14           USA PATRIOT Act. Each Lender that is subject to the requirements of the Patriot Act hereby notifies the Borrowers and the Guarantors that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrowers and the Guarantors, which information includes the names and addresses of the Borrowers and the Guarantors and other information that will allow such Lender to identify the Borrowers and the Guarantors in accordance with the Patriot Act.

SECTION 9.15           Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the Lenders, in assets which, in accordance with Article 9 of the UCC, the PPSA or any other applicable law can be perfected only by possession. Should any Lender (other than the Administrative Agent) obtain possession of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

SECTION 9.16           Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.17           No Fiduciary Relationship. Each Loan Party, on behalf of itself and its subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Loan Parties, the Subsidiaries and their other respective Affiliates, on the one hand, and the Administrative Agent, the Arrangers, the Co-Syndication Agents, the Lenders, the Issuing Banks and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Arrangers, the Co-Syndication Agents, the Lenders, the Issuing Banks or their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications. The Administrative Agent, the Arrangers, the Co-Syndication Agents, the Lenders, the Issuing Banks and their Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Loan Parties, the Subsidiaries and their other respective Affiliates, and none of the Administrative Agent, the Arrangers, the Co-Syndication Agents, the Lenders, the Issuing Banks or their Affiliates has any obligation to disclose any of such interests to the Loan Parties, the Subsidiaries or their other respective Affiliates. To the fullest extent permitted by law, each Loan Party hereby agrees not to assert any claims against the Administrative Agent, the Arrangers, the Co-Syndication Agents, the Lenders, the Issuing Banks and their Affiliates based on any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 9.18           Intercreditor Agreement.

(a)            The Lenders and the Issuing Banks acknowledge that the obligations of the Company under the Term Credit Agreement are secured by Liens on assets of the U.S. Loan Parties that constitute Collateral and that the relative Lien priority and other creditor rights of the Lender Parties hereunder and the secured parties under the Term Credit Agreement will be set forth in the Intercreditor Agreement. Each Lender and Issuing Bank hereby acknowledges that it has received a copy of the Intercreditor Agreement. Each Lender and Issuing Bank hereby irrevocably (a) consents to the subordination of the Liens on the Term Priority Collateral securing the Secured Obligations on the terms set forth in the Intercreditor Agreement, (b) authorizes and directs the Administrative Agent to execute and deliver the Intercreditor Agreement and any documents relating thereto, in each case on behalf of such Lender or Issuing Bank and without any further consent, authorization or other action by such Lender or Issuing Bank, (c) agrees that, upon the execution and delivery thereof, such Lender or Issuing Bank will be bound by the provisions of the Intercreditor Agreement as if it were a signatory thereto and will take no actions contrary to the provisions of the Intercreditor Agreement and (d) agrees that no Lender or Issuing Bank shall have any right of action whatsoever against the Administrative Agent as a result of any action taken by the Administrative Agent pursuant to this Section or in accordance with the terms of the Intercreditor Agreement. Each Lender and Issuing Bank hereby further irrevocably authorizes and directs the Administrative Agent (i) to take such actions as shall be required to release Liens on the Collateral in accordance with the terms of the Intercreditor Agreement and (ii) to enter into such amendments, supplements or other modifications to the Intercreditor Agreement in connection with any extension, renewal, refinancing or replacement of any Secured Obligations or the Term Credit Agreement as are reasonably acceptable to the Administrative Agent to give effect thereto, in each case on behalf of such Lender or Issuing Bank and without any further consent, authorization or other action by such Lender or Issuing Bank. The Administrative Agent shall have the benefit of the provisions of Article VIII with respect to all actions taken by it pursuant to this Section or in accordance with the terms of the Intercreditor Agreement to the full extent thereof. The foregoing provisions are intended as an inducement to the secured parties under the Term Credit Agreement to extend credit to the U.S. Loan Parties and such secured parties are intended third party beneficiaries of such provisions.

(b)           Notwithstanding anything herein to the contrary, prior to the Discharge of Term Obligations (as such term is defined in the Intercreditor Agreement), (i) the requirements of this Agreement to deliver Term Priority Collateral to, or to establish control of Term Priority Collateral by, the Administrative Agent shall be deemed satisfied by delivery of such Term Priority Collateral to, or establishment of control (to the extent only one party can have control) of such Term Priority Collateral by, the Term Loan Agent (as defined in the Intercreditor Agreement) as bailee for the Administrative Agent pursuant to the terms of the Intercreditor Agreement; and (ii) no Loan Party shall be required to take or omit to take any action affirmatively required by any of the provisions of any Loan Documents, or requested by the Administrative Agent, with respect to any Term Priority Collateral if such action or inaction would be irreconcilably inconsistent with (A) any action or inaction affirmatively requested by the Term Loan Agent or (B) any action or inaction affirmatively required by any of the provisions of the Term Loan Documents, with respect to such Term Priority Collateral.

SECTION 9.19           Lender Loss Sharing Agreement.

(a)           Definitions. As used in this Section, the following terms shall have the following meanings:

(i)             “CAM” means the mechanism for the allocation and exchange of interests in the Loans, participations in Letters of Credit and collections thereunder established under Section 9.19(b).

(ii)            “CAM Exchange” means the exchange of the Revolving Lenders’ interests provided for in Section 9.19(b).

(iii)           “CAM Exchange Date” means the first date after the Effective Date on which there shall occur (a) any event described in paragraphs (h), (i) or (j) of Article VII with respect to any Borrower or (b) an acceleration of Loans and termination of the Revolving Commitments pursuant to Article VII.

(iv)           “CAM Percentage” means, as to each Revolving Lender, a fraction, expressed as a decimal, of which (a) the numerator shall be the aggregate Dollar Equivalent of the Credit Exposure owed to such Revolving Lender (whether or not at the time due and payable) and (b) the denominator shall be the aggregate Dollar Equivalent (as so determined) of the Credit Exposure owed to all the Revolving Lenders (whether or not at the time due and payable).

(v)            “Designated Obligations” means all Obligations of the Borrowers with respect to (a) principal and interest under the Loans, (b) unreimbursed drawings under Letters of Credit and interest thereon and (c) fees under Section 2.12.

(b)           CAM Exchange.

(i)            On the CAM Exchange Date,

(w)           the U.S. Commitments, the Canadian Commitments, the European Commitments, the French Commitments and the Hong Kong Commitments shall terminate in accordance with Article VII;

(x)            each Lender shall fund in the applicable currency at par Dollar Equivalent its participation in any outstanding Protective Advances and Overadvances in accordance with Section 2.04 and Section 2.05, and each European Revolving Lender, French Revolving Lender and Hong Kong Revolving Lender shall fund in the applicable currency at par Dollar Equivalent its participation in any outstanding Swingline Loans in accordance with Section 2.05;

(y)           each Lender shall fund in Dollars at par Dollar Equivalent its participation in any unreimbursed LC Disbursements made under the Letters of Credit in accordance with Section 2.06(e); and

(z)            the Lenders shall purchase in Dollars at par interests in the Designated Obligations under each Facility (and shall make payments in Dollars to the Administrative Agent for reallocation to other Lenders to the extent necessary to give effect to such purchases) and shall assume the obligations to reimburse the applicable Issuing Banks for unreimbursed LC Disbursements under outstanding Letters of Credit under such Facility such that, in lieu of the interests of each Lender in the Designated Obligations under the U.S. Facility, the Canadian Facility, the European Facility, the French Facility and the Hong Kong Facility in which it shall have participated immediately prior to the CAM Exchange Date, such Lender shall own an interest equal to such Lender’s CAM Percentage in each component of the Designated Obligations immediately following the CAM Exchange.

(ii)           Each Lender and each Person acquiring a participation from any Lender as contemplated by this Section 7.19 hereby consents and agrees to the CAM Exchange. Each Borrower agrees from time to time to execute and deliver to the Lenders all such promissory notes and other instruments and documents as the Administrative Agent shall reasonably request to evidence and confirm the respective interests and obligations of the Lenders after giving effect to the CAM Exchange, and each Lender agrees to surrender any promissory notes originally received by it in connection with its Loans under this Agreement to the Administrative Agent against delivery of any promissory notes so executed and delivered; provided that the failure of any Lender to deliver or accept any such promissory note, instrument or document shall not affect the validity or effectiveness of the CAM Exchange.

(iii)          As a result of the CAM Exchange, from and after the CAM Exchange Date, each payment received by the Administrative Agent pursuant to any Loan Document in respect of any of the Designated Obligations shall be distributed to the Lenders, pro rata in accordance with their respective CAM Percentages.

(iv)          In the event that on or after the CAM Exchange Date, the aggregate amount of the Designated Obligations shall change as a result of the making of a disbursement under a Letter of Credit by an Issuing Bank that is not reimbursed by the applicable Borrower(s), then each Lender shall promptly reimburse such Issuing Bank in Dollars for its CAM Percentage of such unreimbursed payment in the Dollar Equivalent thereof.

(c)           Notwithstanding any other provision of this Section 9.19, each Administrative Agent and each Lender agree that if any Administrative Agent or a Lender is required under applicable law or practice of a Governmental Authority to withhold or deduct any Taxes or other amounts from payments made by it hereunder or as a result hereof, such Person shall be entitled to withhold or deduct such amounts and pay over such Taxes or other amounts to the applicable Governmental Authority imposing such Tax without any obligation to indemnify each Administrative Agent or any Lender with respect to such amounts and without any other obligation of gross up or offset with respect thereto and there shall be no recourse whatsoever by any Administrative Agent or any Lender subject to such withholding to any Administrative Agent or any other Lender making such withholding and paying over such amounts, but without diminution of the rights of each Administrative Agent or such Lender subject to such withholding as against the Borrowers and the other Loan Parties to the extent (if any) provided in this Agreement and the other Loan Documents. Any amounts so withheld or deducted shall be treated, for the purpose of this Section 9.19, as having been paid to each Administrative Agent or such Lender with respect to which such withholding or deduction was made. The parties hereto do not intend for a CAM Exchange to result in a settlement, extinguishment or substitution of indebtedness by any Borrower.

SECTION 9.20           Anti-Money Laundering Legislation.

(a)            Each Loan Party acknowledges that, pursuant to the Proceeds of Crime Act and other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” laws in each relevant jurisdiction (collectively, including any guidelines or orders thereunder, “AML Legislation”), the Administrative Agent, the Lenders and the Issuing Banks may be required to obtain, verify and record information regarding the Loan Parties and their respective directors, authorized signing officers and the transactions contemplated hereby. Each Loan Party shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Lender or any prospective assignee or participant of a Lender, any Issuing Bank or the Administrative Agent, in order to comply with any applicable AML Legislation, whether now or hereafter in existence.

(b)           If the Administrative Agent has ascertained the identity of any Loan Party or any authorized signatories of such Loan Party for the purposes of applicable AML Legislation, then the Administrative Agent:

(i)             shall be deemed to have done so as an agent for each Issuing Bank and each Lender, and this Agreement shall constitute a “written agreement” in such regard between such Issuing Bank or such Lender and the Administrative Agent within the meaning of the applicable AML Legislation; and

(ii)            shall provide to each Issuing Bank and each Lender copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.

(c)           Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each Lender and each Issuing Bank agrees that the Administrative Agent has no obligation to ascertain the identity of the Loan Parties or any authorized signatories of the Loan Parties on behalf of any Lender or Issuing Bank, or to confirm the completeness or accuracy of any information it obtains from any Loan Party or any such authorized signatory in doing so.

SECTION 9.21           “Know Your Customer” Checks.

(a)           If (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement; (ii) any change in the status of a Loan Party after the date of this Agreement; or (iii) a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges the Administrative Agent or any Lender (or, in the case of clause (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Loan Party shall promptly upon the request of the Administrative Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in clause (iii) above, on behalf of any prospective new Lender) in order for the Administrative Agent, such Lender or, in the case of the event described in clause (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Loan Documents.

(b)          Each Lender shall promptly upon the request of the Administrative Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Administrative Agent (for itself) in order for the Administrative Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Loan Documents.

SECTION 9.22           Judgment Currency. If for the purpose of obtaining judgment in any court it is necessary to convert an amount due hereunder in the currency in which it is due (the “Original Currency”) into another currency (the “Second Currency”), the rate of exchange applied shall be that at which, in accordance with normal banking procedures, the Administrative Agent could purchase the Original Currency with the Second Currency on the date two Business Days preceding that on which judgment is given. Each Loan Party agrees that its obligation in respect of any Original Currency due from it hereunder shall, notwithstanding any judgment or payment in any Second Currency, be discharged only to the extent that, on the Business Day following the date the Administrative Agent receives payment of any sum so adjudged to be due hereunder in the Second Currency, the Administrative Agent may, in accordance with normal banking procedures, purchase, in the New York foreign exchange market, the Original Currency with the amount of the Second Currency so paid; and if the amount of the Original Currency so purchased, or that could have been so purchased, is less than the amount originally due in the Original Currency after any premium and costs of exchange payable in connection with such purchase, each Loan Party agrees as a separate obligation and notwithstanding any such payment or judgment to indemnify the Administrative Agent against such loss.

SECTION 9.23           Waiver of Immunity. To the extent that any Loan Party has, or hereafter may be entitled to claim or may acquire, for itself, any Collateral or other assets of the Loan Parties, any immunity (whether sovereign or otherwise) from suit, jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution or otherwise) with respect to itself, any Collateral or any other assets of the Loan Parties, such Loan Party hereby waives such immunity in respect of its obligations hereunder and under any promissory notes evidencing the Loans hereunder and any other Loan Document to the fullest extent permitted by applicable law and, without limiting the generality of the foregoing, agrees that the waivers set forth in this Section shall be effective to the fullest extent now or hereafter permitted under the Foreign Sovereign Immunities Act of 1976 (as amended, and together with any successor legislation) and are, and are intended to be, irrevocable for purposes thereof.

SECTION 9.24           Limitations of Enforcement against German Loan Parties.

(a)            The Lender Parties agree not to enforce any payment claims, any security, any guarantee and any joint and several liability (including, without limitation, the guarantee and the joint and several liability pursuant to Article XIII of this Agreement) under this Agreement or the other Loan Documents if and to the extent that (i) the relevant payment and/or enforcement proceeds are applied in satisfaction of any liabilities (including guarantees, letters of credit or similar instruments) of the respective German Loan Party’s direct or indirect shareholder(s) or any entity affiliated to such shareholder (verbundenes Unternehmen) within the meaning of section 15 of the German Stock Corporation Act (Aktiengesetz) (other than the liabilities of any of the respective German Loan Party’s wholly owned subsidiaries and, for the avoidance of doubt, the respective German Loan Party’s own liabilities) and (ii) such payment and/or enforcement under this Agreement or the other Loan Documents would cause the amount of the respective German Loan Party’s net assets (Reinvermögen), as adjusted pursuant to the following provisions, to fall below the amount of its registered share capital (Stammkapital) (Begründung einer Unterbilanz) or to increase any already existing capital impairment (Vertiefung einer Unterbilanz) in violation of sections 30 and 31 of the German Limited Liability Company Act (GmbHG), (each such event is hereinafter referred to as a “Capital Impairment”). For the purposes of this Section 9.24 net assets (Reinvermögen) “net assets” (Reinvermögen) means the assets calculated on the basis of the balance sheet items listed in sections 266 para. 2 A, B, C, D and E of the German Commercial Code (HGB) less all liabilities listed in section 266 para. 3 B, C, D and E of the German Commercial Code (HGB) and less such amounts being subject to a distribution barrier (Ausschüttungssperre) pursuant to section 268 para. 8 of the German Commercial Code (HGB), pursuant to section 253 para. 6 of the German Commercial Code (HGB) or pursuant to section 272 para. 5 of the German Commercial Code (HGB), provided that any deviating specifications made by the Federal High Court (Bundesgerichtshof) for the calculation of the net assets shall be taken into account and that for the purposes of the calculation of the enforceable amount (if any), the following balance sheet items shall be adjusted as follows: (i) the amount of any increase of the respective German Loan Party’s registered share capital after the date of this Agreement that has been effected without prior written consent of the Administrative Agent shall be deducted from the respective German Loan Party’s registered share capital; (ii) loans provided to the respective German Loan Party by any member of the group shall be disregarded if and to the extent such loans are subordinated or are considered subordinated by operation of law and such loans are not shown in the balance sheet as liability of the respective German Loan Party, provided that the creditor of the corresponding receivables could waive such receivables without violating applicable law or any Loan Document; and (iii) loans or other contractual liabilities incurred in violation of the provisions of the Loan Documents shall be disregarded.

(b)            Disposal of Relevant Assets. Provided that an enforcement is limited due to the aforementioned provisions, the respective German Loan Party shall dispose of all assets, to the extent legally permitted and commercially justifiable, which are not necessary for its business (nicht betriebsnotwendig) on market terms where the relevant assets are shown in the balance sheet of the respective German Loan Party with a book value which is significantly lower than the market value of such assets.

(c)            Management Notification/Auditor’s Determination. The limitation pursuant to this Section 9.24 shall apply, if following a notice by the Administrative Agent that it intends to enforce any payment claims, any security, any guarantee and/or any joint and several liability (including, without limitation, the guarantee and the joint and several liability pursuant to Article XIII of this Agreement) under this Agreement or the other Loan Documents, the respective German Loan Party notifies the Administrative Agent (“Management Notification”) within ten (10) days upon receipt of the relevant notice that a Capital Impairment would occur (setting out in reasonable detail to what extent a Capital Impairment would occur and providing prima facie evidence that a realization or other measures undertaken in accordance with the mitigation provisions set out above would not prevent such Capital Impairment); if the Management Notification is contested by the Administrative Agent, the Administrative Agent shall nevertheless be entitled to enforce any payment claims, any security, any guarantee and/or any joint and several liability (including, without limitation, the guarantee and joint and the several liability pursuant to Article XIII of this Agreement) under this Agreement or the other Loan Documents up to such amount, which is, based on the Management Notification, undisputed between itself and the respective German Loan Party. In relation to the amount which is in dispute, the respective German Loan Party undertakes (at its own cost and expense) to arrange for the preparation of a balance sheet by its auditors in order to have such auditors determine whether (and if so, to what extent) any enforcement of payment claims, any security, any guarantee and/or any joint and several liability (including, with-out limitation, the guarantee and joint and the several liability pursuant to Article XIII of this Agreement) under this Agreement or the other Loan Documents would cause a Capital Impairment (the “Auditor’s Determination”). The Auditor’s Determination shall be prepared, taking into account the adjustments set out above in relation to the calculation of a Capital Impairment, by applying the generally accepted accounting principles applicable from time to time in Germany (Grundsätze ordnungsmäßiger Buchführung) based on the same principles and evaluation methods as consistently applied by the respective German Loan Party in the preparation of its financial statements, in particular in the preparation of its most recent annual balance sheet, and taking into consideration applicable court rulings of German courts. The respective German Loan Party shall provide the Auditor’s Determination to the Administrative Agent within thirty (30) days from the date on which the Administrative Agent contested the Management Notification in writing. The Auditor’s Determination shall be binding on the respective German Loan Party and the Administrative Agent. If, and to the extent that, any payment claims, any security, any guarantee and/or any joint and several liability (including, without limitation, the guarantee and the joint and several liability pursuant to Article XIII of this Agreement) under this Agreement or the other Loan Documents has been enforced without regard to the limitation set forth in Section 9.24(a) because the amount of the available net assets pursuant to the Auditor’s Determination is lower than the amount stated in the Management Notification, the Administrative Agent shall upon written demand of the respective German Loan Party to the Administrative Agent repay any amount (if and to the extent already paid to the Administrative Agent) up to and including the amount calculated in the Auditor’s Determination as of the date the enforcement of any payment claims, any security, any guarantee and/or any joint and several liability (including, without limitation, the guarantee and joint and the several liability pursuant to Article XIII of this Agreement) under this Agreement or any other Loan Document was made. If pursuant to the Auditor’s Determination the amount of the available net assets is higher than set out in the Management Notification, the Administrative Agent shall be entitled to enforce into such available net assets accordingly.

(d)            Exceptions. Notwithstanding the above, the limitations pursuant to this Section 9.24 shall not apply: (i) if, at the time of the enforcement of payment claims, any security, any guarantee and/or any joint and several liability (including, without limitation, the guarantee and the joint and several liability pursuant to Article XIII) hereunder, the limitations set out in Section 9.24(a) are (due to a change in law or applicable court rulings or otherwise) no longer required in order to protect the managing director(s) of the respective German Loan Party from being personally or criminally liable for such obligation according to section 31 of the German Limited Liability Companies Act (GmbH-Gesetz); or (ii) if the respective German Loan Party is party as dominated entity (beherrschtes Unternehmen) of a domination agreement (Beherrschungsvertrag) and/or a profit and loss transfer agreement (Gewinnabführungsvertrag) pursuant to section 30 para 1 sentence 2 of the German Limited Liability Company Act (GmbHG) (directly or through an unbroken chain of domination and/or profit and loss pooling agreements) with the entity whose liabilities are secured or shall be paid, unless the enforcement of payment claims, any security, any guarantee and/or any joint and several liability (including, without limitation, the guarantee and joint and the several liability pursuant to Article XIII of this Agreement) hereunder or under the other Loan Documents would cause of violation of sections 30, 31 of the German Limited Liability Company Act (GmbHG); or (iii) if the respective German Loan Party has a recourse right (Rückgriffsanspruch) pursuant to section 30 para 1 sentence 2 of the German Limited Liability Company Act (GmbHG), towards its direct or indirect shareholder(s) (upstream) or any entity affiliated to such shareholder (verbundenes Unternehmen) within the meaning of section 15 of the German Stock Corporation Act (Aktiengesetz) (cross-stream) whose liabilities are secured or shall be paid which is fully recoverable (werthaltig); or (iv) for so long as the respective German Loan Party fails to deliver the Management Notification and/or the Auditor’s Determination pursuant to Section 9.25(c); or (v) to any amounts borrowed under the Loan Documents to the extent the proceeds of such borrowing are on-lent to the respective German Loan Party or its Subsidiaries to the extent that any amounts so on-lent are still outstanding at the time the relevant demand is made against the respective German Loan Party and the repayment of such loans as a result of such on-lending is not prohibited by the Loan Documents or by operation of law.

SECTION 9.25           Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)           the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)           the effects of any Bail-In Action on any such liability, including, if applicable:

(i)              a reduction in full or in part or cancellation of any such liability;

(ii)             a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its the Company entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)            the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

SECTION 9.26           Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

SECTION 9.27            Data Protection Laws. Notwithstanding anything to the contrary contained herein, nothing in this Agreement shall oblige the Company or any of its Subsidiaries to provide information of any kind in violation of any applicable data protection laws in force in the jurisdiction of organization of the Company or such Subsidiary, as applicable.

ARTICLE X

U.S. Loan Guarantee

SECTION 10.01         Guarantee. Each U.S. Guarantor hereby agrees that it is jointly and severally liable for, and absolutely, irrevocably and unconditionally guarantees to the Administrative Agent, the Lenders, the Issuing Banks and the other Lender Parties the prompt payment and performance when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Secured Obligations and all reasonable and documented costs and expenses including, without limitation, all court costs and attorneys’ fees and expenses paid or incurred by the Administrative Agent, the Issuing Banks and the Lenders in endeavoring to collect all or any part of the Secured Obligations from, or in prosecuting any action against, any Borrower, any Guarantor or any other guarantor of all or any part of the Secured Obligations (such costs and expenses, together with the Secured Obligations, being collectively called the “U.S. Guaranteed Obligations”). Each U.S. Guarantor further agrees that the U.S. Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. All terms of this U.S. Guarantee apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of any Lender or Issuing Bank that extended any portion of the U.S. Guaranteed Obligations.

SECTION 10.02         Guarantee of Payment. This U.S. Guarantee is a Guarantee of payment and not of collection. Each U.S. Guarantor waives, to the fullest extent permitted by applicable law, any right to require the Administrative Agent, any Issuing Bank, any Lender or any other Lender Party to sue any Borrower, any other Guarantor, or any other Person obligated for all or any part of the U.S. Guaranteed Obligations (each, a “U.S. Obligated Party”), or to enforce its rights against any collateral securing all or any part of the U.S. Guaranteed Obligations.

SECTION 10.03         No Discharge or Diminishment of U.S. Guarantee.

(a)            Except as otherwise provided for herein, to the fullest extent permitted by applicable law, the obligations of each U.S. Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the payment in full in cash of the U.S. Guaranteed Obligations), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the U.S. Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of any Borrower or any other guarantor of or other Person liable for any of the U.S. Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar case or proceeding affecting any U.S. Obligated Party or its assets or any resulting release or discharge of any obligation of any U.S. Obligated Party; or (iv) the existence of any claim, setoff or other right which any U.S. Guarantor may have at any time against any U.S. Obligated Party, the Administrative Agent, any Issuing Bank, any Lender, or any other Person, whether in connection herewith or in any unrelated transaction.

(b)            The obligations of each U.S. Guarantor hereunder, to the fullest extent permitted by applicable law, are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the U.S. Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any U.S. Obligated Party, of the U.S. Guaranteed Obligations or any part thereof.

(c)            Further, to the fullest extent permitted by applicable law, the obligations of any U.S. Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of the Administrative Agent, any Issuing Bank, any Lender or any other Lender Party to assert any claim or demand or to enforce any remedy with respect to all or any part of the U.S. Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the U.S. Guaranteed Obligations; (iii) any release, non-perfection or invalidity of any indirect or direct security for the obligations of any Borrower for all or any part of the U.S. Guaranteed Obligations or any obligations of any other guarantor of or other Person liable for any of the U.S. Guaranteed Obligations; (iv) any action or failure to act by the Administrative Agent, any Issuing Bank, any Lender or any other Lender Party with respect to any collateral securing any part of the U.S. Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the U.S. Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such U.S. Guarantor or that would otherwise operate as a discharge of any U.S. Guarantor as a matter of law or equity (other than the payment in full in cash of the U.S. Guaranteed Obligations).

SECTION 10.04         Defenses Waived. To the fullest extent permitted by applicable law, each U.S. Guarantor hereby waives any defense based on or arising out of any defense of any Borrower or the unenforceability of all or any part of the U.S. Guaranteed Obligations from any cause, or the cessation from any cause of the liability of any Borrower, other than the payment in full in cash of the U.S. Guaranteed Obligations. Without limiting the generality of the foregoing, to the fullest extent permitted by applicable law, each U.S. Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any U.S. Obligated Party or any other Person. To the fullest extent permitted by applicable law, each U.S. Guarantor confirms that it is not a surety under any state law and shall not raise any such law as a defense to its obligations hereunder. The Administrative Agent may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the U.S. Guaranteed Obligations, compromise or adjust any part of the U.S. Guaranteed Obligations, make any other accommodation with any U.S. Obligated Party or exercise any other right or remedy available to it against any U.S. Obligated Party, without affecting or impairing in any way the liability of such U.S. Guarantor under this U.S. Guarantee to the fullest extent permitted by applicable law, except to the extent the U.S. Guaranteed Obligations have been fully and paid in cash. To the fullest extent permitted by applicable law, each U.S. Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any U.S. Guarantor against any U.S. Obligated Party or any security.

SECTION 10.05         Rights of Subrogation. No U.S. Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification that it has against any U.S. Obligated Party, or any Collateral, until the Loan Parties have fully performed all their obligations to the Administrative Agent, the Issuing Banks, the Lenders and the other Lender Parties.

SECTION 10.06         Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the U.S. Guaranteed Obligations is rescinded or avoided or must otherwise be restored or returned upon or in connection with the insolvency, bankruptcy or reorganization of any Borrower or otherwise, each U.S. Guarantor’s obligations under this U.S. Guarantee with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Administrative Agent, the Issuing Banks, the Lenders or the other Lender Parties are in possession of this U.S. Guarantee. If acceleration of the time for payment of any of the U.S. Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of any Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the U.S. Guaranteed Obligations shall nonetheless be payable by the U.S. Guarantors forthwith on demand by the Administrative Agent.

SECTION 10.07         Information. Each U.S. Guarantor assumes all responsibility for being and keeping itself informed of the Borrowers’ financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the U.S. Guaranteed Obligations and the nature, scope and extent of the risks that each U.S. Guarantor assumes and incurs under this U.S. Guarantee, and agrees that none of the Administrative Agent, any Issuing Bank or any Lender shall have any duty to advise any U.S. Loan Party of information known to it regarding those circumstances or risks.

SECTION 10.08         Taxes. The provisions of Section 2.17 shall apply mutatis mutandis to all payments by the U.S. Guarantors of the U.S. Guaranteed Obligations.

SECTION 10.09         Maximum U.S. Liability. The provisions of this U.S. Guarantee are severable, and in any action or case or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization, any other Insolvency Law or other law affecting the rights of creditors generally, if the obligations of any U.S. Guarantor under this U.S. Guarantee would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such U.S. Guarantor’s liability under this U.S. Guarantee, then, notwithstanding any other provision of this U.S. Guarantee to the contrary, the amount of such liability shall, without any further action by the U.S. Guarantors or the Lenders, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or case or proceeding (such highest amount determined hereunder being the relevant U.S. Guarantor’s “Maximum U.S. Liability”). This Section with respect to the Maximum U.S. Liability of each U.S. Guarantor is intended solely to preserve the rights of the Lenders to the maximum extent not subject to avoidance under applicable law, and no U.S. Guarantor nor any other Person or entity shall have any right or claim under this Section with respect to such Maximum U.S. Liability, except to the extent necessary so that the obligations of any U.S. Guarantor hereunder shall not be rendered voidable under applicable law. Each U.S. Guarantor agrees that, to the fullest extent permitted by applicable law, the U.S. Guaranteed Obligations may at any time and from time to time exceed the Maximum U.S. Liability of each U.S. Guarantor without impairing this U.S. Guarantee or affecting the rights and remedies of the Lenders hereunder; provided that nothing in this sentence shall be construed to increase any U.S. Guarantor’s obligations hereunder beyond its Maximum U.S. Liability.

SECTION 10.10         Contribution. In the event any U.S. Guarantor (a “Paying U.S. Loan Party”) shall make any payment or payments under this U.S. Guarantee or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this U.S. Guarantee, each other U.S. Guarantor (each, a “Non-Paying U.S. Loan Party”) shall contribute to such Paying U.S. Loan Party an amount equal to such Non-Paying U.S. Loan Party’s Applicable Share of such payment or payments made, or losses suffered, by such Paying U.S. Loan Party. For purposes of this Section, each Non-Paying U.S. Loan Party’s “Applicable Share,” with respect to any such payment or loss by a Paying U.S. Loan Party, shall be determined as of the date on which such payment or loss was made by reference to the ratio of (a) such Non-Paying U.S. Loan Party’s Maximum U.S. Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying U.S. Loan Party’s Maximum U.S. Liability has not been determined, the aggregate amount of all monies received by such Non-Paying U.S. Loan Party from the Borrowers after the Effective Date (whether by loan, capital infusion or by other means) to (b) the aggregate Maximum U.S. Liability of all U.S. Guarantors hereunder (including such Paying U.S. Loan Party) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum U.S. Liability has not been determined for any U.S. Guarantor, the aggregate amount of all monies received by such U.S. Guarantors from the Borrowers after the Effective Date (whether by loan, capital infusion or by other means). Nothing in this provision shall affect any U.S. Guarantor’s several liability for the entire amount of the U.S. Guaranteed Obligations (up to such U.S. Loan Party’s Maximum U.S. Liability). Each of the U.S. Guarantors covenants and agrees that its right to receive any contribution under this U.S. Guarantee from a Non-Paying U.S. Loan Party shall be subordinate and junior in right of payment to the payment in full in cash of the U.S. Guaranteed Obligations. This provision is for the benefit of both the Administrative Agent, the Issuing Banks, the Lenders and the U.S. Guarantors and may be enforced by any one, or more, or all of them in accordance with the terms hereof.

SECTION 10.11         Liability Cumulative. The liability of each U.S. Guarantor under this Article X is in addition to and shall be cumulative with all other liabilities of each U.S. Guarantor to the Administrative Agent, the Issuing Banks and the Lenders under this Agreement and the other Loan Documents to which such U.S. Guarantor is a party or in respect of any obligations or liabilities of the other U.S. Guarantors, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

SECTION 10.12         Benefit to U.S. Guarantors. Each U.S. Guarantor represents and warrants to the Lenders that it expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from (i) successful operations of each of the Company and its Subsidiaries and (ii) the credit extended by the Lenders to the Borrowers hereunder. Each U.S. Guarantor has determined that execution, delivery, and performance of this Agreement with respect to the U.S. Guarantee and any other Loan Documents to be executed by such U.S. Guarantor is within its purpose, will be of direct and indirect benefit to such U.S. Guarantor, and is in its best interest.

ARTICLE XI

Canadian Loan Guaranty

SECTION 11.01        Guarantee. Each Canadian Loan Party hereby agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to the Lenders, the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Canadian Secured Obligations of each other Canadian Loan Party and all costs and expenses, including, without limitation, all court costs and attorneys’ fees and expenses paid or incurred by the Administrative Agent, any Issuing Bank and any Lender in endeavoring to collect all or any part of the Canadian Secured Obligations from, or in prosecuting any action against, any Canadian Borrower, any Canadian Guarantor or any other guarantor of all or any part of the Canadian Secured Obligations (such costs and expenses, together with the Canadian Secured Obligations, collectively, the “Canadian Guaranteed Obligations”). Each Canadian Guarantor further agrees that the Canadian Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. All terms of this Canadian Guarantee apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of any Lender or Issuing Bank that extended any portion of the Canadian Guaranteed Obligations.

SECTION 11.02        Guarantee of Payment. This Canadian Guarantee is a guaranty of payment and not of collection. Each Canadian Guarantor waives, to the fullest extent permitted by applicable law, any right to require the Administrative Agent, any Issuing Bank or any Lender (each, a “Canadian Obligated Party”) to sue any Canadian Borrower, any Canadian Guarantor, any other guarantor, or any other Person obligated for all or any part of the Canadian Guaranteed Obligations, or otherwise to enforce its payment against any collateral securing all or any part of the Canadian Guaranteed Obligations. In addition, as an original and independent obligation under this Canadian Guarantee, each Canadian Loan Party shall:

(a)            indemnify each Canadian Obligated Party and its successors, endorsees, transferees and assigns and keep the Canadian Obligated Parties indemnified against all costs, losses, expenses and liabilities of whatever kind resulting from the failure by the Canadian Loan Parties or any of them, to make due and punctual payment of any of the Canadian Secured Obligations or resulting from any of the Canadian Secured Obligations being or becoming void, voidable, unenforceable or ineffective against any Canadian Loan Party (including, but without limitation, all legal and other costs, charges and expenses incurred by each Canadian Obligated Party, or any of them, in connection with preserving or enforcing, or attempting to preserve or enforce, its rights under this Canadian Guarantee); and

(b)           pay on demand the amount of such costs, losses, expenses and liabilities whether or not any of the Canadian Obligated Parties has attempted to enforce any rights against any Canadian Loan Party with respect to the Canadian Secured Obligations.

SECTION 11.03        No Discharge or Diminishment of Canadian Guarantee.

(a)            Except as otherwise provided for herein, to the fullest extent permitted by applicable law, the obligations of each Canadian Loan Party hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the payment in full in cash of the Canadian Guaranteed Obligations), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration or compromise of any of the Canadian Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of any Canadian Borrower or any other Canadian Obligated Party liable for any of the Canadian Guaranteed Obligations; (iii) any insolvency, bankruptcy, winding-up, liquidation, reorganization or other similar case or proceeding affecting any Canadian Obligated Party or their assets or any resulting release or discharge of any obligation of any Canadian Obligated Party; or (iv) the existence of any claim, setoff or other rights which any Canadian Loan Party may have at any time against any Canadian Obligated Party, the Administrative Agent, each Issuing Bank, any Lender or any other person, whether in connection herewith or in any unrelated transactions.

(b)           The obligations of each Canadian Loan Party hereunder, to the fullest extent permitted by applicable law, are not subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Canadian Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Canadian Obligated Party, of the Canadian Guaranteed Obligations or any part thereof.

(c)            Further, to the fullest extent permitted by applicable law, the obligations of any Canadian Loan Party hereunder are not discharged or impaired or otherwise affected by: (i) the failure of the Administrative Agent, any Issuing Bank or any Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Canadian Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Canadian Guaranteed Obligations; (iii) any release, non-perfection or invalidity of any indirect or direct security for the obligations of the Canadian Borrowers for all or any part of the Canadian Guaranteed Obligations or any obligations of any other Canadian Obligated Party liable for any of the Canadian Guaranteed Obligations; (iv) any action or failure to act by the Administrative Agent, any Issuing Bank or any Lender with respect to any collateral securing any part of the Canadian Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Canadian Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Canadian Loan Party or that would otherwise operate as a discharge of any Canadian Loan Party as a matter of law or equity (other than the payment in full in cash of the Canadian Guaranteed Obligations).

SECTION 11.04         Defenses Waived. To the fullest extent permitted by applicable law, each Canadian Loan Party hereby waives any defense based on or arising out of any defense of any Canadian Loan Party or the unenforceability of all or any part of the Canadian Guaranteed Obligations from any cause, or the cessation from any cause of the liability of any Canadian Loan Party, other than the payment in full in cash of the Canadian Guaranteed Obligations. Without limiting the generality of the foregoing, to the fullest extent permitted by applicable law, each Canadian Loan Party irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Canadian Obligated Party, or any other Person. To the fullest extent permitted by applicable law, each Canadian Loan Party confirms that it is not a surety under any state law and shall not raise any such law as a defense to its obligations hereunder. The Administrative Agent may, at its election, foreclose on, or otherwise enforce against, any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Canadian Guaranteed Obligations, compromise or adjust any part of the Canadian Guaranteed Obligations, make any other accommodation with any Canadian Obligated Party or exercise any other right or remedy available to it against any Canadian Obligated Party, without affecting or impairing in any way the liability of such Canadian Guarantor under this Canadian Guarantee to the fullest extent permitted by applicable law, except to the extent the Canadian Guaranteed Obligations have been fully paid in cash. To the fullest extent permitted by applicable law, each Canadian Loan Party waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Canadian Loan Party against any Canadian Obligated Party or any security.

SECTION 11.05        Rights of Subrogation. No Canadian Loan Party will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification, that it has against any Canadian Obligated Party, or any Collateral, until the Canadian Loan Parties have fully performed all their obligations to the Administrative Agent, the Issuing Banks and the Lenders.

SECTION 11.06        Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Canadian Guaranteed Obligations is rescinded or avoided or must otherwise be restored or returned upon or in connection with the insolvency, bankruptcy or reorganization of any Canadian Loan Party or otherwise, each Canadian Loan Party’s obligations under this Canadian Guarantee with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Administrative Agent, any Issuing Bank and the Lenders are in possession of this Canadian Guarantee. If acceleration of the time for payment of any of the Canadian Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of any Canadian Loan Party, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Canadian Guaranteed Obligations shall nonetheless be payable by the Canadian Loan Parties promptly on demand by the Administrative Agent.

SECTION 11.07        Information. Each Canadian Loan Party assumes all responsibility for being and keeping itself informed of the other Canadian Loan Party’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Canadian Guaranteed Obligations and the nature, scope and extent of the risks that each Canadian Loan Party assumes and incurs under this Canadian Guarantee, and agrees that neither the Administrative Agent, any Issuing Bank nor any Lender shall have any duty to advise any Canadian Loan Party of information known to it regarding those circumstances or risks.

SECTION 11.08        Maximum Canadian Liability. In any action or case or proceeding involving any corporate law, or any provincial, territorial, state, federal or foreign bankruptcy, insolvency, reorganization, or any other Insolvency Law or other law affecting the rights of creditors generally, if the obligations of any Canadian Loan Party under this Canadian Guarantee would otherwise be held or determined to be void, voidable, avoidable, invalid or unenforceable on account of the amount of such Canadian Loan Party’s liability under this Canadian Guarantee, then, notwithstanding any other provision of this Canadian Guarantee to the contrary, the amount of such liability shall, without any further action by the Canadian Guarantors or the Administrative Agent, any Issuing Bank or any Lender, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or case or proceeding (such highest amount determined hereunder being the relevant Canadian Loan Party’s “Maximum Canadian Liability.” This Section with respect to the Maximum Canadian Liability of each Canadian Loan Party is intended solely to preserve the rights of the Administrative Agent, the Issuing Banks and the Lenders to the maximum extent not subject to avoidance under applicable law, and no Canadian Loan Party nor any other Person shall have any right or claim under this Section with respect to such Maximum Canadian Liability, except to the extent necessary so that the obligations of any Canadian Loan Party hereunder shall not be rendered voidable under applicable law. Each Canadian Loan Party agrees that, to the fullest extent permitted by applicable law, the Canadian Guaranteed Obligations may at any time and from time to time exceed the Maximum Canadian Liability of each Canadian Loan Party without impairing this Canadian Guarantee or affecting the rights and remedies of the Administrative Agent, the Issuing Banks or the Lenders hereunder, provided that, nothing in this sentence shall be construed to increase any Canadian Loan Party’s obligations hereunder beyond its Maximum Canadian Liability.

SECTION 11.09        Contribution. In the event any Canadian Loan Party (a “Paying Canadian Loan Party”) shall make any payment or payments under this Canadian Guarantee or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this Canadian Guarantee, each other Canadian Loan Party (each, a “Non-Paying Canadian Loan Party”) shall contribute to such Paying Canadian Loan Party an amount equal to such Non-Paying Canadian Loan Party’s “Applicable Percentage” of such payment or payments made, or losses suffered, by such Paying Canadian Loan Party. For purposes of this Article XI, each Non-Paying Canadian Loan Party’s “Applicable Percentage” with respect to any such payment or loss by a Paying Canadian Loan Party shall be determined as of the date on which such payment or loss was made by reference to the ratio of (i) such Non-Paying Canadian Loan Party’s Maximum Canadian Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying Canadian Loan Party’s Maximum Canadian Liability has not been determined, the aggregate amount of all monies received by such Non-Paying Canadian Loan Party from the other Canadian Loan Parties after the Effective Date (whether by loan, capital infusion or by other means) to (ii) the aggregate Maximum Canadian Liability of all Canadian Loan Parties hereunder (including such Paying Canadian Loan Party) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum Canadian Liability has not been determined for any Canadian Loan Party, the aggregate amount of all monies received by such Canadian Loan Parties from the other Canadian Loan Parties after the Effective Date (whether by loan, capital infusion or by other means). Nothing in this provision shall affect any Canadian Loan Party’s several liability for the entire amount of the Canadian Guaranteed Obligations (up to such Canadian Loan Party’s Maximum Canadian Liability). Each of the Canadian Loan Parties covenants and agrees that its right to receive any contribution under this Canadian Guarantee from a Non-Paying Canadian Loan Party shall be subordinate and junior in right of payment to the payment in full in cash of the Canadian Guaranteed Obligations. This provision is for the benefit of all of the Administrative Agent, the Issuing Banks, the Lenders and the Canadian Guarantors and may be enforced by any one, or more, or all of them in accordance with the terms hereof.

SECTION 11.10        Liability Cumulative. The liability of each Canadian Loan Party under this Article XI is in addition to and shall be cumulative with all liabilities of each Canadian Loan Party to the Administrative Agent, the Issuing Banks and the Lenders under this Agreement and the other Loan Documents to which such Canadian Loan Party is a party or in respect of any obligations or liabilities of the other Canadian Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

ARTICLE XII

French Loan Guaranty

SECTION 12.01        Guarantee. Each French Loan Party hereby agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to the Lenders, the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the French Secured Obligations and all costs and expenses, including, without limitation, all court costs and attorneys’ fees and expenses paid or incurred by the Administrative Agent, any Issuing Bank and any Lender in endeavoring to collect all or any part of the French Secured Obligations from, or in prosecuting any action against, any French Borrower, any French Guarantor or any other guarantor of all or any part of the French Secured Obligations, in any case in accordance with provisions of Section 12.09 (such costs and expenses, together with the French Secured Obligations, collectively, the “French Guaranteed Obligations”). Each French Guarantor further agrees that the French Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. All terms of this French Guarantee apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of any Lender or Issuing Bank that extended any portion of the French Guaranteed Obligations.

SECTION 12.02        Guarantee of Payment. This French Guarantee is a guaranty of payment and not of collection. Each French Guarantor waives, to the fullest extent permitted by applicable law, any right to require the Administrative Agent, any Issuing Bank or any Lender (each, a “French Obligated Party”) to sue any French Borrower, any French Guarantor, any other guarantor, or any other Person obligated for all or any part of the French Guaranteed Obligations, or otherwise to enforce its payment against any collateral securing all or any part of the French Guaranteed Obligations. In addition, as an original and independent obligation under this French Guarantee, each French Loan Party shall:

(a)            indemnify each French Obligated Party and its successors, endorsees, transferees and assigns and keep the French Obligated Parties indemnified against all costs, losses, expenses and liabilities of whatever kind resulting from the failure by the French Loan Parties or any of them, to make due and punctual payment of any of the French Secured Obligations or resulting from any of the French Secured Obligations being or becoming void, voidable, unenforceable or ineffective against any French Loan Party (including, but without limitation, all legal and other costs, charges and expenses incurred by each French Obligated Party, or any of them, in connection with preserving or enforcing, or attempting to preserve or enforce, its rights under this French Guarantee); and

(b)            pay on demand the amount of such costs, losses, expenses and liabilities whether or not any of the French Obligated Parties has attempted to enforce any rights against any French Loan Party with respect to the French Secured Obligations.

SECTION 12.03        No Discharge or Diminishment of French Guarantee.

(a)            Except as otherwise provided for herein, to the fullest extent permitted by applicable law, the obligations of each French Loan Party hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the payment in full in cash of the French Guaranteed Obligations), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration or compromise of any of the French Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of any French Borrower or any other French Obligated Party liable for any of the French Guaranteed Obligations; (iii) any insolvency, bankruptcy, winding-up, liquidation, reorganization or other similar case or proceeding affecting any French Obligated Party or their assets or any resulting release or discharge of any obligation of any French Obligated Party; or (iv) the existence of any claim, setoff or other rights which any French Loan Party may have at any time against any French Obligated Party, the Administrative Agent, each Issuing Bank, any Lender or any other person, whether in connection herewith or in any unrelated transactions.

(b)            The obligations of each French Loan Party hereunder, to the fullest extent permitted by applicable law, are not subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the French Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any French Obligated Party, of the French Guaranteed Obligations or any part thereof.

(c)            Further, to the fullest extent permitted by applicable law, the obligations of any French Loan Party hereunder are not discharged or impaired or otherwise affected by: (i) the failure of the Administrative Agent, any Issuing Bank or any Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the French Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the French Guaranteed Obligations; (iii) any release, non-perfection or invalidity of any indirect or direct security for the obligations of the French Borrowers for all or any part of the French Guaranteed Obligations or any obligations of any other French Obligated Party liable for any of the French Guaranteed Obligations; (iv) any action or failure to act by the Administrative Agent, any Issuing Bank or any Lender with respect to any collateral securing any part of the French Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the French Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such French Loan Party or that would otherwise operate as a discharge of any French Loan Party as a matter of law or equity (other than the payment in full in cash of the French Guaranteed Obligations).

SECTION 12.04        Defenses Waived. To the fullest extent permitted by applicable law, each French Loan Party hereby waives any defense based on or arising out of any defense of any French Loan Party or the unenforceability of all or any part of the French Guaranteed Obligations from any cause, or the cessation from any cause of the liability of any French Loan Party, other than the payment in full in cash of the French Guaranteed Obligations. Without limiting the generality of the foregoing, to the fullest extent permitted by applicable law, each French Loan Party irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any French Obligated Party, or any other Person. To the fullest extent permitted by applicable law, each French Loan Party confirms that it is not a surety under any state law and shall not raise any such law as a defense to its obligations hereunder. The Administrative Agent may, at its election, foreclose on, or otherwise enforce against, any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the French Guaranteed Obligations, compromise or adjust any part of the French Guaranteed Obligations, make any other accommodation with any French Obligated Party or exercise any other right or remedy available to it against any French Obligated Party, without affecting or impairing in any way the liability of such French Guarantor under this French Guarantee to the fullest extent permitted by applicable law, except to the extent the French Guaranteed Obligations have been fully paid in cash. To the fullest extent permitted by applicable law, each French Loan Party waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any French Loan Party against any French Obligated Party or any security.

SECTION 12.05        Rights of Subrogation. No French Loan Party will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification, that it has against any French Obligated Party, or any Collateral, until the French Loan Parties have fully performed all their obligations to the Administrative Agent, the Issuing Banks and the Lenders.

SECTION 12.06        Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the French Guaranteed Obligations is rescinded or avoided or must otherwise be restored or returned upon or in connection with the insolvency, bankruptcy or reorganization of any French Loan Party or otherwise, each French Loan Party’s obligations under this French Guarantee with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Administrative Agent, any Issuing Bank and the Lenders are in possession of this French Guarantee. If acceleration of the time for payment of any of the French Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of any French Loan Party, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the French Guaranteed Obligations shall nonetheless be payable by the French Loan Parties promptly on demand by the Administrative Agent.

SECTION 12.07        Information. Each French Loan Party assumes all responsibility for being and keeping itself informed of the other French Loan Party’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the French Guaranteed Obligations and the nature, scope and extent of the risks that each French Loan Party assumes and incurs under this French Guarantee, and agrees that neither the Administrative Agent, any Issuing Bank nor any Lender shall have any duty to advise any French Loan Party of information known to it regarding those circumstances or risks.

SECTION 12.08        Maximum French Liability. In any action or case or proceeding involving any corporate law, or any provincial, territorial, state, federal or foreign bankruptcy, insolvency, reorganization, or any other Insolvency Law or other law affecting the rights of creditors generally, if the obligations of any French Loan Party under this French Guarantee would otherwise be held or determined to be void, voidable, avoidable, invalid or unenforceable on account of the amount of such French Loan Party’s liability under this French Guarantee, then, notwithstanding any other provision of this French Guarantee to the contrary, the amount of such liability shall, without any further action by the French Guarantors or the Administrative Agent, any Issuing Bank or any Lender, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or case or proceeding (such highest amount determined hereunder being the relevant French Loan Party’s “Maximum French Liability.”) This Section with respect to the Maximum French Liability of each French Loan Party is intended solely to preserve the rights of the Administrative Agent, the Issuing Banks and the Lenders to the maximum extent not subject to avoidance under applicable law, and no French Loan Party nor any other Person shall have any right or claim under this Section with respect to such Maximum French Liability, except to the extent necessary so that the obligations of any French Loan Party hereunder shall not be rendered voidable under applicable law. Each French Loan Party agrees that, to the fullest extent permitted by applicable law, the French Guaranteed Obligations may at any time and from time to time exceed the Maximum French Liability of each French Loan Party without impairing this French Guarantee or affecting the rights and remedies of the Administrative Agent, the Issuing Banks or the Lenders hereunder, provided that, nothing in this sentence shall be construed to increase any French Loan Party’s obligations hereunder beyond its Maximum French Liability.

SECTION 12.09        French Guarantee Limitations.SECTION 12.10 Notwithstanding any other provision of this French Loan Guaranty to the contrary:

(a)            the Guaranteed Obligations of each French Loan Party under this French Loan Guaranty shall be limited to (i) the payment obligations of the direct or indirect Subsidiaries of that French Loan Party under this Agreement and other Loan Documents and incurred by those Subsidiaries as Borrower and not as Guarantor (if they are not French Loan Party) or as Borrower and/or Guarantors (if they are French Loan Party); and (ii) the payment obligations of any other Loan Party or Subsidiary of a Loan Party under this Agreement and other Loan Documents which is not a direct or indirect Subsidiary of that French Loan Party (a “Guaranteed Loan Party”), limited at any time (A) to the payments obligations of that Guaranteed Loan Party but (B) not exceeding the aggregate of all amounts in principal and interest borrowed by that Loan Party to the extent directly or indirectly on lent or otherwise made available by that Guaranteed Loan Party to that French Loan Party or its Subsidiaries by way of intra group loans funded out of the proceeds of the relevant Loans or similar arrangements and outstanding on the date that French Loan Party must pay under this Article XII), it being specified that (1) any payment made by such French Loan Party under this Article XII in respect of the obligations of any Guaranteed Loan Party shall reduce pro tanto the outstanding amount of the intra-group loans (if any) due by such French Guarantor to that Guaranteed Loan Party under the relevant intercompany loan arrangements referred to above and that (2) for the avoidance of doubt, any payment made by a French Loan Party under this French Loan Guaranty in respect of the obligations of that French Loan Party shall reduce pro tanto the outstanding amount of the intra group loans due by that French Loan Party under the intra group loans referred to above;

(b)            a French Loan Party shall not secure liabilities under this Agreement or other Loan Documents which (i) would result in that French Loan Party not complying with French financial assistance rules set out in article L. 225-216 of the French Commercial Code and/or (ii) would constitute a misuse of corporate assets within the meaning of article L. 241-3 or L. 242-6 of the French Commercial Code or any other law or regulations having the same effect, as interpreted by French courts or any other law or regulations having the same effect, as interpreted by French courts and/or (iii) would give rise to personal liability for the directors of that French Loan Party and/or (iv) would not be authorized under article L. 511-7 of the French Monetary and Financial Code; and

(c)            for the avoidance of doubt, any reference in this French Loan Guaranty to the joint and several liability of the French Loan Parties shall be construed as a joint and several liability subject to the limitations set forth in this Section 12.09;

(d)            notwithstanding any provision to the contrary in this Agreement, to the extent that any provision of this Agreement, or any certificate, notice or other document delivered pursuant or in connection with this Agreement is a guarantee by a French Loan Party of the obligations of any other person, or an undertaking, covenant, obligation, representation or warranty for any other person, then that French Loan Party shall not be bound by any such guarantee, undertaking, covenant, obligation, representation or warranty, save if made in respect of a group company controlled by that French Loan Party within the meaning of article L. 233-3 I., 1° and 2° of the French Commercial Code;

(e)            for the avoidance of doubt, for the purpose of the present Section 12.09, “Subsidiary” means, in relation to any company, another which is controlled by it within the meaning of article L. 233-3 I., 1° and 2° of the French Commercial Code.

SECTION 12.10        Contribution. In the event any French Loan Party (a “Paying French Loan Party”) shall make any payment or payments under this French Guarantee or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this French Guarantee, each other French Loan Party (each, a “Non-Paying French Loan Party”) shall contribute to such Paying French Loan Party an amount equal to such Non-Paying French Loan Party’s “Applicable Percentage” of such payment or payments made, or losses suffered, by such Paying French Loan Party. For purposes of this Article XII, each Non-Paying French Loan Party’s “Applicable Percentage” with respect to any such payment or loss by a Paying French Loan Party shall be determined as of the date on which such payment or loss was made by reference to the ratio of (i) such Non-Paying French Loan Party’s Maximum French Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying French Loan Party’s Maximum French Liability has not been determined, the aggregate amount of all monies received by such Non-Paying French Loan Party from the other French Loan Parties after the Effective Date (whether by loan, capital infusion or by other means) to (ii) the aggregate Maximum French Liability of all French Loan Parties hereunder (including such Paying French Loan Party) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum French Liability has not been determined for any French Loan Party, the aggregate amount of all monies received by such French Loan Parties from the other French Loan Parties after the Effective Date (whether by loan, capital infusion or by other means). Nothing in this provision shall affect any French Loan Party’s several liability for the entire amount of the French Guaranteed Obligations (up to such French Loan Party’s Maximum French Liability). Each of the French Loan Parties covenants and agrees that its right to receive any contribution under this French Guarantee from a Non-Paying French Loan Party shall be subordinate and junior in right of payment to the payment in full in cash of the French Guaranteed Obligations. This provision is for the benefit of all of the Administrative Agent, the Issuing Banks, the Lenders and the French Guarantors and may be enforced by any one, or more, or all of them in accordance with the terms hereof.

SECTION 12.11        Liability Cumulative. The liability of each French Loan Party under this Article XII is in addition to and shall be cumulative with all liabilities of each French Loan Party to the Administrative Agent, the Issuing Banks and the Lenders under this Agreement and the other Loan Documents to which such French Loan Party is a party or in respect of any obligations or liabilities of the other French Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

ARTICLE XIII

German Loan Guaranty

SECTION 13.01        Guarantee. Each German Loan Party hereby agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to the Lenders, the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the German Secured Obligations and all costs and expenses, including, without limitation, all court costs and attorneys’ fees and expenses paid or incurred by the Administrative Agent, any Issuing Bank and any Lender in endeavoring to collect all or any part of the German Secured Obligations from, or in prosecuting any action against, any German Borrower, any German Guarantor or any other guarantor of all or any part of the German Secured Obligations (such costs and expenses, together with the German Secured Obligations, collectively, the “German Guaranteed Obligations”). Each German Guarantor further agrees that the German Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. All terms of this German Guarantee apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of any Lender or Issuing Bank that extended any portion of the German Guaranteed Obligations.

SECTION 13.02        Guarantee of Payment. This German Guarantee is a guaranty of payment and not of collection. Each German Guarantor waives, to the fullest extent permitted by applicable law, any right to require the Administrative Agent, any Issuing Bank or any Lender (each, a “German Obligated Party”) to sue any German Borrower, any German Guarantor, any other guarantor, or any other Person obligated for all or any part of the German Guaranteed Obligations, or otherwise to enforce its payment against any collateral securing all or any part of the German Guaranteed Obligations. In addition, as an original and independent obligation under this German Guarantee, each German Loan Party shall:

(a)            indemnify each German Obligated Party and its successors, endorsees, transferees and assigns and keep the German Obligated Parties indemnified against all costs, losses, expenses and liabilities of whatever kind resulting from the failure by the German Loan Parties or any of them, to make due and punctual payment of any of the German Secured Obligations or resulting from any of the German Secured Obligations being or becoming void, voidable, unenforceable or ineffective against any German Loan Party (including, but without limitation, all legal and other costs, charges and expenses incurred by each German Obligated Party, or any of them, in connection with preserving or enforcing, or attempting to preserve or enforce, its rights under this German Guarantee); and

(b)            pay on demand the amount of such costs, losses, expenses and liabilities whether or not any of the German Obligated Parties has attempted to enforce any rights against any German Loan Party with respect to the German Secured Obligations.

SECTION 13.03        No Discharge or Diminishment of German Guarantee.

(a)            Except as otherwise provided for herein, to the fullest extent permitted by applicable law, the obligations of each German Loan Party hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the payment in full in cash of the German Guaranteed Obligations), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration or compromise of any of the German Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of any German Borrower or any other German Obligated Party liable for any of the German Guaranteed Obligations; (iii) any insolvency, bankruptcy, winding-up, liquidation, reorganization or other similar case or proceeding affecting any German Obligated Party or their assets or any resulting release or discharge of any obligation of any German Obligated Party; or (iv) the existence of any claim, setoff or other rights which any German Loan Party may have at any time against any German Obligated Party, the Administrative Agent, each Issuing Bank, any Lender or any other person, whether in connection herewith or in any unrelated transactions.

(b)            The obligations of each German Loan Party hereunder, to the fullest extent permitted by applicable law, are not subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the German Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any German Obligated Party, of the German Guaranteed Obligations or any part thereof.

(c)            Further, to the fullest extent permitted by applicable law, the obligations of any German Loan Party hereunder are not discharged or impaired or otherwise affected by: (i) the failure of the Administrative Agent, any Issuing Bank or any Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the German Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the German Guaranteed Obligations; (iii) any release, non-perfection or invalidity of any indirect or direct security for the obligations of the German Borrowers for all or any part of the German Guaranteed Obligations or any obligations of any other German Obligated Party liable for any of the German Guaranteed Obligations; (iv) any action or failure to act by the Administrative Agent, any Issuing Bank or any Lender with respect to any collateral securing any part of the German Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the German Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such German Loan Party or that would otherwise operate as a discharge of any German Loan Party as a matter of law or equity (other than the payment in full in cash of the German Guaranteed Obligations).

SECTION 13.04        Defenses Waived. To the fullest extent permitted by applicable law, each German Loan Party hereby waives any defense based on or arising out of any defense of any German Loan Party or the unenforceability of all or any part of the German Guaranteed Obligations from any cause, or the cessation from any cause of the liability of any German Loan Party, other than the payment in full in cash of the German Guaranteed Obligations. Without limiting the generality of the foregoing, to the fullest extent permitted by applicable law, each German Loan Party irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any German Obligated Party, or any other Person. To the fullest extent permitted by applicable law, each German Loan Party confirms that it is not a surety under any state law and shall not raise any such law as a defense to its obligations hereunder. The Administrative Agent may, at its election, foreclose on, or otherwise enforce against, any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the German Guaranteed Obligations, compromise or adjust any part of the German Guaranteed Obligations, make any other accommodation with any German Obligated Party or exercise any other right or remedy available to it against any German Obligated Party, without affecting or impairing in any way the liability of such German Guarantor under this German Guarantee to the fullest extent permitted by applicable law, except to the extent the German Guaranteed Obligations have been fully paid in cash. To the fullest extent permitted by applicable law, each German Loan Party waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any German Loan Party against any German Obligated Party or any security.

SECTION 13.05        Rights of Subrogation. No German Loan Party will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification, that it has against any German Obligated Party, or any Collateral, until the German Loan Parties have fully performed all their obligations to the Administrative Agent, the Issuing Banks and the Lenders.

SECTION 13.06        Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the German Guaranteed Obligations is rescinded or avoided or must otherwise be restored or returned upon or in connection with the insolvency, bankruptcy or reorganization of any German Loan Party or otherwise, each German Loan Party’s obligations under this German Guarantee with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Administrative Agent, any Issuing Bank and the Lenders are in possession of this German Guarantee. If acceleration of the time for payment of any of the German Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of any German Loan Party, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the German Guaranteed Obligations shall nonetheless be payable by the German Loan Parties promptly on demand by the Administrative Agent.

SECTION 13.07        Information. Each German Loan Party assumes all responsibility for being and keeping itself informed of the other German Loan Party’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the German Guaranteed Obligations and the nature, scope and extent of the risks that each German Loan Party assumes and incurs under this German Guarantee, and agrees that neither the Administrative Agent, any Issuing Bank nor any Lender shall have any duty to advise any German Loan Party of information known to it regarding those circumstances or risks.

SECTION 13.08        Maximum German Liability. In any action or case or proceeding involving any corporate law, or any provincial, territorial, state, federal or foreign bankruptcy, insolvency, reorganization, or any other Insolvency Law or other law affecting the rights of creditors generally, if the obligations of any German Loan Party under this German Guarantee would otherwise be held or determined to be void, voidable, avoidable, invalid or unenforceable on account of the amount of such German Loan Party’s liability under this German Guarantee, then, notwithstanding any other provision of this German Guarantee to the contrary, the amount of such liability shall, without any further action by the German Guarantors or the Administrative Agent, any Issuing Bank or any Lender, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or case or proceeding (such highest amount determined hereunder being the relevant German Loan Party’s “Maximum German Liability.” This Section with respect to the Maximum German Liability of each German Loan Party is intended solely to preserve the rights of the Administrative Agent, the Issuing Banks and the Lenders to the maximum extent not subject to avoidance under applicable law, and no German Loan Party nor any other Person shall have any right or claim under this Section with respect to such Maximum German Liability, except to the extent necessary so that the obligations of any German Loan Party hereunder shall not be rendered voidable under applicable law. Each German Loan Party agrees that, to the fullest extent permitted by applicable law, the German Guaranteed Obligations may at any time and from time to time exceed the Maximum German Liability of each German Loan Party without impairing this German Guarantee or affecting the rights and remedies of the Administrative Agent, the Issuing Banks or the Lenders hereunder, provided that, nothing in this sentence shall be construed to increase any German Loan Party’s obligations hereunder beyond its Maximum German Liability.

SECTION 13.09        Contribution. In the event any German Loan Party (a “Paying German Loan Party”) shall make any payment or payments under this German Guarantee or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this German Guarantee, each other German Loan Party (each, a “Non-Paying German Loan Party”) shall contribute to such Paying German Loan Party an amount equal to such Non-Paying German Loan Party’s “Applicable Percentage” of such payment or payments made, or losses suffered, by such Paying German Loan Party. For purposes of this Article XIII, each Non-Paying German Loan Party’s “Applicable Percentage” with respect to any such payment or loss by a Paying German Loan Party shall be determined as of the date on which such payment or loss was made by reference to the ratio of (i) such Non-Paying German Loan Party’s Maximum German Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying German Loan Party’s Maximum German Liability has not been determined, the aggregate amount of all monies received by such Non-Paying German Loan Party from the other German Loan Parties after the Effective Date (whether by loan, capital infusion or by other means) to (ii) the aggregate Maximum German Liability of all German Loan Parties hereunder (including such Paying German Loan Party) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum German Liability has not been determined for any German Loan Party, the aggregate amount of all monies received by such German Loan Parties from the other German Loan Parties after the Effective Date (whether by loan, capital infusion or by other means). Nothing in this provision shall affect any German Loan Party’s several liability for the entire amount of the German Guaranteed Obligations (up to such German Loan Party’s Maximum German Liability). Each of the German Loan Parties covenants and agrees that its right to receive any contribution under this German Guarantee from a Non-Paying German Loan Party shall be subordinate and junior in right of payment to the payment in full in cash of the German Guaranteed Obligations. This provision is for the benefit of all of the Administrative Agent, the Issuing Banks, the Lenders and the German Guarantors and may be enforced by any one, or more, or all of them in accordance with the terms hereof.

SECTION 13.10        Liability Cumulative. The liability of each German Loan Party under this Article XIII is in addition to and shall be cumulative with all liabilities of each German Loan Party to the Administrative Agent, the Issuing Banks and the Lenders under this Agreement and the other Loan Documents to which such German Loan Party is a party or in respect of any obligations or liabilities of the other German Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

ARTICLE XIV

Hong Kong Loan Guaranty

SECTION 14.01        Guarantee. Each Hong Kong Loan Party hereby agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to the Lenders, the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Hong Kong Secured Obligations and all costs and expenses, including, without limitation, all court costs and attorneys’ fees and expenses paid or incurred by the Administrative Agent, any Issuing Bank and any Lender in endeavoring to collect all or any part of the Hong Kong Secured Obligations from, or in prosecuting any action against, any Hong Kong Borrower, any Hong Kong Guarantor or any other guarantor of all or any part of the Hong Kong Secured Obligations (such costs and expenses, together with the Hong Kong Secured Obligations, collectively, the “Hong Kong Guaranteed Obligations”). Each Hong Kong Guarantor further agrees that the Hong Kong Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. All terms of this Hong Kong Guarantee apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of any Lender or Issuing Bank that extended any portion of the Hong Kong Guaranteed Obligations.

SECTION 14.02        Guarantee of Payment. This Hong Kong Guarantee is a guaranty of payment and not of collection. Each Hong Kong Guarantor waives, to the fullest extent permitted by applicable law, any right to require the Administrative Agent, any Issuing Bank or any Lender (each, a “Hong Kong Obligated Party”) to sue any Hong Kong Borrower, any Hong Kong Guarantor, any other guarantor, or any other Person obligated for all or any part of the Hong Kong Guaranteed Obligations, or otherwise to enforce its payment against any collateral securing all or any part of the Hong Kong Guaranteed Obligations. In addition, as an original and independent obligation under this Hong Kong Guarantee, each Hong Kong Loan Party shall:

(a)            indemnify each Hong Kong Obligated Party and its successors, endorsees, transferees and assigns and keep the Hong Kong Obligated Parties indemnified against all costs, losses, expenses and liabilities of whatever kind resulting from the failure by the Hong Kong Loan Parties or any of them, to make due and punctual payment of any of the Hong Kong Secured Obligations or resulting from any of the Hong Kong Secured Obligations being or becoming void, voidable, unenforceable or ineffective against any Hong Kong Loan Party (including, but without limitation, all legal and other costs, charges and expenses incurred by each Hong Kong Obligated Party, or any of them, in connection with preserving or enforcing, or attempting to preserve or enforce, its rights under this Hong Kong Guarantee); and

(b)            pay on demand the amount of such costs, losses, expenses and liabilities whether or not any of the Hong Kong Obligated Parties has attempted to enforce any rights against any Hong Kong Loan Party with respect to the Hong Kong Secured Obligations.

SECTION 14.03        No Discharge or Diminishment of Hong Kong Guarantee.

(a)            Except as otherwise provided for herein, to the fullest extent permitted by applicable law, the obligations of each Hong Kong Loan Party hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the payment in full in cash of the Hong Kong Guaranteed Obligations), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration or compromise of any of the Hong Kong Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of any Hong Kong Borrower or any other Hong Kong Obligated Party liable for any of the Hong Kong Guaranteed Obligations; (iii) any insolvency, bankruptcy, winding-up, liquidation, reorganization or other similar case or proceeding affecting any Hong Kong Obligated Party or their assets or any resulting release or discharge of any obligation of any Hong Kong Obligated Party; or (iv) the existence of any claim, setoff or other rights which any Hong Kong Loan Party may have at any time against any Hong Kong Obligated Party, the Administrative Agent, each Issuing Bank, any Lender or any other person, whether in connection herewith or in any unrelated transactions.

(b)            The obligations of each Hong Kong Loan Party hereunder, to the fullest extent permitted by applicable law, are not subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Hong Kong Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Hong Kong Obligated Party, of the Hong Kong Guaranteed Obligations or any part thereof.

(c)            Further, to the fullest extent permitted by applicable law, the obligations of any Hong Kong Loan Party hereunder are not discharged or impaired or otherwise affected by: (i) the failure of the Administrative Agent, any Issuing Bank or any Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Hong Kong Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Hong Kong Guaranteed Obligations; (iii) any release, non-perfection or invalidity of any indirect or direct security for the obligations of the Hong Kong Borrowers for all or any part of the Hong Kong Guaranteed Obligations or any obligations of any other Hong Kong Obligated Party liable for any of the Hong Kong Guaranteed Obligations; (iv) any action or failure to act by the Administrative Agent, any Issuing Bank or any Lender with respect to any collateral securing any part of the Hong Kong Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Hong Kong Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Hong Kong Loan Party or that would otherwise operate as a discharge of any Hong Kong Loan Party as a matter of law or equity (other than the payment in full in cash of the Hong Kong Guaranteed Obligations).

SECTION 14.04        Defenses Waived. To the fullest extent permitted by applicable law, each Hong Kong Loan Party hereby waives any defense based on or arising out of any defense of any Hong Kong Loan Party or the unenforceability of all or any part of the Hong Kong Guaranteed Obligations from any cause, or the cessation from any cause of the liability of any Hong Kong Loan Party, other than the payment in full in cash of the Hong Kong Guaranteed Obligations. Without limiting the generality of the foregoing, to the fullest extent permitted by applicable law, each Hong Kong Loan Party irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Hong Kong Obligated Party, or any other Person. To the fullest extent permitted by applicable law, each Hong Kong Loan Party confirms that it is not a surety under any state law and shall not raise any such law as a defense to its obligations hereunder. The Administrative Agent may, at its election, foreclose on, or otherwise enforce against, any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Hong Kong Guaranteed Obligations, compromise or adjust any part of the Hong Kong Guaranteed Obligations, make any other accommodation with any Hong Kong Obligated Party or exercise any other right or remedy available to it against any Hong Kong Obligated Party, without affecting or impairing in any way the liability of such Hong Kong Guarantor under this Hong Kong Guarantee to the fullest extent permitted by applicable law, except to the extent the Hong Kong Guaranteed Obligations have been fully paid in cash. To the fullest extent permitted by applicable law, each Hong Kong Loan Party waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Hong Kong Loan Party against any Hong Kong Obligated Party or any security.

SECTION 14.05        Rights of Subrogation. No Hong Kong Loan Party will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification, that it has against any Hong Kong Obligated Party, or any Collateral, until the Hong Kong Loan Parties have fully performed all their obligations to the Administrative Agent, the Issuing Banks and the Lenders.

SECTION 14.06        Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Hong Kong Guaranteed Obligations is rescinded or avoided or must otherwise be restored or returned upon or in connection with the insolvency, bankruptcy or reorganization of any Hong Kong Loan Party or otherwise, each Hong Kong Loan Party’s obligations under this Hong Kong Guarantee with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Administrative Agent, any Issuing Bank and the Lenders are in possession of this Hong Kong Guarantee. If acceleration of the time for payment of any of the Hong Kong Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of any Hong Kong Loan Party, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Hong Kong Guaranteed Obligations shall nonetheless be payable by the Hong Kong Loan Parties promptly on demand by the Administrative Agent.

SECTION 14.07        Information. Each Hong Kong Loan Party assumes all responsibility for being and keeping itself informed of the other Hong Kong Loan Party’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Hong Kong Guaranteed Obligations and the nature, scope and extent of the risks that each Hong Kong Loan Party assumes and incurs under this Hong Kong Guarantee, and agrees that neither the Administrative Agent, any Issuing Bank nor any Lender shall have any duty to advise any Hong Kong Loan Party of information known to it regarding those circumstances or risks.

SECTION 14.08        Maximum Hong Kong Liability. In any action or case or proceeding involving any corporate law, or any provincial, territorial, state, federal or foreign bankruptcy, insolvency, reorganization, any other Insolvency Law or other law affecting the rights of creditors generally, if the obligations of any Hong Kong Loan Party under this Hong Kong Guarantee would otherwise be held or determined to be void, voidable, avoidable, invalid or unenforceable on account of the amount of such Hong Kong Loan Party’s liability under this Hong Kong Guarantee, then, notwithstanding any other provision of this Hong Kong Guarantee to the contrary, the amount of such liability shall, without any further action by the Hong Kong Guarantors or the Administrative Agent, any Issuing Bank or any Lender, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Hong Kong Loan Party’s “Maximum Hong Kong Liability.” This Section with respect to the Maximum Hong Kong Liability of each Hong Kong Loan Party is intended solely to preserve the rights of the Administrative Agent, the Issuing Banks and the Lenders to the maximum extent not subject to avoidance under applicable law, and no Hong Kong Loan Party nor any other Person shall have any right or claim under this Section with respect to such Maximum Hong Kong Liability, except to the extent necessary so that the obligations of any Hong Kong Loan Party hereunder shall not be rendered voidable under applicable law. Each Hong Kong Loan Party agrees that, to the fullest extent permitted by applicable law, the Hong Kong Guaranteed Obligations may at any time and from time to time exceed the Maximum Hong Kong Liability of each Hong Kong Loan Party without impairing this Hong Kong Guarantee or affecting the rights and remedies of the Administrative Agent, the Issuing Banks or the Lenders hereunder, provided that, nothing in this sentence shall be construed to increase any Hong Kong Loan Party’s obligations hereunder beyond its Maximum Hong Kong Liability.

SECTION 14.09        Contribution. In the event any Hong Kong Loan Party (a “Paying Hong Kong Loan Party”) shall make any payment or payments under this Hong Kong Guarantee or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this Hong Kong Guarantee, each other Hong Kong Loan Party (each, a “Non-Paying Hong Kong Loan Party”) shall contribute to such Paying Hong Kong Loan Party an amount equal to such Non-Paying Hong Kong Loan Party’s “Applicable Percentage” of such payment or payments made, or losses suffered, by such Paying Hong Kong Loan Party. For purposes of this Article XIV, each Non-Paying Hong Kong Loan Party’s “Applicable Percentage” with respect to any such payment or loss by a Paying Hong Kong Loan Party shall be determined as of the date on which such payment or loss was made by reference to the ratio of (i) such Non-Paying Hong Kong Loan Party’s Maximum Hong Kong Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying Hong Kong Loan Party’s Maximum Hong Kong Liability has not been determined, the aggregate amount of all monies received by such Non-Paying Hong Kong Loan Party from the other Hong Kong Loan Parties after the Effective Date (whether by loan, capital infusion or by other means) to (ii) the aggregate Maximum Hong Kong Liability of all Hong Kong Loan Parties hereunder (including such Paying Hong Kong Loan Party) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum Hong Kong Liability has not been determined for any Hong Kong Loan Party, the aggregate amount of all monies received by such Hong Kong Loan Parties from the other Hong Kong Loan Parties after the Effective Date (whether by loan, capital infusion or by other means). Nothing in this provision shall affect any Hong Kong Loan Party’s several liability for the entire amount of the Hong Kong Guaranteed Obligations (up to such Hong Kong Loan Party’s Maximum Hong Kong Liability). Each of the Hong Kong Loan Parties covenants and agrees that its right to receive any contribution under this Hong Kong Guarantee from a Non-Paying Hong Kong Loan Party shall be subordinate and junior in right of payment to the payment in full in cash of the Hong Kong Guaranteed Obligations. This provision is for the benefit of all of the Administrative Agent, the Issuing Banks, the Lenders and the Hong Kong Guarantors and may be enforced by any one, or more, or all of them in accordance with the terms hereof.

SECTION 14.10        Liability Cumulative. The liability of each Hong Kong Loan Party under this Article XIV is in addition to and shall be cumulative with all liabilities of each Hong Kong Loan Party to the Administrative Agent, the Issuing Banks and the Lenders under this Agreement and the other Loan Documents to which such Hong Kong Loan Party is a party or in respect of any obligations or liabilities of the other Hong Kong Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

ARTICLE XV

Swiss Loan Guaranty

SECTION 15.01        Guarantee. Each Swiss Loan Party hereby agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to the Lenders, the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Swiss Secured Obligations and all costs and expenses, including, without limitation, all court costs and attorneys’ fees and expenses paid or incurred by the Administrative Agent, any Issuing Bank and any Lender in endeavoring to collect all or any part of the Swiss Secured Obligations from, or in prosecuting any action against, the Swiss Borrowers, any Swiss Guarantor or any other guarantor of all or any part of the Swiss Secured Obligations (such costs and expenses, together with the Swiss Secured Obligations, collectively, the “Swiss Guaranteed Obligations”). Each Swiss Guarantor further agrees that the Swiss Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. All terms of this Swiss Guarantee apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of any Lender or Issuing Bank that extended any portion of the Swiss Guaranteed Obligations. In any event and notwithstanding anything to the contrary in this Article XV, this Agreement or any other Loan Document, prior to the Swiss business day after the date of publication printed on the issue of the Swiss Official Gazette of Commerce in which it is published that Fossil Switzerland has amended its articles of association in accordance with Section 5.25, the term “Swiss Guaranteed Obligations” shall, in respect of Fossil Switzerland, be read as to exclusively refer to the obligations of Fossil Switzerland and its subsidiaries.

SECTION 15.02        Guarantee of Payment. This Swiss Guarantee is a guaranty of payment and not of collection. Each Swiss Guarantor waives, to the fullest extent permitted by applicable law, any right to require the Administrative Agent, any Issuing Bank or any Lender (each, a “Swiss Obligated Party”) to sue the Swiss Borrowers, any Swiss Guarantor, any other guarantor, or any other Person obligated for all or any part of the Swiss Guaranteed Obligations, or otherwise to enforce its payment against any collateral securing all or any part of the Swiss Guaranteed Obligations. In addition, as an original and independent obligation under this Swiss Guarantee, each Swiss Loan Party shall:

(a)            indemnify each Swiss Obligated Party and its successors, endorsees, transferees and assigns and keep the Swiss Obligated Parties indemnified against all costs, losses, expenses and liabilities of whatever kind resulting from the failure by the Swiss Loan Parties or any of them, to make due and punctual payment of any of the Swiss Secured Obligations or resulting from any of the Swiss Secured Obligations being or becoming void, voidable, unenforceable or ineffective against any Swiss Loan Party (including, but without limitation, all legal and other costs, charges and expenses incurred by each Swiss Obligated Party, or any of them, in connection with preserving or enforcing, or attempting to preserve or enforce, its rights under this Swiss Guarantee); and

(b)           pay on demand the amount of such costs, losses, expenses and liabilities whether or not any of the Swiss Obligated Parties has attempted to enforce any rights against any Swiss Loan Party with respect to the Swiss Secured Obligations.

SECTION 15.03        No Discharge or Diminishment of Swiss Guarantee.

(a)            Except as otherwise provided for herein, to the fullest extent permitted by applicable law, the obligations of each Swiss Loan Party hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the payment in full in cash of the Swiss Guaranteed Obligations), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration or compromise of any of the Swiss Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of any Swiss Borrower or any other Swiss Obligated Party liable for any of the Swiss Guaranteed Obligations; (iii) any insolvency, bankruptcy, winding-up, liquidation, reorganization or other similar case or proceeding affecting any Swiss Obligated Party or their assets or any resulting release or discharge of any obligation of any Swiss Obligated Party; or (iv) the existence of any claim, setoff or other rights which any Swiss Loan Party may have at any time against any Swiss Obligated Party, the Administrative Agent, each Issuing Bank, any Lender or any other person, whether in connection herewith or in any unrelated transactions.

(b)            The obligations of each Swiss Loan Party hereunder are not subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Swiss Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Swiss Obligated Party, of the Swiss Guaranteed Obligations or any part thereof.

(c)             Further, to the fullest extent permitted by applicable law, the obligations of any Swiss Loan Party hereunder are not discharged or impaired or otherwise affected by: (i) the failure of the Administrative Agent, any Issuing Bank or any Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Swiss Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Swiss Guaranteed Obligations; (iii) any release, non-perfection or invalidity of any indirect or direct security for the obligations of any Swiss Borrower for all or any part of the Swiss Guaranteed Obligations or any obligations of any other Swiss Obligated Party liable for any of the Swiss Guaranteed Obligations; (iv) any action or failure to act by the Administrative Agent, any Issuing Bank or any Lender with respect to any collateral securing any part of the Swiss Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Swiss Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Swiss Loan Party or that would otherwise operate as a discharge of any Swiss Loan Party as a matter of law or equity (other than the payment in full in cash of the Swiss Guaranteed Obligations).

SECTION 15.04        Defenses Waived. To the fullest extent permitted by applicable law, each Swiss Loan Party hereby waives any defense based on or arising out of any defense of any Swiss Loan Party or the unenforceability of all or any part of the Swiss Guaranteed Obligations from any cause, or the cessation from any cause of the liability of any Swiss Loan Party, other than the payment in full in cash of the Swiss Guaranteed Obligations. Without limiting the generality of the foregoing, to the fullest extent permitted by applicable law, each Swiss Loan Party irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Swiss Obligated Party, or any other Person. To the fullest extent permitted by applicable law, each Swiss Loan Party confirms that it is not a surety under any state law and shall not raise any such law as a defense to its obligations hereunder. The Administrative Agent may, at its election, foreclose on, or otherwise enforce against, any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Swiss Guaranteed Obligations, compromise or adjust any part of the Swiss Guaranteed Obligations, make any other accommodation with any Swiss Obligated Party or exercise any other right or remedy available to it against any Swiss Obligated Party, without affecting or impairing in any way the liability of such Swiss Guarantor under this Swiss Guarantee to the fullest extent permitted by applicable law, except to the extent the Swiss Guaranteed Obligations have been fully paid in cash. To the fullest extent permitted by applicable law, each Swiss Loan Party waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Swiss Loan Party against any Swiss Obligated Party or any security.

SECTION 15.05        Rights of Subrogation. No Swiss Loan Party will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification, that it has against any Swiss Obligated Party, or any Collateral, until the Swiss Loan Parties have fully performed all their obligations to the Administrative Agent, the Issuing Banks and the Lenders.

SECTION 15.06        Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Swiss Guaranteed Obligations is rescinded or avoided or must otherwise be restored or returned upon or in connection with the insolvency, bankruptcy or reorganization of any Swiss Loan Party or otherwise, each Swiss Loan Party’s obligations under this Swiss Guarantee with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Administrative Agent, any Issuing Bank and the Lenders are in possession of this Swiss Guarantee. If acceleration of the time for payment of any of the Swiss Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of any Swiss Loan Party, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Swiss Guaranteed Obligations shall nonetheless be payable by the Swiss Loan Parties promptly on demand by the Administrative Agent.

SECTION 15.07        Information. Each Swiss Loan Party assumes all responsibility for being and keeping itself informed of the other Swiss Loan Party’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Swiss Guaranteed Obligations and the nature, scope and extent of the risks that each Swiss Loan Party assumes and incurs under this Swiss Guarantee, and agrees that neither the Administrative Agent, any Issuing Bank nor any Lender shall have any duty to advise any Swiss Loan Party of information known to it regarding those circumstances or risks.

SECTION 15.08        Maximum Swiss Liability. In any action or case or proceeding involving any corporate law, or any provincial, territorial, state, federal or foreign bankruptcy, insolvency, reorganization, any other Insolvency Law or other law affecting the rights of creditors generally, if the obligations of any Swiss Loan Party under this Swiss Guarantee would otherwise be held or determined to be void, voidable, avoidable, invalid or unenforceable on account of the amount of such Swiss Loan Party’s liability under this Swiss Guarantee, then, notwithstanding any other provision of this Swiss Guarantee to the contrary, the amount of such liability shall, without any further action by the Swiss Guarantors or the Administrative Agent, any Issuing Bank or any Lender, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Swiss Loan Party’s “Maximum Swiss Liability.” This Section with respect to the Maximum Swiss Liability of each Swiss Loan Party is intended solely to preserve the rights of the Administrative Agent, the Issuing Banks and the Lenders to the maximum extent not subject to avoidance under applicable law, and no Swiss Loan Party nor any other Person shall have any right or claim under this Section with respect to such Maximum Swiss Liability, except to the extent necessary so that the obligations of any Swiss Loan Party hereunder shall not be rendered voidable under applicable law. Each Swiss Loan Party agrees that, to the fullest extent permitted by applicable law, the Swiss Guaranteed Obligations may at any time and from time to time exceed the Maximum Swiss Liability of each Swiss Loan Party without impairing this Swiss Guarantee or affecting the rights and remedies of the Administrative Agent, the Issuing Banks or the Lenders hereunder, provided that, nothing in this sentence shall be construed to increase any Swiss Loan Party’s obligations hereunder beyond its Maximum Swiss Liability.

SECTION 15.09        Contribution. In the event any Swiss Loan Party (a “Paying Swiss Loan Party”) shall make any payment or payments under this Swiss Guarantee or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this Swiss Guarantee, each other Swiss Loan Party (each, a “Non-Paying Swiss Loan Party”) shall contribute to such Paying Swiss Loan Party an amount equal to such Non-Paying Swiss Loan Party’s “Applicable Percentage” of such payment or payments made, or losses suffered, by such Paying Swiss Loan Party. For purposes of this Article XV, each Non-Paying Swiss Loan Party’s “Applicable Percentage” with respect to any such payment or loss by a Paying Swiss Loan Party shall be determined as of the date on which such payment or loss was made by reference to the ratio of (i) such Non-Paying Swiss Loan Party’s Maximum Swiss Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying Swiss Loan Party’s Maximum Swiss Liability has not been determined, the aggregate amount of all monies received by such Non-Paying Swiss Loan Party from the other Swiss Loan Parties after the Effective Date (whether by loan, capital infusion or by other means) to (ii) the aggregate Maximum Swiss Liability of all Swiss Loan Parties hereunder (including such Paying Swiss Loan Party) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum Swiss Liability has not been determined for any Swiss Loan Party, the aggregate amount of all monies received by such Swiss Loan Parties from the other Swiss Loan Parties after the Effective Date (whether by loan, capital infusion or by other means). Nothing in this provision shall affect any Swiss Loan Party’s several liability for the entire amount of the Swiss Guaranteed Obligations (up to such Swiss Loan Party’s Maximum Swiss Liability). Each of the Swiss Loan Parties covenants and agrees that its right to receive any contribution under this Swiss Guarantee from a Non-Paying Swiss Loan Party shall be subordinate and junior in right of payment to the payment in full in cash of the Swiss Guaranteed Obligations. This provision is for the benefit of all of the Administrative Agent, the Issuing Banks, the Lenders and the Swiss Guarantors and may be enforced by any one, or more, or all of them in accordance with the terms hereof.

SECTION 15.10        Liability Cumulative. The liability of each Swiss Loan Party under this Article XV is in addition to and shall be cumulative with all liabilities of each Swiss Loan Party to the Administrative Agent, the Issuing Banks and the Lenders under this Agreement and the other Loan Documents to which such Swiss Loan Party is a party or in respect of any obligations or liabilities of the other Swiss Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

SECTION 15.11        Swiss Limitation.

(a)            The Swiss Guaranteed Obligations and any other obligation of any Swiss Loan Party under any Loan Document (the “Swiss Guarantor Obligations”) shall be subject to the following limitations:

(i)             If and to the extent that a Swiss Guarantor Obligation guarantees or otherwise secures obligations other than obligations of one of the relevant Swiss Loan Parties’ direct or indirect Subsidiaries (i.e. obligations of its respective direct or indirect parent companies (up-stream liabilities) or sister companies (cross-stream liabilities)) (the “Restricted Obligations”) and that performing the relevant Swiss Guarantor Obligation with respect to Restricted Obligations would not be permitted under Swiss corporate law then applicable, then such obligations and payment amount shall from time to time be limited to the amount permitted to be paid under applicable Swiss law; provided that such limited amount shall at no time be less than the relevant Swiss Loan Party’s distributable capital (presently being the balance sheet profits and any reserves available for distribution) at the time or times performance of the relevant Swiss Guarantor Obligation is due or requested from such Swiss Loan Party, and further provided that such limitation (as may apply from time to time or not) shall not (generally or definitively) release the relevant Swiss Loan Party from its Swiss Guarantor Obligations in excess thereof, but merely postpone the payment date therefore until such times as payment is again permitted notwithstanding such limitation.

(ii)            In case a Swiss Loan Party who must make a payment in respect of Restricted Obligations under this Agreement is obliged to withhold Swiss Withholding Tax in respect of such payment, such Swiss Loan Party shall:

(A)           procure that such payments can be made without deduction of Swiss Withholding Tax, or with deduction of Swiss Withholding Tax at a reduced rate, by discharging the liability to such tax by notification pursuant to applicable law (including double tax treaties) rather than payment of the tax;

(B)           if the notification procedure pursuant to sub-paragraph (A) above does not apply, deduct Swiss Withholding Tax at the rate of 35 per cent. (or such other rate as in force from time to time), or if the notification procedure pursuant to sub-paragraph (A) above applies for a part of the Swiss Withholding Tax only, deduct Swiss Withholding Tax at the reduced rate resulting after the discharge of part of such tax by notification under applicable law, from any payment made by it in respect of Restricted Obligations and promptly pay any such taxes to the Swiss Federal Tax Administration (Eidgenössische Steuerverwaltung);

(C)           notify the Administrative Agent that such notification, or as the case may be, deduction has been made and provide the Administrative Agent with evidence that such a notification of the Swiss Federal Tax Administration has been made or, as the case may be, such taxes deducted have been paid to the Swiss Federal Tax Administration;

(D)           in the case of a deduction of Swiss Withholding Tax:

(1)            use its best efforts to ensure that any person other than a Lender Party, which is entitled to a full or partial refund of the Swiss Withholding Tax deducted from such payment in respect of Restricted Obligations, will, as soon as possible after such deduction (y) request a refund of the Swiss Withholding Tax under applicable law (including tax treaties) and (z) pay to the Administrative Agent upon receipt any amounts so refunded; and

(2)            if a Lender Party is entitled to a full or partial refund of the Swiss Withholding Tax deducted from such payment, and if requested by the Administrative Agent, shall provide the Administrative Agent (on its behalf or on behalf of any Lender Party) those documents that are required by law and applicable tax treaties to be provided by the payer of such tax, for each relevant Lender Party, to prepare a claim for refund of Swiss Withholding Tax.

(iii)           If a Swiss Loan Party is obliged to withhold Swiss Withholding Tax in accordance with Section 15.11(a)(ii) above, the Administrative Agent shall be entitled to further enforce the Swiss Guarantor Obligation assumed by such Swiss Loan Party and apply proceeds therefrom against the Restricted Obligations up to an amount which is equal to that amount which would have been obtained if no withholding of Swiss Withholding Tax were required, whereby such further enforcements shall always be limited to the maximum amount of the freely distributable reserves of such Swiss Guarantor as set out in Section 15.11(a)(i) above. However, the Swiss Guarantor shall not be obliged to gross-up or indemnify (or otherwise hold harmless) a Lender Party (other than pursuant to Section 2.13(o)) in relation to any deduction and payment to the Swiss Federal Tax Administration of Swiss Withholding Tax in accordance with Section 15.11(a)(ii) above if such gross-up or indemnification is illegal. In case the proceeds irrevocably received by the Administrative Agent and the other Lender Parties pursuant to Section 15.11(a)(ii)(D)(2) (refund) above and this paragraph (additional enforcements) have the effect that the proceeds received by the Administrative Agent and the other Lender Parties exceed the Swiss Secured Obligations, then the Agent or the relevant other Lender Party shall return such overcompensation to the relevant Swiss Loan Party.

(iv)           For the avoidance of doubt, this Section 15.11(a) shall not limit a Swiss Loan Party’s obligations under Section 2.13(o).

(b)            If and to the extent requested by the Administrative Agent and if and to the extent this is from time to time required under Swiss law (restricting profit distributions), in order to allow the Administrative Agent and the other Lender Parties to obtain a maximum benefit under this Agreement and any other Loan Document, as applicable, the relevant Swiss Loan Party shall, and any parent company of such Swiss Loan Party being a party to this Agreement shall procure that such Swiss Loan Party will, promptly implement all such measures and/or to promptly procure the fulfilment of all prerequisites allowing the prompt fulfilment of the Swiss Guarantor Obligations and allowing the relevant Swiss Loan Party to promptly perform its obligations and make the (requested) payment(s) hereunder from time to time, including the following:

(i)             preparation of an up-to-date audited balance sheet of the relevant Swiss Loan Party;

(ii)            confirmation of the auditors of the relevant Swiss Loan Party that the relevant amount represents (the maximum of) freely distributable capital of the relevant Swiss Loan Party;

(iii)           approval by a shareholders meeting of the relevant Swiss Loan Party of the capital distribution;

(iv)          if the enforcement of Restricted Obligations would be limited due to the effects referred to in this clause, then the relevant Swiss Loan Party shall to the extent permitted by applicable law write up or realize any of its assets that are shown in its balance sheet with a book value that is significantly lower than the market value of the assets, in case of realization, however, only if such assets are not necessary for the relevant Swiss Loan Party’s business (nicht betriebsnotwendig); and

(v)           all such other measures necessary or useful to allow payment under the Swiss Guarantor Obligation and to allow the relevant Swiss Loan Party to make the payments and perform the obligations agreed hereunder with a minimum of limitations.

ARTICLE XVI

UK Loan Guaranty

SECTION 16.01        Guarantee. Each UK Loan Party hereby agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to the Lenders, the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the UK Secured Obligations and all costs and expenses, including, without limitation, all court costs and attorneys’ fees and expenses paid or incurred by the Administrative Agent, any Issuing Bank and any Lender in endeavoring to collect all or any part of the UK Secured Obligations from, or in prosecuting any action against, any UK Borrower, any UK Guarantor or any other guarantor of all or any part of the UK Secured Obligations (such costs and expenses, together with the UK Secured Obligations, collectively, the “UK Guaranteed Obligations”). Each UK Guarantor further agrees that the UK Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. All terms of this UK Guarantee apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of any Lender or Issuing Bank that extended any portion of the UK Guaranteed Obligations.

SECTION 16.02        Guarantee of Payment. This UK Guarantee is a guaranty of payment and not of collection. Each UK Guarantor waives, to the fullest extent permitted by applicable law, any right to require the Administrative Agent, any Issuing Bank or any Lender (each, a “UK Obligated Party”) to sue any UK Borrower, any UK Guarantor, any other guarantor, or any other Person obligated for all or any part of the UK Guaranteed Obligations, or otherwise to enforce its payment against any collateral securing all or any part of the UK Guaranteed Obligations. In addition, as an original and independent obligation under this UK Guarantee, each UK Loan Party shall:

(a)            indemnify each UK Obligated Party and its successors, endorsees, transferees and assigns and keep the UK Obligated Parties indemnified against all costs, losses, expenses and liabilities of whatever kind resulting from the failure by the UK Loan Parties or any of them, to make due and punctual payment of any of the UK Secured Obligations or resulting from any of the UK Secured Obligations being or becoming void, voidable, unenforceable or ineffective against any UK Loan Party (including, but without limitation, all legal and other costs, charges and expenses incurred by each UK Obligated Party, or any of them, in connection with preserving or enforcing, or attempting to preserve or enforce, its rights under this UK Guarantee); and

(b)            pay on demand the amount of such costs, losses, expenses and liabilities whether or not any of the UK Obligated Parties has attempted to enforce any rights against any UK Loan Party with respect to the UK Secured Obligations.

SECTION 16.03        No Discharge or Diminishment of UK Guarantee.

(a)            Except as otherwise provided for herein, to the fullest extent permitted by applicable law, the obligations of each UK Loan Party hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the payment in full in cash of the UK Guaranteed Obligations), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration or compromise of any of the UK Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of any UK Borrower or any other UK Obligated Party liable for any of the UK Guaranteed Obligations; (iii) any insolvency, bankruptcy, winding-up, liquidation, reorganization or other similar case or proceeding affecting any UK Obligated Party or their assets or any resulting release or discharge of any obligation of any UK Obligated Party; or (iv) the existence of any claim, setoff or other rights which any UK Loan Party may have at any time against any UK Obligated Party, the Administrative Agent, each Issuing Bank, any Lender or any other person, whether in connection herewith or in any unrelated transactions.

(b)            The obligations of each UK Loan Party hereunder, to the fullest extent permitted by applicable law, are not subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the UK Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any UK Obligated Party, of the UK Guaranteed Obligations or any part thereof.

(c)            Further, to the fullest extent permitted by applicable law, the obligations of any UK Loan Party hereunder are not discharged or impaired or otherwise affected by: (i) the failure of the Administrative Agent, any Issuing Bank or any Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the UK Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the UK Guaranteed Obligations; (iii) any release, non-perfection or invalidity of any indirect or direct security for the obligations of the UK Borrowers for all or any part of the UK Guaranteed Obligations or any obligations of any other UK Obligated Party liable for any of the UK Guaranteed Obligations; (iv) any action or failure to act by the Administrative Agent, any Issuing Bank or any Lender with respect to any collateral securing any part of the UK Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the UK Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such UK Loan Party or that would otherwise operate as a discharge of any UK Loan Party as a matter of law or equity (other than the payment in full in cash of the UK Guaranteed Obligations).

SECTION 16.04        Defenses Waived. To the fullest extent permitted by applicable law, each UK Loan Party hereby waives any defense based on or arising out of any defense of any UK Loan Party or the unenforceability of all or any part of the UK Guaranteed Obligations from any cause, or the cessation from any cause of the liability of any UK Loan Party, other than the payment in full in cash of the UK Guaranteed Obligations. Without limiting the generality of the foregoing, to the fullest extent permitted by applicable law, each UK Loan Party irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any UK Obligated Party, or any other Person. To the fullest extent permitted by applicable law, each UK Loan Party confirms that it is not a surety under any state law and shall not raise any such law as a defense to its obligations hereunder. The Administrative Agent may, at its election, foreclose on, or otherwise enforce against, any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the UK Guaranteed Obligations, compromise or adjust any part of the UK Guaranteed Obligations, make any other accommodation with any UK Obligated Party or exercise any other right or remedy available to it against any UK Obligated Party, without affecting or impairing in any way the liability of such UK Guarantor under this UK Guarantee to the fullest extent permitted by applicable law, except to the extent the UK Guaranteed Obligations have been fully paid in cash. To the fullest extent permitted by applicable law, each UK Loan Party waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any UK Loan Party against any UK Obligated Party or any security.

SECTION 16.05        Rights of Subrogation. No UK Loan Party will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification, that it has against any UK Obligated Party, or any Collateral, until the UK Loan Parties have fully performed all their obligations to the Administrative Agent, the Issuing Banks and the Lenders.

SECTION 16.06        Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the UK Guaranteed Obligations is rescinded or avoided or must otherwise be restored or returned upon or in connection with the insolvency, bankruptcy or reorganization of any UK Loan Party or otherwise, each UK Loan Party’s obligations under this UK Guarantee with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Administrative Agent, any Issuing Bank and the Lenders are in possession of this UK Guarantee. If acceleration of the time for payment of any of the UK Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of any UK Loan Party, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the UK Guaranteed Obligations shall nonetheless be payable by the UK Loan Parties promptly on demand by the Administrative Agent.

SECTION 16.07        Information. Each UK Loan Party assumes all responsibility for being and keeping itself informed of the other UK Loan Parties’ financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the UK Guaranteed Obligations and the nature, scope and extent of the risks that each UK Loan Party assumes and incurs under this UK Guarantee, and agrees that neither the Administrative Agent, any Issuing Bank nor any Lender shall have any duty to advise any UK Loan Party of information known to it regarding those circumstances or risks.

SECTION 16.08        Maximum UK Liability. In any action or case or proceeding involving any corporate law, or any provincial, territorial, state, federal or foreign bankruptcy, insolvency, reorganization, any other Insolvency Law or other law affecting the rights of creditors generally, if the obligations of any UK Loan Party under this UK Guarantee would otherwise be held or determined to be void, voidable, avoidable, invalid or unenforceable on account of the amount of such UK Loan Party’s liability under this UK Guarantee, then, notwithstanding any other provision of this UK Guarantee to the contrary, the amount of such liability shall, without any further action by the UK Guarantors or the Administrative Agent, any Issuing Bank or any Lender, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant UK Loan Party’s “Maximum UK Liability.” This Section with respect to the Maximum UK Liability of each UK Loan Party is intended solely to preserve the rights of the Administrative Agent, the Issuing Banks and the Lenders to the maximum extent not subject to avoidance under applicable law, and no UK Loan Party nor any other Person shall have any right or claim under this Section with respect to such Maximum UK Liability, except to the extent necessary so that the obligations of any UK Loan Party hereunder shall not be rendered voidable under applicable law. Each UK Loan Party agrees that, to the fullest extent permitted by applicable law, the UK Guaranteed Obligations may at any time and from time to time exceed the Maximum UK Liability of each UK Loan Party without impairing this UK Guarantee or affecting the rights and remedies of the Administrative Agent, the Issuing Banks or the Lenders hereunder, provided that, nothing in this sentence shall be construed to increase any UK Loan Party’s obligations hereunder beyond its Maximum UK Liability.

SECTION 16.09        Contribution. In the event any UK Loan Party (a “Paying UK Loan Party”) shall make any payment or payments under this UK Guarantee or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this UK Guarantee, each other UK Loan Party (each, a “Non-Paying UK Loan Party”) shall contribute to such Paying UK Loan Party an amount equal to such Non-Paying UK Loan Party’s “Applicable Percentage” of such payment or payments made, or losses suffered, by such Paying UK Loan Party. For purposes of this Article XVI, each Non-Paying UK Loan Party’s “Applicable Percentage” with respect to any such payment or loss by a Paying UK Loan Party shall be determined as of the date on which such payment or loss was made by reference to the ratio of (i) such Non-Paying UK Loan Party’s Maximum UK Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying UK Loan Party’s Maximum UK Liability has not been determined, the aggregate amount of all monies received by such Non-Paying UK Loan Party from the other UK Loan Parties after the Effective Date (whether by loan, capital infusion or by other means) to (ii) the aggregate Maximum UK Liability of all UK Loan Parties hereunder (including such Paying UK Loan Party) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum UK Liability has not been determined for any UK Loan Party, the aggregate amount of all monies received by such UK Loan Parties from the other UK Loan Parties after the Effective Date (whether by loan, capital infusion or by other means). Nothing in this provision shall affect any UK Loan Party’s several liability for the entire amount of the UK Guaranteed Obligations (up to such UK Loan Party’s Maximum UK Liability). Each of the UK Loan Parties covenants and agrees that its right to receive any contribution under this UK Guarantee from a Non-Paying UK Loan Party shall be subordinate and junior in right of payment to the payment in full in cash of the UK Guaranteed Obligations. This provision is for the benefit of all of the Administrative Agent, the Issuing Banks, the Lenders and the UK Guarantors and may be enforced by any one, or more, or all of them in accordance with the terms hereof.

SECTION 16.10        Liability Cumulative. The liability of each UK Loan Party under this Article XVI is in addition to and shall be cumulative with all liabilities of each UK Loan Party to the Administrative Agent, the Issuing Banks and the Lenders under this Agreement and the other Loan Documents to which such UK Loan Party is a party or in respect of any obligations or liabilities of the other UK Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

ARTICLE XVII

The Borrower Representative

SECTION 17.01        Appointment; Nature of Relationship. The Company is hereby appointed by each of the Loan Parties as its contractual representative (herein referred to as the “Borrower Representative”) hereunder and under each other Loan Document, and each of the Loan Parties irrevocably authorizes the Borrower Representative to act as the contractual representative of such Loan Party with the rights and duties expressly set forth herein and in the other Loan Documents. The Borrower Representative agrees to act as such contractual representative upon the express conditions contained in this Article XVII. Additionally, the Borrowers hereby appoint the Borrower Representative as their agent to receive all of the proceeds of the Loans in the Funding Account(s), at which time the Borrower Representative shall promptly disburse such Loans to the appropriate Borrower. The Administrative Agent, the Issuing Banks and the Lenders, and their respective Related Parties, shall not be liable to the Borrower Representative or any Loan Party for any action taken or omitted to be taken by the Borrower Representative or the Loan Parties pursuant to this Section.

SECTION 17.02        Powers. The Borrower Representative shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Borrower Representative by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Borrower Representative shall have no implied duties to the Loan Parties, or any obligation to the Administrative Agent, the Issuing Banks or the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Borrower Representative.

SECTION 17.03        Employment of Agents. The Borrower Representative may execute any of its duties as the Borrower Representative hereunder and under any other Loan Document by or through authorized officers.

SECTION 17.04        Notices. Each Loan Party shall immediately notify the Borrower Representative of the occurrence of any Default hereunder referring to this Agreement describing such Default and stating that such notice is a “notice of default.” In the event that the Borrower Representative receives such a notice, the Borrower Representative shall give prompt notice thereof to the Administrative Agent and the Lenders. Any notice provided to the Borrower Representative hereunder shall constitute notice to each Loan Party on the date received by the Borrower Representative.

SECTION 17.05        Successor Borrower Representative. Upon the prior written consent of the Administrative Agent, the Borrower Representative may resign at any time, such resignation to be effective upon the appointment of a successor Borrower Representative. The Administrative Agent shall give prompt written notice of such resignation to the Lenders.

SECTION 17.06        Execution of Loan Documents; Borrowing Base Certificate. The Loan Parties hereby empower and authorize the Borrower Representative, on behalf of the Loan Parties, to execute and deliver to the Administrative Agent and the Lenders the Loan Documents and all related agreements, certificates, documents, or instruments as shall be necessary or appropriate to effect the purposes of the Loan Documents, including without limitation, the Borrowing Base Certificates and the Compliance Certificates. Each Loan Party agrees that any action taken by the Borrower Representative or the Loan Parties in accordance with the terms of this Agreement or the other Loan Documents, and the exercise by the Borrower Representative of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Loan Parties.

SECTION 17.07        Reporting. Each Loan Party hereby agrees that such Loan Party shall furnish promptly after each Fiscal Month to the Borrower Representative any certificate or report requested by the Borrower Representative, on which the Borrower Representative shall rely to prepare the Borrowing Base Certificates and Compliance Certificates required pursuant to the provisions of this Agreement.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

FOSSIL GROUP, INC.,
as a U.S. Borrower

By:	/s/ Randy S. Hyne
	Name:	Randy S. Hyne
	Title:	Vice President, General Counsel
and Secretary

FOSSIL PARTNERS, L.P.,
as a U.S. Borrower

By:	Fossil Group, Inc., its General Partner

By:	/s/ Randy S. Hyne
	Name:	Randy S. Hyne
	Title:	Vice President, General Counsel
and Secretary

FOSSIL CANADA INC.,
as a Canadian Borrower

By:	/s/ Randy S. Hyne
	Name:	Randy S. Hyne
	Title:	Secretary

FOSSIL (EUROPE) GMBH,
as a German Borrower

By:	/s/ Wolfgang Thoeren
	Name:	Wolfgang Thoeren
	Title:	Managing Director

By:	/s/ Klaus Benz
	Name:	Klaus Benz
	Title:	Managing Director

Fossil Group, Inc.

Credit Agreement

Signature Page

FOSSIL ASIA PACIFIC LIMITED,
as a Hong Kong Borrower

By:	/s/ John O’Brien
	Name:	John O’Brien
	Title:	Director

By:	/s/ Randy Belcher
	Name:	Randy Belcher
	Title:	Director

FOSSIL GROUP EUROPE GMBH,
as a Swiss Borrower

By:	/s/ Martin Frey
	Name:	Martin Frey
	Title:	Managing Director

By:	/s/ Wolfgang Thoeren
	Name:	Wolfgang Thoeren
	Title:	Managing Director

FOSSIL (UK) LIMITED,
as the UK Borrower

By:	/s/ Richard Collins
	Name:	Richard Collins
	Title:	Director

By:	/s/ Antonio Nigro
	Name:	Antonio Nigro
	Title:	Director

FOSSIL HOLDINGS, LLC,
as a U.S. Guarantor

By:	/s/ Alicia Wagoner
	Name:	Alicia Wagoner
	Title:	Manager

Fossil Group, Inc.

Credit Agreement

Signature Page

FOSSIL INTERNATIONAL HOLDINGS, INC.,
as a U.S. Guarantor

By:	/s/ Randy S. Hyne
	Name:	Randy S. Hyne
	Title:	Secretary

MISFIT, INC.,
as a U.S. Guarantor

By:	/s/ Randy S. Hyne
	Name:	Randy S. Hyne
	Title:	Secretary

FOSSIL STORES I, INC.,
as a U.S. Guarantor

By:	/s/ Randy S. Hyne
	Name:	Randy S. Hyne
	Title:	Secretary

FOSSIL INTERMEDIATE, INC.,
as a U.S. Guarantor

By:	/s/ Randy S. Hyne
	Name:	Randy S. Hyne
	Title:	Secretary

FOSSIL TRUST, acting pursuant to the Agreement and Contract of Trust of Fossil Trust dated, August 31, 1994 as a U.S. Guarantor

By:	/s/ Randy S. Hyne
	Name:	Randy S. Hyne
	Title:	Secretary

Fossil Group, Inc.

Credit Agreement

Signature Page

FOSSIL STORES I, INC.,
as a U.S. Guarantor

By:	/s/ Randy S. Hyne
	Name:	Randy S. Hyne
	Title:	Secretary

FOSSIL INTERMEDIATE, INC.,
as a U.S. Guarantor

By:	/s/ Randy S. Hyne
	Name:	Randy S. Hyne
	Title:	Secretary

FOSSIL TRUST, acting pursuant to the Agreement and Contract of Trust of Fossil Trust dated, August 31, 1994 as a U.S. Guarantor

By:	/s/ Randy S. Hyne
	Name:	Randy S. Hyne
	Title:	Secretary

Fossil Group, Inc.

Credit Agreement

Signature Page

JPMORGAN CHASE BANK, N.A., as Administrative Agent, an Issuing Bank and the Swingline Lender

By:	/s/ Jerome Prince
	Name:	Jerome Prince
	Title:	Authorized Signer

J.P. MORGAN AG, as French Collateral Agent

By:	/s/ Kennedy A. Capin
	Name:	Kennedy Capin
	Title:	Authorized Signer

JPMORGAN CHASE BANK, N.A., as Lender, an Issuing Bank and the Swingline Lender

By:	/s/ Jerome Prince
	Name:	Jerome Prince
	Title:	Authorized Signer

J.P. MORGAN AG, as Lender

By:	/s/ Kennedy A. Capin
	Name:	Kennedy Capin
	Title:	Authorized Signer

BANK OF AMERICA N.A, acting through its Canada Branch, as a Lender

By:	/s/ Sylwia Durkiewicz
	Name:	Sylwia Durkiewicz
	Title:	Vice President

BANK OF AMERICA N.A, as a Lender and an Issuing Bank

By:	/s/ Christine Hutchinson
	Name:	Christine Hutchinson
	Title:	Senior Vice President

Fossil Group, Inc.

Credit Agreement

Signature Page

BANK OF AMERICA, MERRILL LYNCH INTERNATIONAL, DESIGNATED ACTIVITY COMPANY, as a Lender

By:	/s/ Paula Langridge
	Name:	Paula Langridge
	Title:	Senior Vice President

CITIZENS BANK, N.A., as a Lender and an Issuing Bank

By:	/s/ Julia Hoffman
	Name:	Julia Hoffman
	Title:	Assistant Vice President

WELLS FARGO CAPITAL FINANCE CORPORATION CANADA, as a Lender

By:	/s/ David G. Phillips
	Name:	David G. Phillips
	Title:	Senior Vice President

WELLS FARGO BANK NATIONAL ASSOCIATION, LONDON BRANCH, as a Lender

By:	/s/ S J Chait
	Name:	S J Chait
	Title:	Authorized Signer

WELLS FARGO BANK NATIONAL ASSOCIATION, as a Lender and an Issuing Bank

By:	/s/ Heath Israel
	Name:	Heath Israel
	Title:	Authorized Signer

WELLS FARGO BANK INTERNATIONAL UNLIMITED COMPANY, as a Lender

By:	/s/ Gareth Dunphy
	Name:	Gareth Dunphy
	Title:	Chief Financial Officer

HSBC BANK USA, N.A., as a Lender

By:	/s/ Michael Bustios
	Name:	Michael Bustios
	Title:	Senior Vice President

Fossil Group, Inc.

Credit Agreement

Signature Page

EXHIBIT A

[FORM OF] ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor (as defined below) and the Assignee (as defined below). Capitalized terms used in this Assignment and Assumption but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, supplemented or otherwise modified, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions referred to below and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (a) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the facility identified below (including without limitation any Letters of Credit, Guarantees, Swingline Loans, Protective Advances and Overadvances included in such facility) and (b) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (a) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (a) and (b) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:[1]
[and is [a Lender] [an Affiliate/Approved Fund of [identify Lender]2]]

3.	Borrowers:	Fossil Group, Inc. (the “Company”), certain of its U.S. subsidiaries (the “U.S. Subsidiary Borrowers”), Fossil Partners, LP, a Texas limited partnership (“Fossil Partners” and, together with the Company and the U.S. Subsidiary Borrowers, the “U.S. Borrowers”), Fossil Group Europe GmbH (“Fossil Switzerland”), Fossil Asia Pacific Limited (“Fossil Asia”), Fossil (Europe) GmbH (“Fossil Germany”), Fossil (UK) Limited (“Fossil UK”), and Fossil Canada, Inc. (“Fossil Canada” and, together with Fossil Switzerland, Fossil Asia, Fossil Germany, Fossil UK, the U.S. Borrowers and any other Subsidiary of the Company designated as a Borrower pursuant to the terms of the Credit Agreement, the “Borrowers”)

[1]	Shall not be a natural Person or the Company, any Subsidiary or any other Affiliate of the Company.

[2]	Select as applicable.

4.	Administrative Agent:	JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement referred to below

5.	Credit Agreement:	The Credit Agreement dated as of September 26, 2019, among the Borrowers, the other Loan Parties party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent

6.	Assigned Interest:[3]

Facility Assigned	Aggregate Amount of Revolving Commitments/Revolving Loans for all Lenders	Amount of Revolving Commitment/ Revolving Loans Assigned	Percentage Assigned of Revolving Commitments/Revolving Loans for all Lenders[4]
Revolving Commitment5/ Revolving Loans	$	$		%

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee, if not already a Lender, agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Company, the other Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including federal and state securities laws.

[3]	Must comply with the minimum assignment amounts set forth in Section 9.04(b)(ii)(A) of the Credit Agreement, to the extent such minimum assignment amounts are applicable.

[4]	Set forth, to at least 9 decimals, as a percentage of the Revolving Commitment/Revolving Loans of all Lenders under the Credit Agreement.

[5]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g., “U.S. Commitment”, “Canadian Commitment”, “European Commitment”, “French Commitment” or “Hong Kong Commitment”)

Exhibit A-2

The terms set forth above are hereby agreed to:		Consented to and Accepted:

____________, as Assignor,		JPMORGAN CHASE BANK, N.A.,
as Administrative Agent,

By:		By:
	Name:	Name:
	Title:	Title:

By:		[FOSSIL GROUP, INC.,
	Name:	as Borrower Representative,
Title:

By:
Name:
Title:][6]

[FOSSIL GROUP EUROPE GMBH,
as a Swiss Borrower,

By:
Name:
Title:][7]

[JPMORGAN CHASE BANK, N.A.,
as a U.S. Issuing Bank,

By:
Name:
Title:]

[NAME OF EACH OTHER ISSUING BANK,

By:
Name:
Title:][8]

[6]	No consent of the Borrower Representative is required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or, if an Event of Default has occurred and is continuing, for any other assignment.

[7]	The consent of each Swiss Borrower (and each Swiss Subsidiary) to be included for any assignment of the rights and obligations in respect of a Revolving Commitment or Loans under the European Facility in respect of each Swiss Borrower (and each Swiss Subsidiary), provided that no consent of any Swiss Borrower or Swiss Subsidiary is required for an assignment to a Lender or a Swiss Qualifying Bank or, if an Event of Default has occurred and is continuing, for any other assignment.

[8]	Prepare a separate signature block for each Issuing Bank other than JPMorgan Chase Bank, N.A.

Exhibit A-3

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.             Representations and Warranties.

1.1           Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is not a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, other than statements made by it herein, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Company, any of its Subsidiaries or other Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Company, any of its Subsidiaries or other Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2           Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all actions necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements to be an assignee under Section 9.04 of the Credit Agreement (subject to such consents, if any, as may be required thereunder), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.01 thereof (or, prior to the first such delivery, the financial statements referred to in Section 3.04 thereof), and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vi) it has independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vii) if it is a Lender that is a U.S. Person, attached hereto is an executed original of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax, (viii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement (including Section 2.17(e)(ii)(B) and (C) thereof), duly completed and executed by the Assignee and (ix) the Administrative Agent has received a processing and recordation fee of $3,500 (unless waived or reduced in the sole discretion of the Administrative Agent) as of the Effective Date; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender and (x) it is a French Authorized Lender in the case of an assignment of French Commitments or French Loans, and a French Authorized Issuing Bank in the case of an assignment of LC Exposure.

Annex 1-1

2.             Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to the Assignee.

3.             General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. THIS ASSIGNMENT AND ASSUMPTION SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK , BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

Annex 1-2

EXHIBIT B

[FORM OF] BORROWING BASE CERTIFICATE

BORROWING BASE CERTIFICATE (US Dollars in thousands) Client Name: Fossil Group, Inc. (Combined) Certificate # 0 Collateral Component Name: Trade U.S. Credit Card Certificate Date: 01/00/00 Collateral Component: AR01 AR02 INV01 INV02 Period Covered: 01/00/00 to 01/00/00 COLLATERAL AVAILABILITY 1 Beginning Collateral Balance (Previous Certificate Line 10) 1.A Foreign Exchange Currency Adjustment 2 Additions to Collateral (Gross Sales) 3 Additions to Collateral (Debit Memos, all) 4 Additions to Collateral (Other Non-Cash) 5 Deductions to Collateral (Net Cash Received) 6 Deductions to Collateral (Discounts) 7 Deductions to Collateral (Credit Memos, all) 8 Deductions to Collateral (Other Non-Cash) 9 Net Change to Collateral 10 Ending Collateral Balance Total Revolver Gross Collateral 11 Less Collateral Ineligibles (see attached schedule) 12 Eligible Collateral Total Revolver Eligible Collateral 12.A Advance Rate Percentage 13 Gross Available - Borrowing Base Value 13.A Collateral CAPS 14 Net Available - Borrowing Base Value 14.A Suppressed Availability 14.B Effective Advance Rate 15 Total Gross Availability - Borrowing Base Value 15.A SOFA 15.B Less Availability Reserves (see attached schedule) 16 Total Availability - Maximum Borrowing Base Value Total Revolver Line Availability 17 Revolver Line of Credit 17.A Less Line Reserves (see attached schedule) 18 Maximum Borrowing Limit (Lesser of Lines 16 less 17.A or 17 less 17.A) Total Revolver Available to Borrow 18.A Suppressed Availability LOAN STATUS 19 Previous Revolver Loan Balance (Previous Certificate Line 24) 20 Less: Net Collections (Current Certificate Line 5) 21 Less: Adjustments / Payoff 22 Add: Request for Funds 23 Add: Adjustments / Term Loan Proceeds 24 Current Revolver Loan Balance Total Current Revolver Loan Balance 25 Letters of Credit/Bankers Acceptance Outstanding Outstanding Letters of Credit 26 27 Availability Not Borrowed (Lines 18 less 24 less 25 plus 26) Revolver Availability Not Borrowed 28 OVERALL EXPOSURE (lines 24, 25 & 26) OVERALL EXPOSURE Pursuant to, and in accordance with, the terms and provisions of that certain Credit Agreement dated as of September 25, 2019 (as it may be amended or modified from time to time, the "Agreement") among JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders and as an Issuing Bank, the Lenders and other Issuing Banks party thereto from time to time, Fossil Group Inc. (the "Company", together with the other Persons party thereto as a borrower from time to time, each individually a "Borrower" and collectively jointly and severally, the "Borrowers"), and the other Loan Parties, the Company is executing and delivering to the Administrative Agent this BORROWING BASE CERTIFICATE accompanied by supporting data (collectively referred to as the "Certificate"). The Company warrants and represents to Administrative Agent that this Certificate is true, correct, and is based on information contained in the Company's own financial accounting records. The Company, by the execution of this Certificate, hereby ratifies, confirms and affirms all of the terms, conditions and provisions of the Agreement, and further certifies on this _______ day of ___________________, 201__, that the Company is in compliance with the Agreement. Further, the representations and warranties of the Loan Parties set forth in the Agreement or any other Loan Document are be true and correct in all material respects on and as of the date hereof. No Default has occurred or is continuing or would result after giving effect to any Borrowing as of the date hereof. Unless otherwise defined herein, capitalized terms used herein without definition are used as defined in the Agreement. BORROWER NAME: AUTHORIZED SIGNATURE: In-line In-transit Fossil Group, Inc

Exhibit B-1

EXHIBIT C

[FORM OF] BORROWING REQUEST

JPMorgan Chase Bank, N.A.,

as Administrative Agent

10 S Dearborn (LL2)
Chicago, IL 60603
Attention: Elizabeth Cruz
Telephone: 312-954-3006
Email: elizabeth.cruz@chase.com

[Date]

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of September 26, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Fossil Group, Inc., a Delaware corporation (the “Company” or the “Borrower Representative”), Fossil Partners, L.P., a Texas limited partnership (“Fossil Partners”), the other U.S. Subsidiary Borrowers from time to time party thereto (together with the Company and Fossil Partners, the “U.S. Borrowers”), Fossil Group Europe GmbH, a limited liability company organized under the laws of Switzerland (“Fossil Switzerland”), Fossil Asia Pacific Limited, a private limited liability company organized under the laws of Hong Kong (“Fossil Asia”), Fossil (Europe) GmbH, a limited liability company organized under the laws of Germany (“Fossil Germany”), Fossil (UK) Limited, a private limited liability company organized under the laws of England and Wales (Fossil UK”) and Fossil Canada Inc., a corporation organized under the laws of New Brunswick (“Fossil Canada” and, together with the U.S. Borrowers, Fossil Switzerland, Fossil Asia, Fossil Germany, Fossil UK, and any other Subsidiary designated as a Borrower pursuant to the terms of thereof, the “Borrowers,” and each individually, a “Borrower”), the other Loan Parties party thereto, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and J.P. Morgan AG, as French Collateral Agent. Capitalized terms used but not otherwise defined herein shall have the meanings specified in the Credit Agreement.

This notice constitutes a Borrowing Request and the Borrower Representative hereby gives you notice, pursuant to Section 2.03 of the Credit Agreement, that it requests a Borrowing of Revolving Loans under the Credit Agreement, and in connection therewith specifies the following information with respect to such Borrowing:

(A)	[U.S. Borrowers][Canadian Borrowers][French Borrowers][German Borrowers][Hong Kong Borrowers][Swiss Borrowers][UK Borrowers]

(B)	Aggregate amount of Borrowing:[9]	$

(C)	Date of Borrowing (which is a Business Day):

[9]	Must comply with Sections 2.01 and 2.02(c) of the Credit Agreement.

Exhibit C-1

(D)	Type of Loan:[10]

(E)	Currency of Borrowing:

(F)	Type of Borrowing:[11]

(E)	Initial Interest Period:[12]

(F)	Location and number of the account to which proceeds of the requested Borrowing are to be disbursed: [Name of Bank] (Account No.: )

The Borrower Representative hereby represents and warrants that the conditions specified in paragraphs (a), (b) and (c) of Section 4.02 of the Credit Agreement have been satisfied.

Very truly yours,

FOSSIL GROUP, INC., as
Borrower Representative,

By:
Name:
Title:

[10]	Specify whether the requested Borrowing is to be a Borrowing under the U.S. Facility, the Canadian Facility, the European Facility, the French Facility or the Hong Kong Facility.

[11]	Specify whether the requested Borrowing is to be an ABR Borrowing, a Eurodollar Borrowing, a Canadian Prime Rate Borrowing, a CDOR Rate Borrowing or a HIBOR Borrowing. If no election as to the Type of Borrowing is specified, then (a) a Borrowing of U.S. Revolving Loans shall be an ABR Borrowing, (b) a Borrowing of Canadian Revolving Loans requested in Canadian Dollars shall be a Canadian Prime Rate Borrowing, (c) a Borrowing of Canadian Revolving Loans, European Revolving Loans, French Revolving Loans or Hong Kong Revolving Loans requested in Dollars shall be a Eurodollar Borrowing, (d) a Borrowing of European Revolving Loans or French Revolving Loans requested in an Alternative Currency shall be a Eurodollar Borrowing and (e) a Borrowing of Hong Kong Revolving Loans requested in an Alternative Currency shall be a HIBOR Borrowing.

[12]	Applicable to Eurodollar Borrowings, CDOR Rate Borrowings or HIBOR Borrowings only. Shall be a period contemplated by the definition of the term “Interest Period” and (a) with respect to any Eurodollar Borrowing or HIBOR Borrowing can be of one week (solely with respect to a Eurodollar Borrowing), one, two, three or six months’ (or, with the consent of each Lender, twelve months’) duration and (b) with respect to any CDOR Rate Borrowing can be of one, two, three or six months’ (or, with the consent of each Lender, twelve months’) duration. If an Interest Period is not specified, then the Borrower Representative shall be deemed to have selected an Interest Period of one month’s or 30 days’, as applicable, duration.

Exhibit C-2

EXHIBIT D

[FORM OF] COMPLIANCE CERTIFICATE

[The form of this Compliance Certificate has been prepared for convenience only, and is not to affect, or to be taken into consideration in interpreting, the terms of the Credit Agreement referred to below. The obligations of the Loan Parties under the Credit Agreement are as set forth in the Credit Agreement, and nothing in this Compliance Certificate, or the form hereof, shall modify such obligations or constitute a waiver of compliance therewith in accordance with the terms of the Credit Agreement. In the event of any conflict between the terms of this Compliance Certificate and the terms of the Credit Agreement, the terms of the Credit Agreement shall govern and control, and the terms of this Compliance Certificate are to be modified accordingly.]

To:          The Lenders party to the Credit Agreement described below

This Compliance Certificate is furnished pursuant to that certain Credit Agreement dated as of September 26, 2019 (as amended, restated, supplemented or otherwise modified, the “Credit Agreement”), among Fossil Group, Inc. (the “Company” or the “Borrower Representative”), Fossil Partners, L.P. (“Fossil Partners”), the other U.S. Subsidiary Borrowers from time to time party thereto (together with the Company and Fossil Partners, the “U.S. Borrowers”), Fossil Group Europe GmbH (“Fossil Switzerland”), Fossil Asia Pacific Limited (“Fossil Asia”), Fossil (Europe) GmbH (“Fossil Germany”), Fossil (UK) Limited (Fossil UK”) and Fossil Canada Inc. (“Fossil Canada” and, together with the U.S. Borrowers, Fossil Switzerland, Fossil Asia, Fossil Germany, Fossil UK, and any other Subsidiary designated as a Borrower pursuant to the terms of thereof, the “Borrowers”), the other Loan Parties party thereto, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and J.P. Morgan AG, as French Collateral Agent. Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Credit Agreement.

THE UNDERSIGNED HEREBY CERTIFIES IN HIS CAPACITY AS AN OFFICER OF THE COMPANY AND NOT IN HIS INDIVIDUAL CAPACITY, ON ITS BEHALF AND ON BEHALF OF THE BORROWERS, THAT TO HIS KNOWLEDGE AFTER DUE INQUIRY:

1.             I am the duly elected [             ]1 of the Company.

2.             [Attached as Schedule I hereto are the consolidated financial statements required by Section 5.01(a) of the Credit Agreement as of the end of and for the Fiscal Year ended [             ], setting forth in each case in comparative form the figures for the prior Fiscal Year (including a report containing management’s discussion and analysis of such financial statements), all audited by and accompanied by the opinion of an independent registered public accounting firm of recognized national standing required by Section 5.01(a) of the Credit Agreement.] [or] [The consolidated financial statements required by Section 5.01(a) of the Credit Agreement as the end of and for the Fiscal Year ended [            ], setting forth in each case in comparative form the figures for the prior Fiscal Year, all audited by and accompanied by the opinion of an independent registered public accounting firm of recognized national standing required by Section 5.01(a) of the Credit Agreement have been filed with the SEC and are available on the website of the SEC at http://www.sec.gov.]

[1]	To be completed by any of the chief financial officer, principal accounting officer, treasurer, assistant treasurer or controller.

Exhibit D-1

[or]

[Attached as Schedule I hereto are the consolidated financial statements required by Section 5.01(b) of the Credit Agreement as of the end of and for the Fiscal Quarter ended [       ] and the then elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year (including a report containing management’s discussion and analysis of such financial statements). Such financial statements present fairly in all material respects the financial position, results of operations and cash flows on a consolidated basis of the Company and its consolidated Subsidiaries as of the end of and for such Fiscal Quarter and such portion of the Fiscal Year on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes.] [or] [The consolidated financial statements required by Section 5.01(b) of the Credit Agreement as of the end of and for the fiscal quarter ended [       ] and the then elapsed portion of the fiscal year have been filed with the SEC and are available on the website of the SEC at http://www.sec.gov. Such financial statements present fairly in all material respects the financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries on a consolidated basis as of the end of and for such fiscal quarter and such portion of the fiscal year on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes.]

3.             I have reviewed the terms of the Credit Agreement, and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Company and its Subsidiaries during the accounting period covered by the attached financial statements.

4.             The examinations described in paragraph 3 did not disclose, and I have no knowledge of[, in each case except as set forth below,] (i) the existence of any condition or event which constitutes a Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate or (ii) any change in GAAP or in the application thereof that has occurred since the date of the audited financial statements referred to in Section 3.04 of the Credit Agreement.

5.             Schedule II hereto sets forth financial data and computations evidencing the Total Leverage Ratio, all of which data and computations are true, complete and correct.

6.             Schedule III hereto sets forth financial data and computations evidencing compliance with the covenant set forth in Section 6.12 of the Credit Agreement, all of which data and computations are true, complete and correct.

7.             Schedule IV hereto sets forth the Applicable Rate calculation for the fiscal quarter most recently ended, based upon the Borrowing Base Certificate delivered in respect thereof.

8.             [With respect to any Unrestricted Subsidiary of the Company, Schedule V hereto sets forth the balance sheet as of the end of, and statements of operations for, the period specified in Section 2 hereof, prepared in accordance with GAAP.]2

9.             All notices required under Sections 5.02 and 5.04 of the Credit Agreement have been provided.

[2]	Include only for any period during which there exists an Unrestricted Subsidiary.

Exhibit D-2

Described below are the exceptions, if any, to paragraph 4 by listing (i) the nature of each Default, the period during which it has existed and the action which the Borrowers have taken, are taking, or propose to take with respect to each such Default or (ii) any change in GAAP or the application thereof and the effect of such change on the attached financial statements [(including the reconciliation required by Section 5.01(c) of the Credit Agreement with respect to the amounts included in the calculation of the Fixed Charge Coverage Ratio for the period of four fiscal quarters most recently ended prior to the date hereof)]:3

[3]	Include if the applicable change in GAAP or the application thereof is as a result of the adoption of any proposals set forth in the Proposed Accounting Standards Update, Leases (Topic 840), issued by the Financial Accounting Standards Board on August 17, 2010, or any other proposals issued by the Financial Accounting Standards Board in connection therewith.

Exhibit D-3

The foregoing certifications, together with the computations set forth in Schedule II, Schedule III and Schedule IV hereto, are made solely in the capacity of the undersigned as an officer of the Company, and not individually, and delivered this       day of                 , 20[  ].

FOSSIL GROUP, INC., as Borrower Representative,

By:
Name:
Title:

Exhibit D-4

SCHEDULE II

For the period of four fiscal quarters ended [             ]:

1.	Consolidated Net Income: (i)-(ii) =	$[___,___,___]

(i)	the net income (or loss) of the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis, without duplication, in accordance with GAAP:	$[___,___,___]

(ii)	(a)	the net income (or loss) of any Person (other than the Company) that is not a Restricted Subsidiary except to the extent such net income is actually paid in cash to the Company or any of its Restricted Subsidiaries by dividend or other distribution during such period:	$[___,___,___]

(b)	the net income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary of the Company or any of its Restricted Subsidiaries or is merged into or consolidated with the Company or any of its Restricted Subsidiaries or that Person’s assets are acquired by the Company or any of its Restricted Subsidiaries except to the extent included pursuant to the foregoing clause (a):	$[___,___,___]

(c)	the net income (if positive), of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary to the Company or any of its Restricted Subsidiaries of such net income (i) is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary or (ii) would be subject to any taxes payable on such dividends or distributions:	$[___,___,___]

2.	Consolidated EBITDA: (i)+(ii)-(iii) =	$[___,___,___]

(i)	Consolidated Net Income for such period:		$[___,___,___]

(ii)[1]	(a)	income and franchise tax expense during such period:	$[___,___,___]

	(b)	interest expense (including, without limitation, interest expense attributable to Capital Leases Obligations and Synthetic Lease Obligations and all net payment obligations pursuant to interest Swap Obligations):	$[___,___,___]

[1]	Items to be set forth without duplication and to the extent deducted in determining Consolidated Net Income.

Schedule II-1

		(c)	amortization, depreciation and other non-cash charges for such period (except to the extent that such non-cash charges are reserved for cash charges to be taken in the future):	$[___,___,___]

		(d)	the amount of premium payments paid by the Company or its Restricted Subsidiaries, and charges in respect of unamortized fees and expenses, in each case associated with the repayment of Indebtedness:	$[___,___,___]

		(e)	expenses relating to stock-based compensation plans resulting from the application of Financial Accounting Standards Board Statement No. 123R:

		(f)	one-time restructuring charges and reserves:	$[___,___,___]

	(iii)	interest income for such period:		$[___,___,___]

3.	Consolidated Cash Interest Expense: (i)-(ii) =			$[___,___,___]

	(i)	(a)	the cash interest expense (including (x) imputed interest expense in respect of Capital Lease Obligations and Synthetic Lease Obligations, (y) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and (z) net costs under Swap Agreements entered into to hedge interest rates to the extent such net costs are allocable to such period in accordance with GAAP) of the Company and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP:	$[___,___,___]

		(b)	any interest accrued during such period in respect of Indebtedness of the Company or any Restricted Subsidiary that is required to be capitalized rather than included in consolidated interest expense for such period in accordance with GAAP:	$[___,___,___]

		(c)	any cash payments made during such period in respect of obligations referred to in clause (ii)(c) below that were amortized or accrued in a previous period:	$[___,___,___]

	(ii)	(a)	interest income of the Company and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP:	$[___,___,___]

		(b)	to the extent included in such consolidated interest expense for such period, non-cash amounts attributable to amortization or write-off of capitalized interest or other financing costs paid in a previous period:	$[___,___,___]

Schedule II-2

		(c) to the extent included in such consolidated interest expense for such period, non-cash amounts attributable to accretion or amortization of debt discounts or accrued interest payable in kind for such period:	$[___,___,___]

4.	Consolidated Fixed Charges:[1] (i)+(ii)+(iii)+(iv)=		$[___,___,___]

	(i)	Consolidated Cash Interest Expense for such period:	$[___,___,___]

	(ii)	cash principal payments on Indebtedness made during such period (calculated without giving effect to principal payments on the Existing Term Loan during the first Fiscal Quarter of 2019):	$[___,___,___]

	(iii)	expense for income taxes paid in cash during such period:	$[___,___,___]

	(iv)	Restricted Payments paid in cash during such period pursuant to clauses (a)(iii) and (a)(vi) of Section 6.08:	$[___,___,___]

5.	Fixed Charge Coverage Ratio: ((i)-(ii)-(iii))/(iv)=		[ ] to [ ]

	(i)	Consolidated EBITDA for such period:	$[___,___,___]

	(ii)	Capital Expenditures for such period (except to the extent financed with long-term Indebtedness (excluding Loans and Term Loans)):	$[___,___,___]

	(iii)	such portion of principal payments on Capital Lease Obligations or Synthetic Lease Obligations made by the Company and its consolidated Subsidiaries during such period as is attributable to additions to property, plant and equipment that have not otherwise been reflected on the consolidated statement of cash flows as additions to property, plant and equipment for such period:	$[___,___,___]

	(iv)	Consolidated Fixed Charges for such period:	$[___,___,___]

[2]	Item to be set forth without duplication.

Schedule II-3

SCHEDULE III

Applicable Rate Calculation

1.	Average Availability: ((i)-(ii))/(iii)=		$[___,___,___]

	(i)	the Line Cap at such time:	$[___,___,___]

	(ii)	the total Credit Exposure of all Lenders at such time:	$[___,___,___]

	(iii)	days in applicable Fiscal Quarter:	[ ]

2.	Applicable Rate Category: =[I] / [II] / [III][1]		[ ]

3.	Applicable Rate:

	(i)	Adjusted LIBO Rate/Overnight LIBO Rate/CDOR Rate/HIBOR Rate Loans:	[ ]%

	(ii)	ABR/Canadian Prime Rate Loans:	[ ]%

[1]	If Average Availability is >66.666% of the Line Cap, indicate “I.” If Average Availability is ≤66.666% of the Line Cap but ≥33.333% of the Line Cap, indicate “II.” If Average Availability is <33.333% of the Line Cap, indicate “III.”

Schedule III-1

EXHIBIT E

[FORM OF] INTERCREDITOR AGREEMENT

Exhibit E-1

EXECUTION VERSION

INTERCREDITOR AGREEMENT

dated as of

September 26, 2019,

among

JPMORGAN CHASE BANK, N.A.,
as ABL Agent,

JPMORGAN CHASE BANK, N.A.,
as Term Loan Agent,

Each ADDITIONAL DEBT AGENT from time to time party hereto

FOSSIL GROUP, INC.,

as the Company,

and the other Grantors from time to time party hereto

Table of Contents

Page
ARTICLE I

Definitions
SECTION 1.01 New York UCC	1
SECTION 1.02 Other Defined Terms	1
SECTION 1.03 Terms Generally	12
ARTICLE II

Lien Priorities

SECTION 2.01 Relative Priorities	12
SECTION 2.02 Prohibition on Contests	13
SECTION 2.03 No New Liens	13
SECTION 2.04 Revolving Nature of ABL Obligations	14
ARTICLE III

Enforcement

SECTION 3.01 Exercise of Remedies	14
SECTION 3.02 Lockbox System	18
ARTICLE IV

Payments

SECTION 4.01 Application of Proceeds	18
SECTION 4.02 Payments Over	19
SECTION 4.03 Delivery of Collateral and Proceeds	19
ARTICLE V

Other Agreements

SECTION 5.01 Releases	19
SECTION 5.02 Insurance	20
SECTION 5.03 Certain Provisions Regarding Credit Documents	21
SECTION 5.04 Bailee for Perfection	22
SECTION 5.05 When Discharge of Obligations Deemed Not to Have Occurred	22
SECTION 5.06 Sharing of Information; Rights of Access and Use	23
SECTION 5.07 Consent to License of Intellectual Property	25
SECTION 5.08 Permits and Licenses	25

-i-

-ii-

INTERCREDITOR AGREEMENT dated as of September 26, 2019 (this “Agreement”), between JPMORGAN CHASE BANK, N.A., in its capacity as administrative agent for, and acting on behalf of, the ABL Secured Parties (together with its successors and assigns in such capacity, the “ABL Agent”) and JPMORGAN CHASE BANK, N.A., in its capacity as administrative agent for, and acting on behalf of, the Term Loan Secured Parties (together with its successors and assigns in such capacity, the “Term Loan Agent”) and acknowledged by the Company and each of the other Grantors. Capitalized terms used in this Agreement have the meanings assigned to them in Article I below.

On the date hereof, (a) Fossil Group, Inc. (the “Company”), the lenders party thereto and JPMorgan Chase Bank, N.A., as Term Loan Agent, are entering into the Term Credit Agreement and (b) the Company, the other Grantors, the lenders party thereto and JPMorgan Chase Bank, N.A., as ABL Agent, are entering into the ABL Credit Agreement.

The ABL Credit Agreement provides that Term Liens shall be permitted under the covenants contained therein, and the Term Credit Agreement provides that ABL Liens shall be permitted under the covenants contained therein, only if such Liens are subject to the terms of an intercreditor agreement in the form of this Agreement. Accordingly, the ABL Secured Parties and the Term Secured Parties have authorized and directed the ABL Agent and the Term Agent, respectively, to enter into this Agreement to set forth their relative rights and remedies with respect to the Collateral.

In consideration of the foregoing and the mutual covenants and obligations herein set forth and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

Definitions

SECTION 1.01              New York UCC. All capitalized terms used but not defined in this Agreement and that are defined in the UCC as in effect in the State of New York shall have the meanings specified therein.

SECTION 1.02              Other Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“ABL Agent” has the meaning set forth in the preamble to this agreement.

“ABL Collateral” means all “U.S. Collateral,” as defined in the ABL Credit Agreement, and any other assets of any Grantor now or at any time hereafter subject or purported under the terms of any ABL Collateral Document to be made subject to any Lien securing any ABL Obligations.

“ABL Collateral Documents” means the ABL Security Agreement and the other “Collateral Documents,” as defined in the ABL Credit Agreement, and any other agreement, document or instrument now existing or entered into after the date hereof that grants a Lien on any assets of Company or any Subsidiary to secure any ABL Obligations, as each may be Amended from time to time.

“ABL Credit Agreement” means the Credit Agreement dated as of date hereof, among the Company, the Subsidiaries party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as ABL Agent, as amended from time to time.

“ABL Documents” means the ABL Credit Agreement, the ABL Collateral Documents, all other “Loan Documents,” as defined in the ABL Credit Agreement.

“ABL Lenders” means “Lenders,” as defined in the ABL Credit Agreement.

“ABL Liens” means all Liens on the Collateral securing the ABL Obligations, whether created under the ABL Collateral Documents or acquired by possession, statute (including any judgment lien), operation of law, subrogation or otherwise and whether or not created following the commencement of any Insolvency or Liquidation Proceeding, now or hereafter held by or on behalf of the ABL Agent or any other ABL Secured Party, or any agent or trustee therefor.

“ABL Obligations” means all “Secured Obligations,” as defined in the ABL Credit Agreement (including any such Secured Obligations arising or accruing during the pendency of any Insolvency or Liquidation Proceeding (including all Post-Petition Amounts with respect to such obligations)), notwithstanding that any such Secured Obligations or claims therefor are not allowed or allowable or shall be disallowed, voided or subordinated in any Insolvency or Liquidation Proceeding or under any Bankruptcy Law or other applicable law.

“ABL Priority Collateral” means any and all of the following that constitute Collateral: (a) all Accounts (other than Accounts arising under contracts for the sale of Term Priority Collateral); (b) all Chattel Paper (including Electronic Chattel Paper); (c) all tax refunds of any kind; (d) all Deposit Accounts, Securities Accounts and Investment Property (other than any Equity Interests and any Proceeds Collateral Account), and all cash, cash equivalents, checks and other negotiable Instruments, funds and other evidences of payment and all Financial Assets held on deposit therein or credited thereto, and all Security Entitlements arising therefrom (in each case, subject to Section 3.02, other than any identifiable Proceeds of the Term Priority Collateral); (e) all Inventory; (f) all rights to business interruption insurance; (g) solely to the extent evidencing, governing, securing or otherwise relating to the items referred to in any of the preceding clauses, all Documents, General Intangibles (other than Intellectual Property and Equity Interests), Instruments, Commercial Tort Claims and Letter of Credit Rights; (h) all Proceeds, including insurance Proceeds, of any of the foregoing and all Supporting Obligations, collateral security and guarantees or other credit support given by any Person with respect to any of the foregoing; and (i) all books and records relating to any of the foregoing. Notwithstanding the foregoing, the term “ABL Priority Collateral” shall not include any assets referred to in clauses (a), (b), (c) and (d) of the definition of the term “Term Priority Collateral.”

“ABL Secured Parties” means the ABL Agent and the other “Lender Parties” as defined in the ABL Credit Agreement.

“ABL Security Agreement” means, individually and collectively as the context may require, the U.S. Security Agreement, the Canadian Security Agreements, the European Security Agreements, the French Security Agreements and the Hong Kong Security Agreements (each as defined in the ABL Credit Agreement), each dated as of the date hereof, among the Company, the other Grantors party thereto and the ABL Agent, as Amended from time to time.

“Accounts” means (i) all “accounts,” as such term is defined in the UCC and (ii) all other rights to payment of money or funds, whether or not earned by performance,  (a) for Inventory that has been or is to be sold, leased, licensed, rented, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, or (c) owed by a credit card issuer or by a credit card processor resulting from purchases by customers using credit or debit cards issued by such issuer in connection with the transactions described in clauses (a) and (b) above, whether such rights to payment constitute payment intangibles, letter-of-credit rights or any other classification of property, or are evidenced in whole or in part by instruments, chattel paper, general intangibles or documents.

“Additional Debt” means any Additional First Lien Term Debt and any Second Lien Term Debt.

“Additional Debt Agent” means, with respect to any Series of Additional Debt Obligations, the person or entity that, pursuant to the Additional Debt Documents relating to such Additional Debt Obligations, holds Liens on the Collateral on behalf of the Additional Debt Secured Parties thereunder.

“Additional Debt Collateral” means, with respect to any Series of Additional Debt Obligations, all assets and properties subject to Liens created by the Additional Debt Security Documents to secure such Additional Debt Obligations.

“Additional Debt Documents” means each Additional Debt Facility and the Additional Debt Security Documents and each agreement or document executed pursuant thereto.

“Additional Debt Facility” means one or more debt facilities, commercial paper facilities or indentures for which the requirements of Section 8.01 of this Agreement have been satisfied, in each case with banks, other lenders or trustees, providing for revolving credit loans, term loans, letters of credit, notes or other borrowings, in each case, as amended, restated, modified, renewed, refunded, restated, restructured, increased, supplemented, replaced or refinanced in whole or in part from time to time in accordance with each applicable Credit Document; provided that the ABL Credit Agreement and the Term Credit Agreement shall not constitute an Additional Debt Facility at any time.

“Additional Debt Lien” means a Lien granted pursuant to any Additional Debt Security Document to an Additional Debt Agent or Additional Debt Secured Party at any time upon any property of any Grantor that is Collateral to secure a Series of Additional Debt Obligations.

“Additional Debt Obligations” means, with respect to any Grantor, any obligations of such Grantor under the Additional Debt Documents and shall include all Post-Petition Amounts with respect to such obligations.

“Additional Debt Secured Parties” means, with respect to any Series of Additional Debt Obligations, at any time, the Additional Debt Agent and the other holders from time to time of Additional Debt Obligations of such Series.

“Additional Debt Security Documents” means the Additional Debt Facility (insofar as the same grants a Lien on any collateral) and all security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, control agreements, guarantees, notes and any other documents or instruments now existing or entered into after the date hereof that create Liens on any assets or properties of any Grantor to secure any Additional Debt Obligations of the Grantors owed thereunder to any Additional Debt Secured Parties.

“Additional First Lien Term Debt” means any secured debt issued pursuant to an Additional Debt Facility ranking equal in right of security with Term Loan Obligations and permitted under the ABL Credit Agreement and the Term Credit Agreement.

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly Controls or is Controlled by or is under common Control with the Person specified.

“Agent Joinder” means an agreement substantially in the form of Exhibit B.

“Agents” means the ABL Agent, the Term Agent and any Additional Debt Agent.

“Agreement” has the meaning set forth in the preamble hereto.

“Amend” means, in respect of any Indebtedness, obligation or agreement, to amend, restate, modify, waive, supplement, restructure, extend, increase or renew such Indebtedness, obligation or agreement, in whole or in part. The terms “Amended” and “Amendment” shall have correlative meanings.

“Banking Services” has the meaning set forth in the ABL Credit Agreement.

“Banking Services Obligations” has the meaning set forth in the ABL Credit Agreement.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Bankruptcy Law” means the Bankruptcy Code and any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.

“Cash Collateral Usage” has the meaning set forth in Section 6.01.

“Casualty” means any insured event of damage or casualty relating to all or any part of the Collateral.

“Class” refers to either (a) the ABL Agent, the ABL Collateral Documents, the ABL Credit Agreement, the ABL Documents, the ABL Obligations or the ABL Secured Parties, on the one hand, as opposed to (b) the Term Agents, the Term Collateral Documents, the Term Documents, the Term Obligations or the Term Secured Parties, on the other hand.

“Collateral” means any assets of Company or any Subsidiary that constitute the ABL Collateral or the Term Collateral.

“Collateral Documents” means the ABL Collateral Documents and the Term Collateral Documents.

“Company” has the meaning set forth in the recitals to this Agreement.

“Condemnation” means any taking, exercise of rights of eminent domain, public improvement, inverse condemnation, condemnation or similar action of or proceeding by any Governmental Authority or any other Person relating to any part of the Collateral.

“Condemnation Proceeds” means all compensation, awards and other payments or relief (including instruments and payments with respect to a deed in lieu of condemnation) to which Company or any Subsidiary shall be entitled by law or otherwise in respect of any Condemnation.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlling Term Agent” means (i) for so long as there is only one Series of Term Debt, the Term Agent for such Series, (ii) at any time when there is more than one Series of First Lien Term Debt, the “Applicable Collateral Agent” (or any comparable term) , as such term is defined in the Pari Passu First Lien Intercreditor Agreement, as designated by such Term Agent in a notice to the ABL Agent, (iii) at any time when Term Debt consists of only one Series of Second Lien Term Debt, the Term Agent for such Series, and (iv) at any time when Term Debt consists solely of two or more Series of Second Lien Term Debt, the Term Agent designated by all then existing Term Agents in a notice to the ABL Agent.

“Copyright License” means any written agreement, now or hereafter in effect, granting to any Person any right under any Copyright now or hereafter owned by any other Person or that such other Person otherwise has the right to license, and all rights of any such Person under any such agreement.

“Copyrights” means, with respect to any Person, all of the following now owned or hereafter acquired by such Person: (a) all copyright rights in any work subject to the copyright laws of the United States or any other country, whether as author, assignee, transferee or otherwise, and (b) all registrations and recordings thereof, and all registration and recording applications filed in connection therewith, including registrations, recordings and applications in the United States Copyright Office or any similar office in any other country.

“Credit Agreements” means the ABL Credit Agreement and the Term Credit Agreement.

“Credit Documents” means the ABL Documents and the Term Documents.

“DIP Financing” has the meaning set forth in Section 6.01.

“Discharge” means, with respect to the Obligations of any Class, subject to Sections 5.05 and 6.05:

(a)       payment in full in cash of the principal of and interest (including any Post-Petition Amounts in the nature of interest) on all Obligations of such Class;

(b)       payment in full in cash of all other Obligations of such Class that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid (including any Post-Petition Amounts in the nature of fees, costs, expenses and other amounts);

(c)       except for purposes of Section 5.02, termination or expiration of all commitments, if any, to extend credit that would give rise to Obligations of such Class; and

(d)       termination or cash collateralization of all letters of credit the reimbursement or payment obligations in respect of which constitute Obligations of such Class (any such cash collateralization to be in an amount and manner reasonably satisfactory to the Agent of such Class, but in no event shall such amount be greater than 103% of the aggregate undrawn face amount of such letters of credit).

“Discharge of Senior Obligations” means, with respect to any Collateral, the Discharge of Obligations constituting Senior Obligations with respect to such Collateral. The parties hereto acknowledge that (a) with respect to the ABL Liens on the Term Priority Collateral and the ABL Obligations insofar as they are secured by such Liens, a Discharge of Senior Obligations shall mean a Discharge of the Term Obligations and (b) with respect to the Term Liens on the ABL Priority Collateral and the Term Obligations insofar as they are secured by such Liens, the Discharge of Senior Obligations shall mean a Discharge of the ABL Obligations.

“Disposition” means any sale, lease, exchange, transfer or other disposition.

“Domestic Subsidiary” means any Subsidiary of the Company that is organized under the laws of the United States, any state of the United States or the District of Columbia.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest (other than, prior to the date of such conversion, any Indebtedness that is convertible into any such Equity Interests).

“First Lien Term Debt” means the Term Obligations and the Additional First Lien Term Debt.

“Foreign Collateral” means any assets pledged by any Foreign Subsidiary to secure ABL Obligations.

“Foreign Subsidiary” means any Subsidiary of Company, other than a Domestic Subsidiary.

“Governmental Authority” means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).

“Grantors” means Company and each Subsidiary that shall have created or purported to create Liens to secure each of (i) the ABL Obligations and (ii) the Term Obligations. Each Grantor shall execute a Grantor Acknowledgement in the form of Exhibit A hereto.

“Indebtedness” means and includes all obligations that constitute “Indebtedness” within the meaning of the ABL Credit Agreement or the Term Credit Agreement, as in effect on the date hereof.

“Insolvency or Liquidation Proceeding” means (a) any voluntary or involuntary case or proceeding under the Bankruptcy Code or other applicable Bankruptcy Law with respect to any Grantor, (b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to any Grantor or with respect to a material portion of the assets of any Grantor, (c) any liquidation, dissolution, reorganization or winding-up of any Grantor, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or (d) any assignment for the benefit of creditors or any other marshaling of assets and liabilities of any Grantor.

“Intellectual Property” means all intellectual and similar property of every kind and nature now owned or hereafter acquired by any Grantor, including inventions, designs, Patents, Copyrights, Licenses, Trademarks, trade secrets, domain names, confidential or proprietary technical and business information, know-how, show-how or other data or information, software and databases and all embodiments or fixations thereof and related documentation, registrations and franchises, and all additions, improvements and accessions to, and books and records describing or used in connection with, any of the foregoing.

“Intellectual Property License” has the meaning set forth in Section 5.08(a).

“Junior Agent” means, the ABL Agent with respect to the Term Priority Collateral and each Term Agent with respect to the ABL Priority Collateral, and accordingly, any reference herein to the “Junior Agent” shall be construed as a reference to the ABL Agent insofar as the Term Priority Collateral is concerned and to the Term Agents insofar as the ABL Priority Collateral is concerned.

“Junior Documents” means (a) with respect to Junior Obligations that are ABL Obligations or Junior Secured Parties that are ABL Secured Parties, the ABL Documents and (b) with respect to Junior Obligations that are Term Obligations or the Junior Secured Parties that are Term Secured Parties, the Term Documents.

“Junior Lien Intercreditor Agreement” means the Junior Lien Intercreditor Agreement, substantially in the form of Exhibit K to the Term Credit Agreement.

“Junior Liens” means, subject to the proviso set forth in Section 2.01(a), (a) with respect to the ABL Priority Collateral or the ABL Liens on the ABL Priority Collateral, the Term Liens on such Collateral, and (b) with respect to the Term Priority Collateral or the Term Liens on the Term Priority Collateral, the ABL Liens on such Collateral.

“Junior Obligations” means (a) with respect to the ABL Priority Collateral, any ABL Liens thereon or any ABL Obligations owed to any ABL Secured Parties secured by the ABL Priority Collateral, the Term Obligations that are secured by Junior Liens on such ABL Priority Collateral and (b) with respect to the Term Priority Collateral, any Term Liens thereon or any Term Obligations owed to any Term Secured Parties secured by the Term Priority Collateral, the ABL Obligations that are secured by Junior Liens on such Term Priority Collateral.

“Junior Priority Collateral” means (a) with respect to the ABL Agent and any other ABL Secured Party, Term Priority Collateral and (b) with respect to any Term Debt Agent and any other Term Secured Party, ABL Priority Collateral.

“Junior Secured Parties” means, the ABL Secured Parties with respect to the Term Priority Collateral and the Term Secured Parties with respect to the ABL Priority Collateral, and accordingly, any reference herein to the “Junior Secured Parties” shall be construed as a reference to the ABL Secured Parties insofar as the Term Priority Collateral is concerned and to the Term Secured Parties insofar as the ABL Priority Collateral is concerned.

“License” means any Patent License, Trademark License, Copyright License or other license or sublicense agreement with respect to intellectual property to which any Grantor is a party.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, charge, security interest or other encumbrance in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“New Agent” has the meaning set forth in Section 5.05.

“Notice of New Obligations” has the meaning set forth in Section 5.05.

“Notification of Proceeds” has the meaning set forth in Section 3.02.

“Obligations” means all ABL Obligations and all Term Obligations.

“Officer” means the chief executive officer, the president, any vice president, the chief operating officer or any chief financial officer, treasurer or controller of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement. Any document delivered hereunder that is signed by an Officer of a Grantor shall be conclusively presented to have been authorized by all necessary corporate, partnership and/or other action on the part of such Grantor and such Officer shall be conclusively presumed to have acted on behalf of such Grantor.

“Officer’s Certificate” means a certificate signed on behalf of applicable Grantor by an Officer of such Grantor, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of such Grantor.

“Pari Passu First Lien Intercreditor Agreement” means the Pari Passu Lien Intercreditor Agreement, substantially in the form of Exhibit L to the Term Credit Agreement.

“Patent License” means any written agreement, now or hereafter in effect, granting to any Person any right to make, use or sell any invention on which a Patent now or hereafter owned by any other Person, or that any other Person now or hereafter otherwise has the right to license, is in existence, and all rights of any such Person under any such agreement.

“Patents” means, with respect to any Person, all of the following now owned or hereafter acquired by such Person: (a) all letters patent of the United States or the equivalent thereof in any other country, all registrations and recordings thereof and all applications for letters patent of the United States or the equivalent thereof in any other country, including registrations, recordings and pending applications in the United States Patent and Trademark Office or any similar offices in any other country, and (b) all reissues, continuations, divisions, continuations-in-part, renewals or extensions thereof, and the inventions disclosed or claimed therein, including the right to make, use and/or sell the inventions disclosed or claimed therein.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Pledged or Controlled Collateral” has the meaning set forth in Section 5.04(a).

“Post-Petition Amounts” means, with respect to any Obligations, all interest (including interest accruing at the default rate specified in the applicable Credit Documents), fees, costs, expenses and other amounts that would accrue and become due after commencement of any Insolvency or Liquidation Proceeding but for the commencement of such Insolvency or Liquidation Proceeding, whether or not such amounts are allowed or allowable, in whole or in part, in any such Insolvency or Liquidation Proceeding.

“Proceeds Collateral Account” has the meaning set forth in the Term Credit Agreement as in effect on the date hereof (or any equivalent account into which solely proceeds of disposition of Term Priority Collateral are held or required to be held).

“Recovery” has the meaning set forth in Section 6.05.

“Refinance” means, in respect of any Indebtedness, to refinance or replace, or to issue other Indebtedness in exchange for or replacement of, such Indebtedness in whole or in part. The terms “Refinanced” and “Refinancing” shall have correlative meanings.

“Related Secured Parties” means (a) in the case of the ABL Agent, the ABL Secured Parties, (b) in the case of the Term Loan Agent, the Term Loan Secured Parties and (c) in the case of any Additional Debt Agent, the Additional Debt Secured Parties.

“Second Lien Term Debt” means any secured debt issued pursuant to an Additional Debt Facility ranking junior in right of security to the Term Loan Obligations and any Additional First Lien Term Debt and permitted under the ABL Credit Agreement and the Term Credit Agreement.

“Secured Parties” means the ABL Secured Parties and the Term Secured Parties.

“Senior Agent” means the ABL Agent with respect to the ABL Priority Collateral and each Term Debt Agent with respect to the Term Priority Collateral, and accordingly, any reference herein to the “Senior Agent” shall be construed as a reference to the ABL Agent insofar as the ABL Priority Collateral is concerned and to each Term Agent insofar as the Term Priority Collateral is concerned.

“Senior Documents” means (a) with respect to Senior Obligations that are ABL Obligations, the ABL Documents and (b) with respect to Senior Obligations that are Term Obligations, the Term Debt Documents.

“Senior Liens” means, subject to the proviso set forth in Section 2.01(a), (a) with respect to the ABL Priority Collateral or the Term Liens on the ABL Priority Collateral, the ABL Liens on such Collateral, and (b) with respect to the Term Priority Collateral or the ABL Liens on the Term Priority Collateral, the Term Liens on such Collateral, and, in each case, any Liens incurred in connection with any Refinancing of Senior Obligations that are deemed to be Senior Liens under Section 5.05.

“Senior Obligations” means (a) with respect to the ABL Priority Collateral, any Term Debt Liens thereon or any Term Obligations owed to any Term Secured Parties secured by the ABL Priority Collateral, the ABL Obligations that are secured by Senior Liens on such ABL Priority Collateral and (b) with respect to the Term Priority Collateral, any ABL Liens thereon or any ABL Obligations owed to any ABL Secured Parties secured by the Term Priority Collateral, the Term Obligations that are secured by Senior Liens on such Term Priority Collateral.

“Senior Priority Collateral” means (a) with respect to the ABL Agent and any other ABL Secured Party, ABL Priority Collateral and (b) with respect to any Term Agent and any other Term Secured Party, Term Priority Collateral.

“Senior Secured Parties” means the ABL Secured Parties with respect to the ABL Priority Collateral and the Term Secured Parties with respect to the Term Priority Collateral, and accordingly, any reference herein to the “Senior Secured Parties” shall be construed as a reference to the ABL Secured Parties insofar as the ABL Priority Collateral is concerned and to the Term Secured Parties insofar as the Term Priority Collateral is concerned.

“Series” means each of (a) the Term Loan Obligation and (b) each class or issuance of Additional Debt Obligations incurred under a single Additional Debt Facility. “Series” when used with respect to any agent, person, document, lien or other item with respect to any Term Obligations shall have a correlative meaning.

“subsidiary” means, with respect to any Person (the “parent”) at any date, (a) any Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date and (b) any other Person (i) of which Equity Interests representing more than 50% of the equity value or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (ii) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any direct or indirect subsidiary of Company.

“Successor Intellectual Property License” has the meaning set forth in Section 5.08(b).

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Company or any Subsidiary shall be a Swap Agreement.

“Swap Obligations” shall mean, with respect to any Person, the obligations of such Person under any Swap Agreement.

“Term Agents” means the Term Loan Agent and each Additional Debt Agent.

“Term Collateral” means the Term Loan Collateral and any Additional Debt Collateral.

“Term Collateral Documents” means the Term Loan Collateral Documents and any Additional Debt Security Documents.

“Term Credit Agreement” means the Term Credit Agreement dated as of the date hereof, among the Company, the lenders party thereto and JPMorgan Chase Bank, N.A., as Term Loan Agent, as Amended from time to time.

“Term Debt” means the First Lien Term Debt and the Second Lien Term Debt.

“Term Documents” means the Term Loan Documents and any Additional Debt Documents.

“Term Facility” means the Loans (as defined in the Term Credit Agreement) and any Additional Debt Facility.

“Term Lien” means each Term Loan Lien and each Additional Debt Lien.

“Term Loan Agent” has the meaning set forth in the preamble to this Agreement.

“Term Loan Collateral” means all “Collateral”, as defined in the Term Credit Agreement, and any other assets of any Grantor now or at any time hereafter subject or purported under the terms of any Term Collateral Document to be made subject to any Lien securing any Term Obligations.

“Term Loan Collateral Documents” means the Term Loan Guarantee and Collateral Agreement, the Term Mortgages and the other “Collateral Documents,” as defined in the Term Credit Agreement, and any other agreement, document or instrument now existing or entered into after the date hereof that grants a Lien on any assets of Company or any Subsidiary to secure any Term Obligations, as each may be Amended from time to time.

“Term Loan Documents” means the Term Credit Agreement, the Term Loan Collateral Documents, all other “Loan Documents,” as defined in the Term Credit Agreement.

“Term Loan Guarantee and Collateral Agreement” means the Guarantee and Collateral Agreement dated as of the date hereof, among Company, the Subsidiaries party thereto and the Term Loan Agent, as Amended from time to time.

“Term Loan Liens” means all Liens on the Collateral securing the Term Loan Obligations, whether created under the Term Loan Collateral Documents or acquired by possession, statute (including any judgment lien), operation of law, subrogation or otherwise and whether or not created following the commencement of any Insolvency or Liquidation Proceeding, now or hereafter held by or on behalf of the Term Loan Agent or any other Term Loan Secured Party, or any agent or trustee therefor.

“Term Loan Mortgage” means each mortgage, deed of trust, assignment of leases and rents or other security document that grants a Lien on any real property owned or leased by any Grantor to secure any Term Loan Obligations.

“Term Loan Obligations” means all “Secured Obligations,” as defined in the Term Guarantee and Collateral Agreement (including any such Secured Obligations arising or accruing during the pendency of any Insolvency or Liquidation Proceeding (including all Post-Petition Amounts with respect to such obligations)), notwithstanding that any such Secured Obligations or claims therefor are not allowed or allowable or shall be disallowed, voided or subordinated in any Insolvency or Liquidation Proceeding or under any Bankruptcy Law or other applicable law.

“Term Loan Secured Parties” means the Term Loan Agent and the other “Secured Parties” as defined in the Term Loan Guarantee and Collateral Agreement.

“Term Obligations” means the Term Loan Obligations and any Additional Debt Obligations.

“Term Priority Collateral” means any and all of the following that constitute Collateral: (a) all Equipment, all real property and interests therein (including both fee and leasehold interests) and all fixtures; (b) all Intellectual Property; (c) each Proceeds Collateral Account, and all cash, cash equivalents, checks and other negotiable Instruments, funds and other evidences of payment and all Financial Assets held on deposit therein or credited thereto, and all Security Entitlements arising therefrom; (d) all Equity Interests; (e) to the extent not expressly constituting ABL Priority Collateral, all Commercial Tort Claims, all Documents, all General Intangibles, all Instruments and all Letter of Credit Rights; (f) all other Collateral not constituting ABL Priority Collateral; (g) all identifiable Proceeds, including insurance Proceeds (other than business interruption insurance proceeds), of any of the foregoing and all Supporting Obligations collateral security and guarantees or other credit support given by any Person with respect to any of the foregoing; and (h) all books and records relating to any of the foregoing.

“Term Secured Parties” means the Term Loan Secured Parties and any Additional Debt Secured Parties.

“Trademark License” means any written agreement, now or hereafter in effect, granting to any Person any right to use any Trademark now or hereafter owned by any other Person, or that any other Person otherwise has the right to license, and all rights of any such Person under any such agreement.

“Trademarks” means, with respect to any Person, all of the following now owned or hereafter acquired by such Person: (a) all trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, other source or business identifiers, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all registration and recording applications filed in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or any similar offices in any other country or any political subdivision thereof, and all extensions or renewals thereof, (b) all goodwill associated therewith or symbolized thereby and (c) all other assets, rights and interests that uniquely reflect or embody such goodwill.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

SECTION 1.03              Terms Generally. The definitions of terms in this Agreement shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal, tangible and intangible assets and properties, including cash, securities, accounts and contract rights. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected persons customarily comply) of all Governmental Authorities. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time Amended (subject to any restrictions on such Amendments set forth herein); (b) any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns, and any reference herein to Company or any other Grantor shall be construed to include Company or such other Grantor as debtor and debtor-in-possession and any receiver or trustee for Company or such other Grantor, as the case may be, in any Insolvency or Liquidation Proceeding; (c) the words “herein”, “hereof’ and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof; and (d) all references herein to Articles and Sections shall be construed to refer to Articles and Sections of this Agreement.

ARTICLE II

Lien Priorities

SECTION 2.01              Relative Priorities.

(a)       Notwithstanding (i) the date, time, method, manner or order of grant, attachment or perfection of any ABL Lien or any Term Lien on any Collateral, (ii) any provision of the UCC or any other applicable law or of any ABL Document or any Term Document, (iii) any defect or deficiencies in, or failure to perfect, any ABL Lien or any Term Lien, (iv) whether or not such ABL Lien or Term Lien is subordinated to any Lien securing any other obligation of any Grantor or any other Person or otherwise subordinated, voided, avoided, invalidated, or lapsed, or (v) any other circumstance whatsoever, each Agent, for itself and on behalf of its Related Secured Parties, hereby agrees that:

(A)      any ABL Lien on any ABL Priority Collateral, regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be senior in all respects and prior to any Term Lien on any ABL Priority Collateral;

(B)      any Term Lien on any ABL Priority Collateral, regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to any ABL Lien on any ABL Priority Collateral;

(C)      any Term Lien on any Term Priority Collateral, regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be senior in all respects and prior to any ABL Lien on any Term Priority Collateral; and

(D)      any ABL Lien on any Term Priority Collateral, regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to any Term Lien on any Term Priority Collateral;

(b)      The relative Lien priorities in respect of any Collateral set forth in this Section are only with respect to the priority of the Liens held by or on behalf of the Agents and their Related Secured Parties and shall not constitute a subordination of any Obligations to any other Obligations.

SECTION 2.02              Prohibition on Contests. Each Agent, for itself and on behalf of its Related Secured Parties, agrees that none of them will (and hereby waives any right to) contest or question the validity or enforceability of, or join or otherwise support any other Person in contesting or questioning the validity or enforceability of, in any proceeding, including any Insolvency or Liquidation Proceeding, (a) the existence, perfection, priority, validity or enforceability of any ABL Lien or any Term Lien, (b) the validity, allowability, or enforceability of any ABL Obligations or any Term Obligations or (c) the enforceability of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the right of any Secured Party to enforce this Agreement.

SECTION 2.03              No New Liens.

(a)       Whether or not any Insolvency or Liquidation Proceeding has been commenced, the parties hereto agree that no Grantor shall grant any Secured Party any additional Lien under any Collateral Document on any asset of any Grantor to secure Obligations of any Class or Series unless such Grantor has also granted or concurrently grants a Lien on such asset to secure the Obligations of the other Class (all such Liens to have the relative priorities set forth herein based on whether the assets subject to such Liens constitute ABL Priority Collateral or Term Priority Collateral); provided that the foregoing shall not apply to (i) Liens on Foreign Collateral, liens on real property, and Liens on any asset of any Grantor granted to secure Obligations of any Class if such asset is expressly excluded from the grant of a security interest by such Grantor pursuant to the Collateral Documents of the other Class, (ii) collateral consisting of cash and cash equivalents pledged to secure ABL Obligations consisting of reimbursement obligations in respect of Letters of Credit or otherwise held by the ABL Agent pursuant to Section __, or Section __ of the ABL Credit Agreement and (iii) additional Liens on any asset of any Grantor granted to secure Obligations of any Class if, prior to such grant, such Grantor has offered in writing to grant a Lien on such asset to secure Obligations of the other Class and the Agent of such other Class has affirmatively declined in writing to accept such Lien or has failed to respond to such offer within 30 days thereof, in which case such Agent shall be deemed to have declined to accept such Lien. To the extent that the foregoing provisions are not complied with for any reason, without limiting any other rights and remedies available to the other Agent or any of its Related Secured Parties, each Agent, for itself and on behalf of its Related Secured Parties, agrees that it shall also hold any such additional Lien for the benefit of the Secured Parties of the other Class (but may retain such Lien for itself and its Related Secured Parties, subject to the relative Lien priorities set forth in this Agreement) and any amounts received by or distributed to such Agent or any of its Related Secured Parties pursuant to or as a result of Liens granted in contravention of this Section shall be subject to Sections 4.01 and 4.02.

(b)       Each Agent agrees, for itself and on behalf of its Related Secured Parties, to cooperate in good faith in order to determine, upon any reasonable request by the other Agent, the specific assets included in the ABL Collateral and the Term Collateral, the steps taken to perfect the ABL Liens and the Term Liens thereon and the identity of the respective parties obligated under the ABL Documents and the Term Documents.

(c)       The parties hereto agree that (i) the Term Obligations are not secured by the Foreign Collateral (ii) nothing in this Agreement shall limit or affect the rights and remedies of the ABL Secured Parties with respect to the Foreign Collateral and (iii) no Term Secured Party shall commence or take any enforcement action with respect to the Foreign Subsidiaries or the Foreign Collateral pledged by the Foreign Subsidiaries.

SECTION 2.04              Revolving Nature of ABL Obligations. Each Term Agent, for itself and on behalf of its Related Secured Parties, expressly acknowledges and agrees that (a) the ABL Credit Agreement includes a revolving commitment and that in the ordinary course of business the ABL Agent and the ABL Lenders will apply payments and make advances thereunder, (b) the amount of the ABL Obligations that may be outstanding at any time or from time to time may be increased (subject to any limitations set forth in the ABL Credit Agreement) or reduced and subsequently reborrowed, (c) all cash collateral received by the ABL Agent may be applied, reversed, reapplied, credited, or reborrowed, in whole or in part, to the ABL Obligations at any time and from time to time and (d) the advance rates under the ABL Credit Agreement may be reduced, and Reserves (as defined in the ABL Credit Agreement) may be imposed, under the terms of the ABL Credit Agreement, in each case without altering or otherwise affecting the Lien priorities set forth in this Agreement.

ARTICLE III

Enforcement

SECTION 3.01              Exercise of Remedies.

(a)       Until the Discharge of Senior Obligations with respect to such Collateral has occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced, each Agent, for itself and on behalf of its Related Secured Parties, agrees that none of them will:

(i)        enforce or exercise, or seek to enforce or exercise, any rights or remedies with respect to any Senior Priority Collateral of any Secured Party of the other Class (including the exercise of any right of set-off, recoupment, or enforcement of any right under any lockbox agreement, control agreement, landlord waiver or bailee’s letter or similar agreement or arrangement) or institute any action or proceeding with respect to such rights or remedies (including any action of foreclosure); provided that the parties hereto acknowledge and agree that this Section shall not in any way prohibit any Agent or any of its Related Secured Parties from (A) commencing, or joining in filing of a petition for commencement of, any involuntary Insolvency or Liquidation Proceeding of the type described in clause (a) or (b) of the definition of such term or (B) exercising any of its rights during an Insolvency or Liquidation Proceeding to the extent expressly permitted by Article VI;

(ii)       subject to the proviso set forth in paragraph (a)(i) of this Section, commence or join with any Person (other than the Senior Secured Parties upon the request or with the consent thereof) in commencing, or file with any court documents that seek to commence, or petition for or vote in favor of, any action or proceeding with respect to any rights or remedies with respect to any Senior Priority Collateral of any Secured Party of the other Class (including any foreclosure action or seeking or requesting relief from or modification of the automatic stay or any other stay in any Insolvency or Liquidation Proceeding to enable the commencement and pursuit thereof);

(iii)      contest, protest or object to any foreclosure proceeding or action brought by any Secured Party of the other Class with respect to, or any other enforcement or exercise by any Secured Party of such other Class of any rights and remedies relating to, any Senior Priority Collateral of such Secured Party, whether under the Credit Documents of such other Class or otherwise and including any Disposition of any such Senior Priority Collateral, whether by foreclosure or otherwise; and

(iv)     contest, protest or object to the forbearance by any Secured Party of the other Class from bringing or pursuing any foreclosure proceeding or action with respect to, or any other enforcement or exercise by any Secured Party of such other Class of any rights or remedies relating to, any Senior Priority Collateral of such Secured Party;

provided that, in each case under this Section, the Junior Liens on such Collateral shall attach to all Proceeds of such Collateral resulting from actions taken by any Senior Secured Party in accordance with this Agreement, subject to the relative Lien priorities set forth in Section 2.01.

(b)       Subject to the terms and conditions of this Agreement (including paragraph (a)(i) of this Section), until the Discharge of Senior Obligations with respect to such Collateral has occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced, the Senior Secured Parties in respect of such Collateral shall have the exclusive right to enforce and exercise rights and remedies (including the exercise of any right of set-off, recoupment, any right under any lockbox agreement, control agreement, landlord waiver or bailee’s letter or similar agreement or arrangement and the right to credit bid their debt) with respect to any of their Senior Priority Collateral and, in the course of such exercise, make related determinations regarding the release, Disposition or restrictions with respect to any such Collateral, without any consultation with or the consent of any Junior Secured Party; provided that the Junior Liens on such Collateral shall remain on the remaining Proceeds of such Collateral so released or Disposed of, subject to the relative Lien priorities set forth in Section 2.01. In exercising rights and remedies with respect to any of its Senior Priority Collateral, each Senior Secured Party may enforce the provisions of the applicable Senior Documents and exercise remedies thereunder, all in such order and in such manner as it may determine in its sole discretion. Such exercise and enforcement shall include the right of any agent appointed by any Senior Secured Party to sell or otherwise Dispose of such Collateral upon foreclosure, to incur expenses in connection with such sale or other Disposition and to exercise all the rights and remedies of a secured creditor under the UCC and of a secured creditor under the Bankruptcy Laws of any applicable jurisdiction.

(c)       Notwithstanding the foregoing provisions of this Section, the Secured Parties of any Class may:

(i)        file a claim, proof of claim, or statement of interest with respect to Obligations of such Class in any Insolvency or Liquidation Proceeding;

(ii)       take any action in order to create, perfect, preserve, protect or prove (but not enforce) their Junior Liens on any Collateral, provided that no such action is, or could reasonably be expected to be, (A) adverse to the priority status of any Senior Liens on such Collateral or the rights of any Senior Secured Party to exercise remedies in respect thereof or (B) otherwise inconsistent with the terms of this Agreement, including the automatic release of Junior Liens provided in Section 5.01;

(iii)      file any responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance of the claims of any Secured Party of such Class, including any claims secured by Junior Priority Collateral thereof, or the avoidance of any Liens on the Collateral securing Obligations of such Class, in each case, to the extent not inconsistent with the terms of this Agreement;

(iv)      exercise their rights and remedies as unsecured creditors to the extent (and only to the extent) provided in paragraph (e) of this Section, including filing any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Grantors arising under any Insolvency or Liquidation Proceeding, in accordance with applicable law (including the Bankruptcy Laws of any applicable jurisdiction), in each case, to the extent not inconsistent with or prohibited by the terms of this Agreement;

(v)      vote on any plan of reorganization or similar dispositive restructuring plan (including to accept or reject any plan of partial or complete liquidation, reorganization, arrangement, composition or extension) and make other filings and make any arguments and motions, in each case, to the extent not inconsistent with or prohibited by the terms of this Agreement; and

(vi)      join (but not exercise any control with respect to) any judicial foreclosure proceeding or other judicial lien enforcement proceeding with respect to any Collateral initiated by any Senior Secured Party with respect thereto, to the extent that any such action could not reasonably be expected to restrain, hinder, limit, delay for any significant period or otherwise interfere with the exercise of rights or remedies with respect to such Collateral by the Senior Secured Parties (it being understood that no Junior Secured Party shall be entitled to receive any Proceeds thereof unless otherwise expressly permitted hereby).

Each Agent, for itself and on behalf of its Related Secured Parties, agrees that to the extent it shall receive any Senior Priority Collateral of any Secured Party of the other Class or any Proceeds of any such Collateral in connection with the enforcement or exercise of any right or remedy (including any right of set-off) with respect to such Collateral in its capacity as a creditor, or in connection with any insurance policy relating to any such Collateral or any Condemnation Proceeds relating to any such Collateral, it shall hold such Collateral in a manner that is consistent with, or otherwise required by, the terms of this Agreement (including Section 4.02 hereof). Without limiting the generality of the foregoing, until the Discharge of Senior Obligations with respect to such Collateral has occurred, except as expressly provided in this paragraphs (a) and (c) of this Section (but subject to Section 4.02) and Sections 5.06, 5.07, 5.08, and 6.03, the sole right of the Secured Parties of any Class with respect to any of the Senior Priority Collateral of the Secured Parties of the other Class is to hold a Junior Lien on such Collateral and to receive a share of the Proceeds thereof, if any, after such Discharge of Senior Obligations has occurred.

(d)       Subject to paragraphs (a) and (c) of this Section and Sections 5.06, 5.07, 5.08, and 6.03, each Agent, for itself and on behalf of its Related Secured Parties:

(i)        agrees that neither such Agent nor any of its Related Secured Parties will take any action that (A) could reasonably be expected to restrain, hinder, limit, delay or otherwise interfere with (1) any enforcement or exercise of remedies with respect to any Senior Priority Collateral of any Secured Party of the other Class, including any Disposition of such Senior Priority Collateral, whether by foreclosure or otherwise, or (2) the realization by any Secured Party of the other Class of the full value of any of its Senior Priority Collateral or (B) otherwise would be prohibited hereunder, including any Disposition of any such Collateral, whether by foreclosure or otherwise;

(ii)       waives any and all rights such Agent or any of its Related Secured Parties may have as junior lien creditors or otherwise to object to the manner in which any Secured Party of the other Class seeks to enforce or collect any Obligations of such other Class or to enforce or realize on its Senior Liens on any Collateral undertaken in accordance with this Agreement, regardless of whether any action or failure to act by or on behalf of any Secured Party of such other Class is adverse to the interests of such Agent or any of its Related Secured Parties; and

(iii)      acknowledges and agrees that no covenant, agreement or restriction contained in any Collateral Document or other Credit Document of any Class shall be deemed to restrict in any way the rights and remedies of any Secured Party of the other Class with respect to any Collateral subject to its Senior Liens as set forth in this Agreement and the Credit Documents of such other Class.

(e)      The Secured Parties of any Class may, in accordance with the terms of the Documents of such Class and applicable law, enforce rights and exercise remedies against the Company and any other Grantor as unsecured creditors; provided that no such action is inconsistent with or prohibited by the terms of this Agreement (including the limitations set forth in paragraphs (a) and (d) of this Section and in Article VI); provided further that in the event any Secured Party becomes a judgment Lien creditor in respect of any Collateral as a result of its enforcement of its rights as an unsecured creditor with respect to any of its Obligations, such judgment Lien shall be subject to the terms of this Agreement, including the relative Lien priorities set forth in Section 2.01.

(f)       Nothing in this Agreement shall prohibit the receipt by any Secured Party of any Class of the required or permitted payments of interest, principal and other amounts owed in respect of Obligations of such Class so long as such receipt is not the direct or indirect result of the enforcement or exercise by any Secured Party of such Class of rights or remedies (including the right of set-off) against, or otherwise holding a Junior Lien on, the Senior Priority Collateral of any Secured Party of the other Class or enforcement in contravention of this Agreement of any Junior Lien on any such Collateral (it being agreed that any such enforcement or exercise permitted by this Agreement shall be subject to Section 4.02). Nothing in this Agreement shall be construed to impair or otherwise adversely affect any rights or remedies any Secured Party of any Class may have with respect to any Collateral subject to its Senior Liens.

SECTION 3.02              Lockbox System. Each Term Agent, for itself and on behalf of its Related Secured Parties, acknowledges that, under the terms of the ABL Documents, Grantors are or may be required to ensure that all payments on Accounts constituting ABL Priority Collateral, or on other ABL Priority Collateral, are made to Deposit Accounts or lockboxes related thereto that constitute ABL Priority Collateral, and agrees that, notwithstanding anything to the contrary set forth herein, no ABL Secured Party shall have any duty, responsibility or obligation to any Term Secured Party with respect to such Deposit Accounts or lockboxes, including no obligation to pay over to any Term Secured Party any payments received into any such Deposit Account or lockbox at any time. Each Term Agent, for itself and on behalf of its Related Secured Parties, agrees that to the extent that Proceeds of any Term Priority Collateral are deposited into any Deposit Accounts or lockboxes and are subsequently applied to repay or prepay the ABL Obligations, in the absence of the ABL Agent’s willful misconduct or gross negligence (such absence to be presumed unless otherwise determined by a final, non-appealable judgment of a court of competent jurisdiction), the sole remedy of the Term Secured Parties with regard to such Proceeds shall be to proceed directly against the Grantors unless, prior to the time such proceeds are applied to repay or prepay the ABL Obligations, the ABL Agent has actually received a Notification of Proceeds. For purposes of the foregoing, a “Notification of Proceeds” means a notice in writing from any Term Agent or any Grantor to the ABL Agent containing the following information: (a) the Term Priority Collateral being sold or otherwise Disposed; (b) the proposed date of the sale or other Disposition; (c) the approximate amount of Proceeds therefrom; and (d) the name and contact information of the buyer or transferee of such Term Priority Collateral or, in the case of an auction, of the auctioneer.

ARTICLE IV

Payments

SECTION 4.01              Application of Proceeds.

(a)       Each Agent, for itself and on behalf of its Related Secured Parties, hereby agrees that the ABL Priority Collateral or Proceeds thereof received in connection with the sale or other Disposition of, or collection on, such ABL Priority Collateral upon the enforcement or exercise or any right or remedy (including any right of set-off) shall be applied:

(i)        first, to the payment of the ABL Obligations in accordance with the ABL Documents,

(ii)       second, to the payment of the Term Obligations in accordance with the Term Documents, and

(iii)      third, the balance, if any, to the Grantors or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

(b)      Each Agent, for itself and on behalf of its Related Secured Parties, hereby agrees that the Term Priority Collateral or Proceeds thereof received in connection with the sale or other Disposition of, or collection on, such Term Priority Collateral upon the enforcement or exercise or any right or remedy (including any right of set-off) shall be applied:

(i)        first, to the payment of the Term Obligations in accordance with the Term Documents,

(ii)       second, to the payment of the ABL Obligations in accordance with the ABL Documents, and

(iii)      third, the balance, if any, to the Grantors or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

SECTION 4.02              Payments Over. So long as the Discharge of Senior Obligations with respect to any Collateral has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced, if (a) any Junior Secured Party receives any Junior Priority Collateral subject to any Senior Lien of a Senior Secured Party or any Proceeds of any such Collateral, or any other payment in connection with or on account of such Collateral, (i) in connection with the enforcement or exercise of any right or remedy (including any right of set-off) relating to such Collateral, the transfer of such Collateral or Proceeds to any Junior Secured Party by any Person holding a Lien on such Collateral that is subordinate to the Junior Lien on such Collateral, or any insurance policy claim or any Condemnation Proceeds in respect of such Collateral or (ii) as a distribution or recovery in any Insolvency or Liquidation Proceeding, (b) any Junior Secured Party receives, in contravention of Section 2.03, any Collateral of the type that would constitute Junior Priority Collateral of such Junior Secured Party, or any Proceeds of any such Collateral, or any other payment in connection with or on account of such Collateral, or (c) any Junior Secured Party receives any additional or replacement Collateral referred to in Section 6.03(b)(ii) that pursuant to such Section is subject to the provisions of this Section 4.02, or any Proceeds of such additional or replacement Collateral, or any other payment in connection with or on account of such additional or replacement Collateral, then, in each case, such Collateral or Proceeds thereof, or such other payment, shall be segregated and held in trust and forthwith transferred or paid over to the Senior Collateral Agent (which with respect to any Term Priority Collateral shall be the Controlling Term Agent) for the benefit of the Senior Secured Parties in the same form as received, with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct. Until the Discharge of Senior Obligations occurs, each Junior Agent, for itself and on behalf of its Related Secured Parties, hereby appoints each Senior Agent, and any officer or agent of each Senior Agent, with full power of substitution, as its true and lawful attorney-in-fact with full power and authority in the name, place and stead of each such Junior Secured Party or in such Senior Agent’s own name, from time to time in such Senior Agent’s discretion, for the purpose of carrying out the terms of this Section, to take any and all action or to execute and any all documents and instruments that may be necessary or appropriate to accomplish the purposes of this Section, including any endorsements or other instruments of transfer (which appointment is irrevocable and coupled with an interest).

SECTION 4.03              Delivery of Collateral and Proceeds. Upon the Discharge of Obligations of any Class, the Agent of such Class shall, except as may otherwise be required by applicable law or any order of any court or other Governmental Authority, deliver, at the expense of the Grantors, to the Agent of the other Class (which in the case of Term Obligations, shall be the Controlling Term Agent), without representation or recourse, any Collateral (including any Pledged or Controlled Collateral) held by the Agent of such Class at such time in the same form as received, with any necessary endorsements (so as, in respect of any such Pledged or Controlled Collateral, to allow the Agent of such other Class to obtain possession or control thereof), to be applied by such Agent of such other Class (which in the case of Term Obligations, shall be the Controlling Term Agent) to the Obligations of such other Class in the order specified in the Credit Documents of such other Class.

ARTICLE V

Other Agreements

SECTION 5.01              Releases.

(a)       The Junior Liens on any Senior Priority Collateral shall be automatically, unconditionally and simultaneously released if:

(i)        in connection with the enforcement or exercise of its rights or remedies in respect of such Collateral, any Senior Agent, for itself and on behalf of its Related Secured Parties, releases its Senior Liens on any part of such Collateral; or

(ii)       in connection with any Disposition permitted under the terms of both the ABL Documents and the Term Documents, the Senior Agent (which in the case of Term Obligations, shall be the Controlling Term Agent), for itself and on behalf of its Related Secured Parties, releases any of its Senior Liens on any part of such Collateral, other than following the Discharge of Senior Obligations represented by such Senior Agent;

provided that, in each case, the Junior Liens on such Collateral shall attach to all Proceeds of such Collateral in accordance with this Agreement, subject to the relative Lien priorities set forth in Section 2.01.

(b)       The Junior Agent with respect to any Senior Priority Collateral, for itself or on behalf of its Related Secured Parties, promptly shall (at the Grantors’ expense) execute and deliver to each Senior Agent such documents and instruments as such Senior Agent may reasonably request to accomplish the purposes of this Section, including any endorsements or other instruments of transfer or release.

(c)       Until the Discharge of Obligations of the other Class has occurred, each Agent, for itself and on behalf of its Related Secured Parties, hereby irrevocably constitutes and appoints each Agent of the other Class and any officer or agent of such Agent, with full power of substitution, as its true and lawful attorney-in-fact with full power and authority in the name, place and stead of such Agent or its Related Secured Parties or in such other Agent’s own name, from time to time in such other Agent’s discretion, for the purpose of carrying out the terms of this Section, to take any and all action and to execute any and all documents and instruments that may be necessary or appropriate to accomplish the purposes of this Section, including any endorsements or other instruments of transfer or release (which appointment is irrevocable and coupled with an interest).

(d)       Until the Discharge of Senior Obligations in respect of such Collateral has occurred, to the extent that any Senior Agent or the Senior Secured Parties released any Senior Lien on any Collateral and any such Lien is later reinstated, then each Junior Agent, for itself and for its Related Secured Parties, shall have a Lien on such Collateral, subject to the relative Lien priorities set forth in Section 2.01.

SECTION 5.02              Insurance.

(a)       Until the Discharge of Term Obligations has occurred, and subject to the rights of the Grantors under the Term Documents, the Term Secured Parties shall have the exclusive right to adjust settlement under any insurance policy in respect of any Casualty to, or to approve any Condemnation Proceeds in respect of, any Term Priority Collateral, and all Proceeds on account thereof shall be paid to the Term Agents.

(b)       Until the Discharge of ABL Obligations has occurred, and subject to the rights of the Grantors under the ABL Documents, the ABL Secured Parties shall have the exclusive right to adjust settlement under any insurance policy in respect of any Casualty to, or to approve any Condemnation Proceeds in respect of, any ABL Priority Collateral, and all Proceeds on account of ABL Priority Collateral shall be paid to the ABL Agent.

(c)       Until the Discharge of ABL Obligations has occurred, subject to the rights of the Grantors under the ABL Documents, the ABL Secured Parties shall have the exclusive right to adjust settlement in respect of all business interruption insurance, and all Proceeds on account thereof shall be paid to the ABL Agent.

(d)      Any insurance Proceeds and Condemnation Proceeds received by the Agent of any Class in accordance herewith shall, subject to the rights of the Grantors under the Credit Documents of such Class, be held or applied by it in accordance with such Credit Documents; provided that following the acceleration of the Obligations of such Class under such Credit Documents, all such amounts shall be promptly applied to such Obligations to the extent permitted under applicable law.

(e)       Until the Discharge of Obligations of the other Class has occurred, if any Secured Party of any Class shall, at any time, receive any insurance Proceeds (including Proceeds of the business interruption insurance) or Condemnation Proceeds in contravention of this Agreement, it shall segregate and hold in trust and forthwith pay over such insurance Proceeds or Condemnation Proceeds over to the Agent of the other Class in accordance with the terms of Section 4.02.

(f)        Each Agent, for itself and on behalf of its Related Secured Parties, agrees to cooperate with the Agents and Secured Parties of the other Class in connection with any Condemnation or Casualty for the purpose of carrying out the terms of this Section. In furtherance of the foregoing, each Agent agrees promptly to execute and deliver to applicable Agent of the other Class such acknowledgements, releases, consents, endorsements and other documents as such Agent of such other Class may reasonably request to accomplish the purposes of this Section (including any such request made at the request of any insurer). In the event of a conflict between the provisions of this Section and any other provision hereof, the provisions of this Section shall control.

SECTION 5.03              Certain Provisions Regarding Credit Documents.

(a)       The ABL Agent, for itself and on behalf of the other ABL Secured Parties, acknowledges and agrees that the Term Documents may be Amended, and Indebtedness thereunder may be Refinanced, without the consent of any ABL Secured Party, and each Term Agent, for itself and on behalf of its other Related Secured Parties, acknowledges and agrees that the ABL Documents may be Amended, and Indebtedness thereunder may be Refinanced, without the consent of any Term Secured Party, provided that no such Amendment of any Credit Document shall affect or otherwise contravene the lien subordination or other provisions of this Agreement. Nothing in this paragraph shall affect any covenant of any Grantor under the Credit Documents of any Class that restricts the ability of such Grantor to Amend any Credit Document of the other Class or to effect a Refinancing of any Indebtedness thereunder.

(b)       In the event any Indebtedness under the Credit Documents of any Class is Refinanced, the holders of such Refinancing Indebtedness shall bind themselves in a writing addressed to the Agent of the other Class, for the benefit of the Secured Parties of such other Class, to the terms of this Agreement, including Section 5.05.

(c)       The Agent of each Class agrees that each Collateral Document (except Collateral Documents applicable solely to Foreign Collateral) of such Class executed by it shall include the following language (or language to similar effect approved by the Agent of the other Class (which in the case of the Term Obligations shall be the Controlling Term Agent)):

“Notwithstanding anything herein to the contrary, the lien and security interest granted pursuant to this Agreement and the exercise of any right or remedy hereunder are subject to the provisions of the Intercreditor Agreement dated as of September 26, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), between JPMorgan Chase Bank, N.A., in its capacity as administrative agent for, and acting on behalf of, the ABL Secured Parties identified therein, and JPMorgan Chase Bank, N.A., in its capacity as administrative agent for, and acting on behalf of, the Term Loan Secured Parties identified therein. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control.”

SECTION 5.04              Bailee for Perfection.

(a)       Each Agent agrees to hold that part of the Collateral that is in its possession or control, or in the possession or control of its agents or bailees (such Collateral being called the “Pledged or Controlled Collateral”), as collateral agent for its Related Secured Parties and as gratuitous bailee for the Agent and Secured Parties of the other Class (such bailment being intended, among other things, to satisfy the requirements of Sections 8-106(d)(3), 8-301(a)(2) and 9-313(c) of the UCC) solely for the purpose of perfecting the security interest granted under the Credit Documents of such other Class, subject to the terms and conditions of this Section.

(b)       No Agent shall have any obligation whatsoever to its Related Secured Parties or to any Secured Party of the other Class to ensure that the Pledged or Controlled Collateral is genuine or owned by any of the Grantors or to preserve rights or benefits of any Person. The duties or responsibilities of any Agent to any Secured Party of the other Class under this Section shall be limited solely to holding the Pledged or Controlled Collateral in its possession or under its control as gratuitous bailee in accordance with this Section and delivering such Pledged or Controlled Collateral upon the Discharge of Obligations of the applicable Class as provided in Section 4.03.

(c)       No Agent acting pursuant to this Section shall have by reason of any Credit Document, this Agreement or any other document or agreement a fiduciary relationship in respect any Secured Party or any liability to any Secured Party, and each Secured Party hereby waives and releases each Agent from all claims and liabilities arising pursuant to any Agent’s role under this Section 5.04 as gratuitous bailee with respect to the Pledged or Controlled Collateral.

(d)       Subject to the terms of this Agreement, so long as the Discharge of Obligations of the applicable Class has not occurred, each Agent shall be entitled to deal with the Pledged or Controlled Collateral in accordance with the terms of this Agreement and the Credit Documents of the applicable Class. Upon the Discharge of such Obligations, such Agent shall, at the expense of the Grantors, take such other actions as are reasonably requested by the other Agent in connection with such other Agent obtaining a first-priority interest in, or possession or control of, such Pledged or Controlled Collateral.

SECTION 5.05              When Discharge of Obligations Deemed Not to Have Occurred. If any Grantor shall enter into any Refinancing of Obligations of any Class that is permitted by the Credit Documents of the other Class, where obligations under such Refinancing are secured by Liens on Collateral subject to Senior Liens securing such Refinanced Obligations, then a Discharge of Obligations of such Class shall be deemed not to have occurred for all purposes of this Agreement and, from and after the date on which the Notice of New Obligations is delivered to the Agent of the other Class in accordance with the next sentence, (a) the obligations under such Refinancing of Obligations of any Class shall automatically be treated as Obligations of such Class (to the same extent as the Refinanced Obligations), (b) the Liens securing such Refinancing of Obligations of any Class shall be treated as Senior Liens (to the same extent as the corresponding Liens securing the Refinanced Obligations) for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Collateral set forth herein, and (c) the collateral agent for such Refinancing of Obligations of any Class (the “New Agent”) shall be the Agent of such Class (and, where applicable, a Senior Agent) for all purposes of this Agreement (to the same extent as the Agent for the Refinanced Obligations). Upon receipt of a notice (the “Notice of New Obligations”) stating that any Grantor has Refinanced any Obligations of any Class as provided above (which notice shall include the identity of the New Agent), the original Agents shall promptly enter into such documents and agreements (including Amendments to this Agreement) as the Company or such New Agent shall reasonably request in order to provide to such New Agent the rights contemplated hereby, in each case consistent in all material respects with the terms of this Agreement. The New Agent shall agree in a writing addressed to the remaining original Agent, for the benefit of its Related Secured Parties, to be bound by the terms of this Agreement. The provisions of this Section are intended to ensure that (i) the Liens on any Collateral securing any Refinancing of any Obligations of any Class will have the same priorities relative to the Liens on such Collateral securing Obligations of the other Class as the Liens that secured such Refinanced Obligations prior to such Refinancing and (ii) the parties benefited by the Liens on any Collateral securing any Refinancing of any Obligations of any Class will have the same rights and obligations relative to the parties holding Liens on such Collateral securing Obligations of the other Class as the parties that were benefited by the Liens that secured such Refinanced Obligations, and such provisions shall be construed accordingly.

SECTION 5.06              Sharing of Information; Rights of Access and Use.

(a)       Subject to confidentiality limitations imposed by law, contract or otherwise, each Agent agrees, for itself and on behalf of its Related Secured Parties, that if any of them obtains actual possession of any books and records of any Grantor (whether such books and records are in the form of a writing or stored in electronic form), then, upon request of the Agent of the other Class and reasonable prior notice, such Agent or such Related Secured Party in possession thereof will permit the requesting Agent, or its designated representatives and agents, to examine such books and records if and to the extent the requesting Agent delivers to such Agent or such Related Secured Party a certificate of its duly authorized officer to the effect that (i) such books and records contain, or are reasonably expected to contain, information that, in the good faith opinion of the requesting Agent, is necessary or useful to the exercise of rights and remedies with respect to the Senior Liens of the requesting Agent and (ii) the requesting Agent is entitled to receive and use such information as against the applicable Grantor or its suppliers, customers and contracts and under applicable law, and, in doing so, will comply, and will cause its Affiliates to comply, with all obligations imposed by law, contract or otherwise in respect of the disclosure or use of such information.

(b)       Each Term Agent, for itself and on behalf of its other Related Secured Parties, agrees that if the ABL Agent takes any enforcement action with respect to the ABL Priority Collateral, each Term Agent and its other Related Secured Parties (i) shall cooperate with the ABL Agent (at the sole cost and expense of the ABL Agent and the ABL Secured Parties and subject to the condition that the Term Secured Parties shall have no obligation or duty to take any action or refrain from taking any action that, in the judgment of such Term Agent, could reasonably be expected to result in the incurrence of any liability, loss or damage to the Term Agents or the other Term Secured Parties) in its efforts to enforce its security interest in the ABL Priority Collateral and to assemble and sell the ABL Priority Collateral, (ii) shall not take any action designed or intended to hinder or restrict in any respect the ABL Agent from enforcing its security interest in the ABL Priority Collateral or selling or assembling the ABL Priority Collateral and (iii) in the event that any Term Agent or any other Term Secured Party shall acquire control or possession of any of the Term Priority Collateral, shall permit the ABL Agent, or its designated representatives or agents, upon reasonable advance notice, to use the Term Priority Collateral (including (x) equipment, processors, computers and other machinery related to the storage or processing of records, documents or files and (y) Intellectual Property), for a period not to exceed 180 days, for purposes of (A) assembling the ABL Priority Collateral, (B) selling (by public auction, private sale or a “store closing,” “going out of business” or similar sale, whether in bulk, in lots or to customers in the ordinary course of business or otherwise and which sale may include augmented Inventory of the same type sold in the Grantors’ business) any or all of the ABL Priority Collateral (including any ABL Priority Collateral located on any real property constituting Term Priority Collateral) in the ordinary course of business or otherwise, (C) removing any or all of the ABL Priority Collateral located in or on any real property constituting Term Priority Collateral or (D) taking reasonable actions to protect, secure and otherwise enforce the rights of the ABL Agent and the other ABL Secured Parties in and to the ABL Priority Collateral; provided that nothing contained in this paragraph shall restrict the rights of any Term Debt Agent or the other Term Secured Parties from selling or otherwise Disposing of any Term Priority Collateral prior to the expiration of such 180-day period if the purchaser, assignee or transferee thereof agrees to be bound by the provisions of this paragraph. If any stay or other order prohibiting the enforcement or exercise of rights or remedies with respect to the ABL Priority Collateral has been entered by a court of competent jurisdiction, such 180-day period shall be tolled during the pendency of any such stay or other order. The rights of the ABL Agent, and its designated representatives and agents, set forth in clause (iii) above as to the Term Priority Collateral shall be irrevocable and royalty and rent free and shall continue at the ABL Agent’s option for a period of up to 180 days as to any such Term Priority Collateral, beginning upon the earlier of (1) the date that is five days after the date on which any Term Debt Agent has notified the ABL Agent that such Term Debt Agent has acquired possession or control of such Term Priority Collateral and (2) the date the ABL Agent provides such Term Debt Agent with written notice that it intends to exercise its rights under such clause with respect to such Term Priority Collateral.

(c)       During the period of actual use or control by the ABL Agent, or its designated representatives or agents, of any Term Priority Collateral, the ABL Secured Parties shall be (i) responsible for the ordinary course third party expenses related thereto, including costs with respect to heat, light, electricity and water with respect to that portion of any premises so used or controlled, or that arise as a result of such use or control, provided that the ABL Secured Parties shall not be obligated to pay any fee to the Term Secured Parties (or any Person claiming by, through or under the Term Secured Parties, including any purchaser of any Term Priority Collateral) or to any Grantor, for or in respect of the use by the ABL Agent, or its designated representatives or agents, of any Term Priority Collateral, and (ii) be obligated to repair at their expense any physical damage to such Term Priority Collateral resulting from such use or control, and to leave such Term Priority Collateral in substantially the same condition as it was at the commencement of such use or control, ordinary wear and tear excepted. In addition, the ABL Agent shall indemnify and hold harmless each Term Agent, and its officers, directors, employees and agents, from any liability, cost, expense, loss or damages, including reasonable and documented out-of-pocket legal fees and expenses, arising from any claim by a third party against such Term Agent to the extent such liability, cost, expense, loss or damages are found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the ABL Agent, or its designated agents or representatives, pursuant to the exercise of its rights of access and use under paragraph (b) of this Section, to the extent not covered by insurance. Notwithstanding the foregoing, in no event shall the ABL Agent or the other ABL Secured Parties have any liability to any Term Agent or the other Term Secured Parties pursuant to this paragraph as a result of the condition of any Term Priority Collateral existing prior to the date of the exercise by the ABL Agent of its rights under paragraph (b) of this Section, and the ABL Agent and the other ABL Secured Parties shall have no duty or liability to maintain the Term Priority Collateral in a condition or manner better than that in which it was maintained prior to the use or control thereof by the ABL Agent, or its designated representatives or agents, or for any diminution in the value of the Term Priority Collateral that results solely from ordinary wear and tear resulting from the use or control of the Term Priority Collateral by the ABL Agent, or its designated representatives or agents, in the manner and for the time periods specified under this Section. Without limiting the rights granted under this Section, the ABL Agent, for itself and on behalf of the other ABL Secured Parties, agrees to cooperate with each Term Debt Agent (at the sole cost and expense of such Term Debt Agent and the other Term Secured Parties and subject to the condition that the ABL Secured Parties shall have no obligation or duty to take any action or refrain from taking any action that, in the judgment of such Term Debt Agent, could reasonably be expected to result in the incurrence of any liability, loss or damage to the ABL Agent or the ABL Secured Parties) in connection with any efforts made by such Term Debt Agent to sell the Term Priority Collateral.

(d)       Neither the Agent nor any other Secured Party of any Class shall have any responsibility or liability for the acts or omissions of the Agent or any other Secured Party of the other Class made or arising in connection with the use or occupancy by the Agent or any other Secured Party of such other Class of any of the Term Priority Collateral.

SECTION 5.07              Consent to License of Intellectual Property.

(a)       Each Term Agent, for itself and on behalf of its other Related Secured Parties, (i) acknowledges and consents to the grant to the ABL Agent by the Grantors of a limited, nonexclusive royalty-free license relating to any Intellectual Property pursuant to the ABL Security Agreement (an “Intellectual Property License”) and (ii) agrees that the Term Liens on the Intellectual Property constituting Collateral shall be subject to the Intellectual Property License.

(b)       Each Term Agent, for itself and on behalf of its other Related Secured Parties, agrees that if any Term Secured Party becomes the owner of any Intellectual Property as a result of the exercise of rights or remedies by such Term Secured Party with respect to its Senior Lien thereon, then, upon request of the ABL Agent, such Term Secured Party shall promptly provide written confirmation of the grant to the ABL Agent of, and does hereby irrevocably grant to the ABL Agent, a limited, nonexclusive royalty-free license in the form substantially similar to the Intellectual Property License for purposes of selling or otherwise foreclosing on ABL Priority Collateral (including any enforcement action with respect to the Foreign Subsidiaries or the Foreign Collateral pledged by the Foreign Subsidiaries) (a “Successor Intellectual Property License”) to use any such Intellectual Property, whether or not any Insolvency or Liquidation Proceeding has been commenced. Any license so granted by any Term Secured Party shall be binding on its successors and assigns (including any purchaser at a foreclosure sale). No Term Secured Party shall make any sale or transfer of any such Intellectual Property unless the purchaser or transferee thereof agrees in writing to provide a Successor Intellectual Property License to the ABL Agent upon request. For the avoidance of doubt, the grant to the ABL Agent of the license pursuant this Section shall not be terminated or otherwise affected by the termination of any licensing agreement relating to the license of any Intellectual Property by a Grantor to another Subsidiary.

SECTION 5.08              Permits and Licenses. Each Term Agent agrees that if the ABL Agent shall require rights available under any permit or license controlled by such Term Agent in order to realize on any ABL Priority Collateral, such Term Agent shall take all such actions as shall be available to it (at the sole cost and expense of the Grantors), consistent with applicable law, and as shall be reasonably requested by the ABL Agent to make such rights available to the ABL Agent, subject to the Term Liens. The ABL Agent agrees that if such Term Agent shall require rights available under any permit or license controlled by the ABL Agent in order to realize on any Term Priority Collateral, the ABL Agent shall take all such actions as shall be available to it (at the sole cost and expense of the Grantors), consistent with applicable law, and as shall be reasonably requested by the Term Agent to make such rights available to the Term Agent, subject to the ABL Liens.

ARTICLE VI

Insolvency or Liquidation Proceedings

SECTION 6.01              Cash Collateral and DIP Financing.

(a)       Until the Discharge of ABL Obligations has occurred, if any Grantor shall be subject to any Insolvency or Liquidation Proceeding and the ABL Agent shall desire to permit the use of “Cash Collateral” (as such term is defined in Section 363(a) of the Bankruptcy Code) (any such use being referred to as “Cash Collateral Usage”) that constitutes ABL Priority Collateral or to permit any Grantor to obtain financing from any of the ABL Secured Parties or that is otherwise consented to by the ABL Agent, under Section 364 of the Bankruptcy Code or any similar Bankruptcy Law (any such financing being referred to as a “DIP Financing”) that is to be secured at least in part by the ABL Priority Collateral, then each Term Agent, for itself and on behalf of its other Related Secured Parties, agrees that none of them will raise any objection to such Cash Collateral Usage or such DIP Financing, insofar as its rights and priority with respect to the ABL Priority Collateral are affected, provided that any Liens to be provided in connection with such DIP Financing on the Term Priority Collateral shall not (without each Term Agent’s prior written consent) be senior to or pari passu with the Term Liens thereon. To the extent the ABL Liens on the ABL Priority Collateral are subordinate to or pari passu with the Liens thereon securing any such DIP Financing meeting the foregoing requirements, each Term Agent, for itself and on behalf of its other Related Secured Parties, shall subordinate, and hereby subordinates, to the same extent the ABL Liens on the ABL Priority Collateral are subordinated to the Liens thereon securing such DIP Financing (and all obligations relating thereto), the Term Liens on the ABL Priority Collateral to (i) the Liens thereon securing such DIP Financing (but not to any Liens on the Term Priority Collateral securing such DIP Financing), (ii) any “carve-out” from the ABL Priority Collateral for professional and United States Trustee fees agreed to by the ABL Agent, and (iii) any adequate protection Liens on the ABL Priority Collateral granted to the ABL Secured Parties in connection with such Cash Collateral Usage or DIP Financing, and agrees, for itself and on behalf of the other Term Secured Parties, that neither the Term Agents nor any other Term Secured Party will request adequate protection or any other relief in connection with its rights as a holder of Liens on the ABL Priority Collateral (except as expressly agreed by the ABL Agent or to the extent permitted by Section 6.03(b)).

(b)       Until the Discharge of Term Obligations has occurred, if any Grantor shall be subject to any Insolvency or Liquidation Proceeding and the Term Agents shall desire to permit the use of Cash Collateral that constitutes Term Priority Collateral or to permit any Grantor to obtain DIP Financing from any of the Term Secured Parties or that is otherwise consented to by the Term Agents, that is to be secured at least in part by the Term Priority Collateral, then the ABL Agent, for itself and on behalf of its other Related Secured Parties, agrees that none of them will raise any objection to such Cash Collateral Usage or such DIP Financing, insofar as its rights and priority with respect to the Term Priority Collateral are affected, provided that any Liens to be provided in connection with such DIP Financing on the ABL Priority Collateral shall not (without the ABL Agent’s prior written consent) be senior to or pari passu with the ABL Liens thereon. To the extent the Term Liens on the Term Priority Collateral are subordinate to or pari passu with the Liens thereon securing any such DIP Financing meeting the foregoing requirements, the ABL Agent, for itself and on behalf of its other Related Secured Parties, shall subordinate, and hereby subordinates, to the same extent the Term Liens on the Term Priority Collateral are subordinated to the Liens thereon securing such DIP Financing (and all obligations relating thereto), the ABL Liens on the Term Priority Collateral to (i) the Liens thereon securing such DIP Financing (but not to any Liens on the ABL Priority Collateral securing such DIP Financing), (ii) any “carve-out” from the Term Priority Collateral for professional and United States Trustee fees agreed to by the Term Agents, and (iii) any adequate protection Liens on the Term Priority Collateral granted to the Term Secured Parties in connection with such Cash Collateral Usage or DIP Financing, and agrees, for itself and on behalf of the other ABL Secured Parties, that neither the ABL Agent nor any other ABL Secured Party will request adequate protection or any other relief in connection with its rights as a holder of Liens on the Term Priority Collateral (except as expressly agreed by the Term Agents or to the extent permitted by Section 6.03(b)).

SECTION 6.02              Relief from the Automatic Stay. Until the Discharge of Senior Obligations with respect to any Collateral has occurred, no Junior Secured Party with respect to such Junior Secured Party’s Junior Priority Collateral shall seek, or join or otherwise support any other Person in seeking, relief from or modification of the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of such Collateral without the prior written consent of any Senior Agent with respect to such Collateral. No Junior Secured Party shall oppose, or join or otherwise support any other Person opposing, any motion of any Senior Secured Party seeking relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of such Senior Secured Party’s Senior Priority Collateral.

SECTION 6.03              Adequate Protection.

(a)       Each Agent, for itself and on behalf of its Related Secured Parties, agrees that none of them shall contest, or join or otherwise support any other Person contesting, (i) any request by the Agent or any other Secured Party of the other Class for adequate protection in any form with respect to its Senior Liens on any Collateral or (ii) any objection by the Agent or any other Secured Party of the other Class to any motion, relief, action or proceeding based on the Agent or such other Secured Party of the other Class claiming a lack of adequate protection with respect to its Senior Liens on any Collateral.

(b)       Notwithstanding paragraph (a) of this Section, in any Insolvency or Liquidation Proceeding:

(i)        if the Agent or any other Secured Party of any Class is granted adequate protection in the form of an Lien on additional or replacement Collateral of a type that would constitute Senior Priority Collateral of the Agent and other Secured Parties of such Class, then (A) the Agent of the other Class, for itself and on behalf of its Related Secured Parties, may seek or request adequate protection in the form of a Lien on such Collateral, which Lien will be junior and subordinate to the Liens thereon securing and granted as adequate protection for the Senior Obligations and to any Liens provided in connection with any DIP Financing in the manner set forth in Section 6.01 hereof on the same basis as the other Liens on such Collateral securing the Junior Obligations are so junior and subordinate to the Liens on such Collateral securing the Senior Obligations under this Agreement and (B) subject to clause (ii) below, the Agent of such first Class, for itself and on behalf of its Related Secured Parties, agrees that none of them shall contest, or join or otherwise support any other Person contesting, (1) any request by the Agent of such other Class, for itself or on behalf of its Related Secured Parties, for adequate protection pursuant to the preceding clause (A) or (2) any motion, relief, action or proceeding in support of a request for adequate protection pursuant to the preceding clause (A); and

(ii)       if any Agent or any other Secured Party of any Class is granted adequate protection in the form of a Lien on additional or replacement collateral of a type that would constitute Junior Priority Collateral of the Agent and other Secured Parties of such Class, then the Agent of such Class, for itself and on behalf of its Related Secured Parties, agrees that the Agent of the other Class shall be entitled to be granted adequate protection in the form of a Lien on such additional or replacement collateral for the Obligations of such other Class and that any Lien on such additional or replacement collateral securing or granted as adequate protection for the Junior Obligations shall be junior and subordinate to the Lien on such collateral securing the Senior Obligations (and to any Liens provided in connection with any DIP Financing in the manner set forth in Section 6.01 hereof) and to any other Liens thereon granted to the Senior Secured Parties as adequate protection of its interest in such Senior Collateral on the same basis as the other Liens on such Collateral securing the Junior Obligations are so junior and subordinate to the Liens on such Collateral securing the Senior Obligations under this Agreement; provided that, to the extent the Agent of such other Class is not granted such adequate protection in the applicable form, any such additional collateral and any amounts recovered by or distributed to the Agent or any other Secured Party of such first Class pursuant to or as a result of any Lien on such additional or replacement collateral granted to or for the benefit of the Agent or any Secured Party of such first Class shall be subject to Section 4.02.

(c)       Except as expressly set forth in Sections 6.01 and 6.07 and in paragraphs (a) and (b) of this Section, nothing herein shall limit (i) the rights of the Agent of any Class, or any of its Related Secured Parties, to seek adequate protection with respect to its or their rights in the Collateral in any Insolvency or Liquidation Proceeding (including adequate protection in the form of a superpriority administrative claim or cash payments, periodic cash payments or otherwise for Post-Petition Amounts provided that such payments come from the Proceeds of such Class’s Senior Priority Collateral and not from the proceeds of such Class’ Junior Priority Collateral) or (ii) the right of the Agent of the other Class, or any of its Related Secured Parties to object to such request for adequate protection (other than any request for the payment of Post-Petition Amounts from the Proceeds of such other Class’s Senior Priority Collateral).

SECTION 6.04              No Waiver. Subject to Sections 3.01(c), 3.01(e), and the other provisions of this Article VI, nothing contained herein shall prohibit or in any way limit any Senior Agent or any other Senior Secured Party from objecting in any Insolvency or Liquidation Proceeding or otherwise to any action taken by any Junior Agent or any other Junior Secured Party, including the seeking by any such Junior Agent or any other Junior Secured Party of adequate protection or the asserting by any such Junior Agent or any other Junior Secured Party of any of its rights and remedies under the applicable Junior Credit Documents or otherwise, in each case to the extent affecting such Senior Agent’s or such Senior Secured Parties’ rights in its Senior Priority Collateral.

SECTION 6.05              Avoidance Issues. If any Secured Party is required in any Insolvency or Liquidation Proceeding or otherwise to turn over or otherwise pay to the estate of any Grantor any amount paid in respect of its Senior Obligations (a “Recovery”), then such Secured Party shall be entitled to a reinstatement of the applicable Senior Obligations with respect to all such recovered amounts. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto from such date of reinstatement.

SECTION 6.06              Post-Petition Amounts.

(a)       Each Term Agent agrees, for itself and on behalf of its other Related Secured Parties, that none of them shall oppose or seek to challenge any claim by the ABL Agent or any other ABL Secured Party for allowance in any Insolvency or Liquidation Proceeding of ABL Obligations consisting or alleged to consist of Post-Petition Amounts to the extent of (i) the value of the Senior Priority Collateral of the ABL Agent and the other ABL Secured Parties, without regard to the existence of the Term Liens of the Term Agents or any other Term Secured Party on such Collateral and (ii) the value of the Junior Priority Collateral of the ABL Agent and the other ABL Secured Parties, after taking into account the existence of the Term Liens of the Term Agents or any other Term Secured Party on such Collateral.

(b)      The ABL Agent agrees, for itself and on behalf of the other ABL Secured Parties, that none of them shall oppose or seek to challenge any claim by any Term Agent or any other Term Secured Party for allowance in any Insolvency or Liquidation Proceeding of Term Obligations consisting or alleged to consist of Post-Petition Amounts to the extent of (i) the value of the Senior Priority Collateral of the Term Agents and the other Term Secured Parties, without regard to the existence of the ABL Liens of the ABL Agent or any other ABL Secured Party on such Collateral, and (ii) the value of the Junior Priority Collateral of the Term Agents and the other Term Secured Parties, after taking into account the existence of the ABL Liens of the ABL Agent or any other ABL Secured Party on such Collateral.

SECTION 6.07              Asset Dispositions. Each Junior Agent, on behalf of itself and its Related Secured Parties, agrees that none of them will, in an Insolvency or Liquidation Proceeding, oppose or object to, or join or otherwise support any other Person in opposing or objecting to, any Disposition of any Senior Priority Collateral of any Grantor that is supported by any Senior Agent (and will not so oppose or object to any related bidding procedures and other related matters supported by such Senior Agent), and each Junior Agent and its Related Secured Parties will be deemed to have consented under Section 363 of the Bankruptcy Code (or any comparable provisions of any other Bankruptcy Law) to any such Disposition of Senior Priority Collateral (and any such related bidding procedures and other related matters) supported by any Senior Agent, provided that the Secured Parties’ respective Liens attach to the proceeds of such Disposition subject to the relative Lien priority set forth in this Agreement.

SECTION 6.08              Waiver.

(a)       Until the Discharge of the ABL Obligations has occurred, each Term Agent, for itself and on behalf of its other Related Secured Parties, agrees that none of them (i) will assert or enforce any claim under Section 506(c) of the Bankruptcy Code (or any comparable provisions of any other Bankruptcy Law) senior to or on a parity with the ABL Liens on any ABL Priority Collateral for costs or expenses of preserving or disposing of any ABL Priority Collateral and (ii) waives any claim it may now or hereafter have arising out of the election by any ABL Secured Party of the application of Section 1111 (b)(2) of the Bankruptcy Code (or any comparable provisions of any other Bankruptcy Law) with respect to any ABL Priority Collateral.

(b)       Until the Discharge of the Term Obligations has occurred, the ABL Agent, for itself and on behalf of its Related Secured Parties, agrees that none of them (i) will assert or enforce any claim under Section 506(c) of the Bankruptcy Code (or any comparable provisions of any other Bankruptcy Law) senior to or on a parity with the Term Liens on any Term Priority Collateral for costs or expenses of preserving or disposing of any Term Priority Collateral and (ii) waives any claim it may now or hereafter have arising out of the election by any Term Secured Party of the application of Section 1111(b)(2) of the Bankruptcy Code (or any comparable provisions of any other Bankruptcy Law) with respect to any Term Priority Collateral.

SECTION 6.09              Separate Grants of Security and Separate Classification. Each of the ABL Agent, for itself and on behalf of the other ABL Secured Parties, and each Term Agent, for itself and on behalf of its other Related Secured Parties, acknowledges and agrees that (a) the grants of Liens pursuant to the ABL Collateral Documents and the Term Collateral Documents constitute separate and distinct grants of Liens and (b) because of, among other things, their differing rights in the ABL Priority Collateral and the Term Priority Collateral, the ABL Obligations and the Term Obligations are fundamentally different from one another and must be separately classified in any plan of reorganization or similar dispositive restructuring plan proposed, confirmed, or adopted in an Insolvency or Liquidation Proceeding (other than any such plan of reorganization or similar dispositive restructuring plan that provides for the payment in full and in cash of the aggregate amount of (and accrued interest, fees and expenses under (including all Post-Petition Amounts)) the ABL Obligations and the Term Obligations). To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims of the ABL Secured Parties and the Term Secured Parties in respect of the Collateral constitute only one secured claim (rather than separate classes of secured claims as contemplated hereunder), then each Agent, for itself and on behalf of its Related Secured Parties, acknowledges and agrees that, subject to the provisions hereof (including Sections 2.01 and 4.01), all distributions shall be made as if there were separate classes of secured claims against the Grantors in respect of the Collateral, with the effect being that, to the extent that the aggregate value of the Senior Priority Collateral of any Class is sufficient to satisfy the Senior Obligations of such Class, the Senior Secured Parties of such Class shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims constituting the Senior Obligations of such Class, all Post-Petition Amounts included in the Senior Obligations of such Class before any distribution is made in respect of the Junior Obligations in respect of such Collateral, with the Junior Secured Parties in respect of such Collateral being required to (and hereby agreeing to) turn over to the Senior Agent (which in the case of the Term Obligations, shall be the Controlling Term Agent) in respect of such Collateral amounts otherwise received or receivable by them from such Collateral to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the aggregate recoveries thereof.

SECTION 6.10              Voting. Each Agent, for itself and on behalf of its Related Secured Parties, acknowledges and agrees that no Agent or other Secured Party (whether in the capacity of a secured or an unsecured creditor) shall (1) be entitled to vote to accept any plan of reorganization or similar dispositive restructuring plan that is inconsistent with or in contravention of the provisions of this Agreement (absent the express written consent of the other Agent) or (2) be required to vote to approve any plan of reorganization or similar dispositive restructuring plan with respect to any Grantor for any reason or to agree that any provision of any Credit Document shall survive the effectiveness of a plan of reorganization or similar dispositive restructuring plan with respect to any Grantor in an Insolvency or Liquidation Proceeding.

SECTION 6.11              Reorganization Securities. If, in any Insolvency or Liquidation Proceeding, debt obligations of any reorganized Grantor secured by Liens upon any assets of such reorganized Grantor are distributed pursuant to a plan of reorganization or similar dispositive restructuring plan, on account of both the ABL Obligations and the Term Obligations, then, to the extent the debt obligations distributed on account of the ABL Obligations and the Term Obligations are secured by Liens upon the same assets, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

ARTICLE VII

Reliance; Waivers; Etc.

SECTION 7.01              Reliance; Information.

(a)       Other than any reliance on the terms of this Agreement, the ABL Agent, for itself and on behalf of the other ABL Secured Parties, acknowledges that it and the other ABL Secured Parties have, independently and without reliance on any Term Agent or any other Term Secured Party, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into the ABL Documents and be bound by the terms of this Agreement and agrees, for itself and on behalf of the other ABL Secured Parties, that it and the other ABL Secured Parties will continue to make their own credit decision in taking or not taking any action under the ABL Documents or this Agreement.

(b)       Other than any reliance on the terms of this Agreement, each Term Agent, for itself and on behalf of its other Related Secured Parties, acknowledges that it and the other Term Secured Parties have, independently and without reliance on the ABL Agent or any other ABL Secured Party, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into the Term Documents and be bound by the terms of this Agreement and agrees, for itself and on behalf of the other Term Secured Parties, that it and the other Term Secured Parties will continue to make their own credit decision in taking or not taking any action under the Term Documents or this Agreement.

SECTION 7.02              No Warranties or Liability.

(a)       The ABL Agent, for itself and on behalf of the other ABL Secured Parties, acknowledges and agrees that, except as set forth in Section 8.16, the Term Agents and the other Term Secured Parties have made no express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectibility or enforceability of any Term Document, the ownership of any Collateral or the perfection or priority of any Liens thereon. Except as otherwise provided herein, the Term Secured Parties will be entitled to manage and supervise their respective loans and extensions of credit under the Term Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate.

(b)       Each Term Agent, for itself and on behalf of its other Related Secured Parties, acknowledges and agrees that, except as set forth in Section 8.16, the ABL Agent and the other ABL Secured Parties have made no express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectibility or enforceability of any ABL Document, the ownership of any Collateral or the perfection or priority of any Liens thereon. Except as otherwise provided herein, the ABL Secured Parties will be entitled to manage and supervise their respective loans and extensions of credit under the applicable ABL Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate.

(c)       None of the Term Agents or the other Term Secured Parties shall have any express or implied duty to the ABL Agent or any other ABL Secured Party, and none of the ABL Agent or the other ABL Secured Parties shall have any express or implied duty to any Term Agent or any other Term Secured Party, to act or refrain from acting in a manner that allows, or results in, the occurrence or continuance of an event of default or default under any agreements with any Grantor (including any ABL Documents or any Term Documents), regardless of any knowledge thereof that they may have or be charged with.

SECTION 7.03              No Waiver of Lien Priorities. No right of the Agent or any other Secured Party of any Class to enforce any provision of this Agreement or any Credit Document of such Class shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of any Grantor or by any act or failure to act by any Agent or any other Secured Party, or by any noncompliance by any Person with the terms, provisions and covenants of this Agreement or any Credit Document, regardless of any knowledge thereof that any Agent or any other Secured Party may have or be otherwise charged with.

SECTION 7.04              No Marshalling. Until the Discharge of Obligations of such other Class, each Agent, for itself and on behalf of its Related Secured Parties, agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of any marshaling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to any Collateral subject to any Senior Lien of the Agent or any other Secured Party of the other Class or any other similar rights a junior secured creditor may have under applicable law.

SECTION 7.05              Obligations Unconditional. All rights, interests, agreements and obligations of each Agent and its Related Secured Parties hereunder shall remain in full force and effect irrespective of

(a)       any lack of validity or enforceability of any Credit Document;

(b)       except as otherwise expressly set forth in this Agreement, any change in the time, manner or place of payment of, or in any other terms of, all or any Obligations of any Class, or any Amendment, including any increase in the amount of the obligations thereunder, whether in writing or by course of conduct or otherwise, of the terms of any Credit Document;

(c)       except as otherwise expressly set forth in this Agreement, any exchange of any security interest in any Collateral or any other collateral, or any Amendment, whether in writing or by course of conduct or otherwise, of all or any Obligations of any Class or any guarantee thereof;

(d)       the commencement of any Insolvency or Liquidation Proceeding; or

(e)       any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Grantor in respect of any Obligations or this Agreement or any Agent or any Secured Party in respect of this Agreement.

ARTICLE VIII

Miscellaneous

SECTION 8.01              Agent Joinder. Each Grantor will be permitted to designate as an additional holder of Obligations hereunder each Person who is or who becomes the registered holder of Additional Debt incurred by such Grantor after the date of this Agreement in accordance with the terms of all applicable Credit Documents. Each Grantor may effect such designation by delivering to each Term Agent and the ABL Agent, each of the following:

(a)       an Officer’s Certificate stating that such Grantor intends to incur Additional Debt which will be permitted by each applicable Credit Document to be incurred and secured by a Term Lien, stating the initial principal amount of such debt and whether such debt constitutes Additional First Lien Term Debt or Second Lien Term Debt, and

(b)       an Agent Joinder signed by the Additional Debt Agent, on behalf of itself and the Additional Debt Secured Parties of such Series of Additional Debt.

SECTION 8.02              Notices. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

(a)       if to the ABL Agent, to JPMorgan Chase Bank, N.A. at:

JPMorgan Chase Bank, N.A.
10 S Dearborn (LL2)
Chicago, IL 60603
Attention: Elizabeth Cruz
Telephone: 312-954-3006
Email: elizabeth.cruz@chase.com

(b)       if to the Term Loan Agent, to JPMorgan Chase Bank, N.A., at:

JPMorgan Chase Bank, N.A.
2200 Ross Ave, Floor 03
Dallas, TX 75201
Attention: Greg Martin
Telephone: 214-965-2172
Email: gregory.t.martin@jpmorgan.com; and

(c)        if to any other Agent, to such address as specified in the Agent Joinder

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by fax shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). As agreed to between the Agents from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable Person provided from time to time by such Person. Any Agent may change its address or facsimile number for notices and other communications hereunder by notice to the other Agent.

SECTION 8.03              Conflicts. In the event of any express conflict between the provisions of this Agreement and the provisions of any Credit Document, the provisions of this Agreement shall govern and control.

SECTION 8.04              Effectiveness; Continuing Nature of this Agreement. This Agreement shall become effective when executed and delivered by the parties hereto. This is a continuing agreement of Lien subordination, and the Secured Parties of any Class may continue, at any time and without notice to the Agent or any other Secured Party of the other Class, to extend credit and other financial accommodations and lend monies to or for the benefit of any Grantor constituting their Obligations in reliance hereon. Each Agent, for itself and on behalf of its Related Secured Parties, hereby waives any right it may have under applicable law to revoke this Agreement or any of the provisions of this Agreement. The parties hereto acknowledge and agree that this Agreement is a “subordination agreement” within the meaning of, and is enforceable under, Section 510(a) of the Bankruptcy Code (or any comparable provisions of any other Bankruptcy Law), and the terms hereof shall survive, and shall continue in full force and effect, in any Insolvency or Liquidation Proceeding. All references to any Grantor shall include such Grantor as debtor and debtor-in-possession and any receiver or trustee for such Grantor, as the case may be, in any Insolvency or Liquidation Proceeding.

SECTION 8.05              Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction).

SECTION 8.06              Amendments; Waivers.

(a)       No failure or delay on the part of any party hereto in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

(b)       Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the ABL Agent and each Term Agent.

SECTION 8.07              Information Concerning Financial Condition of Grantors. Each Agent, for itself and on behalf of its Related Secured Parties, acknowledges that no Agent or any other Secured Party shall be responsible for keeping the Agent or any other Secured Party of the other Class informed of (a) the financial condition of any Grantor or (b) any other circumstances bearing upon the risk of nonpayment of the Obligations of any Class. No Agent or any other Secured Party of any Class shall have any duty to advise the Agent or any other Secured Party of the other Class of information known to it regarding such condition or any such circumstances or otherwise. In the event the Agent or any other Secured Party of any Class, in its sole discretion, undertakes at any time or from time to time to provide any such information to the Agent or any other Secured Party of the other Class, it shall be under no obligation (i) to make, and neither the Agent nor any other Secured Party of such Class shall make, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided, (ii) to provide any additional information or to provide any such information on any subsequent occasion, (iii) to undertake any investigation or (iv) to disclose any information, which pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

SECTION 8.08              Subrogation. With respect to the value of any payments or distributions in cash, property or other assets that any Agent or any other Secured Party of any Class pays over to the Agent or any other Secured Party of the other Class under the terms of this Agreement, the Agent or Secured Party making such payment shall be subrogated to the rights of the Agent and Secured Party receiving such payment; provided that the Agent making such payment, for itself and on behalf of its Related Secured Parties, hereby agrees that none of them shall assert or enforce any such rights of subrogation they may acquire as a result of any such payment until the Discharge of Obligations of the other Class has occurred.

SECTION 8.09              Application of Payments. All payments received by any Agent or any other Secured Party of any Class may be applied, reversed and reapplied, in whole or in part, to such part of the Obligations of such Class as shall be provided in the applicable Credit Documents of such Class.

SECTION 8.10              Applicable Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 8.11              WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 8.12              Jurisdiction; Consent to Service of Process.

(a)       Each Agent agrees, for itself and on behalf of its Related Secured Parties, that each of them hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and hereby irrevocably and unconditionally agrees that all claims arising out of or relating to this Agreement brought by any of them shall be brought, and shall be heard and determined, exclusively in such New York State or, to the extent permitted by law, in such Federal court. Each Agent agrees, for itself and on behalf of its Related Secured Parties, that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)       Each Agent, for itself and on behalf of its Related Secured Parties, hereby irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection that any of them may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State or federal court. Each Agent, for itself and on behalf of its Related Secured Parties, hereby irrevocably and unconditionally waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)       Each Agent irrevocably consents to service of process in the manner provided for notices in Section 8.02. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 8.13              Further Assurances. Each Agent, for itself and on behalf of its Related Secured Parties, agrees that each of them will take such further action and will execute and deliver such additional documents and instruments (in recordable form, if requested) as the other Agent may reasonably request to effectuate the terms of and the relative Lien priorities contemplated by this Agreement.

SECTION 8.14              Specific Performance. Each Agent may demand specific performance of this Agreement. Each Agent, for itself and on behalf of its Related Secured Parties, hereby irrevocably waives any defense based on the adequacy of a remedy at law and any other defense that might be asserted to bar the remedy of specific performance in any action that may be brought by any other Agent or any of its Related Secured Parties.

SECTION 8.15              Headings. Article and Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

SECTION 8.16              Counterparts. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement or any document or instrument delivered in connection herewith by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement or such other document or instrument, as applicable.

SECTION 8.17              Authorization. By its signature, each Agent represents and warrants to the other Agent that it is duly authorized to execute and deliver this Agreement.

SECTION 8.18              Parties in Interest. This Agreement shall be binding upon, and shall inure to the benefit of, each Agent and its successors and assigns, as well as each other Secured Party, all of whom are intended to be bound by, and to be third party beneficiaries of, this Agreement. Without limiting the generality of the foregoing, (a) any Person to whom any Lender assigns or otherwise transfers all or any portion of any Obligation in accordance with the applicable Credit Documents shall become vested with all the rights and obligations in respect thereof granted to such Lender, without any further consent or action of the other Secured Parties, and (b) any counterparty to a Swap Agreement or an agreement relating to Banking Services Obligations that accepts the benefit of any Collateral in accordance with the ABL Collateral Documents or the Term Collateral Documents, as applicable, shall be deemed to have agreed to be bound by the terms of this Agreement. Except as expressly provided in Sections 4.01(a)(iii), 4.01(b)(iii), and 8.01 with respect to the Grantors, no other Person, including any Grantor, any debtor-in-possession or any receiver or trustee in any Insolvency or Liquidation Proceeding, shall have or be entitled to assert any rights or benefits hereunder.

SECTION 8.19              Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of (a) the ABL Agent and the other ABL Secured Parties and (b) the Term Agents and the other Term Secured Parties. Nothing in this Agreement is intended to or shall impair the obligations of any Grantor, which are absolute and unconditional, to pay the ABL Obligations and the Term Obligations as and when the same shall become due and payable in accordance with their terms.

SECTION 8.20              Additional Indebtedness. Notwithstanding the foregoing, nothing in this Agreement will be construed to allow any Grantor to incur additional indebtedness unless otherwise permitted by the terms of each applicable Credit Document then in effect.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

JPMORGAN CHASE BANK, N.A.,
as ABL Agent,

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A.,
as Term Loan Agent,

By:
Name:
Title:

EXHIBIT A

to Intercreditor Agreement

[FORM OF]
GRANTOR ACKNOWLEDGMENT

Each Grantor has read the foregoing Agreement and consents thereto. Each Grantor agrees not to take any action that would be contrary to the provisions of the foregoing Agreement and agrees that no Agent or Secured Party shall have any liability to any Grantor for acting in accordance with the provisions of the foregoing Agreement and the ABL Credit Agreement, the Term Credit Agreement and other collateral, security and credit documents referred to therein. Each Grantor understands that, except as expressly provided in Sections 4.01(a)(iii), 4.01(b)(iii), and 8.01 of the Agreement with respect to the Grantor, it is not an intended beneficiary or third party beneficiary of the foregoing Agreement.

Without limitation of the foregoing, the undersigned agree, at the Company’s expense, to take such further action and to execute and deliver such additional documents and instruments (in recordable form, if requested) as any of the Company, the ABL Agent, the Term Agent or any other Agent may reasonably request to effectuate the terms of the foregoing Agreement.

For the purposes hereof, the address of each Grantor shall be as set forth in the ABL Credit Agreement.

The Company agrees to cause any Grantor that becomes a party to any Credit Document after the date hereof to promptly sign an acknowledgment of the foregoing Agreement substantially in the same form.

IN WITNESS WHEREOF, the parties hereto have caused this Grantor Acknowledgment to be executed by their respective officers or representatives as of ________________, 20 ____.

[	]

By:
Name:
Title:

[Notice Address]

EXHIBIT B
to Intercreditor Agreement

[FORM OF]
AGENT JOINDER

Reference is made to the Intercreditor Agreement, dated as of September 26, 2019 (as amended, supplemented, amended and restated or otherwise modified and in effect from time to time, the “ABL Intercreditor Agreement”) among JPMorgan Chase Bank, N.A., as ABL Agent for the ABL Secured Parties referred to therein, JPMorgan Chase Bank, N.A., as Term Loan Agent for the Term Loan Secured Parties referred to therein and each Additional Debt Agent for the Additional Debt Secured Parties referred to therein.

Capitalized terms used but not otherwise defined herein shall have meaning set forth in the Intercreditor Agreement. This Agent Joinder is being executed and delivered pursuant to Section 8.01 of the Intercreditor Agreement as a condition precedent to the Additional Debt for which the undersigned is acting as representative being entitled to the rights and obligations of being additional secured debt under the Intercreditor Agreement.

1.       Joinder. The undersigned, [_____________________], a [____________________], (the “New Agent”) as [trustee] [collateral trustee] [administrative agent] [collateral agent] under that certain [described applicable indenture, credit agreement or other document governing the additional secured debt] (the “Additional Debt Facility”) hereby:

(a)       represents that the New Agent has been authorized to become a party to the Intercreditor Agreement on behalf of the Additional Debt Secured Parties under the Additional Debt Facility under the Intercreditor Agreement for all purposes thereof on the terms set forth therein, and to be bound by the terms of the Intercreditor Agreement as fully as if the undersigned had executed and delivered the Intercreditor Agreement as of the date thereof; and

(b)       agrees that its address for receiving notices pursuant to the Intercreditor Agreement shall be as follows:

[Address];

2.       Confirmation. The undersigned New Agent, on behalf of itself and each holder of Obligations in respect of the Additional Debt Facility hereby agrees, for the benefit of all Secured Parties and each future Agent, and as a condition to being treated as Obligations under the Intercreditor Agreement, that the New Agent and each holder of Obligations in respect of the Series of Term Obligations for which the undersigned is acting as Additional Debt Agent are bound by the provisions of the Intercreditor Agreement, including the provisions relating to the ranking of Liens and the order of application of proceeds from enforcement of Liens;

3.       Governing Law and Miscellaneous Provisions. The provisions of Article VIII of the Intercreditor Agreement will apply with like effect to this Agent Joinder.

IN WITNESS WHEREOF, the parties hereto have caused this Agent Joinder to be executed by their respective officers or representatives as of _____________________ , 20___].

[insert name of New Agent]

By:
Name:
Title:

The ABL Agent hereby acknowledges receipt of this Agent Joinder:

,
as ABL Agent

By:
Name:
Title:

[The Term Loan Agent hereby acknowledges receipt of this Agent Joinder:

,
as Term Loan Agent

By:
Name:
Title: ]

[Each Additional Debt Agent hereby acknowledges receipt of this Agent Joinder:

,
as Additional Debt Agent

By:
Name:
Title: ]

EXHIBIT F

[FORM OF] INTEREST ELECTION REQUEST

JPMorgan Chase Bank, N.A.,

as Administrative Agent

10 S Dearborn (LL2)

Chicago, IL 60603

Attention: Elizabeth Cruz

Telephone: 312-954-3006

Email: elizabeth.cruz@chase.com

[Date]

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of September 26, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Fossil Group, Inc. (the “Company” or the “Borrower Representative”), Fossil Partners, L.P. (“Fossil Partners”), the other U.S. Subsidiary Borrowers from time to time party thereto (together with the Company and Fossil Partners, the “U.S. Borrowers”), Fossil Group Europe GmbH (“Fossil Switzerland”), Fossil Asia Pacific Limited (“Fossil Asia”), Fossil (Europe) GmbH (“Fossil Germany”), Fossil (UK) Limited (Fossil UK”) and Fossil Canada Inc. (“Fossil Canada” and, together with the U.S. Borrowers, Fossil Switzerland, Fossil Asia, Fossil Germany, Fossil UK, and any other Subsidiary designated as a Borrower pursuant to the terms of thereof, the “Borrowers”), the other Loan Parties party thereto, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and J.P. Morgan AG, as French Collateral Agent. Capitalized terms used but not otherwise defined herein shall have the meanings specified in the Credit Agreement.

This notice constitutes an Interest Election Request and the Borrower Representative hereby gives you notice, pursuant to Section 2.08 of the Credit Agreement, that it requests the conversion or continuation of a Revolving Borrowing under the [U.S. Facility][Canadian Facility][European Facility][French Facility][Hong Kong Facility], and in connection therewith the Borrower Representative specifies the following information with respect to such Borrowing and each resulting Borrowing:

1.	Borrowing to which this request applies

Principal Amount:
Type[1]:
Interest Period[2]:

2.	Effective date of this election[3]:

[1]	Specify whether the Borrowing to which this request applies is an ABR Borrowing, a Eurodollar Borrowing, a Canadian Prime Rate Borrowing, a CDOR Rate Borrowing or a HIBOR Borrowing.

[2]	Applicable only if the Borrowing to which this request applies is a Eurodollar Borrowing, a CDOR Borrowing or a HIBOR Borrowing.

Exhibit F-1

3.	Resulting Borrowing[s][4]

Principal Amount[5]:
Type[6]:
Interest Period[7]

Very truly yours,

FOSSIL GROUP, INC.,
as Borrower Representative,

By:
Name:
Title:

[3]	Must be a Business Day.

[4]	If different options are being elected with respect to different portions of the Borrowing specified in item 1 above, provide the information required by this item 3 for each resulting Borrowing. Each resulting Borrowing shall be in an aggregate amount that is an integral multiple of, and not less than, the amount specified for a Borrowing of such Type in Section 2.02(c) of the Credit Agreement.

[5]	Indicate the principal amount of the resulting Borrowing and the percentage of the Borrowing in item 1 above.

[6]	Specify whether the resulting Borrowing is to be an ABR Borrowing, a Eurodollar Borrowing, a Canadian Prime Rate Borrowing, a CDOR Rate Borrowing or a HIBOR Borrowing.

[7]	Applicable only if the resulting Borrowing is to be a Eurodollar Borrowing, HIBOR Borrowing or a CDOR Rate Borrowing. Shall be a period contemplated by the definition of the term “Interest Period” and (a) with respect to any Eurodollar Borrowing or HIBOR Borrowing can be of one week, one, two, three or six months’ (or, with the consent of each Lender, twelve months’) duration and (b) with respect to any CDOR Rate Borrowing can be of one, two, three or six months’ (or, with the consent of each Lender, twelve months’) duration. Cannot extend beyond the Maturity Date. If an Interest Period is not specified, then the Borrower Representative shall be deemed to have selected an Interest Period of one month’s duration, in the case of a Eurodollar Borrowing, or thirty days, in the case of a CDOR Rate Borrowing or HIBOR Borrowing.

Exhibit F-2

EXHIBIT G

[RESERVED]

Exhibit G

EXHIBIT H

[FORM OF] JOINDER AGREEMENT

THIS JOINDER AGREEMENT, dated as of [        ], 20__ (this “Agreement”), is entered into between [ENTITY NAME OF THE NEW SUBSIDIARY], a [type of entity and jurisdiction of organization] (the “New Subsidiary”), and JPMORGAN CHASE BANK, N.A., in its capacity as administrative agent (the “Administrative Agent”) under that certain Credit Agreement, dated as of September 26, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), Fossil Group, Inc. (the “Borrower Representative”), Fossil Partners, L.P. (“Fossil Partners”), the U.S. Subsidiary Borrowers party thereto (together with the Company and Fossil Partners, the “U.S. Borrowers”), Fossil Group Europe GmbH (“Fossil Switzerland”), Fossil Asia Pacific Limited (“Fossil Asia”), Fossil (Europe) GmbH (“Fossil Germany”), Fossil (UK) Limited (Fossil UK”) and Fossil Canada Inc. (“Fossil Canada” and, together with the U.S. Borrowers, Fossil Switzerland, Fossil Asia, Fossil Germany, Fossil UK, and any other Subsidiary designated as a Borrower pursuant to the terms of thereof, the “Borrowers”), the other Loan Parties party thereto, the Lenders party thereto, the Administrative Agent and J.P. Morgan AG, as French Collateral Agent. All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement.

The New Subsidiary and the Administrative Agent, for the benefit of the Lenders, hereby agree as follows:

1.             The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Subsidiary will be deemed to be a [[U.S.][Canadian][French][German][Hong Kong][Swiss][UK]] [[Borrower][Guarantor]] under the Credit Agreement for all purposes of the Credit Agreement and shall have all of the obligations of a [[U.S.][Canadian][French][German][Hong Kong][Swiss][UK]] [[Borrower][Guarantor]] thereunder, in each case as if it had executed the Credit Agreement. The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Credit Agreement, including (a) all of the representations and warranties of the [[U.S.][Canadian][French][German][Hong Kong][Swiss][UK]] [[Borrowers][Guarantors]] set forth in Article III of the Credit Agreement, (b) all of the covenants set forth in Articles V and VI of the Credit Agreement and (c) all of the guaranty obligations set forth in [Article X][Article XI][Article XII][Article XIII][Article XIV][Article XV][Article XVI] of the Credit Agreement. Without limiting the generality of the foregoing, the New Subsidiary hereby guarantees, jointly and severally with the other [[U.S.][Canadian][French][German][Hong Kong][Swiss][UK]] Guarantors, to the Administrative Agent, the Lenders, the Issuing Banks and the other Lender Parties, as provided in [Article X][Article XI][Article XII][Article XIII][Article XIV][Article XV][Article XVI] of the Credit Agreement (and subject to the limitations set forth in [Section 10.10][Section 11.09][Section 12.11][Section 13.09][Section 14.09][Section 15.09][Section 16.09] of the Credit Agreement), the prompt payment and performance of the [U.S. Guaranteed Obligations][Swiss Guaranteed Obligations][French Guaranteed Obligations][Hong Kong Guaranteed Obligations][German Guaranteed Obligations][UK Guaranteed Obligations][Canadian Guaranteed Obligations] in full when due (whether at stated maturity, by acceleration or otherwise) strictly in accordance with the terms thereof, and agrees that if any of the [U.S. Guaranteed Obligations][Swiss Guaranteed Obligations][French Guaranteed Obligations][Hong Kong Guaranteed Obligations][German Guaranteed Obligations][UK Guaranteed Obligations][Canadian Guaranteed Obligations] are not paid or performed in full when due (whether at stated maturity, upon acceleration or otherwise) the New Subsidiary will, jointly and severally together with the other Loan Guarantors, promptly pay and perform the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the [U.S. Guaranteed Obligations][Swiss Guaranteed Obligations][French Guaranteed Obligations][Hong Kong Guaranteed Obligations][German Guaranteed Obligations][UK Guaranteed Obligations][Canadian Guaranteed Obligations], the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

Exhibit H-1

2.             The New Subsidiary hereby waives acceptance by the Administrative Agent and the Lenders of the guaranty by the New Subsidiary upon the execution of this Agreement by the New Subsidiary.

3.             This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when a counterpart hereof executed on behalf of the New Subsidiary shall have been delivered to the Administrative Agent and a counterpart hereof shall have been executed on behalf of the Administrative Agent, and thereafter shall be binding upon the New Subsidiary and the Administrative Agent and their respective successors and permitted assigns, and shall inure to the benefit of the New Subsidiary, the Administrative Agent and the other Lender Parties and their respective successors and assigns, except that the New Subsidiary may not assign or otherwise transfer any of its rights or obligations hereunder or any interest herein (and any attempted assignment or transfer by the New Subsidiary shall be null and void), except as expressly contemplated by the Credit Agreement. Delivery of an executed counterpart of a signature page of this Agreement by electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

4.             THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

Exhibit H-2

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

[NEW SUBSIDIARY],

By:
Name:
Title

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent,

By:
Name:
Title

Exhibit H-3

EXHIBIT I-1

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE
(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of September 26, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Fossil Group, Inc., a Delaware corporation (the “Borrower Representative”), the U.S. Subsidiary Borrowers party thereto (together with the Borrower Representative, the “U.S. Borrowers”), Fossil Group Europe GmbH, Fossil Asia Pacific Limited, Fossil Europe GmbH, Fossil (UK) Limited, Fossil Canada Inc., any other Subsidiary of the Company designated as a “Borrower” pursuant to the terms of the Credit Agreement, the other Loan Parties party thereto, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and J.P. Morgan AG, as French Collateral Agent.

Pursuant to the provisions of Section 2.17(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10-percent shareholder” of any U.S. Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to any U.S. Borrower as described in Section 881(c)(3)(C) of the Code and (v) no payments in connection with any Loan Document are effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Borrower Representative and the Administrative Agent with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower Representative and the Administrative Agent in writing, and (2) the undersigned shall have at all times furnished the Borrower Representative and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: ________ __, 20[ ]

Exhibit I-1-1

EXHIBIT I-2

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE
(For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of September 26, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Fossil Group, Inc., a Delaware corporation (the “Borrower Representative”), the U.S. Subsidiary Borrowers party thereto (together with the Borrower Representative, the “U.S. Borrowers”), Fossil Group Europe GmbH, Fossil Asia Pacific Limited, Fossil Europe GmbH, Fossil (UK) Limited, Fossil Canada Inc., any other Subsidiary of the Company designated as a “Borrower” pursuant to the terms of the Credit Agreement, the other Loan Parties party thereto, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and J.P. Morgan AG, as French Collateral Agent.

Pursuant to the provisions of Section 2.17(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10-percent shareholder” of any U.S. Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to any U.S. Borrower as described in Section 881(c)(3)(C) of the Code and (v) no payments in connection with any Loan Document are effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 20[ ]

Exhibit I-2-1

EXHIBIT I-3

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE
(For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of September 26, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Fossil Group, Inc., a Delaware corporation (the “Borrower Representative”), the U.S. Subsidiary Borrowers party thereto (together with the Borrower Representative, the “U.S. Borrowers”), Fossil Group Europe GmbH, Fossil Asia Pacific Limited, Fossil Europe GmbH, Fossil (UK) Limited, Fossil Canada Inc., any other Subsidiary of the Company designated as a “Borrower” pursuant to the terms of the Credit Agreement, the other Loan Parties party thereto, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and J.P. Morgan AG, as French Collateral Agent.

Pursuant to the provisions of Section 2.17(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) neither the undersigned nor any of its direct or indirect partners/members that is claiming the portfolio interest exemption (its “Applicable Partners/Members”) is a bank within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its Applicable Partners/Members is a “10-percent shareholder” of any U.S. Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its Applicable Partners/Members is a controlled foreign corporation related to any U.S. Borrower as described in Section 881(c)(3)(C) of the Code and (vi) no payments in connection with any Loan Document are effectively connected with the conduct of a U.S. trade or business by the undersigned or any of its Applicable Partners/Members.

The undersigned has furnished its participating Lender with an IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 20[ ]

Exhibit I-3-1

EXHIBIT I-4

[FORM OF]

U.S. TAX CERTIFICATE
(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of September 26, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Fossil Group, Inc., a Delaware corporation (the “Borrower Representative”), the U.S. Subsidiary Borrowers party thereto (together with the Borrower Representative, the “U.S. Borrowers”), Fossil Group Europe GmbH, Fossil Asia Pacific Limited, Fossil Europe GmbH, Fossil (UK) Limited, Fossil Canada Inc., any other Subsidiary of the Company designated as a “Borrower” pursuant to the terms of the Credit Agreement, the other Loan Parties party thereto, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and J.P. Morgan AG, as French Collateral Agent.

Pursuant to the provisions of Section 2.17(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any note(s) evidencing such Loan(s)), (iii) neither the undersigned nor any of its direct or indirect partners/members that is claiming the portfolio interest exemption (its “Applicable Partners/Members”) is a bank within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its Applicable Partners/Members is a “10-percent shareholder” of any U.S. Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its Applicable Partners/Members is a controlled foreign corporation related to any U.S. Borrower as described in Section 881(c)(3)(C) of the Code and (vi) no payments in connection with any Loan Document are effectively connected with the conduct of a U.S. trade or business by the undersigned or any of its Applicable Partners/Members.

The undersigned has furnished the Borrower Representative and the Administrative Agent with an IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower Representative and the Administrative Agent in writing, and (2) the undersigned shall have at all times furnished the Borrower Representative and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Exhibit I-4-1

[NAME OF LENDER]

By:
Name:
Title:

Date: ________ __, 20[ ]

Exhibit I-4-2

EXHIBIT J

[FORM OF] SOLVENCY CERTIFICATE

[_____], 201[●]

This SOLVENCY CERTIFICATE (this “Certificate”) is given pursuant to Section 4.01(f) of that certain Credit Agreement dated as of September 26, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Fossil Group, Inc., a Delaware corporation (the “Company”), Fossil Partners, L.P., a Texas limited partnership and each of the other U.S. Subsidiary Borrowers from time to time party thereto, as U.S. Borrowers, and Fossil Group Europe GmbH, a limited liability company organized under the laws of Switzerland, Fossil Asia Pacific Limited, a private limited liability company organized under the laws of Hong Kong, Fossil (Europe) GmbH, a limited liability company organized under the laws of Germany, Fossil (UK) Limited, a private limited liability company organized under the laws of England and Wales, Fossil Canada Inc., a corporation organized under the laws of New Brunswick, and any other Subsidiary designated as a Borrower pursuant to the terms thereof, together with the U.S. Borrowers, as Borrowers, the Guarantors from time to time party thereto, the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and J.P. Morgan AG, as French Collateral Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

In my capacity as a Responsible Officer of the Company, and not in my individual or personal capacity, I hereby certify that as of the Effective Date after giving effect to the Transactions, (i) the fair value of the assets of the Company and its consolidated Subsidiaries, at a fair valuation (determined on the basis of such property being liquidated with reasonable promptness in an arm’s-length transaction), will exceed their debts and other liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of the Company and its consolidated Subsidiaries will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Company and its consolidated Subsidiaries will be able to pay their debts and other liabilities, subordinated, contingent or otherwise (it being understood and agreed that for purposes of this Certificate, contingent liabilities mean the maximum amount of liability that could reasonably be likely to result from pending litigation, asserted claims and assessments, guaranties, indemnification obligations, adjustment of purchase price or other post-closing payment adjustments (including earn-outs and other similar arrangements) and uninsured risks of the Company and its Subsidiaries), as such debts and liabilities become absolute and matured; and (iv) the Company and its consolidated Subsidiaries will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Effective Date. I understand that “unreasonably small capital” depends upon the nature of the particular business or businesses conducted or to be conducted, and I have reached my conclusion based on my current assumptions regarding the needs and anticipated needs for capital of the businesses conducted or anticipated to be conducted by Company in light of projected financial statements and available credit capacity, which current assumption I do not believe to be unreasonable in light of the circumstances applicable thereto.

[Signature Page Follows]

Exhibit J-1

IN WITNESS WHEREOF, I have hereunto set my hand on this Solvency Certificate as of the date first written above.

FOSSIL GROUP, INC.,
a Delaware corporation

By:
Name:	Jeffrey Boyer
Title:	Chief Financial Officer

Exhibit J-2

EXHIBIT K

[FORM OF] PERFECTION CERTIFICATE

Reference is made to (a) the Credit Agreement, dated as of September 26, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “ABL Credit Agreement”), by and among Fossil Group, Inc., a Delaware corporation (the “Company”), Fossil Partners, L.P., a Texas limited partnership (“Fossil Partners”) and each of the other U.S. Subsidiary Borrowers from time to time party thereto (together with the Company and Fossil Partners, the “U.S. Borrowers”), Fossil Group Europe GmbH, a limited liability company organized under the laws of Switzerland (the “Swiss Borrower”), Fossil Asia Pacific Limited, a private limited liability company organized under the laws of Hong Kong (the “Hong Kong Borrower”), Fossil (Europe) GmbH, a limited liability company organized under the laws of Germany (the “German Borrower”), Fossil (UK) Limited, a private limited liability company organized under the laws of England and Wales (the “UK Borrower”) and Fossil Canada Inc., a corporation organized under the laws of New Brunswick (the “Canadian Grantor” or the “Canadian Borrower” and, together with the U.S. Borrowers, the Swiss Borrower, the Hong Kong Borrower, the German Borrower and the UK Borrower, the “Borrowers,” and each individually, a “Borrower”), the guarantors from time to time party thereto, the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as the Administrative Agent (in such capacity, the “ABL Administrative Agent”) and J.P. Morgan AG, as French Collateral Agent; (b) the Term Credit Agreement, dated as of September 26, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Term Credit Agreement” and together with the ABL Credit Agreement, the “Credit Agreements”), by and among the Company, the lenders party thereto, and JPMorgan Chase Bank, N.A., as the administrative agent (in such capacity, the “Term Administrative Agent” and together with the ABL Administrative Agent, the “Administrative Agents”); (c) U.S. Security Agreement (as defined in the ABL Credit Agreement), dated as of September 26, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “ABL Security Agreement”); (d) the Swiss Security Agreements (as defined in the ABL Credit Agreement), dated as of September 26, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Swiss ABL Security Agreements”); (e) the Hong Kong Security Agreement, dated as of September 26, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Hong Kong ABL Security Agreement”); (f) the German Security Agreements (as defined in the ABL Credit Agreement), dated as of September 26, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “German ABL Security Agreements”); (g) the UK Security Agreement, dated as of September 26, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “UK ABL Security Agreement”); (h) the Canadian Pledge and Security Agreement, dated as of September 26, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Canadian ABL Security Agreement” and together with the ABL Security Agreement, the Swiss ABL Security Agreements, the French ABL Security Agreements, the Hong Kong ABL Security Agreement, the German Security Agreements and the UK ABL Security Agreement, the “ABL Security Agreements”), and (i) the Guarantee and Collateral Agreement, dated as of September 26, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Term Security Agreement”, and together with the ABL Security Agreements, the “Security Agreements”), by and among the Company, the Term Administrative Agent and each of the subsidiaries of the Company party thereto.

Exhibit K-1

Capitalized terms used but not defined herein have the meanings assigned in the Credit Agreements or the Security Agreements, as the context requires. Any terms (whether capitalized or lower case) used in this Perfection Certificate that are defined in the UCC shall be construed and defined as set forth in the UCC unless otherwise defined herein or in the Credit Agreements or the Security Agreements; provided that, to the extent that the UCC is used to define any term used herein and if such term is defined differently in different Articles of the UCC, the definition contained in Article 9 of the UCC shall govern. Any term defined herein by reference to the UCC shall also have any extended, alternative or analogous meaning given to such term in the applicable PPSA and/or STA, in all cases for the extension, preservation or betterment of the security and rights of the Collateral.

The undersigned (a) authorized officers of each Borrower or Guarantor (as such terms are defined in the Term Credit Agreement, collectively, the “Term Grantors”) hereby certify to the Term Administrative Agent, and (b) authorized officers of each Borrower or Guarantor (as such terms are defined in the ABL Credit Agreement, collectively, the “ABL Grantors” and the ABL Grantors together with the Term Grantors, the “Grantors”) hereby certify to the ABL Administrative Agent, as follows:

1.            Names.

(a)        The exact legal name of each Grantor, as such name appears in its respective organizational documents and the type of organization of each Grantor is as listed in Schedule 1(a) attached hereto. Also set forth in Schedule 1(a) is the organizational identification number, if any, of each Grantor that is a registered organization, the Federal Taxpayer Identification Number or other applicable identification number of each Grantor and the jurisdiction of formation of each Grantor. Each Grantor has qualified to do business in the states and other jurisdictions listed on Schedule 1(a).

(b)        Set forth in Schedule 1(b) attached hereto is each other name each Grantor has had or used on any filings with the Internal Revenue Service, the Swiss Federal Tax Administration, the Inland Revenue Department of Hong Kong, the German Revenue Agency, HM Revenue & Customs (United Kingdom) and the Canada Revenue Agency at any time within the past five years, together with the date of the relevant change.

(c)        Except as set forth in Schedule 1(c) attached hereto, no Grantor has changed its identity or corporate structure in any way within the past five years. Changes in identity or corporate structure would include mergers, amalgamation, consolidations and acquisitions of all or substantially all of the assets of a Person or division, as well as any change in the form, nature or jurisdiction of organization or jurisdiction in which each Grantor is extra-provincially registered at any time within the five years preceding the date hereof. If any such change has occurred, include in Schedule 1(c) the information required by Section 1(a) of this certificate as to each acquiree or constituent party to a merger, amalgamation or consolidation, as applicable. Except as set forth in Schedule 1(c), no Grantor has changed its jurisdiction of organization at any time during the past six months.

Exhibit K-2

2.             Current Locations; Third Party Locations.

(a)       The chief executive office, registered office or principal place of business or domicile (with respect to the Canadian Borrower, as defined under the Quebec Civil Code), of each Grantor is located at the address set forth opposite its name in Schedule 2(a) attached hereto.

(b)       Set forth in Schedule 2(b) are all the locations where each Grantor maintains a place of business or any Collateral valued in excess of $5,000,000 or any books or records. Notwithstanding the foregoing, Schedule 2(b) sets forth each Canadian province or territory where each Grantor maintains Inventory or Equipment located in such province or territory with an aggregate fair value of at least $1,000,000.

(c)       Set forth in Schedule 2(c) hereto are the names and addresses of all other persons or entities other than each Grantor, such as lessees, consignees, warehousemen, bailees, freight forwarders, customs brokers, carriers or purchasers of chattel paper, which have possession or control or are intended to have possession or control of any Collateral valued in excess of $5,000,000 consisting of instruments, chattel paper, inventory, equipment or documents of title with respect to the foregoing.

3.             Unusual Transactions. Except as set forth on Schedule 3 hereto, all Accounts have been originated by the Grantors and all assets with a value in excess of $2,500,000 have been acquired in the ordinary course of business from a person in the business of selling goods of that kind.

4.             [RESERVED].

5.             Financing Statements and RH Forms (Quebec). Financing statements in substantially the form of Schedule 5 hereto have been prepared by counsel to the Administrative Agents (as applicable) in the appropriate form for filing in the proper Uniform Commercial Code, PPSA or RPMRR filing office, as applicable, in the jurisdiction in which each U.S. Grantor (as defined below) or the Canadian Grantor, as applicable, is organized (and in the case of each Canadian Grantor, each Canadian jurisdiction in which it maintains any Collateral and in the jurisdiction where it maintains its chief executive office), in each case as set forth with respect to such Grantor in Section 1(a) hereof.

6.             Schedule of Filings. Attached hereto as Schedule 6 is a schedule setting forth, with respect to the filings described in Section 5 above, the filing office in which such filing is to be made.

7.             [RESERVED].

8.             Stock Ownership and Other Equity Interests.

(a)        Attached hereto as Schedule 8(a) is a true and correct list of all the issued and outstanding Equity Interests of each Subsidiary of each Grantor and the record and beneficial owners of such Equity Interests, and the percentage ownership of each other equity investment held by each Grantor that represents 50% or more of the equity of the entity in which such investment was made.

Exhibit K-3

(b)        Set forth on Schedule 8(b) is each equity investment of each Grantor that represents 50% or less of the equity of the entity in which such investment was made.

(c)        Attached hereto as Schedule 8(c) is a true and correct organizational chart showing the ownership of the Company and all of its Subsidiaries.

9.            Debt Instruments. Except with respect to intercompany indebtedness, attached hereto as Schedule 9 is a true and correct list of all promissory notes, instruments, tangible chattel paper, electronic chattel paper and other evidence of indebtedness (other than checks to be deposited in the ordinary course of business) in a principal amount in excess of $5,000,000 (individually) held by each Grantor. All intercompany indebtedness owing by the Company and each Subsidiary of the Company to any Grantor as of the Closing Date in excess of $25,000,000 is evidenced by an intercompany note.

10.          [RESERVED].

11.          Intellectual Property.

(a)        Attached hereto as Schedule 11(a) is a schedule setting forth all of each Grantor’s Patents and Trademarks (each as defined in the ABL Security Agreement and/or the Term Security Agreement, as applicable) applied for or registered with the United States Patent and Trademark Office (the “USPTO”), the Swiss Federal Institute of Intellectual Property (Eidgenössisches Institut für Geistiges Eigentum) (the “Swiss IP Institute”), the Hong Kong Trade Mark Registry, the Design Registry and/or the Patents Registry of the Intellectual Property Department of Hong Kong (the “Hong Kong Intellectual Property Registries”), the German Patent and Trade Mark Office (Deutsches Patent- und Markenamt) (the “German IP Institute”), the Intellectual Property Office (United Kingdom) (“UK IPO”) or the Canadian Intellectual Property Office (the “CIPO”), and all Designs (as defined in the Canadian ABL Security Agreement) applied for or registered with the CIPO (but excluding intent-to-use Trademarks) (each as defined in the ABL Security Agreement and/or the Term Security Agreement, as applicable), including the name of the registered owner or applicant and the registration, application, or publication number, as applicable, of each Patent, Trademark or Design owned by each Grantor.

(b)        Attached hereto as Schedule 11(b) is a schedule setting forth each Grantor’s United States registered Copyrights, Swiss registered Copyrights, Hong Kong registered Copyrights, German registered Copyrights, UK registered Copyrights and Canadian registered Copyrights (each as defined in the ABL Security Agreements and/or the Term Security Agreement, as applicable), including the name of the registered owner and the registration number of each registered Copyright owned by each Grantor.

(c)        Attached hereto as Schedule 11(c) is a schedule setting forth all Patent Licenses, Design Licenses, Trademark Licenses and Copyright Licenses recorded with the USPTO, the Swiss IP Institute, the Hong Kong Intellectual Property Registries, the German IP Office, the UK IPO and the CIPO, and whether or not recorded with United States Copyright Office (the “USCO”), as applicable, in connection with (i) the supply or sale of inventory or (ii) any other assets that are material to the operation of the business of any Grantor (other than commercially readily available software).

Exhibit K-4

(d)        Attached hereto as Schedule 11(d) in proper form for filing with the USPTO, the USCO, the Hong Kong Intellectual Property Registries, the UK IPO and the CIPO are filings with respect to the security interests in the registered United States, Swiss, Hong Kong, German, UK and Canadian Trademarks, Trademark Licenses, Designs, Design Licenses, Patents, Patent Licenses, Copyrights and Copyright Licenses set forth in Schedule 11(a), Schedule 11(b), and Schedule 11(c), including duly signed copies of each Patent Security Agreement, Trademark Security Agreement and Copyright Security Agreement or other IP Security Agreement (as defined in the ABL Security Agreements), as applicable.

12.          Commercial Tort Claims. Attached hereto as Schedule 12 is a true and correct list of all Commercial Tort Claims in excess of $5,000,000 held by each U.S. Borrower and U.S. Guarantor (the U.S. Borrowers and the U.S. Guarantors, collectively, the “U.S. Grantors”), including a brief description thereof (which description shall include, without limitation, the names of the parties, the case number, the date of filing, the jurisdiction, the approximate amount in controversy, the current status and the nature of the claim).

13.          Real Property. Attached hereto as Schedule 13 is a list of all (i) real property owned by each U.S. Grantor and located in the United States as of the Closing Date with a fair market value equal to or greater than $10,000,000 and (ii) other information relating thereto required by such Schedule.

14.          Deposit Accounts, Securities Accounts and Commodity Accounts; Credit Card Processor Accounts/Contacts.

(a)        Attached hereto as Schedule 14(a) is a true and complete list of all Deposit Accounts, Securities Accounts, Futures Accounts and Commodity Accounts (each as defined in the ABL Security Agreement) maintained by each Grantor, including the name of each institution where each such account is held, the type of each such account (such as concentration account, local store depository account, payroll account or account to pay taxes), the name of each entity that holds each account and whether such account is required to be subject to a control agreement or blocked accounts agreement pursuant to the ABL Credit Agreement and, if not, the reason for exclusion.

(b)        Attached hereto as Schedule 14(b) is a true and complete list of all credit card settlement accounts maintained by each Grantor, including the name of the credit card processor, the name of each institution where each such account is held, the name of each such account and the account number.

(c)        Attached hereto as Schedule 14(c) is a true and complete list of all credit card clearinghouses and processors used by each Grantor, including the name of the credit card processor, the contact name, address, and electronic address.

15.          Letter-of-Credit Rights. Attached hereto as Schedule 15 is a true and correct list of all Letters of Credit issued in favor of any Grantor, as beneficiary thereunder, having an aggregate value or face amount in excess of $5,000,000.

Exhibit K-5

16.            Insurance. Attached hereto as Schedule 16 is a true and correct list of all insurance policies of the Grantors.

The Term Grantors acknowledge and agree that the Term Administrative Agent and each other Secured Party (as defined in the Term Credit Agreement) are relying on the information represented in this Perfection Certificate as an inducement to enter into the Term Credit Agreement and provide loans and other financial accommodations to or for the benefit of the Company, subject to the terms and conditions of the Term Credit Agreement. The ABL Grantors acknowledge and agree that the ABL Administrative Agent and each other Lender Party (as defined in the ABL Credit Agreement) are relying on the information represented in this Perfection Certificate as an inducement to enter into the ABL Credit Agreement and provide financial accommodations to or for the benefit of the borrowers party thereto, subject to the terms and conditions of the ABL Credit Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Exhibit K-6

IN WITNESS WHEREOF, the undersigned have duly executed this certificate as of the date first above written.

FOSSIL GROUP, INC.

By:
	Name:	Randy S. Hyne
	Title:	Vice President, General Counsel and Secretary

FOSSIL CANADA INC.

By:
	Name:	Randy S. Hyne
	Title:	Secretary

FOSSIL (EUROPE) GMBH

By:
	Name:	Wolfgang Thoeren
	Title:	Managing Director

By:
	Name:	Klaus Benz
	Title:	Managing Director

FOSSIL ASIA PACIFIC LIMITED

By:
	Name:	John O’Brien
	Title:	Director

By:
	Name:	Randy Belcher
	Title:	Director

Signature Page to Perfection Certificate

FOSSIL GROUP EUROPE GMBH

By:
	Name:	Martin Frey
	Title:	Managing Director

By:
	Name:	Wolfgang Thoeren
	Title:	Managing Director

FOSSIL (UK) LIMITED

By:
	Name:	Richard Collins
	Title:	Director

By:
	Name:	Antonio Nigro
	Title:	Director

FOSSIL PARTNERS, L.P.

By: Fossil Group, Inc., its General Partner

By:
	Name:	Randy S. Hyne
	Title:	Vice President, General Counsel and Secretary

Signature Page to Perfection Certificate

MISFIT, INC.

By:
	Name:	Randy S. Hyne
	Title:	Secretary

FOSSIL STORES I, INC.

By:
	Name:	Randy S. Hyne
	Title:	Secretary

FOSSIL INTERMEDIATE, INC.

By:
	Name:	Randy S. Hyne
	Title:	Secretary

FOSSIL TRUST, acting pursuant to the agreement and Contract of Trust of Fossil Trust dated, August 31, 1994

By:
	Name:	Randy S. Hyne
	Title:	Secretary

Signature Page to Perfection Certificate

Schedule 1(a)

Legal Names, Etc.

Legal Name	Type of Organization	Registered Organization (Yes/No)	Organizational Number	Federal Taxpayer or other Identification Number	Jurisdiction of Formation/Organization	States/Jurisdictions Where Qualified to do Business

Schedule 1(b)

Other Legal Names

US Credit Party	Prior Name	Date of Change

Schedule 1(c)

Changes in Identity or Corporate Structure

US Credit Party	Name of Entity	Action	Date of Action	State of Formation	List of All Other Names Used on Any Filings with the Internal Revenue Service During Past Five Years

Information required by Section 1(a) prior to effectiveness of the Action described above

 Change in Jurisdiction of Organization

Legal Name	Type of Organization	Registered Organization (Yes/No)	Organizational Number	Federal Taxpayer or other Identification Number	Jurisdiction of Formation/Organization	States/Jurisdictions Where Qualified to do Business

Schedule 2(a)

Chief Executive Offices, Registered Offices, or Principal Place of Business or Domicile

UNITED STATES

Grantor	Address	County/City	State/Country

SWITZERLAND

Grantor	Address	County/City	State/Country

GERMANY

Grantor	Address	County/City	State/Country

HONG KONG

Grantor	Address	County/City	State/Country

UK

Grantor	Address	County/City	State/Country

CANADA

Grantor	Address	County/City	State/Country

Schedule 2(b)

Locations of Places of Business, Collateral and Books and Records

 Legal Name; Jurisdiction of Organization; Taxpayer Identification Number; Registered Organization Number;

Mailing Address; Chief Executive Office and other Locations

Legal Name	Type of Entity	Registered Organizational Number	Federal Taxpayer Identification Number	Jurisdiction of Organization	Filing Office	Chief Executive Office and Other Locations

Other Locations:

Fossil Partners, L.P.

Location	Address	Zip Code	Description

Fossil Stores I, Inc. retail store locations:

Store No.	Location	Country	ACC/OUT/ WSIO	Address	Suite/Unit	City	State	Zip Code

 Canada locations:

Store No.	Location	Country	ACC/OUT/ WSIO	Address	Suite/Unit	City	Province

Europe locations:

Store No.	Location	Country	ACC/OUT/ WSIO	Address	Suite/Unit	City

Schedule 2(c)

Locations of Collateral in Possession of Persons Other Than Grantors

Company/ Subsidiary	Third Party/ Nature of Possession	Address	County/City	State or Province or Country

Schedule 3

Transactions Other Than in the Ordinary Course of Business

Schedule 5

Copy of Financing Statements and RH Forms (Quebec) To Be Filed

See attached.

Schedule 6

Filings/Filing Offices

U.S. Grantors:

Type of Filing	Entity	Applicable Collateral Document	Jurisdictions

Canadian Grantor:

Type of Filing	Entity	Applicable Collateral Document	Jurisdictions

Other Foreign Grantors:

Type of Filing	Entity	Applicable Collateral Document	Jurisdictions

Schedule 8(a)

Equity Interests of Companies and Subsidiaries

Current Legal Entities Owned	Record Owner	Certificate or Identifying No.	No. Shares/Interest	Percent Pledged

Schedule 8(b)

Other Equity Interests

Current Legal Entities Owned	Record Owner	Certificate No.	No. Shares/Interest	Percent Pledged

Schedule 8(c)

Corporate Organizational Chart

Schedule 9

Debt Instruments

1.             Promissory Notes:

2.             Chattel Paper:

3.             Bank guarantees:

Schedule 11(a)

Patents and Trademarks

(All owned by Fossil Group, Inc.)

[See attached.]

Schedule 11(b)

Copyrights

(All owned by Fossil Group, Inc.)

[See attached.]

Schedule 11(c)

Intellectual Property Licenses

All other Patent Licenses, Design Licenses and Trademark Licenses:

All Copyright Licenses:

Schedule 11(d)

Intellectual Property Filings

[See attached.]

Schedule 12

Commercial Tort Claims

Schedule 13

Real Property Owned by U.S. Grantors

Schedule 14(a)

Deposit Accounts, Securities Accounts, Futures Accounts and Commodity Accounts

U.S. Accounts

Grantor	Type of Account	Currency	Bank or Intermediary	Account Numbers	Subject to control/block agreement?

Non-U.S. Accounts

Grantor	Type of Account	Ccy	Bank or Intermediary	IBAN	Swift	Subject to control/block agreement?

Schedule 14(b)

Credit Card Settlement Accounts

Bank	Grantor	Account Description	Account No.

Schedule 14(c)

Credit Card Processor Contact Information

Credit Card Processor	Grantor	Types of Card	Contact Person	Address	E-mail

Schedule 15

Letter of Credit Rights

Schedule 16

Insurance

[See attached.]

EXHIBIT L

[FORM OF] FRENCH JOINDER

THIS FRENCH JOINDER, dated as of [        ], 20__ (this “Agreement”), is entered into between FOSSIL FRANCE SA, a company organized under the laws of France (“Fossil France”), FOSSIL STORES FRANCE SAS, a company organized under the laws of France (“Fossil Stores”) and FAST EUROPE SARL, a company organized under the laws of France (“Fast Europe” and, together with Fossil France and Fossil Stores, each a “French Subsidiary”), the French Revolving Lenders party hereto (the “French Revolving Lenders”) and JPMORGAN CHASE BANK, N.A., in its capacity as administrative agent (the “Administrative Agent”) under that certain Credit Agreement, dated as of September 26, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), Fossil Group, Inc. (the “Borrower Representative”), Fossil Partners, L.P. (“Fossil Partners”), the U.S. Subsidiary Borrowers party thereto (together with the Company and Fossil Partners, the “U.S. Borrowers”), Fossil Group Europe GmbH (“Fossil Switzerland”), Fossil Asia Pacific Limited (“Fossil Asia”), Fossil (Europe) GmbH (“Fossil Germany”), Fossil (UK) Limited (Fossil UK”) and Fossil Canada Inc. (“Fossil Canada” and, together with the U.S. Borrowers, Fossil Switzerland, Fossil Asia, Fossil Germany, Fossil UK, and any other Subsidiary designated as a Borrower pursuant to the terms of thereof, the “Borrowers”), the other Loan Parties party thereto, the Lenders party thereto, the Administrative Agent and J.P. Morgan AG, as French Collateral Agent. All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement.

Each French Subsidiary, the Administrative Agent, for the benefit of the Lenders, and each French Revolving Lender hereby agree as follows:

1.            Each French Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, such French Subsidiary will be deemed to be, in the case of Fossil France, a French Borrower, and, in the case of Fossil Stores and Fast Europe, a French Guarantor, in each case, under the Credit Agreement for all purposes of the Credit Agreement and shall have all of the obligations of a French Borrower or a French Guarantor, as applicable, thereunder, in each case as if it had executed the Credit Agreement. Each French Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Credit Agreement, including (a) all of the representations and warranties of the French Borrower and French Guarantors, as applicable, set forth in Article III of the Credit Agreement, (b) all of the covenants set forth in Articles V and VI of the Credit Agreement and (c) all of the guaranty obligations set forth in Article XII of the Credit Agreement. Without limiting the generality of the foregoing, each French Subsidiary hereby guarantees, jointly and severally with the other French Guarantors, to the Administrative Agent, the Lenders, the Issuing Banks and the other Lender Parties, as provided in Article XII of the Credit Agreement (and subject to the limitations set forth in Section 12.11 of the Credit Agreement), the prompt payment and performance of the French Guaranteed Obligations in full when due (whether at stated maturity, by acceleration or otherwise) strictly in accordance with the terms thereof, and agrees that if any of the French Guaranteed Obligations are not paid or performed in full when due (whether at stated maturity, upon acceleration or otherwise) such French Subsidiary will, jointly and severally together with the other Loan Guarantors, promptly pay and perform the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the French Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

Exhibit L-1

2.            Each French Subsidiary hereby waives acceptance by the Administrative Agent and the Lenders of the guaranty by such French Subsidiary upon the execution of this Agreement by such French Subsidiary.

3.            Each French Revolving Lender hereby approves of the French Effective Date.

4.            This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when a counterpart hereof executed on behalf of each French Subsidiary shall have been delivered to the Administrative Agent and a counterpart hereof shall have been executed on behalf of the Administrative Agent, and thereafter shall be binding upon each French Subsidiary and the Administrative Agent and their respective successors and permitted assigns, and shall inure to the benefit of each French Subsidiary, the Administrative Agent and the other Lender Parties and their respective successors and assigns, except that no French Subsidiary shall assign or otherwise transfer any of its rights or obligations hereunder or any interest herein (and any attempted assignment or transfer by any French Subsidiary shall be null and void), except as expressly contemplated by the Credit Agreement. Delivery of an executed counterpart of a signature page of this Agreement by electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

5.            THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

Exhibit L-2

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

FOSSIL FRANCE SA,

By:
Name:
Title:

FOSSIL STORES FRANCE SAS,

By:
Name:
Title:

FAST EUROPE SARL,

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent,

By:
Name:
Title:

J.P. MORGAN AG,
as a French Revolving Lender,

By:
Name:
Title:

Exhibit L-3

WELLS FARGO BANK INTERNATIONAL UNLIMITED COMPANY,
as a French Revolving Lender,

By:
Name:
Title:

BANK OF AMERICA MERRILL LYNCH INTERNATIONAL, DESIGNATED ACTIVITY COMPANY,
as a French Revolving Lender,

By:
Name:
Title:

Exhibit L-4

EXHIBIT M

Execution Version

[FORM OF] INTERCOMPANY SUBORDINATION AGREEMENT

September 26, 2019

(A)         Reference is made to (i) that certain Credit Agreement dated as of September 26, 2019 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Fossil Group, Inc., a Delaware corporation (the “Company”), Fossil Partners, L.P., a Texas limited partnership (“Fossil Partners”), each of the other U.S. Subsidiary Borrowers from time to time party thereto (together with the Company and Fossil Partners, the “U.S. Borrowers”), Fossil Group Europe GmbH, a limited liability company organized under the laws of Switzerland (“Fossil Switzerland”), Fossil Asia Pacific Limited, a private limited liability company organized under the laws of Hong Kong (“Fossil Asia”), Fossil (Europe) GmbH, a limited liability company organized under the laws of Germany (“Fossil Germany”), Fossil (UK) Limited, a private limited liability company organized under the laws of England and Wales (“Fossil UK”) and Fossil Canada Inc., a corporation organized under the laws of New Brunswick (“Fossil Canada” and, together with the U.S. Borrowers, Fossil Switzerland, Fossil Asia, Fossil Germany, Fossil UK, and any other Subsidiary designated as a Borrower pursuant to the terms of the Credit Agreement, the “Borrowers”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and J.P. Morgan AG, as French Collateral Agent, and (ii) any related notes, guarantees, collateral documents, instruments and agreements executed in connection with the Credit Agreement, and in each case as amended, modified, renewed, refunded, replaced, restated, restructured, increased, supplemented or refinanced in whole or in part from time to time, regardless of whether such amendment, modification, renewal, refunding, replacement, restatement, restructuring, increase, supplement or refinancing is with the same lenders or holders, agents or otherwise. Terms used herein but not otherwise defined shall have the meaning ascribed to such term in the Credit Agreement.

(B)         All Indebtedness of each of the undersigned that is a Loan Party (in such capacity for the purposes of this Intercompany Subordination Agreement, an “Obligor”) to each of the other undersigned that is not a Loan Party (in such capacity for the purposes of this Intercompany Subordination Agreement, a “Subordinated Creditor”) now or hereafter existing (whether created directly or acquired by assignment or otherwise), and all interest, premiums, costs, expenses or indemnification amounts thereon or payable in respect thereof or in connection therewith, are hereinafter referred to as the “Subordinated Debt”.

(C)         This Intercompany Subordination Agreement is delivered pursuant to Section 6.01(a)(iii) of the Credit Agreement.

Section 1. Subordination. Each Subordinated Creditor and each Obligor agrees that the Subordinated Debt is and shall be subordinate and junior in right of payment, to the extent and in the manner hereinafter set forth, to the prior payment in full of all Secured Obligations of any such Obligor now or hereafter existing under the Credit Agreement and the other Loan Documents. For the purposes of this Intercompany Subordination Agreement, the Secured Obligations shall not be deemed to have been paid in full until the termination of the Commitments and the payment in full of all Secured Obligations then due and owing (other than contingent indemnification or other contingent obligations as to which no claim has been asserted and obligations in respect of Swap Obligations and Banking Services Obligations).

Exhibit M-1

Section 2. Events of Subordination.

(a)          In the event of any dissolution, winding up, liquidation, arrangement, reorganization, adjustment, protection, relief or composition of any Obligor or its debts, whether voluntary or involuntary, in any bankruptcy, insolvency, arrangement, reorganization, receivership, relief or other similar case or proceeding under any Insolvency Law or upon an assignment for the benefit of creditors or any other marshalling of the assets and liabilities of any Obligor or otherwise (a “Reorganization Proceeding”), the Lender Parties shall be entitled to receive payment in full of the Secured Obligations before any Subordinated Creditor is entitled to receive any payment of all or any of the Subordinated Debt, and any payment or distribution of any kind (whether in cash, property or securities) that otherwise would be payable or deliverable upon or with respect to the Subordinated Debt in any such case, proceeding, assignment, marshalling or otherwise (including any payment that may be payable by reason of any other indebtedness of such Obligor being subordinated to payment of the Subordinated Debt) shall be paid or delivered directly to the Administrative Agent for the account of the Lender Parties for application (in the case of cash) to, or as collateral (in the case of non-cash property or securities) for, the payment or prepayment of the Secured Obligations until the Secured Obligations shall have been paid in full.

(b)          In the event that (i) any Event of Default described in clauses (a), (b), (h), (i) or (j) of Article VII of the Credit Agreement shall have occurred and be continuing or (ii) any judicial proceeding shall be pending with respect to any Event of Default, then no payment (including any payment that may be payable by reason of any other indebtedness of any Obligor being subordinated to payment of the Subordinated Debt) shall be made by or on behalf of any Obligor for or on account of any Subordinated Debt, and no Subordinated Creditor shall take or receive from any Obligor, directly or indirectly, in cash or other property or by set-off or in any other manner, including, without limitation, from or by way of collateral, payment of all or any of the Subordinated Debt, unless and until (x) the Secured Obligations shall have been paid in full or (y) such Event of Default shall have been cured or waived (and no other Event of Default is then continuing).

(c)          In the event that any Event of Default (other than any Event of Default described in clauses (a), (b), (h), (i) or (j) of Article VII of the Credit Agreement) shall have occurred and be continuing and the Administrative Agent gives written notice thereof to each Subordinated Creditor, then no payment (including any payment that may be payable by reason of any other indebtedness of any Obligor being subordinated to payment of the Subordinated Debt) shall be made by or on behalf of any Obligor for or on account of any Subordinated Debt, and no Subordinated Creditor shall take or receive from any Obligor, directly or indirectly, in cash or other property or by set-off or in any other manner, including, without limitation, from or by way of collateral, payment of all or any of the Subordinated Debt, unless and until (x) the Secured Obligations shall have been paid in full or (y) such Event of Default shall have been cured or waived (and no other Event of Default is then continuing).

(d)          Except as otherwise set forth in Section 2(a) through (c) above, any Obligor is permitted to pay, and any Subordinated Creditor is entitled to receive, any payment or prepayment of principal and interest on the Subordinated Debt as permitted by the Credit Agreement.

Section 3. In Furtherance of Subordination. Each Subordinated Creditor agrees as follows:

(a)          If a Reorganization Proceeding is commenced by or against any Obligor,

(i)           the Administrative Agent is hereby irrevocably authorized and empowered (in its own name or in the name of each Subordinated Creditor or otherwise), but shall have no obligation, to demand, sue for, collect and receive every payment or distribution referred to in Section 2(a) and give acquittance therefor and to file claims and proofs of claim and take such other action (including, without limitation, voting the Subordinated Debt or enforcing any security interest or other lien securing payment of the Subordinated Debt) as it may deem necessary or advisable for the exercise or enforcement of any of the rights or interests of the Administrative Agent or the Lender Parties; and

Exhibit M-2

(ii)           each Subordinated Creditor shall duly and promptly take such action as the Administrative Agent may request (A) to collect the Subordinated Debt for the account of the Lender Parties and to file appropriate claims or proofs or claim in respect of the Subordinated Debt, (B) to execute and deliver to the Administrative Agent such powers of attorney, assignments, or other instruments as the Administrative Agent may request in order to enable the Administrative Agent to enforce any and all claims with respect to, and any security interests and other liens securing payment of, the Subordinated Debt, and (C) to collect and receive any and all payments or distributions which may be payable or deliverable upon or with respect to the Subordinated Debt.

(b)           All payments or distributions upon or with respect to the Subordinated Debt which are received by each Subordinated Creditor contrary to the provisions of this Intercompany Subordination Agreement shall be received in trust for the benefit of the Lender Parties, shall be segregated from other funds and property held by such Subordinated Creditor and shall be forthwith paid over to the Administrative Agent for the account of the Lender Parties in the same form as so received (with any necessary indorsement) to be applied (in the case of cash) to, or held as collateral (in the case of non-cash property or securities) for, the payment or prepayment of the Secured Obligations in accordance with the terms of the Credit Agreement.

(c)           The Administrative Agent is hereby authorized to demand specific performance of this Intercompany Subordination Agreement, whether or not any Obligor shall have complied with any of the provisions hereof applicable to it, at any time when any Subordinated Creditor shall have failed to comply with any of the provisions of this Intercompany Subordination Agreement applicable to it. Each Subordinated Creditor hereby irrevocably waives any defense based on the adequacy of a remedy at law, which might be asserted as a bar to such remedy of specific performance.

Each Subordinated Creditor hereby agrees that it may not take any actions in any Reorganization Proceeding that are prohibited by, or inconsistent with, the provisions of this Agreement. Each Subordinated Creditor hereby agrees that this Agreement constitutes a subordination agreement within the meaning of Section 510(a) of the Bankruptcy Code or any similar provision of any other applicable insolvency law.

Section 4. Rights of Subrogation. Each Subordinated Creditor agrees that no payment or distribution to the Administrative Agent or the Lender Parties pursuant to the provisions of this Intercompany Subordination Agreement shall entitle such Subordinated Creditor to exercise any right of subrogation in respect thereof until the termination of the Commitments and payment in full of all Secured Obligations then due and owing (other than contingent indemnification or other contingent obligations as to which no claim has been asserted and obligations in respect of Swap Obligations and Banking Services Obligations).

Exhibit M-3

Section 5. Further Assurances. Each Subordinated Creditor and each Obligor will, at its expense and at any time and from time to time, promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that the Administrative Agent may reasonably request in writing, in order to protect any right or interest granted or purported to be granted hereby or to enable the Administrative Agent or any Lender Party to exercise and enforce its rights and remedies hereunder.

Section 6. Agreements in Respect of Subordinated Debt. No Subordinated Creditor will sell, assign, pledge, encumber or otherwise dispose of any of the Subordinated Debt unless such sale, assignment, pledge, encumbrance or disposition is made subject to this Intercompany Subordination Agreement.

Section 7. Agreement by the Obligors. Each Obligor agrees that it will not make any payment of any of the Subordinated Debt, or take any other action, in each case, if such payment or other action would be in contravention of the provisions of this Intercompany Subordination Agreement.

Section 8. Obligations Hereunder Not Affected. All rights and interests of the Administrative Agent and each Lender Party hereunder, and all agreements and obligations of each Subordinated Creditor and each Obligor under this Intercompany Subordination Agreement, shall remain in full force and effect irrespective of, to the maximum extent permitted by applicable law:

(i)           any amendment, extension, renewal, compromise, discharge, acceleration or other change in the time for payment or the terms of the Secured Obligations or any part thereof;

(ii)          any taking, holding, exchange, enforcement, waiver, release, failure to perfect, sell or otherwise dispose of any security for payment of any Guarantee or any Secured Obligations;

(iii)         the application of security and directing the order or manner of sale thereof as the Administrative Agent and the Lender Parties in their sole discretion may determine;

(iv)         the release or substitution of one or more of any endorsers or other guarantors of any of the Secured Obligations;

(v)          the taking of, or failure to take any action which might in any manner or to any extent vary the risks of any Guarantor or which, but for this Section 8 might operate as a discharge of such Guarantor;

(vi)         any defense arising by reason of any disability, change in corporate existence or structure or other defense of any Obligor, any other Guarantor or a Subordinated Creditor, the cessation from any cause whatsoever (including any act or omission of any Lender Party) of the liability of such Obligor, any other Guarantor or a Subordinated Creditor;

(vii)        any defense based on any claim that such Guarantor’s or Subordinated Creditor’s obligations exceed or are more burdensome than those of any Obligor, any other Guarantor or any other subordinated creditor, as applicable;

(viii)       the benefit of any statute of limitations affecting such Guarantor’s or Subordinated Creditor’s liability hereunder;

(ix)         any right to proceed against any Obligor, proceed against or exhaust any security for the Secured Obligations, or pursue any other remedy in the power of any Lender Party, whatsoever;

Exhibit M-4

(x)          any benefit of and any right to participate in any security now or hereafter held by any Lender Party; and

(xi)         to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties.

This Intercompany Subordination Agreement shall remain in full force and effect following the commencement of any Reorganization Proceeding. All references to any Obligor shall include any Obligor as debtor-in-possession and any receiver or trustee for such Obligor in any Reorganization Proceeding. This Intercompany Subordination Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Secured Obligations is rescinded, avoided, disgorged or must otherwise be returned by the Administrative Agent or any Lender Party in connection with a Reorganization Proceeding or otherwise, all as though such payment had not been made.

Section 9. Waiver. Each Subordinated Creditor and each Obligor hereby waives, to the maximum extent permitted by applicable law, promptness, diligence, notice of acceptance and any other notice (other than as contemplated hereby) with respect to any of the Secured Obligations and this Intercompany Subordination Agreement and any requirement that the Administrative Agent or any Lender Party protect, secure, perfect or insure any security interest or lien or any property subject thereto or exhaust any right or take any action against any Obligor or any other person or entity or any collateral.

Section 10. Limitation regarding Swiss Subordinated Debt. The provisions regarding Swiss Guarantor Obligations set out in Section 15.11 of the Credit Agreement shall apply mutatis mutandis to any Subordinated Debt owed by any Obligor to any Subordinated Creditor incorporated in Switzerland, or, if different, considered to be tax resident in Switzerland for Swiss Withholding Tax purposes.

Section 11. Amendments, Etc. No amendment or waiver of any provision of this Intercompany Subordination Agreement, and no consent to any departure by any Subordinated Creditor or any Obligor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent, each Obligor and each Subordinated Creditor, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 12. Addresses for Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given in the manner provided in Section 9.01 of the Credit Agreement. All communications and notices hereunder to any Loan Party shall be given to it in care of the Company in the manner provided in Section 9.01 of the Credit Agreement.

Section 13. No Waiver; Remedies; Conflict of Terms. No failure on the part of the Administrative Agent or any Lender Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law. In the event of any conflict between the terms of this Intercompany Subordination Agreement and the terms of the Credit Agreement, the terms of the Credit Agreement shall govern.

Section 14. Joinder. Upon execution and delivery after the date hereof by any Subsidiary of a joinder agreement in substantially the form of Exhibit A hereto, each such Subsidiary shall become an Obligor and/or a Subordinated Creditor, as applicable, hereunder with the same force and effect as if originally named as an Obligor or a Subordinated Creditor, as applicable, hereunder. The rights and obligations of each Obligor and each Subordinated Creditor hereunder shall remain in full force and effect notwithstanding the addition of any new Obligor or Subordinated Creditor as a party to this Intercompany Subordination Agreement.

Exhibit M-5

Section 15. Governing Law; Jurisdiction; Etc.

(A)         THIS INTERCOMPANY SUBORDINATION AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

(B)          EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INTERCOMPANY SUBORDINATION AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE COMPANY, OBLIGORS AND SUBORDINATED CREDITORS HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS ARISING OUT OF OR RELATING TO THIS INTERCOMPANY SUBORDINATION AGREEMENT BROUGHT BY IT OR ANY OF ITS AFFILIATES SHALL BE BROUGHT, AND SHALL BE HEARD AND DETERMINED, EXCLUSIVELY IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH PARTY HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS INTERCOMPANY SUBORDINATION AGREEMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, THE FRENCH COLLATERAL AGENT, ANY ISSUING BANK OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS INTERCOMPANY SUBORDINATION AGREEMENT AGAINST EACH OF THE COMPANY, THE OBLIGORS, THE SUBORDINATED CREDITORS OR ANY OF THEIR RESPECTIVE PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(C)          EACH OF THE COMPANY, THE OBLIGORS AND THE SUBORDINATED CREDITORS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INTERCOMPANY SUBORDINATION AGREEMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE COMPANY, THE OBLIGORS AND THE SUBORDINATED CREDITORS HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(D)         EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 12. NOTHING IN THIS INTERCOMPANY SUBORDINATION AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS INTERCOMPANY SUBORDINATION AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

Exhibit M-6

(E)          EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS INTERCOMPANY SUBORDINATION AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS INTERCOMPANY SUBORDINATION AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

(F)          IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THE INTERCREDITOR AGREEMENT AND THIS INTERCOMPANY SUBORDINATION AGREEMENT, THE TERMS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, FOR SO LONG AS THE DISCHARGE OF TERM OBLIGATIONS (AS DEFINED IN THE U.S. SECURITY AGREEMENT) SHALL NOT HAVE OCCURRED, NO LOAN PARTY OR SUBORDINATED CREDITOR SHALL BE REQUIRED TO TAKE OR OMIT TO TAKE ANY ACTION REQUIRED BY THIS INTERCOMPANY SUBORDINATION AGREEMENT IF SUCH ACTION OR INACTION WOULD VIOLATE, OR WOULD BE IRRECONCILABLY INCONSISTENT WITH ANY ACTION OR INACTION AFFIRMATIVELY REQUIRED BY, ANY OF THE PROVISIONS OF THE INTERCREDITOR AGREEMENT.

Section 16. Representation, Warranty and Acknowledgment. Each of the Obligors and each of the Subordinated Creditors hereby represents, warrants and acknowledges that it has received a copy of, or otherwise taken notice of, the Credit Agreement and is fully aware of its content and implications thereof.

[Remainder of page left intentionally blank]

Exhibit M-7

IN WITNESS WHEREOF, each of the Subordinated Creditors and the Obligors has caused this Intercompany Subordination Agreement to be duly executed and delivered by its officer or director thereunto duly authorized as of the date first above written.

FOSSIL GROUP, INC., as Obligor

By:
Name:
Title:

[ ], as Obligor

By:
Name:
Title:

[ ],
as a Subordinated Creditor

By:
Name:
Title:

[ ], as a Subordinated Creditor

By:
Name:
Title:

[Signature Page to ABL Intercompany Subordination Agreement]

Agreed and acknowledged as of the date above written:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

J.P. MORGAN AG, as French Collateral Agent

By:
Name:
Title:

[Signature Page to ABL Intercompany Subordination Agreement]

Schedule I to the Intercompany Subordination Agreement

ADDRESSES FOR NOTICES

1.            All notices sent to any Obligor or Guarantor should be sent to:

Fossil Group, Inc.

c/o Fossil Group, Inc. (if to another Loan Party)

901 S. Central Expressway

Richardson, Texas 75080

Attention: Randy S. Hyne, Esq.

Facsimile No: 972-744-8387

Email: randyh@fossil.com

And in each case, with a copy to:

Akin Gump Strauss Hauer & Feld LLP

1111 Louisiana St., 44th Floor

Houston, Texas 77002-5200

Attention: Phyllis Y. Young

Facsimile No.: 713-236-0822

Email: pyoung@akingump.com

2.            All notices sent to the Administrative Agent should be sent to:

JPMorgan Chase Bank, N.A.

10 S Dearborn (LL2)

Chicago, IL 60603

Attention: Elizabeth Cruz

Telephone: 312-954-3006

Email: elizabeth.cruz@chase.com

With a copy to:

Cahill Gordon & Reindel LLP

80 Pine Street

New York, New York 10005

Attention: Jennifer B. Ezring

Facsimile No: (212) 378-2415

Email: jezring@cahill.com

Schedule I-1

Exhibit A to the Intercompany Subordination Agreement

FORM OF JOINDER AGREEMENT

This JOINDER AGREEMENT, dated as of ________, 20__ (this “Joinder”), is delivered pursuant to the Intercompany Subordination Agreement, dated as of September 26, 2019 (as the same may from time to time be amended, restated, amended and restated, supplemented or otherwise modified, the “Intercompany Subordination Agreement”) among FOSSIL GROUP, INC., a Delaware corporation, the other Subordinated Creditors and Obligors from time to time party thereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent and J.P. MORGAN AG, as French Collateral Agent. All capitalized terms not defined herein shall have the meaning ascribed to them in the Intercompany Subordination Agreement.

1.            Joinder in the Intercompany Subordination. The undersigned hereby agrees that on and after the date hereof, it shall be [an “Obligor”] [and] [a “Subordinated Creditor”] under and as defined in the Intercompany Subordination Agreement, hereby assumes and agrees to perform all of the obligations of [an Obligor] [and] [a Subordinated Creditor] thereunder and agrees that it shall comply with and be fully bound by the terms of the Intercompany Subordination Agreement as if it had been a signatory thereto as of the date thereof; provided that the representations and warranties made by the undersigned thereunder shall be deemed true and correct as of the date of this Joinder.

2.            Unconditional Joinder. The undersigned acknowledges that the undersigned’s obligations as a party to this Joinder are unconditional and are not subject to the execution of one or more Joinders by other parties. The undersigned further agrees that it has joined and is fully obligated as [an Obligor] [and] [a Subordinated Creditor] under the Intercompany Subordination Agreement.

3.            Representation, Warranty and Acknowledgment. The undersigned hereby represents, warrants and acknowledges that it has received a copy of, or otherwise taken notice of, the Credit Agreement and is fully aware of its content and implications thereof.

4.            [Swiss capital assistance provisions. The undersigned hereby represents that its articles of association include a market-standard group finance clause providing that it can enter, with or without consideration, into upstream and cross-stream obligations.]1

5.            Incorporation by Reference. All terms and conditions of the Intercompany Subordination Agreement are hereby incorporated by reference in this Joinder as if set forth in full.

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Joinder as of the day and year first above written.

[__________________]

By:
Name:
Title:

[1]	To be included in Joinder Agreements to be signed by Swiss Subordinated Creditors.